EXHIBIT 2.1

EXECUTION COPY

STOCK AND ASSET PURCHASE AGREEMENT

between

CHEMTURA CORPORATION

and

PLATFORM SPECIALTY PRODUCTS CORPORATION

dated as of April 16, 2014

Page

ARTICLE I

PURCHASE AND SALE OF ASSETS;
ASSUMPTION OF LIABILITIES

i

Schedule A	Seller Entities
Schedule B	Transferred Entities
Schedule C	Calculation Principles
Schedule D	Computation of 2013 Draft Adjusted EBITDA
Schedule E	Shared Employees
Schedule F	Knowledge Group of Seller
Schedule G	Certain Permitted Encumbrances
Schedule H-1	Retained Cash Cap
Schedule H-2	Retained Cash Repatriation Percentage
Schedule I	Brazilian Arrangements
Schedule J	IT Principles Schedule
Schedule K	Base Closing Working Capital

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Real Property Lease Assignment
Exhibit C	Debt Commitment Letter
Exhibit D	Form of International Asset Purchase Agreement
Exhibit E	Form of International Stock Purchase Agreement
Exhibit F	Form of IP License Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Supply Agreement

v

STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made this 16th day of April, 2014 by and between (i) Chemtura Corporation, a Delaware corporation (“Chemtura”; Chemtura and each of the entities listed on Schedule A, a “Seller” and collectively, “Sellers”), and (ii) Platform Specialty Products Corporation, a Delaware corporation (“Purchaser”) (on its own behalf and as agent on behalf of certain foreign and domestic subsidiaries to be formed prior to the Closing (as defined herein)).

WHEREAS, Chemtura desires to sell and cause the other Sellers to sell, and Purchaser desires to purchase, Sellers’ “Chemtura AgroSolutions” business, consisting of the manufacture, distribution, marketing and sale of seed treatments, fungicides, miticides, insecticides, growth regulators and herbicides (but excluding fumigant products sold by Sellers’ Great Lakes Solutions business, including fumigant products based on methyl bromide and/or chloropicrin and the manufacture, distribution, marketing and sale of any materials for use in battery applications) (the “Business”);

WHEREAS, Sellers currently conduct the Business directly and indirectly through the entities listed on Schedule B (the “Transferred Entities” and each a “Transferred Entity”); and

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Purchaser desires to acquire from Sellers certain assets (including certain equity interests) used in the conduct of the Business, and to assume certain Liabilities (as defined below) relating to the Business, and Sellers desire to transfer such assets and Liabilities to Purchaser, in each case as more particularly set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS;
ASSUMPTION OF LIABILITIES

Section 1.1. Purchase and Sale.

(a) General.  Upon the terms and subject to the conditions set forth in this Agreement, and, pursuant to the International Asset Purchase Agreements or the International Stock Purchase Agreements (in any jurisdiction where such agreements are required by applicable Law or deemed necessary or advisable by the parties), at the Closing, Chemtura shall, and shall cause the other Sellers to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, all of Sellers’ right, title and interest in and to (i) the Equity Interests of the Transferred Entities, free and clear of all Encumbrances, and (ii) the Transferred Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), in exchange for (A) a cash payment equal to the Estimated Cash Consideration, payable and subject to adjustment as set forth in Section 1.8, (B) 2,000,000 shares of the common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”), free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable securities Laws, rules and regulations) (the “Stock Consideration”) and (C) Purchaser’s assumption (including, where applicable, through a Country-Specific Purchaser) of the Assumed Liabilities and its agreement to cause all Assumed Liabilities to be paid, performed and discharged when due, without recourse to Sellers or their respective Affiliates (other than the Transferred Entities or to the extent set forth in this Agreement or any other Transaction Document).

(b) Country-Specific Purchasers.  Promptly following the date hereof and in any event prior to the Closing, Purchaser shall use commercially reasonable efforts to facilitate, as applicable, the acquisition of the International Transferred Assets and the assumption of the International Assumed Liabilities or the acquisition of the International Transferred Shares, on the Closing Date in accordance with this Agreement, including the formation of new Subsidiaries in each jurisdiction where a local Subsidiary is necessary (or desirable in the sole discretion of Purchaser) to acquire International Transferred Assets and assume International Assumed Liabilities, or acquire the International Transferred Shares, and in which Purchaser does not have (or, where not necessary, does not desire to use in its sole discretion) an existing local Subsidiary capable of acquiring such International Transferred Assets or the International Transferred Shares or assuming International Assumed Liabilities (such new Subsidiaries and existing Subsidiaries as acquire any International Transferred Assets or International Transferred Shares, the “Country-Specific Purchasers”).  Purchaser shall use commercially reasonable efforts to ensure that, prior to Closing, each of the Country-Specific Purchasers (i) has a bank account, (ii) is fully licensed and qualified and authorized to acquire the applicable International Transferred Assets and assume the applicable International Assumed Liabilities, or acquire the International Transferred Shares, as the case may be, (iii) has one or more officers who have been duly authorized to execute on behalf of such Country-Specific Purchaser the applicable International Asset Purchase Agreement and/or International Stock Purchase Agreement and any other documents required in connection therewith, and (iv) has obtained all required licenses, approvals and registrations related to Taxes.  Purchaser acknowledges that its failure to complete any of the actions contemplated by this Section 1.1(b), including the formation of any Country-Specific Purchaser, shall not relieve Purchaser of its obligation to close when required by Section 2.1.  Promptly following the date hereof, Purchaser and Sellers shall comply with and perform all of their respective obligations set forth in Section 1.1(b) of the Disclosure Schedules that each is required to comply with and perform prior to the Closing.  Any agreements to be entered into as contemplated by Section 1.1(b) of the Disclosure Schedules shall be on terms reasonably satisfactory to Chemtura and Purchaser.

(c) Restructuring Transactions.  Prior to the Closing, Chemtura shall use commercially reasonable efforts to cause the actions and transactions described in Section 1.1(c) of the Disclosure Schedules (“Post-Signing Restructuring Transactions”) to be implemented as set forth therein, subject to such changes or modifications as Chemtura deems necessary, appropriate or desirable; provided that Chemtura shall not make any such changes or modifications that may adversely affect the Transferred Assets, Transferred Entities, the Business or Purchaser (economic or otherwise), whether before or after Closing, without Purchaser’s prior consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 1.2. Transferred Assets; Excluded Assets.

(a) Transferred Assets.  The term “Transferred Assets” means all of Sellers’ right, title and interest in and to, as of the Closing Date, all of the assets, properties and rights that are primarily related to or used or held for use by Sellers primarily in connection with the Business as of the Closing Date, including, without limitation, all of the assets, properties and rights of the types set forth or described below, but excluding the Excluded Assets:

(i) the goodwill of Sellers relating to the Business;

(ii) all Transferred Inventory (including all Business Products);

(iii) all Transferred Personal Property;

(iv) all Registered Intellectual Property and Software set forth on Section 1.2(a)(iv) of the Disclosure Schedules and all Trade Secrets and unregistered Intellectual Property primarily relating to or used or held for use primarily in connection with the Business (collectively, the “Transferred Intellectual Property”);

(v) all Contracts primarily relating to or used or held for use primarily in connection with the Business, including the Contracts set forth on Section 1.2(a)(v) of the Disclosure Schedules (collectively, the “Transferred Contracts”);

(vi) the real property leases set forth on Section 1.2(a)(vi) of the Disclosure Schedules (the “Transferred Real Property Leases”);

(vii) the real properties owned by Sellers set forth on Section 1.2(a)(vii) of the Disclosure Schedules (the “Transferred Real Property”);

(viii) to the extent their transfer is permitted by applicable Law, all Permits and Product Registrations primarily relating to or used or held for use primarily in connection with the Business;

(ix) all of Sellers’ customer and vendor lists to the extent primarily relating to or used or held for use primarily in connection with the Business, all of Sellers’ files and documents (including credit information) to the extent primarily relating to or used or held for use primarily in connection with the Business, including all of Sellers’ equipment maintenance data, accounting records, Tax records (including Tax Returns, but only to the extent solely relating to the Business or to the Transferred Entities), inventory records, sales and sales promotional data, labels, advertising materials, cost and pricing information, business plans, reference catalogs, transactional records, and any other such data and records, however stored, in each case to the extent primarily relating to or used or held for use primarily in connection with the Business; provided that Sellers shall be entitled to retain and use copies of any of the foregoing which are necessary for  Sellers’ and their Affiliates’ Tax, accounting or legal purposes (which copies shall be deemed to be Confidential Information subject to the provisions of Section 5.5);

(x) to the extent transferable, all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by suppliers of products, materials or equipment, or components thereof to the extent related to the Business (but excluding all such claims, causes of action, choses in action, rights of recovery and rights of setoff to the extent related to the Transferred Entities Excluded Assets, the Excluded Assets or the Excluded Liabilities);

(xi) any rights to reimbursements, indemnification, hold-harmless or similar rights relating to the acquisition or conduct of any part of the Business;

(xii) all accounts receivable and notes receivable of Sellers or any of their Affiliates (other than Transferred Entities) to the extent arising out of the sale or other disposition of any products (including the Business Products) or services by the Business prior to the Closing (the “Transferred Accounts Receivable”);

(xiii) all prepaid expenses and deposits to the extent primarily relating to the Business, but only to the extent such prepaid expenses and deposits relate to any asset, property, right or Liability that will be transferred to or assumed by Purchaser or any of its Affiliates (or be held by a Transferred Entity) from and after the Closing;

(xiv) all rights, assets and entitlements in or related to a Seller’s participation in or sponsorship of any Transferred U.S. Benefit Plans or Transferred Foreign Benefit Plans and under any of the Labor Contracts; and

(xv) the proceeds of insurance policies (excluding any self insurance) arising from first-party property claims made under such policies prior to Closing (but, for the avoidance of doubt, only to the extent such proceeds relate to the operation of the Business prior to the Closing) or claims made by any party (including Purchaser, Sellers or their respective Affiliates) entitled to submit claims under such policies after the Closing (it being understood and agreed that some or all of such policies may not be available for claims by or on behalf of Purchaser or its Affiliates (including the Transferred Entities)) with respect to pre-Closing events relating to the operation of the Business, the Transferred Assets or the Transferred Entities.

(b) Assets of the Transferred Entities.

(i) The parties agree that none of the assets, properties or rights of the Transferred Entities shall be transferred pursuant to Section 1.2(a) or shall be considered Transferred Assets for the purposes of Section 1.2(a).

(ii) All assets, properties and rights of the Transferred Entities that are not assets, properties or rights of the same types as the Transferred Assets shall be transferred from the Transferred Entities to one or more Sellers (or Affiliates thereof) designated by Chemtura on or prior to the Closing (the “Transferred Entities Excluded Assets”), including all of the assets, properties and rights of the types set forth or described below:

(a) all Cash (other than any Retained Cash);

(b) all accounts and notes receivable from Sellers or their Affiliates (other than other Transferred Entities) that are not Transferred Accounts Receivable;

(c) all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by suppliers of products, materials or equipment, or components thereof to the extent related to other Transferred Entities Excluded Assets or the Excluded Liabilities;

(d) any rights to reimbursements, indemnification, hold-harmless or similar rights relating to any Excluded Liabilities;

(e) all Excluded Intellectual Property and all Contracts relating to the licensing of Excluded Intellectual Property;

(f) except as otherwise provided in Section 5.9, all rights of the Transferred Entities in or under, and in all assets and entitlements related to all U.S. Benefit Plans and Foreign Benefit Plans;

(g) all refunds or credits for Taxes for all Tax periods or portions thereof ending on or prior to the Closing Date or otherwise relating to Taxes for which Chemtura is required to provide indemnification to Purchaser pursuant to Section 5.14(a); and

(h) the assets, properties and rights set forth on Section 1.2(b)(ii)(h) of the Disclosure Schedules.

(c) Excluded Assets.  The “Excluded Assets” shall consist of each Seller’s rights, title and interest in all assets, properties and rights of every kind and description that are not expressly identified as Transferred Assets, and shall include the following:

(i) all Cash of Sellers or their Affiliates (other than the Transferred Entities);

(ii) all checkbooks, canceled checks and bank accounts of Sellers or their Affiliates (other than the Transferred Entities);

(iii) the accounts receivable and notes receivable of Sellers or their Affiliates (other than Transferred Entities) that are not Transferred Accounts Receivable;

(iv) all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by suppliers of products, materials or equipment, or components thereof to the extent related to the Excluded Assets or the Excluded Liabilities;

(v) all rights of Sellers or their Affiliates (other than the Transferred Entities) under this Agreement and their respective organizational documents, minute and stock record books, corporate seal and Tax records (including Tax Returns, except Tax Returns relating solely to the Business or the Transferred Entities),

(vi) all insurance policies and rights thereunder, including the benefit of any deposits or prepayments and any insurance proceeds, covering any portion of any Excluded Liabilities, other than as set forth in Section 1.2(a)(xv);

(vii) all rights of Sellers or their Affiliates to reimbursements, indemnification, hold-harmless or similar rights to the extent related to the Excluded Liabilities;

(viii) all Excluded Intellectual Property and all Contracts relating to the licensing of Excluded Intellectual Property, including those set forth on Section 1.2(c)(viii) of the Disclosure Schedules;

(ix) all refunds or credits for Taxes arising out of the Business for all Tax periods or portions thereof ending on or prior to the Closing Date or otherwise relating to Taxes for which Chemtura is required to provide indemnification to Purchaser pursuant to Section 5.14(a);

(x) except as otherwise provided in Section 5.9, all rights of Sellers and their Affiliates in or under, and in all assets and entitlements related to all U.S. Benefit Plans and Foreign Benefit Plans;

(xi) any employee data which relates to employees who are not Transferred U.S. Employees or Transferred Non-U.S. Employees or which Sellers are prohibited by Law or Contract from disclosing or delivering to Purchaser;

(xii) the real property leases set forth on Section 1.2(c)(xii) of the Disclosure Schedules;

(xiii) the real properties owned by Sellers or their Affiliates set forth on Section 1.2(c)(xiii) of the Disclosure Schedules;

(xiv) all assets (other than Intellectual Property) used by Sellers or their Affiliates (other than the Transferred Entities) to provide services or supplies to Purchaser and its Affiliates (including, after the Closing, the Transferred Entities) pursuant to the Transition Services Agreement or any of the Supply Agreements; provided, however, to the extent any such assets are used by Sellers or their Affiliates solely in connection with the provision of services pursuant to the Transition Services Agreement and such assets are owned by Seller or its Affiliates prior to the Closing and otherwise meet the definition of “Transferred Assets”, such assets shall be transferred to Purchaser (at no additional cost) promptly following the termination of the Transition Services Agreement or the termination of the provision of the specific services thereunder; and

(xv) the assets set forth on Section 1.2(c)(xv) of the Disclosure Schedules.

Section 1.3. Consent to Assignment.

(a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Transferred Asset or any claim, right or benefit thereunder or arising therefrom, if an attempted sale, assignment, transfer or conveyance of such Transferred Asset or such claim, right or benefit thereunder or arising therefrom (collectively, the “Interests”) would constitute a breach or a violation of any applicable Law, or would in any way adversely affect the rights of Purchaser or any Seller thereunder, or if such Interest is not capable of being sold, assigned, transferred or conveyed without any third party consent which has not been obtained by (or does not remain in full force and effect at) the Closing, unless and until (i) such Interest (a “Excluded Interest”) can be sold, assigned, transferred or conveyed in accordance with Section 1.2(a) without such a breach, violation of Law or adverse effect on Purchaser or any Seller’s rights thereunder or (ii) such third party consent is obtained, at which time, in the case of clauses (i) and (ii), such Excluded Interest shall be deemed to be sold, assigned, transferred or conveyed in accordance with Section 1.2(a) and shall cease to be a Excluded Interest.

(b) Sellers and Chemtura shall use commercially reasonable efforts to obtain all consents required to assign any Interests to Purchaser. To the extent that any Interest cannot be sold, assigned, transferred or conveyed without a breach or violation of any applicable Law or any adverse effect on the rights of Purchaser or any Seller thereunder, or to the extent any Interest cannot be sold, assigned, transferred or conveyed without any third party consent which has not been obtained by (or which does not remain in full force and effect at) the Closing, (i) the parties shall, while such Interest remains an Excluded Interest, use their commercially reasonable efforts to cooperate in any reasonable and lawful arrangements designed to provide the benefits of such Excluded Interest to Purchaser, and (ii) Purchaser shall promptly pay or satisfy the corresponding liabilities and obligations (including annual state maintenance fees for Product Registrations) for such period of time as Purchaser receives such benefits (or to the extent such liabilities and obligations are otherwise attributable to Purchaser’s receipt of such benefits), to the extent Purchaser would have been responsible therefor if there had been no such breach or violation of Law, adverse effect or required third party consent, and as if such Excluded Interest had been transferred to Purchaser as of the Closing.  Notwithstanding anything to the contrary in this Agreement, neither Chemtura nor any Seller shall have any obligation to seek any third party consent or to cooperate in providing the benefits of any Excluded Interest to Purchaser, in either case, following the fourth anniversary of the Closing Date.  The failure of any third party consent to be obtained or the failure of any Interest to constitute a Transferred Asset or any circumstances resulting therefrom shall not, in and of itself, constitute a Business Material Adverse Effect or a breach by Chemtura of any representation, warranty, condition, covenant or agreement contained in this Agreement.

(c) In furtherance of the parties’ obligations contained in Section 1.3(b), each of Chemtura and Purchaser shall comply with and perform all of their respective obligations set forth in Section 1.1(b) of the Disclosure Schedules in all material respects in accordance with the timeframes set forth therein.  Subject to the following sentence, Chemtura shall between the date hereof and the Closing cause the employees that regularly coordinate and manage the technical aspects of obtaining consents from third parties or Governmental Authorities necessary in connection with the assignment or transfer (or re-registration in jurisdictions where assignment or transfer is not permitted) of any Product Registrations for the Business to use reasonable efforts to prepare the appropriate documentation necessary for the assignment or transfer of all such Product Registrations to Purchaser for filing by Purchaser promptly following the Closing; provided that the foregoing shall be subordinate in priority to, and shall not require any action that would hinder or delay, the actions required to cause the closing condition set forth in Section 6.2(h) to be satisfied.  Purchaser shall provide Chemtura and its employees with such information and assistance as shall be reasonably requested by Chemtura in connection with the preparation of such documentation. Purchaser acknowledges and agrees that after Closing, Chemtura will not have the employees or assets necessary for managing the technical aspects of obtaining consents from third parties or Governmental Authorities necessary in connection with the assignment or transfer (or re-registration in jurisdictions where assignment or transfer is not permitted) of any Product Registration to (or in the name of) Purchaser as such employees and assets are being transferred to Purchaser hereunder.  Chemtura hereby consents to, and waives any conflict arising out of Purchaser’s retention of Eversheds LLP and Keller Heckman to assist Purchaser in connection with assignment or transfer of the Product Registrations to Purchaser, and Purchaser hereby consents to, and waives any conflict arising out of Chemtura’s retention of Eversheds LLP and Keller Heckman to assist Chemtura in connection with any matter after the Closing; provided that, in each case, such consents and waivers shall not apply to any litigation matters.

(d) Promptly following the date hereof and in any event prior to the Closing, Chemtura shall, at its sole cost and expense (except with respect to any Data Call-in Costs required in connection with such transfers, which shall be borne equally by Chemtura and Purchaser), (i) take such actions as are necessary to form a new U.S. Subsidiary (the “U.S. Product Registration Transferred Entity”), (ii) use commercially reasonable efforts to transfer the U.S. Product Registrations to the U.S. Product Registrations Transferred Entity, and, (iii) upon the completion of the transfer of each of the U.S. Product Registrations, prepare and file the appropriate documentation necessary for the transfer of the state level Product Registrations associated with such U.S. Product Registrations to the U.S. Product Registrations Transferred Entity.  Prior to formation, Chemtura agrees to reasonably consult with Purchaser regarding the entity type, entity name and capitalization structure of the U.S. Product Registration Transferred Entity.  Upon formation, the U.S. Product Registration Transferred Entity shall be deemed a Transferred Entity for purposes of this Agreement, including with respect to the representations and warranties of Chemtura set forth in Article III.

(e) Promptly following the date hereof and in any event prior to the Closing, Chemtura shall, at its sole cost and expense (except with respect to any Data Call-in Costs required in connection with such transfers, which shall be borne equally by Chemtura and Purchaser), (i) take such actions as are necessary to form a new Canadian Subsidiary (the “Canadian Product Registration Transferred Entity”), (ii) use commercially reasonable efforts to transfer the Canadian Product Registrations to the Canadian Product Registrations Transferred Entity, and (iii) upon the completion of the transfer of each of the Canadian Product Registrations, prepare and file the appropriate documentation necessary for the transfer of the Canadian province level Product Registrations (if any) associated with such Canadian Product Registrations to the Canadian Product Registrations Transferred Entity.  Prior to formation, Chemtura agrees to reasonably consult with Purchaser regarding the entity type, entity name and capitalization structure of the Canadian Product Registration Transferred Entity.  Upon formation, the Canadian Product Registration Transferred Entity shall be deemed a Transferred Entity for purposes of this Agreement, including with respect to the representations and warranties of Chemtura set forth in Article III.

(f) Each of Chemtura and Purchaser shall bear its own fees and expenses in connection with seeking consents from third parties or Governmental Authorities that are necessary to assign or otherwise transfer to Purchaser any Transferred Asset, except that all costs, fees and expenses paid (whether before, on or after Closing) to any third party or any Governmental Authority to obtain any such consent (including costs paid to obtain consent to transfer to Purchaser the right to use data on which any Product Registration transferred to Purchaser relies) shall be shared equally by Chemtura and Purchaser; provided that Chemtura and Purchaser agree to cooperate with each other to seek to minimize the amount of such costs, fees and expenses to the extent practicable.  Notwithstanding the foregoing, if any Governmental Authority requires a “data call-in” (or similar request for additional data in support of the Product Registration) as a condition to consenting to the assignment or transfer (or re-registration in jurisdictions where assignment or transfer is not permitted) of any Product Registration to (or in the name of) Purchaser, the costs, fees and expenses attributable to such “data call-in” (or similar request for additional data in support of a Product Registration) (“Data Call-in Costs”) shall be borne by Purchaser, except in the event of any such “data call-in” (or similar request for additional data in support of a Product Registration) made prior to the Closing, in which case such Data Call-in Costs shall be borne equally by Chemtura and Purchaser.

Section 1.4. Assumed Liabilities; Excluded Liabilities.

(a) Assumed Liabilities.  Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall (including, where applicable, through a Country-Specific Purchaser) assume and agree to pay, honor, discharge and perform in full when due all Liabilities of each Seller and its Affiliates (other than the Transferred Entities) to the extent relating to or arising out of the conduct of the Business or the ownership, use or operation of any Transferred Assets, in each case whether arising before, on or after the Closing (but excluding the Excluded Liabilities, which shall be retained by Sellers) (collectively, the “Assumed Liabilities”), including the following Liabilities:

(i) all Liabilities of any Seller arising under the Transferred Contracts and open purchase orders;

(ii) all Liabilities of any Seller arising under the Transferred Real Property Leases;

(iii) all Liabilities for allowances, credits or adjustments to which customers of the Business may be entitled;

(iv) subject to the provisions of Section 8.2(a), all Liabilities relating to product warranty or product liability claims related to the Business or the Transferred Assets (including the Business Products);

(v) all Liabilities relating to pending claims or litigation related to the Business or the Transferred Assets;

(vi) all Liabilities arising under or in respect of the Transferred U.S. Benefit Plans, the Transferred Foreign Benefit Plans, or any of the Labor Contracts, in each case only to the extent provided in Section 5.9;

(vii) all Liabilities relating to the Transferred U.S. Employees and the Transferred Non-U.S. Employees (excluding, subject to Section 5.9, any Liabilities arising in connection with or relating to any U.S. Benefit Plan or Foreign Benefit Plan other than Transferred U.S. Benefits Plans and Transferred Foreign Benefit Plan);

(viii) all (x) accounts payable, accrued expenses and Indebtedness of any Seller or Transferred Entity owed to any other Transferred Entity or other part of the Business, (y) accounts payable relating to the Transferred Assets, and (z) trade accounts payable of the Business (including any trade accounts payable owed to any of the Sellers or their respective Affiliates), in the case of clause (z), only to the extent taken into account and reflected in the Closing Working Capital; and

(ix) all Liabilities relating to Taxes that are specifically assumed by, or allocated to, Purchaser pursuant to Section 5.14.

(x) subject to the provisions of Section 8.2(a), all Liabilities related to the possession, occupation, operation, or maintenance of the Transferred Real Property and the real properties subject to the Transferred Real Property Leases, whether arising or accruing before, on or after the Closing Date, and whether such Liabilities relate to conditions that existed before, on, or after the Closing Date;

(xi) subject to the provisions of Section 8.2(a), all Liabilities arising out of or relating to the Business arising under Environmental Laws (except to the extent such Liabilities are deemed Excluded Liabilities under Section 1.4(b)(ii)).

(b) Excluded Liabilities.  Notwithstanding the provisions of Section 1.4(a), Purchaser shall not assume any Liabilities of the Business or the Sellers other than Assumed Liabilities (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(i) all Liabilities (other than Liabilities of the Transferred Entities) relating to Taxes for which Chemtura is required to provide indemnification to Purchaser pursuant to Section 5.14(a);

(ii) all Liabilities, including Liabilities arising under Environmental Laws, to the extent related to the Transferred Entities Excluded Assets or the Excluded Assets, including all Liabilities relating to any business of Sellers other than the Business;

(iii) all notes payable and Indebtedness of any Seller owed to any Person other than the Transferred Entities or other parts of the Business;

(iv) all notes and accounts payable (other than any trade accounts payable taken into account and reflected in the Closing Working Capital) of any Transferred Entity to any of the Sellers or their respective Affiliates (other than a Transferred Entity);

(v) all accounts payable of any Seller relating to the purchase of raw materials, packaging or any other assets which will be used following the Closing in connection with the Supply Agreements; and

(vi) except as otherwise provided in Section 5.9, any Liabilities arising in connection with or relating to (A) any U.S. Benefit Plan or Foreign Benefit Plan or (B) any Transferred U.S. Employee under any collective bargaining agreement or Multiemployer Plan.

(c) Liabilities of the Transferred Entities.  The parties agree that none of the Liabilities of the Transferred Entities shall be assumed by Purchaser pursuant to Section 1.4(a) and that, except to the extent specifically referenced in Section 1.4(b), none of the Liabilities of the Transferred Entities shall be allocated to Sellers pursuant to Section 1.4(b); provided that, any Excluded Liabilities held by any Transferred Entity shall be assumed by a Seller or one of its Affiliates (other than any other Transferred Entity) immediately prior to Closing.

Section 1.5. Payment of Aggregate Purchase Price.  Subject to the terms and conditions hereof, at Closing, Purchaser shall (A) pay or cause to be paid to Chemtura, as agent for all Sellers, an amount in cash equal to (a) $950,000,000, plus (b) the Estimated Working Capital Adjustment Amount (if such amount is positive), minus (c) the absolute value of the Estimated Working Capital Adjustment Amount (if such amount is negative), plus (d) the Estimated Retained Cash, minus (e) the absolute value of the Estimated Closing Indebtedness (if any) (the sum of the foregoing clauses (a) through (d), the “Estimated Cash Consideration”), by wire transfer of immediately available funds to the account designated by the Company and (B) issue to Chemtura the Stock Consideration.  In addition, at Closing Purchaser shall, on behalf of the Sellers, pay the Closing Indebtedness by wire transfer in accordance with payoff letters relating thereto.  The Estimated Cash Consideration shall be subject to adjustment as provided in Section 1.8.

Section 1.6. Pre-Closing Estimated Adjustment of Cash Consideration.  No later than five Business Days prior to Closing, Chemtura shall prepare and deliver to Purchaser (a) a statement setting forth the Pre-Closing Working Capital and the Estimated Working Capital Adjustment Amount, which statement shall be prepared in good faith and contain a reasonable summary of the calculation of such amounts, (b) a statement setting forth an estimated calculation of Closing Indebtedness (the “Estimated Closing Indebtedness”), which statement shall be prepared in good faith and contain a reasonable summary of the calculation of such amount, and (c) a statement setting forth an estimated calculation of the Retained Cash, which statement shall be prepared in good faith and contain a reasonable summary of the calculation of such amount (“Estimated Retained Cash” and such statements, collectively, the “Estimate”).  The Pre-Closing Working Capital, the Estimated Working Capital Adjustment Amount, Estimated Closing Indebtedness and the Estimated Retained Cash shall be set forth in U.S. dollars after any applicable portion thereof denominated in a currency other than U.S. dollars has been converted to U.S. dollars at the foreign exchange reference rate with respect to such currency published in the Wall Street Journal on the date that the Estimate is delivered pursuant to this Section 1.6.  Purchaser shall be permitted to review the Estimate and, to the extent it disagrees with any calculations set forth therein, Purchaser and Chemtura shall negotiate in good faith to resolve any such disagreement prior to Closing; provided, however, that if the parties are not able to resolve any such disagreements the parties shall close using the Estimate as delivered by Chemtura to Purchaser.  The Estimate shall be prepared in accordance with GAAP, subject to the Calculation Principles set forth on Schedule C (the “Calculation Principles”).

Section 1.7. Closing Adjustments Schedule.

(a) As promptly as practicable, but no later than 90 days, after the Closing Date, Chemtura will prepare and deliver to Purchaser a schedule setting forth Chemtura’s calculation of Closing Working Capital, the Closing Indebtedness, if any, and the Retained Cash, if any (the “Closing Adjustments Schedule”).  In connection with Chemtura’s preparation of the Closing Adjustments Schedule, Purchaser shall be permitted to make available to Chemtura any documentation or data that Purchaser deems reasonably relevant to the preparation thereof, and Purchaser shall cooperate in providing such information as Chemtura may reasonably request from Purchaser to assist Chemtura with the preparation thereof.  The Final Closing Working Capital, Final Closing Indebtedness, the Final Retained Cash and the Final Cash Consideration Adjustment set forth in Section 1.8, if any, shall be set forth in U.S. dollars after any applicable portion thereof denominated in a currency other than U.S. dollars has been converted to U.S. dollars at the foreign exchange reference rate with respect to such currency published in the Wall Street Journal on the Closing Date.  The Closing Adjustments Schedule shall be prepared in accordance with GAAP, subject to the Calculation Principles.

(b) If Purchaser disagrees with Chemtura’s calculation of Closing Working Capital, Closing Indebtedness or Retained Cash delivered pursuant to Section 1.7(a), Purchaser may, within 90 days after delivery of the documents referred to in Section 1.7(a), deliver a notice to Chemtura disagreeing with any such calculation and setting forth Purchaser’s calculation of the applicable amounts and, in reasonable detail, Purchaser’s grounds for such disagreement.  Any such notice of disagreement shall specify those items or amounts as to which Purchaser disagrees, and Purchaser shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustments Schedule and the calculation of Closing Working Capital, Closing Indebtedness and/or the Retained Cash, as applicable, delivered pursuant to Section 1.7(a).

(c) If a notice of disagreement shall be delivered pursuant to Section 1.7(a), Purchaser and Chemtura shall, during the 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of (i) Closing Working Capital, which amount shall not be more than the amount thereof shown in Chemtura’s calculation delivered pursuant to Section 1.7(a) nor less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 1.7(b), (ii) Closing Indebtedness, which amount shall not be more than the amount thereof shown in Chemtura’s calculation delivered pursuant to Section 1.7(a) nor less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 1.7(b)  and (iii) the Retained Cash, which amount shall not be more than the amount thereof shown in Chemtura’s calculation delivered pursuant to Section 1.7(a) nor less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 1.7(b).  If, during such period, Purchaser and Chemtura are unable to reach such agreement, they shall promptly thereafter cause Grant Thornton or another independent accounting firm of nationally recognized standing acceptable to Purchaser and Chemtura (the “Accountant”), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital, Closing Indebtedness and/or the Retained Cash, as applicable.  In making such calculation(s), the Accountant shall consider only those items or amounts in the Closing Adjustments Schedule or Chemtura’s calculation of Closing Working Capital, Closing Indebtedness and/or the Retained Cash, as applicable, as to which Purchaser has disagreed.  Purchaser and Chemtura shall be permitted to make available to the Accountant a supporting schedule and analysis with respect to its calculation of Closing Working Capital, Closing Indebtedness and/or the Retained Cash (and shall provide any such supporting documentation as the Accountant may reasonably request).  The Accountant shall deliver to Purchaser and Chemtura, as promptly as practicable, a report setting forth its calculation of Closing Working Capital, Closing Indebtedness and/or the Retained Cash, as applicable.  Such report shall be final and binding upon Purchaser and Chemtura. The party (either Purchaser, on the one hand, or Chemtura, on the other hand) whose calculation of the disputed items and amounts of the Closing Working Capital, Closing Indebtedness and/or the Retained Cash, as applicable (the “Disputed Calculation”), is closer in amount to the Disputed Calculation as finally determined by the Accountant in accordance with this Section 1.7(c) (the “Objection Dispute Prevailing Party”) shall pay a percentage of the fees, costs and expenses of the Accountant (as well as the reasonable fees, costs and expenses of outside counsel and consultants engaged by the parties in connection with the dispute) calculated by dividing (x) the amount of the difference between the Objection Dispute Prevailing Party’s calculation of Disputed Calculation and the Disputed Calculation as finally determined by the Accountant, by (y) the amount of the difference between the Objection Dispute Prevailing Party’s calculation of Disputed Calculation and the non-Objection Dispute Prevailing Party’s calculation of the Disputed Calculation.  The non-Objection Dispute Prevailing Party shall pay the remainder of the fees, costs and expenses of the Accountant (as well as the remainder of such reasonable fees, costs and expenses of outside counsel and consultants engaged by the parties in connection with the dispute).  For example, if Chemtura claims that the Disputed Calculation is $1,000 greater than the Disputed Calculation as determined by Purchaser and if the Accountant ultimately resolves the Objections Dispute by awarding to Chemtura $300 of the $1,000 contested, then the fees, costs and expenses of the Accountant (as well as the reasonable out-of-pocket fees, costs and expenses of outside counsel and consultants engaged by the parties in connection with the dispute) will be allocated 30% (i.e., 300  ÷  1,000) to Purchaser and 70% (i.e., 700  ÷  1,000) to Chemtura.

(d) Purchaser and Chemtura agree that they will, and agree to cause their respective independent accountants and the Transferred Entities and the personnel of the Business to, cooperate and assist in the preparation of the Closing Adjustments Schedule and the calculation of Closing Working Capital and in the conduct of the audits and reviews referred to in this Section, including the making available to the extent necessary of books, records, work papers and personnel.

Section 1.8. Post-Closing Adjustment of Cash Consideration.

(a) Following the determination of Final Closing Working Capital, Final Closing Indebtedness and the Final Retained Cash, a payment shall be made by Chemtura, on behalf of all Sellers, to Purchaser, or by Purchaser to Chemtura, on behalf of all Sellers, as applicable, as an adjustment to the Estimated Cash Consideration and shall be paid in the manner and with interest as provided in Section 1.8(b) (the “Final Cash Consideration Adjustment”), in accordance with the following:

(i) if (A) Base Closing Working Capital exceeds Final Closing Working Capital (such excess, the “Base Closing Working Capital Excess”), (B) the Estimated Working Capital Adjustment Amount was negative, and (C) the absolute value of the Estimated Working Capital Adjustment Amount was less than the Base Closing Working Capital Excess, then Chemtura shall pay to Purchaser an amount equal to the Base Closing Working Capital Excess minus the absolute value of the Estimated Working Capital Adjustment Amount;

(ii) if (A) Base Closing Working Capital exceeds Final Closing Working Capital, (B) the Estimated Working Capital Adjustment Amount was negative, and (C) the absolute value of the Estimated Working Capital Adjustment Amount was greater than the Base Closing Working Capital Excess, then Purchaser shall pay to Chemtura an amount equal to the absolute value of the Estimated Working Capital Adjustment Amount minus the Base Closing Working Capital Excess;

(iii) if (A) Base Closing Working Capital exceeds Final Closing Working Capital, and (B) the Estimated Working Capital Adjustment Amount was positive, then Chemtura shall pay to Purchaser an amount equal to the absolute value of the Estimated Working Capital Adjustment Amount plus the Base Closing Working Capital Excess;

(iv) if (A) Final Closing Working Capital exceeds Base Closing Working Capital (such excess, the “Final Closing Working Capital Excess”), (B) the Estimated Working Capital Adjustment Amount was positive, and (C) the Estimated Working Capital Adjustment Amount was less than the Final Closing Working Capital Excess, then Purchaser shall pay to Chemtura an amount equal to the Final Closing Working Capital Excess minus the Estimated Working Capital Adjustment Amount;

(v) if (A) Final Closing Working Capital exceeds Base Closing Working Capital and Pre-Closing Working Capital and (B) the Estimated Working Capital Adjustment Amount was negative, then Purchaser shall pay to Chemtura an amount equal to the absolute value of the Estimated Working Capital Adjustment Amount plus the Final Closing Working Capital Excess;

(vi) if (A) Final Closing Working Capital exceeds Base Closing Working Capital, (B) the Estimated Working Capital Adjustment Amount was positive, and (C) the Estimated Working Capital Adjustment Amount was greater than the Final Closing Working Capital Excess, Chemtura shall pay to Purchaser an amount equal to the Estimated Working Capital Adjustment Amount minus the Final Closing Working Capital Excess;

(vii) if Final Closing Indebtedness exceeds Estimated Closing Indebtedness, Chemtura shall pay to Purchaser an amount equal to such excess;

(viii) if Final Closing Indebtedness is less than Estimated Closing Indebtedness, Chemtura shall pay to Purchaser an amount equal to such difference.

(ix) if Final Retained Cash exceeds Estimated Retained Cash, Purchaser shall pay to Chemtura, as agent for all Sellers, an amount equal to such excess; and

(x) if Final Retained Cash is less than the Estimated Retained Cash, Chemtura shall pay to Purchaser an amount equal to such difference.

Notwithstanding anything to the contrary contained herein, (A) Purchaser and Chemtura, on behalf of the Sellers, agree that the Final Cash Consideration Adjustment shall be settled in U.S. dollars, and (B) any payments due and owing pursuant to Section 1.8(a) shall be paid within ten days following the determination of Final Closing Working Capital, Final Closing Indebtedness and Final Retained Cash and (C) any amounts due and owing pursuant to Sections 1.8(a)(i) through 1.8(a)(viii) may be set off against each other to the extent applicable such that one payment is due thereunder.

“Final Closing Working Capital”, “Final Closing Indebtedness” and “Final Retained Cash” mean Closing Working Capital, Closing Indebtedness and the Retained Cash, respectively, as shown in Chemtura’s calculation delivered pursuant to Section 1.7(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 1.7(a); or if such a notice of disagreement is delivered, as agreed by Purchaser and Chemtura, on behalf of Sellers, pursuant to Section 1.7(c) or in the absence of such agreement, as shown in the Accountant’s calculation delivered pursuant to Section 1.7(c).

(b) Method of Payment, Interest, etc.  Any payments pursuant to Section 1.8(a) shall be made in U.S. dollars in accordance with the currency conversion set forth in Section 1.7(a) and shall be made by wire transfer of immediately available funds to an account or accounts designated by the receiving party within ten days after Final Closing Working Capital has been determined.  The amount of any payment to be made pursuant to this Section shall bear interest from and including the Closing Date to but excluding the date of payment at a rate equal to the Prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(c) For the avoidance of doubt, the purchase price adjustment is not intended to be used by Purchaser to dispute the accounting principles, policies, methods or practices applied by Chemtura in preparing the Audited Financial Statements, Business Balance Sheet or Base Closing Working Capital in each case, to the extent such principles, policies, methods or practices were applied in accordance with (i) GAAP, (ii) the adjustments set forth on Section 3.5(b)(i) of the Disclosure Schedules (in the case of the Business Balance Sheet) or (iii) the Calculation Principles (in the case of the Base Closing Working Capital).  Payments made pursuant to this Section 1.8 will be made and treated by the parties for all purposes as an adjustment to the Aggregate Purchase Price and will not be subject to setoff in respect of any amount owing or claimed to be owing among the parties or any of their Affiliates for any reason, other than any amounts set off pursuant to clause (C) of the last paragraph of Section 1.8(a).

Section 1.9. Withholding.  Purchaser shall not withhold any Tax from the Aggregate Purchase Price actually paid to Chemtura, as agent for all Sellers, pursuant to Sections 1.5 or 1.8 except to the extent that Purchaser is required by applicable Law (taking into account any applicable Tax treaty) to withhold and remit to the applicable Taxing Authority any such Tax (in which case any such amount withheld and remitted to the applicable Taxing Authority shall be treated for all purposes of this Agreement as having been paid); provided that if either party becomes aware that any amount is required to be so withheld, it shall promptly (in any event, no later than two Business Days prior to any such withholding) notify the other party of any such required withholding and the parties shall cooperate with each other in good faith (including by taking all commercially reasonable actions requested by the other party to the extent such actions would not reasonably be expected to have a material adverse impact on the requested party) to minimize or eliminate such withholding Taxes; provided, further, that Purchaser shall provide to Chemtura within 30 days of any such payment to the applicable Taxing Authority a certified copy of a receipt issued by the Taxing Authority evidencing the payment of such Taxes to the extent such a receipt is available, a copy of the return reporting the payment of such Taxes or other evidence of such payment reasonably satisfactory Chemtura.

ARTICLE II

CLOSING; CLOSING DELIVERIES

Section 2.1. Closing Date.    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 on the second Business Day after all conditions to the obligations of Purchaser and Sellers under Article VI shall have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their terms are to be satisfied at Closing, but subject to their satisfaction or waiver), or at such other place and time as the parties may agree.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.2. Effectiveness.  The consummation of the transactions contemplated by this Agreement shall be deemed to take place at 12:01 a.m. Eastern time on the Closing Date (the “Effective Time”).

Section 2.3. Closing Deliveries.  At or prior to the Closing,

(a) Chemtura shall, and shall cause the other Sellers to, deliver or cause to be delivered to Purchaser (and, where applicable, the Country-Specific Purchasers) the following:

(i) an executed copy of an assignment and assumption agreement, substantially in the form of Exhibit A, providing for the assumption of Assumed Liabilities by Purchaser (the “Assignment and Assumption Agreement”);

(ii) executed copies of the International Asset Purchase Agreements;

(iii) executed copies of the International Stock Purchase Agreements;

(iv) such bills of sale, certificates of title and other instruments of transfer and conveyance as are reasonably necessary to transfer (or record with any Governmental Authority the transfer of) the Transferred Assets in accordance herewith;

(v) an executed copy of the Transition Services Agreement;

(vi) an executed copy of each Supply Agreement;

(vii) an executed copy of the IP License Agreement;

(viii) an executed copy of each of the Brazilian Closing Agreements;

(ix) executed assignment and assumption agreements, substantially in the form attached hereto as Exhibit B (subject to changes in such form as may be required by local Laws or as may be customary in each jurisdiction), with respect to each Transferred Real Property Lease (collectively, the “Real Property Lease Assignments”);

(x) certificates representing the Equity Interests in the Transferred Entities, duly endorsed in blank or accompanied with appropriate stock powers and with all stock transfer Tax stamps affixed if stock, or duly executed assignments of such Equity Interests which are not held in the form of stock, or other documents as may be necessary under applicable Laws to transfer ownership of such Equity Interests to Purchaser or its specified designees;

(xi) a certificate from each relevant Seller, in form and substance reasonably satisfactory to Purchaser, establishing that the transfer of any Transferred Asset that is a United States real property interest within the meaning of Section 897(c) of the Code is exempt from withholding under Section 1445 of the Code;

(xii) resignations of those officers and directors of any Transferred Entity that Purchaser shall request in writing at least 5 Business Days prior to the Closing;

(xiii) certificate of good standing (or the functional equivalent thereof, if any, in the applicable jurisdiction) of each Transferred Entity identified with an asterisk on Schedule B in its applicable jurisdiction of formation dated no earlier than ten Business Days prior to the Closing Date;

(xiv) payoff letters and lien releases with respect to any Closing Indebtedness that constitutes indebtedness for borrowed money (and any other liens agreed upon in good faith by the parties), in a form reasonably acceptable to the parties; and

(xv) unaudited consolidated statements of income of the Business in a form substantially similar to the “Hyperion P&L” statements contained in the “Project Platinum” online data room (items 3.2.29.1 and 3.2.29.2) for each month in calendar year 2014 ended 45 days or more prior to the Closing Date.

(b) Purchaser (and, where applicable, the Country-Specific Purchasers) shall deliver to Chemtura the following:

(i) an executed copy of each of the Assignment and Assumption Agreement; each International Asset Purchase Agreement; each International Stock Purchase Agreement; the Transition Services Agreement; the Supply Agreements; the IP License Agreement; the Real Property Lease Assignments; and the Brazilian Closing Agreements;

(ii) all such other documents and instruments of assumption as shall be reasonably necessary for Purchaser (and, where applicable, the Country-Specific Purchasers) to assume the Assumed Liabilities in accordance herewith; and

(iii) stock certificates or, at Chemtura’s option, evidence of shares in book-entry form, representing 2,000,000 shares of Purchaser Common Stock.

Section 2.4. Allocation of Aggregate Purchase Price.    No later than 30 Business Days prior to the anticipated Closing Date, Chemtura shall deliver to Purchaser, in writing, a proposed allocation of the Aggregate Purchase Price among the Equity Interests of the Transferred Entities and the Transferred Assets.  For U.S. federal, state and local income tax purposes, such proposal will further allocate the Aggregate Purchase Price among the assets of any Transferred Entity that is treated as a disregarded entity for U.S. federal income tax purposes (other than such a Transferred Entity that is a subsidiary of a Transferred Entity that is not itself a disregarded entity) and references to Transferred Assets for purposes of this Section 2.4 shall include references to any assets of a Transferred Entity for which such further allocation is made, as the context requires. No later than the tenth Business Day following Purchaser’s receipt of such proposed allocation, Purchaser shall deliver to Chemtura, in writing, any good faith objections to such proposed allocation.  If Purchaser does not deliver to Chemtura any such objections, the allocation proposed by Chemtura shall become final.  If Purchaser delivers to Chemtura any such objections pursuant to this Section 2.4, the parties shall resolve any disagreements in accordance with the procedures set forth in Section 1.7(c), provided that the parties acknowledge and agree that, to the extent applicable, the provisions of Section 1060 of the Code shall govern the purchase of the Transferred Assets.  In the event an adjustment to the Aggregate Purchase Price is made pursuant to Section 1.6 or otherwise under this Agreement (and any distributions, refunds and/or other payments are made in connection therewith), the allocation of the Aggregate Purchase Price shall be revised to allocate such adjustment to the Equity Interests of the Transferred Entities or Transferred Assets, as the case may be, based upon the item to which such adjustment is attributable.  The parties acknowledge and agree that, to the extent any such adjustment to the Aggregate Purchase Price cannot be allocated to a specific asset or jurisdiction, and the parties cannot agree to a method to allocate such unallocated Aggregate Purchase Price, the parties shall resolve the issues in accordance with the procedures set forth in Section 1.7(c).  To the extent permitted by Law, (a) the allocation described above shall be binding on the parties for U.S. federal, state, local, foreign and other Tax reporting purposes, (b) no party will assert or maintain a position inconsistent with such allocation and (c) the applicable Tax Returns to be filed by any of the parties or their Subsidiaries shall reflect such allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CHEMTURA

Chemtura hereby represents and warrants to Purchaser that, as of the date hereof and as of the Closing Date, except as set forth on the disclosure schedules delivered by Chemtura to Purchaser concurrently herewith (the “Disclosure Schedules”):

Section 3.1. Due Organization.  Each Seller and Transferred Entity is a legal entity of the type described in Section 3.1 of the Disclosure Schedules, duly organized, validly existing and, with respect to entities organized within the United States and any other jurisdiction outside the United States in which the concept of good standing or its functional equivalent is applicable, in good standing or its functional equivalent under the Laws of the jurisdiction indicated in Section 3.1 of the Disclosure Schedules.  Sellers and the Transferred Entities (a) have all requisite power and authority under their respective organizational documents to conduct the Business as it is conducted as of the date hereof, and (b) are duly qualified or otherwise authorized to do business in each of the jurisdictions in which the ownership, operation or leasing of the Transferred Assets or the assets of any Transferred Entity and the conduct of the Business requires such entity to be so qualified or otherwise authorized, except to the extent that the failure to be so qualified or otherwise authorized or in good standing would not have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.2. Authority.

(a) Each Seller has the requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and the Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Seller of the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the applicable Seller, and no other corporate or other proceedings on the part of any Seller are necessary to authorize the execution, delivery and performance by each Seller of this Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and upon their execution the Transaction Documents shall have been, duly executed and delivered by each Seller party thereto, and, assuming due authorization and delivery by Purchaser, this Agreement constitutes, and upon their execution the Transaction Documents shall constitute, a valid and binding obligation of each Seller party thereto, enforceable against such Seller in accordance with their respective terms, except (a) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (b) that specific performance may not be available (collectively, the “Enforceability Exceptions”).

(b) All corporate actions taken by the Transferred Entities in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.3. Transferred Entities; Title to Equity Interests.   Section 3.3 of the Disclosure Schedules sets forth, with respect to each Transferred Entity, as of the date hereof, (a) the number of authorized equity interests, (b) the total number of equity interests thereof that are outstanding, (c) the identity of each holder of such equity interests, (d) the number of equity interests held by each such holder, and (e) the percentage of the total outstanding equity interests held by Sellers or other Transferred Entities, as the case may be (each such equity interest held by a Seller or Transferred Entity, an “Equity Interest”).  As of the date hereof, there are no other authorized or outstanding equity interests of any Transferred Entity, and there are no authorized or outstanding equity interests convertible into or exchangeable for any other equity interests of any Transferred Entity.  Sellers and the Transferred Entities are not, and prior to the Closing Date will not become, a party to or subject to any contract or obligation wherein any third party has, or will have, a right, option or warrant to purchase or acquire any rights in any equity interests of the Transferred Entities.  There are no stockholder agreements, voting trusts or proxies or other agreements or understandings in effect with respect to the voting of the Equity Interests.  All Equity Interests held by Sellers or a Transferred Entity have been duly issued and are fully paid and non-assessable and not subject to any Encumbrances, except for Encumbrances arising in connection with this Agreement and those imposed by Purchaser. None of the Equity Interests held by Sellers or a Transferred Entity was issued in violation of any preemptive rights.  Each Seller which holds an Equity Interest in a Transferred Entity has good title thereto and full beneficial ownership thereof and upon delivery of such Equity Interest against payment therefor pursuant to the terms of this Agreement (or the applicable International Stock Purchase Agreement), Purchaser will receive good title thereto and full beneficial ownership thereof, free and clear of all Encumbrances.

Section 3.4. No Conflict; Government Authorizations.

(a) The execution and delivery of this Agreement and the other Transaction Documents by Sellers and the consummation by Sellers of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any organizational documents of any Seller or Transferred Entity, (ii) violate, conflict with or result in a breach of, or constitute a default by (or create an event which, with or without notice or lapse of time or both, would constitute a default by) Seller or any Transferred Entity, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance (except for Permitted Encumbrances) upon any of the Transferred Assets or any assets of any Transferred Entity under, any Material Contract or Business Real Property Lease, or (iii) violate or result in a breach of any Permit primarily relating to the Business or used or held for use primarily in connection with the Business or of any Governmental Order or, subject to the matters described in Section 3.4(b), Law applicable to the Business, in each case except as set forth on Section 3.4(a) of the Disclosure Schedules and, in the case of clauses (ii) and (iii), except as would not have, individually or in the aggregate, a Business Material Adverse Effect.

(b) Except as provided in Section 5.6(a) with respect to the HSR Act and required foreign antitrust filings and/or notices, no consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by any of the Sellers in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, other than such consents, registrations, declarations, notices or filings that, if not obtained, would not have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.5. Financial Statements; Undisclosed Liabilities.

(a) Section 3.5(a) of the Disclosure Schedules sets forth true and complete copies of the audited combined balance sheets of the Business (as conducted by Chemtura and its Subsidiaries) as at December 31, 2011 and 2012, and the related audited combined statements of income, comprehensive income (loss), net parent investment and cash flows of the Business for the twelve months ended December 31, 2011 and 2012 (the “Audited Financial Statements”).  The Audited Financial Statements have been prepared based on the books and records of Chemtura and its Subsidiaries and in accordance with GAAP consistently applied (except as may be indicated therein or in the notes thereto).  The Audited Financial Statements fairly present, in all material respects, the combined financial condition, results of operation and cash flows of the Business as held and conducted by Chemtura and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (in each case, except as may be indicated therein or in the notes thereto).

(b) Section 3.5(b) of the Disclosure Schedules sets forth (i) true and complete copies of the unaudited combined pro forma statement of net assets to be sold as at December 31, 2012 (which statement does not include the Transferred Entities Excluded Assets) (the “Business Balance Sheet”) and (ii) the adjustments to the Audited Financial Statements that were made to prepare the Business Balance Sheet.  The Business Balance Sheet has been prepared in good faith based on the books and records of Chemtura and its Subsidiaries and the adjustments described on Section 3.5(b) of the Disclosure Schedules.

(c) There are no Liabilities of the Business that would be required under GAAP (giving effect to any materiality standards required or permitted by GAAP) to be disclosed on a balance sheet of the Business as of the date hereof, except (i) Liabilities disclosed on the Business Balance Sheet or in the balance sheet as at December 31, 2012 included in the Audited Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business since December 31, 2012, and (iii) the Excluded Liabilities.

(d) As of the date hereof, except for Indebtedness owed to or by any Seller related to the Business or any Transferred Entity, on the one hand, from or to any other Seller or Affiliate of Seller (including any Transferred Entity), on the other hand, there is no outstanding Indebtedness of any Seller related to the Business or Transferred Entity.

Section 3.6. Absence of Certain Changes.   Except as required by this Agreement and the other Transaction Documents, (a) since December 31, 2013 until the date hereof, (i) Sellers have operated the Business in the Ordinary Course of Business in all material respects, and (ii) neither any Seller nor any Transferred Entity, in each case only as it relates to the Business, has taken or agreed to take any action that, if taken or agreed to after the date hereof without Purchaser’s consent, would be a violation of Section 5.1, and (b) since December 31, 2012 until the date hereof, there has not been a Business Material Adverse Effect.

Section 3.7. Taxes.

(a) Sellers and the Transferred Entities have duly and timely filed (or have had filed on their behalf) all federal income and other material Tax Returns relating to the Business required to be filed by or with respect to them (taking into account all validly obtained extensions) with the appropriate Taxing Authority.  All such Tax Returns are complete, true and correct in all material respects and were prepared in substantial compliance with all applicable Laws.  All Taxes shown as due on such Tax Returns have been timely paid.  Sellers and the Transferred Entities have paid or caused to be paid (whether to a Taxing Authority or another Person) on a timely basis all material Taxes relating to the Business that are due and payable (whether or not shown on any Tax Return).

(b) There are no material Encumbrances for Taxes upon any of the Transferred Assets or any of the assets of the Transferred Entities, except for any Encumbrances for Taxes not yet due and payable, or which are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, and for which adequate reserves have been maintained.

(c) There are no pending or, to the Knowledge of Chemtura, threatened audits, examinations or other administrative or court proceedings for the assessment, adjustment or collection of a material amount of Taxes of the Transferred Entities or of Sellers specifically relating to the Business, and none of the Sellers nor any of the Transferred Entities has received, within the past five years, any written notice of any claims, actions, suits, proceedings or investigations for the assessment, adjustment or collection of a material amount of Taxes specifically relating to the Business that have not been withdrawn, settled or paid in full.

(d) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of a material amount of Taxes or Tax deficiencies of the Transferred Entities or of Sellers specifically relating to the Business.

(e) Sellers, with respect to the Business, and the Transferred Entities are in material compliance with all applicable information reporting and Tax withholding requirements under U.S. federal, state and local Tax Laws, and foreign Tax Laws.

(f) No claim has been made by a Taxing Authority in a jurisdiction where a Seller with respect to the Business or a Transferred Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) No Taxing Authority is asserting or threatening to assert a claim in writing against the Sellers with respect to the Business or any Transferred Entity under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax Law.

(h) No Transferred Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date; (iii) any method of accounting; or (iv) prepaid amount received on or prior to the Closing Date.

(i) The Sellers have delivered or made available to the Purchaser (i) complete copies of all Tax Returns of the Transferred Entities, relating to Taxes for the current taxable period and two prior taxable periods, (ii) complete copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of any Transferred Entity relating to Taxes for the current taxable period and two prior taxable periods, and (iii) complete copies of all material agreements, rulings, settlements or other Tax documents with or from any Government Authority relating to Tax incentives of any Transferred Entity for the current taxable period and two prior taxable periods.

(j) No Transferred Entity holds any material amount of “United States property” as defined in Section 956(c) of the Code and the Treasury Regulations promulgated thereunder or is engaged in a trade or business in the United States or has any income that is effectively connected to a United States trade or Business.

(k) Each of the Transferred Entities listed in Section 3.7(k) of the Disclosure Schedules has properly and timely filed an election on Form 8832 to be treated as, or is otherwise classified by default under Treasury Regulations Section 301.7701-3(b)(2) as, a disregarded entity for U.S. federal income tax purposes.  With the exception of the Transferred Entities listed in Section 3.7(k) of the Disclosure Schedules, all of the Transferred Entities are characterized as corporations for U.S. federal income tax purposes.

(l) No Transferred Entity has any liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law) by virtue of such Transferred Entity having been a member of a consolidated, combined, unitary, affiliated or similar Tax group prior to Closing, (ii) as a transferee or successor,  or (iii) by contract entered into prior to Closing (other than any customary agreements with customers, vendors, lenders, service providers or lessors entered into in the ordinary course of business), in the case of clauses (ii) and (iii), as a result of activities or transactions taking place prior to Closing.

Section 3.8. Intellectual Property.

(a) Section 3.8(a)(i) of the Disclosure Schedules contains a list of all Registered Intellectual Property and Software owned by the Sellers and the Transferred Entities that is necessary for the conduct of the Business as conducted on the date hereof.

(b) Sellers and the Transferred Entities own or have rights to use all Business Intellectual Property that is material to the Business, free and clear of any Encumbrances, other than Permitted Encumbrances. To the Knowledge of Chemtura, no valid intellectual property rights held by any third party are infringed by the manufacture, sale and/or use as recommended by the Business of any of the products offered for sale by the Business. To the Knowledge of Chemtura, all of the Sellers’ and Transferred Entities’ Registered Intellectual Property is valid and enforceable.  There are no pending, or to the Knowledge of Chemtura, threatened, actions, suits or proceedings pending against Sellers alleging that the conduct of the Business infringes or otherwise misappropriates Intellectual Property of any third Person and, to the Knowledge of Chemtura, no third Person is infringing any Business Intellectual Property owned or exclusively licensed by the Sellers or the Transferred Entities, except in each case as would not have, individually or in the aggregate, a Business Material Adverse Effect.  No current and former employees or independent contractors have any ownership interest in or right to any Transferred Intellectual Property or any Business Intellectual Property owned by the Sellers or any of the Transferred Entities that, if asserted successfully, would burden, impair or prevent the use of such Intellectual Property in the Business.

(c) Except as set forth in Section 3.8(c) of the Disclosure Schedules, the Transferred Entities have, during the past three (3) years, complied, and are presently in compliance, in all material respects, with all applicable Laws relating to data breach notification, data privacy, data security, and/or protection of personal information.  Except as set forth in Section 3.8(c) of the Disclosure Schedules, and except as would not be material to the Business, the Business has not experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed and, to the Knowledge of Chemtura, there are no facts suggesting the likelihood of the foregoing, including any unauthorized access, breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

(d) The computer systems, including the Software, hardware, networks and interfaces, (collectively, “Systems”) used in the conduct of the Business are sufficient for the needs of the Business as presently conducted as of the date hereof, including as to capacity and ability to process current and anticipated peak volumes in a timely manner. Except as set forth in Section 3.8(d) of the Disclosure Schedules, in the past twelve months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of any such Systems which has caused the substantial disruption or interruption in or to the use of such Systems by the Transferred Entities in a manner material to the Business. The Transferred Entities, directly or through services provided by Sellers or their Affiliates (other than the Transferred Entities), have appropriate disaster recovery plans, procedures and facilities for their respective business and have taken commercially reasonable steps to safeguard the Systems used in the conduct of the Business.

Section 3.9. Legal Proceedings.   Section 3.9 of the Disclosure Schedules sets forth, as of the date hereof, all material actions, suits, inquiries, investigations or proceedings by or before any Governmental Authority pending against or, to the Knowledge of Chemtura, threatened against, any Seller (a) relating to the Business, any Transferred Entity or any of the Transferred Assets, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the other Transaction Documents. Since December 31, 2011, no Seller (as it relates to the Business), no Transferred Entity and none of the Transferred Assets have been subject to any material Governmental Order, and to the Knowledge of Chemtura, there are no such material Governmental Orders threatened to be imposed.  This representation and warranty does not apply to environmental matters, which are the subject of Section 3.11, or Intellectual Property matters, which are the subject of Section 3.8.

Section 3.10. Compliance with Laws; Permits.

(a) Since December 31, 2011, (i) the Business has been conducted in all material respects in compliance with all Laws and Governmental Orders applicable to the Business, and (ii) no Seller or any Transferred Entity has received any written notice of any material inquiry, investigation, violation or alleged violation of any such Law or Governmental Order.

(b) To the Knowledge of Chemtura, since December 31, 2011, none of the Transferred Entities, Sellers, or employees, officers or directors of any Transferred Entity or Seller has, in connection with the Business, made or offered any unlawful payment, or offered or promised to make any unlawful payment, or offered or provided anything of value, to any foreign or domestic government official or employee for the purpose of (i) influencing any act or decision of a government official in his or her official capacity, (ii) inducing a government official to do or omit to do any act in violation of his or her lawful duties or (iii) inducing a government official to influence or affect any act or decision of any Governmental Entity; in each case, in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

(c) (i) Sellers and the Transferred Entities have all Permits that are necessary to conduct the Business as currently conducted, (ii) all such Permits are in full force and effect, (iii) the Business is not being conducted in violation or default of such Permits and (iv)  since December 31, 2011, no Seller or any Transferred Entity has received any written notification from any Governmental Authority threatening to revoke any such Permit, in each case except as would not reasonably be expected to be material.

(d) Notwithstanding the foregoing, the representations and warranties contained in this Section 3.10 do not apply to Taxes, Intellectual Property, Environmental Laws, employee matters and benefit plans, real property and labor matters, and Product Registrations, which subject matters are covered in their entirety and exclusively under Sections 3.7, 3.8, 3.11, 3.12, 3.14, 3.17 and 3.24, respectively.

Section 3.11. Environmental Matters.

(a) Except as would not reasonably be expected to be material, as of the date hereof, except as set forth on Section 3.11(a) of the Disclosure Schedules:

(i) Since December 31, 2011, no written notice, order, complaint, request for information (from a Governmental Authority), demand or penalty has been received by Sellers in connection with the Business or the Transferred Entities which alleges a violation of or liability under any Environmental Law;

(ii) Sellers are in possession of and in compliance with all Environmental Permits necessary for the operation of the Business;

(iii) there is no judicial or administrative proceeding pending or, to the Knowledge of Chemtura, threatened by a third party against any Seller in connection with the Business or the Transferred Entities alleging a violation of or liability under any Environmental Law; and the Business since December 31, 2011 has operated and is operated, in compliance with all Environmental Laws;

(iv) no Hazardous Substances have been released or disposed of at, on, under or from any Business Owned Real Property or Business Leased Real Property by the Sellers or the Transferred Entities, or to the Knowledge of Chemtura, any other Person or by the Sellers or the Transferred Entities at any other real property operated by the Business or at disposal sites at which Hazardous Substances were disposed of by the Business, except as permitted by or in compliance with Environmental Laws or Environmental Permits; and no Hazardous Substances are present in, on, or under, including the groundwater thereof, any Transferred Real Property and/or real property leased under a Transferred Real Property Lease in violation of or which would reasonably be expected to cause any liability under any Environmental Law;

(v) neither the Sellers nor any Transferred Entity is investigating, remediating or monitoring Hazardous Substances at or from any Business Owned Real Property or any Business Leased Real Property or at any other real property operated by the Business or at any disposal sites at which Hazardous Substances were disposed of by the Business, pursuant to any Environmental Law;

(vi) there is not located at any of the Business Owned Real Property or any Business Leased Real Property any (i) underground storage tanks containing Hazardous Substances, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls, which in each case of (i), (ii) or (iii) above, constitutes a violation by Seller or any Transferred Entity of any Environmental Law; and

(vii) the Sellers have delivered to Purchaser true and complete copies of all Phase I Environmental Site Assessment reports and other third-party investigations, with respect to the Business, the Business Owned Real Property, the Business Leased Real Property or any Transferred Entity or any real property formerly owned, leased or operated by the Business or any Transferred Entity that are in the possession or control of the Sellers, the Business or any Transferred Entity and which were received in the four years prior to the date hereof.

(b) Except as set forth in this Section 3.11, no representations or warranties are being made with respect to matters arising under or relating to Environmental Laws.

Section 3.12. Employee Matters and Benefit Plans.

(a) U.S. Benefit Plans.  Section 3.12(a) of the Disclosure Schedules lists each material employment, deferred compensation, stock option, stock purchase, stock appreciation right, equity-based compensation, incentive, bonus, tuition reimbursement, pension, savings, profit-sharing, retirement, medical, vacation, retiree medical, dental, life, disability, death benefit, group insurance, severance pay plan, other material agreement (including any severance, change in control or similar agreement) or material fringe benefit plan or arrangement (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA) that is maintained or sponsored by a Seller or a Transferred Entity and that covers any Employee in the United States Business, other than statutory plans (each a “U.S. Benefit Plan” and collectively, the “U.S. Benefits Plans”).  Seller has made available to Purchaser complete and correct copies of each such U.S. Benefit Plan.  Each U.S. Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of Chemtura, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such determination letter.  Each U.S. Benefit Plan has been operated, in all material respects, in accordance with applicable Law.

(b) Foreign Benefit Plans.  Section 3.12(b) of the Disclosure Schedules lists each material employment, deferred compensation, stock option, stock purchase, stock appreciation right, equity-based compensation, incentive, bonus, tuition reimbursement, pension, savings, profit-sharing, retirement, medical, vacation, retiree medical, dental, life, disability, death benefit, group insurance, severance pay plan, other material agreement (including any severance, change in control or similar agreement) or material fringe benefit plan or arrangement that is maintained or sponsored by a Seller or a Transferred Entity and that covers any Employee in the Non-United States Business, other than statutory plans (each, a “Foreign Benefit Plan” and collectively, the “Foreign Benefit Plans”).  Sellers has made available to Purchaser complete and correct copies of each such Foreign Benefit Plan.  Each Foreign Benefit Plan has been operated, in all material respects, in accordance with applicable Law.

(c) Liability; Compliance.

(i) No material liability under Title IV of ERISA has been or is reasonably expected to be incurred by any Transferred Entity (other than periodic premiums, all of which have been paid prior to the due date thereof).  Each U.S. Benefit Plan that is subject to the minimum funding standards of the Code or ERISA satisfies, in all material respects, such standards under sections 412 and 302 of the Code and ERISA, respectively, and no waiver of such funding has been sought or obtained.  In addition, no such U.S. Benefit Plan incurred an “accumulated funding deficiency” within the meaning of the predecessors to sections 412 or 302 of the Code and ERISA, respectively, whether or not waived.

(ii) Except as would not reasonably be expected to be material, (A) other than routine claims for benefits, there are no pending or, to the Knowledge of Chemtura, threatened claims by or on behalf of any participant in any of the U.S. Benefit Plans or Foreign Benefit Plans, or otherwise involving any U.S. Benefit Plan or Foreign Benefit Plan or the assets of any U.S. Benefit Plan or Foreign Benefit Plan, and (B) none of the U.S. Benefit Plans or Foreign Benefit Plans is presently under an audit or examination (nor has notice been received of a potential audit or examination) by the Internal Revenue Service of the United States (the “IRS”), the United States Department of Labor, or any other Governmental Authority, domestic or foreign.

(iii) No Transferred Entity or Seller contributes to or is obligated to contribute to, or has any liability under, a Multiemployer Plan that has assessed or could be reasonably expected to assess withdrawal liability under ERISA.

(iv) The execution and delivery of this Agreement by Chemtura and the consummation by Chemtura of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in a material increase in the amount of compensation or benefits or the material acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Business or any materially increased or accelerated funding obligation with respect to any U.S. Benefit Plan or Foreign Benefit Plan.  No material payment or deemed payment by any Transferred Entity will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement by Chemtura, or the consummation by Chemtura of the transactions contemplated by this Agreement, that would not be deductible pursuant to section 280G of the Code.

(d) None of the Transferred Entities has any obligation to reimburse or otherwise “gross up” any Person for Taxes set forth under Section 409A of the Code (or any similar provisions of foreign or state law).

(e) This Section 3.12 contains the exclusive representations and warranties of Sellers with respect to the U.S. Benefit Plans and the Foreign Benefit Plans.

Section 3.13. Contracts.

(a) Section 3.13(a) of the Disclosure Schedules sets forth a complete list, as of the date hereof, of each Contract to which (x) any Seller is a party (but only to the extent such Contract primarily relates to or is used or held for use primarily in connection with the Business) or (y) to which any Transferred Entity is a party:

(i) that limits or purports to limit the ability of the Business to solicit customers or to compete in any line of business or with any Person, industry or geographical area or during any period of time;

(ii) that creates a partnership or joint venture or similar profit sharing arrangement;

(iii) under which such Transferred Entity or Seller has an outstanding obligation relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise), but excluding any disposition of inventory in the ordinary course, for consideration with an aggregate value in excess of $1,000,000;

(iv) that is a collective bargaining agreement, employee association agreement or other agreement with any labor union, employee representative group, works council or similar collection of employees;

(v) for the purchase of materials, supplies, goods, equipment or services under which (a) payments in excess of $1,000,000 annually were made by or on behalf of the Business, or (b) aggregate payments by or on behalf of the Business in excess of $2,500,000 are required during the term of such Contract, in each case other than any Contract that can be terminated at will on less than 90 days’ notice;

(vi) for the sale or distribution of Business Products under which the Business (a) has received payments in excess of $1,000,000 annually or (b) is entitled to receive payments in excess of $2,500,000 in the aggregate during the term of such Contract, in each case other than any Contract that can be terminated at will on less than 90 days’ notice;

(vii) that involves the sale, development, use or license of any Business Intellectual Property material to the Business (other than non-exclusive licenses entered into in the Ordinary Course of Business), including, without limitation, all licenses, sublicenses and other similar agreements whereby a Seller or Transferred Entity is granted rights, interests and authority with respect to material Business Intellectual Property;

(viii) relating to interest rate or commodity swaps, interest rate caps, interest rate collar, or interest rate insurance arrangements, involving derivative, swap, foreign exchange option or similar commodity price hedging arrangements, or that are otherwise similarly designed to alter the risks arising from fluctuations in interest rates, currency values or commodity prices of any Seller or Transferred Entity;

(ix) that is a material settlement, conciliation or similar agreement (A) that is with any Governmental Authority, (B) pursuant to which such Seller or Transferred Entity is obligated after the execution date of this Agreement to pay consideration in excess of $1,000,000, or (C) that would otherwise materially limit the operation of the Business as currently operated; and

(x) that grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial portion of the material assets of the Business, taken as a whole.

The Contracts set forth on Section 3.13(a) of the Disclosure Schedules are collectively referred to herein as the “Material Contracts.”

(b) As of the date of this Agreement, Chemtura has made available to Purchaser true and complete copies of each Material Contract.  Except as would not reasonably be expected to be material, (i) each Material Contract is in full force and effect and is a valid and binding agreement of the applicable Seller or Transferred Entity, enforceable against such Seller or Transferred Entity in accordance with its terms, subject to the Enforceability Exceptions, (ii) no Seller or Transferred Entity is in breach of or default under any Material Contract to which such Seller or Transferred Entity is a party, and, to the Knowledge of Chemtura, no other party to any such Contract is in breach thereof or default thereunder, (iii) no Seller or Transferred Entity has received from any counterparty any written notice or written claim of default by such Seller or Transferred Entity under any Material Contract and (iv) to the Knowledge of Chemtura, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or default under any Material Contract by a Seller or a Transferred Entity.  Notwithstanding the foregoing, the representations and warranties contained in this Section 3.13 do not apply to the Business Real Property Leases, which are covered exclusively in Section 3.14.

Section 3.14. Real Properties.

(a) Section 3.14 of the Disclosure Schedules identifies all Business Owned Real Property that is primarily used or held for use in connection with the operation of the Business and identifies the location and record owner thereof.  Section 3.14 of the Disclosure Schedules identifies all Business Leased Real Property, including the location thereof.  Chemtura has delivered to Purchaser copies of (i) all material vesting deeds, title insurance policies and surveys for the Business Owned Real Property, and (ii) all material Business Real Property Leases, in each case, that Chemtura or the other Sellers have in their possession.

(b) With respect to each Business Real Property Lease, (i) such lease is in full force and effect in all material respects, (ii) neither Seller nor the Transferred Entity that is the tenant under such lease, nor, to the Knowledge of Chemtura, the landlord under such lease, is in default thereunder in any material respect and (iii) to the Knowledge of Chemtura, no event has occurred that, with or without notice or lapse of time or both, would result in a material breach or default by any Seller or Transferred Entity under such lease.  A Seller or a Transferred Entity, as the case may be, has a valid leasehold interest in each Business Leased Real Property.

(c) The Transferred Entities hold valid fee title to each parcel of Business Owned Real Property, free and clear of any Encumbrance, other than Permitted Encumbrances, and there are no outstanding options or rights of first refusal to purchase such Business Owned Real Property or any portion thereof or interest therein (other than under applicable Law).

(d) No Seller or Transferred Entity has received written notice of any current or threatened condemnation, appropriation, eminent domain or similar proceedings relating to any portion of the Business Owned Real Property or the Business Leased Real Properties, except as would not reasonably be expected to be materially adverse to the Business, taken as a whole.

Section 3.15. Business Personal Property and Business Inventory.   A Seller or a Transferred Entity, as the case may be, has good and valid title to, or holds pursuant to a valid and enforceable leasehold interest, all material Business Personal Property and material Business Inventory reflected in the Business Balance Sheet as being owned or leased by it, in all cases free and clear of any Encumbrances, other than Permitted Encumbrances, except for Business Personal Property and Business Inventory disposed of, or subject to a lease that has expired or been terminated, in each case in the Ordinary Course of Business since the date of the Business Balance Sheet. Except as would not reasonably be expected to have a Business Material Adverse Effect, all Business Personal Property, taken as a whole, is in good working condition, ordinary wear and tear excepted.

Section 3.16. Sufficiency of Assets.   Except for (a) the assets and services to be made available pursuant to the Transition Services Agreement and the Supply Agreements, and (b) the Excluded Interests, the Transferred Assets (excluding, for the avoidance of doubt, any assets, properties and rights described in Section 1.2(a)(viii) or Section 1.2(a)(x) that, respectively, are not permitted by applicable Law to be transferred or are not transferable) and the assets of the Transferred Entities collectively constitute, in all material respects, all of the assets, properties and rights of Chemtura and its Affiliates that are necessary for the conduct of the Business as currently conducted.

Section 3.17. Labor.  Except for the Labor Contracts, there are no collective bargaining agreements or any other labor-related agreements with any labor union or labor organization applicable to employees of the Business nor is any such agreement currently being negotiated.  Except as would not reasonably be expected to be material, as of the date hereof, there is no pending or, to the Knowledge of Chemtura, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of the Business as of the date hereof.  The Business is conducted in compliance, in all material respects, with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, employee classification, wages and hours, occupational health and safety and insurance/workers compensation.  The Business is conducted in compliance in all material respects with the Labor Condition Application and Immigration Reform and Control Act of 1986 and maintains a current I-9 Employment Eligibility Verification Form in accordance with applicable law.  Section 3.17 of the Disclosure Schedules lists all Transferred U.S. Employees who are working under any non-immigrant visa (e.g., H-IB, L, etc.) and the type and expiration date of the visa.  The employees employed by the Sellers and the Transferred Entities in connection with the Business are residing and working in the country in which such Seller or Transferred Entity is located (i) free of any restrictions or limitations on their ability to work in such country (subject to the terms of their visas, if applicable), (ii) in compliance with all applicable Laws, rules and regulations relating to immigration and naturalization, (iii) no proceeding has been filed or commenced against any of such employees alleging any failure so to comply or seeking deportation or other restrictions or limitations on their ability to reside or work in such country and (iv) to the Knowledge of Chemtura, there is no reasonable basis for any of the foregoing.

Section 3.18. Insurance.   Except as would not have, individually or in the aggregate, a Business Material Adverse Effect, (a) all insurance policies of Sellers relating to or covering the Business and/or the Transferred Assets (collectively the “Insurance Policies”) are in full force and effect, (b) the Insurance Policies are maintained by Sellers in such amounts and against such risks as is sufficient to comply with applicable Law, (c) the applicable insured parties have complied with the provisions of such Insurance Policies, and (d) since December 31, 2011, no Seller or any Transferred Entity has received any written notice regarding (i) the cancellation or invalidation of any of the existing Insurance Policies or (ii) any refusal of coverage under, or any rejection of any material claim under, any such Insurance Policies.

Section 3.19. Import Compliance.   To the Knowledge of Chemtura, the Business has been in the past five years in compliance in all material respects with all applicable import Laws, including, but not limited to, the laws and regulations administered by U.S. Customs and Border Protection (“CBP”).  Except as would not reasonably be expected to be material, neither the Sellers, the Transferred Entities, nor any products that are imported in connection with the Business, have been in the five years preceding the date of this Agreement, subject to any penalties (civil or criminal), claims for liquidated damages, or notices of redelivery issued by CBP, or to any detentions, seizures or forfeitures by CBP, and neither the Sellers, nor the Transferred Entities have made any prior disclosures to CBP of any violation of customs laws during such period.  To the Knowledge of Chemtura, the Business has not been at any time in the past five years, and is not currently, subject to any investigation or enforcement action by CBP.  Except as would not reasonably be expected to be materially adverse to the Business, taken as a whole, all import duties, fees and other charges owed to CBP in connection with the Business have been paid, and none of the products imported in connection with the Business are subject to any antidumping duty, countervailing duty or other penalty.

Section 3.20. Export Compliance.   To the Knowledge of Chemtura, the Business is, and has been during the past five years, in compliance in all material respects with applicable provisions of U.S. export Laws and regulations, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Export Administration Regulations (15 C.F.R. §§ 730-774), the economic sanctions regulations and guidelines administered by the Department of Treasury, Office of Foreign Assets Control and the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended; and restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under statutes, regulations, orders, and decrees of various agencies of the United States government, and the export Laws of the other countries where it conducts business.  Neither the Sellers (in connection with the Business) nor the Transferred Entities have received in the past five years any written notice from any Governmental Authority alleging noncompliance with respect to any applicable export Laws.

Section 3.21. Customers and Suppliers.

(a) Section 3.21(a) of the Disclosure Schedules sets forth the top ten customers of the Business, based on revenue generated during the twelve month period ended December 31, 2013 (collectively, the “Material Customers”).  From December 31, 2013 to the date hereof, to the Knowledge of Chemtura, (i) no Material Customer has terminated its relationship with the Business, and (ii) none of the Sellers or the Transferred Entities has received any written notice that any Material Customer intends to terminate its relationship with the Business.

(b) Section 3.21(b) of the Disclosure Schedules sets forth the top ten suppliers of the Business, based on expenditures during the twelve month period ended December 31, 2013 (collectively, the “Material Suppliers”).  From December 31, 2013 to the date hereof, to the Knowledge of Chemtura, (i) no Material Supplier has terminated its relationship with the Business, and (ii) none of the Sellers or the Transferred Entities has received any written notice that any Material Supplier intends to terminate its relationship with the Business.

Section 3.22. Banking Accounts.  Section 3.22 of the Disclosure Schedules sets forth a true and complete list of the names and locations of all banks and other financial institutions at which any of the Transferred Entities has an account, indicating for each such account the account number.

Section 3.23. Affiliate Transactions.  Section 3.23 of the Disclosure Schedules sets forth all Contracts between any Seller or any Affiliate of Sellers (other than any Transferred Entity), on the one hand, and any Transferred Entity, on the other hand.  Except for the Transition Services Agreement and the Supply Agreements, no Contract between any Seller or any Affiliate of Sellers (other than any Transferred Entity), on the one hand, and any Transferred Entity, on the other hand, shall continue in effect following the Closing.

Section 3.24. Product Registrations.

(a) Except as set forth in Section 3.24 of the Disclosure Schedules, or as would not reasonably be expected to have a Business Material Adverse Effect:

(i) All Product Registrations are valid and are in full force and effect;

(ii) To the Knowledge of Chemtura, neither the Sellers nor the Transferred Entities are in default of any applicable requirement or obligation to provide data in support of the Product Registrations;

(iii) To the Knowledge of Chemtura, no Product Registration is subject to any third party claims for compensation;

(iv) Neither the Sellers nor the Transferred Entities have, in connection with the Business, manufactured, blended, compounded, formulated for resale, imported, exported, sold or used any product or compound without first obtaining a Product Registration, to the extent a Product Registration is required to do so;

(v) No Governmental Authority has taken, nor to the Knowledge of Chemtura, has any Governmental Authority threatened to take any action to suspend, cancel, or restrict the use of any Product Registration;

(vi) To the Knowledge of Chemtura, the information and data provided to Governmental Authorities in connection with applying for or obtaining the Product Registrations was at the time of its provision accurate and deemed acceptable by the Governmental Authorities; and

(vii) The Business or the Transferred Entities and after the Closing the Purchaser, Transferred Entities or Purchaser’s Affiliates will either own or have access to all information and data provided to Governmental Authorities in connection with obtaining the Product Registrations.

(b) As of the consummation of the Closing, Purchaser and its Affiliates, including the Transferred Entities, will hold Product Registration Rights for products from which, in the aggregate, the Business derived in 2013 at least 80% of the aggregate revenue of the Business in 2013, excluding any revenue derived from (x) the operations in India and (y) any Product Registration Right that is not held by Chemtura or any of its Affiliates as of immediately prior to Closing provided such excluded Product Registration Right is not included in the Business’s future revenues projections provided by Chemtura to Purchaser; provided further that any Product Registration issued by a U.S. state or Canadian provincial Governmental Authority shall be deemed to have been transferred to Purchaser or one or its Affiliates (including a Transferred Entity) if and when the corresponding Product Registration issued by the U.S. Environmental Protection Agency or applicable Canadian federal Governmental Authority, respectively, has been transferred to Purchaser or any of its Affiliates (including any Transferred Entity).

Section 3.25. Finder’s Fee.   Other than the fees to be paid by Sellers to Morgan Stanley & Co. LLC, Sellers and the Transferred Entities have not incurred any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement or the Transaction Documents.

Section 3.26. Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Article III and the Disclosure Schedules, none of Chemtura, the other Sellers, any of their Affiliates or any of their respective officers, employees, agents or representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Business or the past, present or future condition of any of its assets, Liabilities or operations, or the past, current or future profitability or performance, individually or in the aggregate, of the Business or any other matter, and Chemtura and each other Seller specifically disclaims any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Chemtura that, as of the date hereof and as of the Closing Date, except as set forth on the disclosure schedules delivered by Purchaser to Chemtura concurrently herewith (the “Purchaser Disclosure Schedules”):

Section 4.1. Corporate Status.  Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.  Purchaser has all requisite power and authority to carry on its business as it is now being conducted and (b) is duly qualified or otherwise authorized to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified or otherwise authorized, except to the extent that the failure to be so qualified or otherwise authorized or in good standing would not have, individually or in the aggregate, a material adverse effect on Purchaser.

Section 4.2. Authority.  Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, including the issuance of the Stock Consideration, and any Transaction Documents to which Purchaser is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Stock Consideration, have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no other corporate or other proceeding on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and upon their execution each of the Transaction Documents shall have been, duly executed and delivered by Purchaser, and, assuming due authorization and delivery by Sellers, this Agreement constitutes, and upon their execution each of the Transaction Documents shall constitute, a valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to the Enforceability Exceptions.

Section 4.3. No Conflict; Governmental Authorizations.

(a) The execution and delivery of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any organizational documents of Purchaser, (ii) violate, conflict with or result in a breach of, or constitute a default by (or create an event which, with notice or lapse of time or both, would constitute a default by) Purchaser, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance (except for Permitted Encumbrances) upon any material assets of Purchaser under, any material Contract of Purchaser, or (iii) violate or result in a breach of any Permit held by Purchaser or of any Governmental Order or, subject to the matters described in Section 4.3(b), Law applicable to the Purchaser, in each case except as set forth on Section 4.3(a) of the Purchaser Disclosure Schedules and, in the case of clauses (ii) and (iii), except as would not have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Except (i) as set forth in Section 4.3(b) of the Purchaser Disclosures Schedules or (ii) as provided in Section 5.6(a) with respect to the HSR Act and required foreign antitrust filings and/or notices, no consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, other than such consents, registrations, declarations, notices or filings that, if not obtained, would not have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Transaction Documents

Section 4.4. Finder’s Fee.  Except for fees payable to Barclays Bank PLC, or its Affiliates, or Lazard Freres & Co. LLC, or its Affiliates, for which Purchaser will be exclusively responsible, Purchaser has not incurred any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement or the Transaction Documents.

Section 4.5. Solvency.  Immediately following the Closing after giving effect to the transactions contemplated under this Agreement and the Transaction Documents, Purchaser will be Solvent.  As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, and (c) such Person has not incurred, and does not intend to incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed under this Section 4.5 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 4.6. Financing.

(a) Attached hereto as Exhibit C is a true and complete copy, including all exhibits, schedules or amendments thereto, of the fully executed commitment letter from Barclays Bank PLC, dated as of the date hereof (the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) relating to the commitment of the Lenders to provide debt financing in the aggregate amount, and subject to the terms and conditions, set forth therein (the “Debt Financing”), and any fee letters related thereto (provided, that the amount of fees, “market flex” provisions, pricing terms and pricing caps set forth in the fee letters, none of which would reasonably be expected to adversely affect the conditionality, enforceability, availability or termination of the Debt Financing, or reduce the aggregate principal amount thereof, may be redacted in a customary manner from any such fee letters, including from any amendments thereto).    Subject to the conditions set forth in the Debt Commitment Letter and closing the financing set forth therein, Purchaser will have at the Closing, sufficient funds on hand to consummate the transactions contemplated by this Agreement, the Transaction Documents and deliver the Aggregate Purchase Price and all fees and expenses related to the transactions contemplated by this Agreement and the Transaction Documents at Closing.

(b) The Debt Commitment Letter is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.  The aggregate proceeds contemplated to be provided by the Debt Commitment Letter, together with any cash on hand of the Purchaser at Closing and the Stock Consideration, will be sufficient to consummate the transactions contemplated by this Agreement and to pay all of Purchaser’s related fees and expenses.  The obligations of the Lenders to fund the commitments under the Debt Commitment Letter are not subject to any conditions other than as expressly set forth in the Debt Commitment Letter or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing.  There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters) relating to the funding of the full amount of the Debt Financing other than as expressly set forth in or contemplated by the Debt Commitment Letter.  Purchaser has fully paid any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter, to the extent the same are due and payable.  As of the date of this Agreement, (x) the Debt Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, and the respective commitments have not been withdrawn or rescinded in any way and (ii) no event has occurred that (with or without notice, lapse of time or both) would constitute a breach or default under the Debt Commitment Letter by Purchaser.  Purchaser has no knowledge of any facts or circumstances that are reasonably likely to result in (A) any of the conditions set forth in the Debt Commitment Letter not being satisfied or (ii) the funding contemplated in the Debt Commitment Letter not being made available to Purchaser on a timely basis in order to consummate the transactions contemplated by this Agreement.

Section 4.7. Purchaser SEC Documents; Undisclosed Liabilities.

(a) Purchaser has filed or furnished, as applicable, on a timely basis all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements with the Securities and Exchange Commission (“SEC”) (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Purchaser SEC Documents”) since January 23, 2014.  Each of the Purchaser SEC Documents, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply, in all material respects, with the applicable requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Purchaser SEC Documents.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Purchaser SEC Documents did not, and any Purchaser SEC Documents filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  Except to the extent that information contained in any Purchaser SEC Document has been revised or superseded by a later filed Purchaser SEC Document, none of the Purchaser SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  For purposes of this Section 4.7, “Purchaser” shall be deemed to include MacDermid, Incorporated.

(b) There are no Liabilities of the Purchaser and its Subsidiaries that would be required under GAAP (giving effect to any materiality standards required or permitted by GAAP) to be disclosed on a balance sheet of the Purchaser or any of its Subsidiaries as of the date hereof, except (i) Liabilities disclosed in the financial statements included in the Purchaser SEC Documents, and (ii) Liabilities incurred in the ordinary course of business of Purchaser and its Subsidiaries, consistent with past practice, since December 31, 2013.

Section 4.8. Capitalization.  Section 4.8 of the Disclosure Schedules sets forth, with respect to Purchaser, as of the date hereof, (a) the number of authorized shares of Purchaser Common Stock and Series A Preferred Stock (“Purchaser Preferred Stock”), (b) the total number of shares of Purchaser Common Stock and Purchaser Preferred Stock that are outstanding and (c) the number of shares of Purchaser Common Stock reserved for issuance upon the exercise of warrants to purchase shares of Purchaser Common Stock (the, “Purchaser Warrants”).  As of the date hereof, there are no other authorized or outstanding equity interests of Purchaser, and there are no other authorized and outstanding equity interests of the Purchaser convertible into or exchangeable for any other equity interests of Purchaser. Purchaser will not, and prior to the Closing Date will not, become a party to or subject to any contract or obligation wherein any third party has, or will have, a right, option or warrant to purchase or acquire any rights in any equity interests of Purchaser.  Except as set forth on Section 4.8 of the Disclosure Schedules, there are no stockholder agreements, voting trusts or proxies or other agreements or understandings in effect with respect to the voting of the Purchaser Common Stock, in each case, to which Purchaser or any of its Subsidiaries is a party. All shares of Purchaser Common Stock that (x) are issued and outstanding have been and are and (y) will be issued as part of the Stock Consideration have been validly issued and are fully paid and non assessable. None of the shares of Purchaser Common Stock was issued in violation of any preemptive rights.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which holders of Purchaser Common Stock may vote.  Since December 31, 2013 through the date hereof, except as contemplated by this Agreement (including the Debt Financing), Purchaser has not issued or repurchased any shares of its capital stock.

Section 4.9. No Reliance.

(a) Purchaser is an informed and sophisticated purchaser and has engaged expert advisors who are experienced in the evaluation and purchase of businesses such as the Business (including the Transferred Assets) as contemplated hereunder, and has had such access to the information, documents, personnel and properties of the Sellers as it deems necessary and appropriate to make such independent evaluation and purchase.

(b) Purchaser has agreed to purchase the Transferred Assets and assume the Assumed Liabilities based on its own inspection, examination and determination with respect to all matters and without reliance upon any representations, warranties, communications or disclosures of any nature other than those expressly set forth in this Agreement or the Transaction Documents.

(c) Purchaser does not have any special relationship with any Seller, or any employee, officer, director, agent, advisor, representative or Affiliate of any Seller, that would justify any expectation beyond that of any ordinary buyer and any ordinary seller in an arms’ length transaction and Purchaser is not owed any duty or entitled to any remedies not expressly set forth in this Agreement.

(d) Without limiting the generality of the foregoing, Purchaser, in entering into this Agreement, acknowledges and agrees that (i) no officer, agent, advisor, employee or representative of Sellers or any of their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement or the Transaction Documents and subject to the limited remedies provided herein, (ii) Purchaser is relying solely on the representations and warranties set forth in this Agreement and the Transaction Documents, and (iii) except as expressly set forth in Article III of this Agreement (as qualified by the disclosure in the Disclosure Schedules), neither Sellers nor any other Person makes any representation or warranty, express or implied, with respect to, and Purchaser expressly disclaims any reliance on, (A) any information included in information packages delivered to Purchaser related to the Business (including the Transferred Assets) or other matters; (B) any information, written or oral and in any form provided, made available to it or any of its agents, advisors, employees or representatives; (C) any projections, estimates or budgets delivered to or made available to it or any of its agents, advisors, employees or representatives, or which is made available to it or any of its agents, advisors, employees or representatives after the date hereof, or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Sellers or the Transferred Assets or the future business and operations of Sellers or the Transferred Assets; (D) the condition of any of the Transferred Assets being transferred hereunder, which Purchaser is purchasing on an “AS IS, WITH ALL FAULTS” basis without any warranties or guarantees of any kind from the Sellers; (E) the operation of the Business by Purchaser after Closing in any manner; (F) the probable success or profitability of the ownership, use or operation of the Business (including the Transferred Assets) by Purchaser after the Closing; or (G) the accuracy or completeness of any other information, written or oral and in any form provided, or documents previously made available or which is made available after the date hereof to it or any of its agents, advisors, employees or representatives with respect to Sellers, the Transferred Assets or their respective businesses and operations or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise.

Section 4.10. Disclaimer of Other Representations.  Except as expressly set forth in this Article IV and the Purchaser Disclosure Schedules, neither Purchaser nor any of its Affiliates or any of their respective officers, employees, agents or representatives makes or has made any representation or warranty, express or implied, at law or in equity and Purchaser specifically disclaims any such other representations or warranties.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. Conduct of the Business.

(a) Conduct of the Business by Chemtura.  During the period from the date hereof until the Closing or earlier termination of this Agreement, except (1) as contemplated or required by this Agreement, (2) for the Post-Signing Restructuring Transactions, (3) as consented to in writing by Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, (4) as set forth in Section 5.1(a) of the Disclosure Schedules, or (5) as required by applicable Law, Chemtura (x) shall, and shall cause the other Sellers and the Transferred Entities to, conduct the Business in all material respects in the Ordinary Course of Business and to use commercially reasonable efforts to preserve intact the Business and its material business relationships and (y) shall not with respect to the Business, and shall cause the other Sellers and the Transferred Entities not to:

(i) amend the organizational documents of the Transferred Entities or (only insofar as such amendment would materially adversely affect the Business) any Seller; issue, sell, pledge, transfer, dispose of or encumber any equity interests of any Transferred Entity or equity interests convertible into or exchangeable for any other equity interests of any Transferred Entity; or reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any equity interests of any Transferred Entity, except, for the avoidance of doubt, for the payment of cash dividends or distributions of cash by any Transferred Entity prior to Closing;

(ii) make or grant any general wage or salary increase to any senior executive of the Business (other than standard merit increases) or make any increase in the payments of benefits under any bonus, incentive, insurance, deferred compensation, profit sharing, pension or other employee benefit plan or program, in each case other than in the Ordinary Course of Business or pursuant to existing agreements or commitments or benefit plans or as required by Law;

(iii) incur, assume or guarantee any Indebtedness;

(iv) (A) enter into any Contract that would be a Material Contract if entered into prior to the date hereof, or materially amend or modify or consent to the termination of any Material Contract, in each case excluding any new Contracts or modifications or amendments to existing Contracts entered into with customers or suppliers of the Business in the Ordinary Course of Business, Intellectual Property licenses entered into in the Ordinary Course of Business or lease extensions or similar amendments to leases (including the Business Real Property Leases) entered into in the Ordinary Course of Business, (B) waive or release any material rights under such Material Contracts other than in the Ordinary Course of Business, or (C) enter into any Contract of the type that would be listed in Section 3.23 of the Disclosure Schedules if entered into prior to the date hereof, or materially amend or modify any such Contract that would be binding on or otherwise impact (economically or otherwise) the Business or any of the Transferred Entities after the Closing;

(v) enter into or consummate any transaction involving the acquisition of the business, stock, assets or other properties of any other Person for consideration in excess of $2,500,000 (other than purchases of Transferred Inventory in the Ordinary Course of Business and capital expenditures identified in the capital expenditures budget for fiscal year 2014 previously provided to Purchaser);

(vi) sell, transfer, pledge, mortgage, encumber, dispose of or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any of the Transferred Assets, any assets of any Transferred Entity (other than Excluded Assets) or any Equity Interests of any Transferred Entity with a value or purchase price in excess of $2,500,000, other than pursuant to Contracts in force as of the date hereof or the sale or other disposition of Business Products in the Ordinary Course of Business;

(vii) authorize or commit to making any new capital expenditures not contemplated under the capital expenditures budget for fiscal year 2014 previously provided to Purchaser, which new capital expenditures exceed $1,000,000;

(viii) subject any Transferred Entity to any bankruptcy, receivership, insolvency or similar proceedings;

(ix) make any material change in any method of accounting or auditing practice with respect to the Business other than those required by GAAP;

(x) other than in the Ordinary Course of Business, make any loans, advances or capital contributions to, or investments in, any other Person; or

(xi) authorize, commit or agree to take any of the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1(a).

(b) Conduct of Business of Purchaser.  During the period from the date hereof until the Closing or earlier termination of this Agreement, except (1) as contemplated or required by this Agreement, (2) as consented to in writing by Chemtura, which consent shall not be unreasonably withheld, conditioned or delayed, (3) as set forth in Section 5.1(b) of the Disclosure Schedules, or (4) as required by applicable Law, Purchaser shall not, and shall not permit any of its Subsidiaries to:

(i) adopt any material amendments to the organizational documents of Purchaser or any of its Subsidiaries that would have an adverse effect on the consummation of the Closing or that would adversely affect Sellers; adopt a plan of partial liquidation or dissolution of Purchaser; or sell, directly or indirectly, all or substantially all of Purchaser’s assets;

(ii) issue, sell, pledge, transfer, dispose of or encumber any equity interests of Purchaser or any of its Subsidiaries (other than the issuance of Purchaser Common Stock pursuant to the Stock Consideration), or equity interests convertible into or exchangeable for any other equity interests of Purchaser or any of its Subsidiaries; reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any equity interests of Purchaser or any of its Subsidiaries; or set aside or pay a dividend on, or make any other distribution in respect of, Purchaser’s or any of its Subsidiaries’ equity securities; and

(iii) authorize, commit or agree to take any of the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1(b).

Section 5.2. Confidentiality; Access to Information.

(a) The parties acknowledge that the information being made available to them by Chemtura, the other Sellers and their respective Affiliates (or their respective agents or representatives) is subject to the terms of a confidentiality agreement dated November 14, 2013 by and between Platform Specialty Products Corporation and Chemtura (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate with respect to information relating to the Business; provided that Purchaser acknowledges that any and all other information provided or made available to it or its representatives concerning Chemtura and its Affiliates will remain subject to the terms and conditions of the Confidentiality Agreement after the Closing and that the standstill obligations with respect to Chemtura and the non-solicitation obligations with respect to the employees of Chemtura and its Affiliates other than Transferred U.S. Employees and Transferred Non-U.S. Employees shall survive the Closing in accordance with the terms of the Confidentiality Agreement.

(b) From the date hereof until the Closing Date or earlier termination of this Agreement, to the extent permitted by Law, Chemtura shall, and shall cause the other Sellers and the Transferred Entities to, provide Purchaser and its representatives with such reasonable access to the facilities of the Business, its principal personnel, the books and records pertaining to the Business as Purchaser may reasonably request in writing in order to effectuate the transactions contemplated hereby, without charge to Purchaser (but otherwise at Purchaser’s expense), provided that (i) certain materials subject to confidentiality obligations or attorney client privilege, or which may not be shared with the other party pursuant to applicable Law, have not been and will not be so delivered or made available to Purchaser or its representatives, (ii) neither Purchaser nor any of its representatives shall conduct any invasive investigation, testing or sampling of any environmental media, and (iii) Purchaser agrees that such access will be requested in writing with reasonable advance notice and exercised during normal business hours and without causing unreasonable interference with the operations of the Business.  Purchaser and its representatives shall not contact any suppliers, customers, landlords and other business relations or employees of the Business without Chemtura’s prior written consent.

Section 5.3. Publicity.  From the date hereof until the Closing or earlier termination of this Agreement, Chemtura and Purchaser, and their respective Affiliates, shall not, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Chemtura or Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Chemtura or Purchaser lists its securities; provided that, to the extent required by applicable Law or by the rules of any stock exchange, the party intending to make such release or announcement shall use its commercially reasonable efforts, consistent with such applicable Law, to consult with the other party with respect to the text thereof; provided further, that no party shall be required to obtain consent pursuant to this Section 5.3 to the extent any proposed release or announcement is consistent with information that has previously been made public without breach of the obligations under this Section 5.3.

Section 5.4. Post-Closing Access.

(a) Chemtura shall, and shall cause the other Sellers and the Transferred Entities to, use commercially reasonable efforts to deliver or cause to be delivered to Purchaser at the Closing all properties, books, records, Contracts, information and documents in their or their Affiliates’ possession relating primarily to the Business that are part of the Transferred Assets.  As soon as is reasonably practicable after the Closing, Chemtura shall, and shall cause the other Sellers to, deliver or cause to be delivered to Purchaser any remaining properties, books, records, Contracts, information and documents relating primarily to the Business that are part of the Transferred Assets that are not already in the possession or control of Purchaser.

(b) Purchaser agrees that it will, and will cause its Subsidiaries to, preserve and keep the books of accounts, financial and other records held by it relating to the Business (including accountants’ work papers) for a period of seven years from the Closing Date; provided that prior to disposing of any such records after such period (if such records would be disposed of prior to the tenth anniversary of the Closing Date), the applicable party shall provide written notice to Chemtura of its intent to dispose of such records and shall provide Chemtura the opportunity to take ownership and possession of such records (at Chemtura’s sole expense) within 30 days after such notice is delivered.  If Chemtura does not confirm its intention in writing to take ownership and possession of such records within such 30-day period, the party who possesses the records may proceed with the disposition of such records.

(c) Chemtura agrees that, after the Closing, it will, and will cause its Subsidiaries to, preserve and keep the books of accounts, financial and other records held by them relating to the Business which have not been transferred to Purchaser hereunder (including accountants’ work papers) in accordance with Chemtura’s applicable records retention policy in effect at such time; provided that prior to disposing of any such records after such period (if such records would be disposed of prior to the tenth anniversary of the Closing Date), the applicable party shall provide written notice to Purchaser of its intent to dispose of such records and shall provide Purchaser the opportunity to take ownership and possession of such records (at Purchaser’s sole expense) within 30 days after such notice is delivered.  If Purchaser does not confirm its intention in writing to take ownership and possession of such records within such 30-day period, the party who possesses the records may proceed with the disposition of such records.

(d) Chemtura and Purchaser shall make, or cause to be made, all records and other information relating to the Business and all employees and auditors (including by making them available for depositions, interrogatories, testimony, investigation  and preparation in connection with any legal or arbitration proceeding) available to the other as may be reasonably required by such party (i) in connection with, among other things, any audit or investigation of, insurance claims by, legal proceedings against, disputes involving or governmental investigations of any Seller or Purchaser or any of their respective Affiliates, (ii) in order to enable any Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby or (iii) for any other reasonable business purpose relating to any Seller, Purchaser or any of their respective Affiliates and Subsidiaries, but excluding, in each case, any dispute between Chemtura or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, except as would be required by applicable civil process or applicable discovery rules.

Section 5.5. Post-Closing Confidential Information.  Chemtura agrees that for a period of five years from and after the Closing Date (except with respect to Trade Secrets of the Business, in which case the confidentiality obligations in this Section 5.5. will remain in effect so long as such Trade Secrets remain trade secrets under applicable Law), it and the other Sellers shall hold and maintain the confidentiality of all confidential or proprietary information concerning the Business or the Transferred Assets (the “Confidential Information”), and shall not use disclose or cause or permit to be used or disclosed to any third party any of the Confidential Information for any reason or purpose whatsoever, except to the extent any disclosure of Confidential Information is required by Law or appropriate Governmental Order and sufficient advance written notice of such use or disclosure, if reasonably practicable and permitted by Law, is provided to Purchaser so that Purchaser may seek, at its own expense, a protective order or other appropriate remedy; provided that the term “Confidential Information” shall not include information that (a) does not relate primarily to the Business, (b) relates to any Transferred Entities Excluded Asset, Excluded Asset or Excluded Liability, (c) becomes available to any Seller or any of its Affiliates on a non-confidential basis from a source other than Purchaser, (d) is independently developed by any Seller, any of its Affiliates or their respective employees under circumstances not involving a breach of this Section 5.5, (e) is publicly disclosed pursuant to a lawful requirement or request from a Governmental Authority acting within its jurisdiction, or non-confidential disclosure is otherwise required by Law, (f) is publicly available as of the Closing Date, or which becomes publicly available after the Closing Date through no fault of any Seller or its Affiliates, (g) is disclosed on a confidential basis to Sellers’ attorneys, accountants, lenders and investment bankers or (h) is disclosed or used by Sellers or any of their Affiliates to protect or enforce their rights or perform their obligations under this Agreement and the Transaction Documents, in connection with tax or other regulatory filings, litigation (excluding in connection with any dispute between Chemtura or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, except as would be acquired by applicable civil process or applicable discovery rules), financial reporting or other reasonable business purposes, or the conduct of their own businesses if, and to the extent, not otherwise prohibited by this Section 5.5.

Section 5.6. Required Approvals; Consents.

(a) Governmental Approvals.

(i) Without limiting Purchaser’s obligations set forth in this Section 5.6, each of the parties agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.  The parties hereto shall cooperate to make, in the most expeditious manner reasonably practicable, all filings and applications with and to, and obtain all licenses, permits, consents, waivers, approvals, authorizations, qualifications and orders of, applicable Governmental Authorities to consummate the transactions contemplated by this Agreement (including under applicable Antitrust Laws).

(ii) In furtherance of the foregoing, the parties hereto shall (A) file or cause to be filed as promptly as practicable, but in no event later than ten Business Days following the execution and delivery of this Agreement, with the United States Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) and any other applicable Governmental Authority all notification and report forms that may be required for the transactions contemplated hereby and thereafter provide as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act or any other Antitrust Law and (B) include in each such filing, notification and report form referred to in the immediately preceding clause (A) a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Antitrust Law.  In connection therewith, each party hereto shall (1) furnish to the other parties such necessary information and reasonable assistance as any such other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Law, (2) subject to applicable Laws, provide the other parties with a draft of any filing or submission and a reasonable opportunity to review such draft before making or causing to be made such filing or submission, and consider in good faith the views of such other parties regarding such filing or submission, (3) not extend any applicable waiting or review periods or enter into any agreement with a Governmental Authority to delay or not to consummate the transactions contemplated hereby to be consummated on the Closing Date, except with the prior written consent of the other parties, (4) not have any substantive contact with any Governmental Authority in respect of any filing or proceeding contemplated by this Section 5.6(a) unless such party has engaged in prior consultation with the other parties and, to the extent permitted by such Governmental Authority, given the other parties the opportunity to participate and (5) keep the other parties apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Authority.

(iii) Purchaser further agrees to take, and to cause its Affiliates to take, any action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible, including (A) the prompt use of its best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (1) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, (2) the proffer and agreement by Purchaser or its Affiliates of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of Purchaser or any of its Affiliates (including, after the Closing, any Transferred Entity) (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) no later than 60 days from the date of this Agreement and (3) the proffer and agreement by Purchaser and its Affiliates of their willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) no later than 60 days from the date of this Agreement, in each case if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority and (B) the prompt use of its best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.  Nothing in this Section 5.6(a)(iii) shall obligate Purchaser or its Affiliates to agree to any divestitures or other remedy not conditioned on the consummation of the Closing.  Neither Purchaser nor Chemtura shall, nor shall they permit any of their respective Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition would reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval, consent or waiver from any Governmental Authority with respect to the transactions contemplated by this Agreement.

(iv) The filing fees under the HSR Act, other Antitrust Laws and all other applicable Laws shall be borne equally by Purchaser and Chemtura.

(b) Third-Party Consents.  Purchaser and Chemtura shall use commercially reasonable efforts to obtain, or cause to be obtained, all consents required under any Transferred Contracts or Transferred Real Property Leases with respect to the consummation of the transactions contemplated by this Agreement, as promptly as possible after the date hereof; provided that (i) neither Purchaser nor Chemtura (or any of its Affiliates, including the other Sellers or the Transferred Entities) shall be obligated to pay any consideration to any third party from whom consent is requested, and (ii) obtaining any such consent shall not be a condition to Closing.  In furtherance of the foregoing, Purchaser agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent is sought hereunder.

Section 5.7. Further Action.

(a) From the date hereof until the Closing, Purchaser and Chemtura shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions (within their respective control) necessary or appropriate to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, from time to time after the Closing Date, and for no further consideration, Purchaser and Chemtura shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be necessary to appropriately consummate the transactions contemplated hereby, including (a) transferring back to any Seller (or Affiliate of any Seller) designated by Chemtura any asset or Liability which was not contemplated by this Agreement to be transferred to Purchaser at the Closing but was so transferred at the Closing and, (b) transferring to Purchaser any asset or Liability contemplated by this Agreement to be transferred to Purchaser and which was not so transferred at the Closing (such transfers to be deemed to have been made at or prior to the Closing).

(b) Prior to the Closing, Chemtura will amend, or cause to be amended, any organizational documents (including articles of association, bylaws, limited liability company agreements, and other similar documents) of certain Transferred Entities and Sellers so that the consummation of the Closing will not violate or conflict with such organizational documents.

(c) Thirty days prior to the anticipated Closing Date and, again at the Closing, Chemtura shall notify Purchaser in writing of any actions that, to the Knowledge of Chemtura, must be taken within 120 days after the Closing Date to maintain, preserve, or renew any Transferred Intellectual Property, including the payment of any registration, annuity, maintenance or renewal fees or the filing of any responsive documents.

Section 5.8. Expenses.

(a) Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, except as expressly indicated otherwise in this Agreement.  Other than in respect of VAT (which shall be governed exclusively by Section 5.8(b)), Purchaser and Chemtura shall each pay 50% of any transfer, documentary, sales, use, stamp, registration and other similar Taxes or notarial fees incurred in connection with the transactions contemplated under this Agreement (all such items so incurred are referred to herein collectively as “Transfer Taxes”).  All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be filed by Purchaser; provided that the relevant Seller will reasonably cooperate with Purchaser in the preparation, execution and filing of any such Tax Returns and other documentation as necessary.

(b) All consideration specified for supplies of goods or services made, or deemed to be made, under this Agreement or the Transaction Documents (including any transfer of assets contemplated hereunder, but excluding any transfer of assets or services pursuant to the Transition Services Agreement or the Supply Agreement which transfers shall be governed by the terms of such agreements) shall be exclusive of any and all applicable VAT.   With respect to each such supply of goods or services, the party hereto that makes such supply (or whose Affiliate makes such supply) (the “Supply Provider”) shall provide, or cause its Affiliate making such supply to provide, to the party hereto that receives such supply (or whose Affiliate receives such supply) (the “Supply Recipient”), or to the Affiliate of the Supply Recipient receiving such supply, a properly completed and executed VAT invoice (or other valid and customary VAT documentation) with respect to the relevant supply of goods or services, promptly and in accordance with applicable Law.  After the receipt of such invoice or documentation, the Supply Recipient shall pay on the Closing Date, or cause its Affiliate receiving such supply to pay on the Closing Date, to the Supply Provider or its Affiliate making such supply, in addition to the specified consideration, all VAT required under applicable Law to be charged by the Supply Provider or its Affiliate in relation to such supply, in accordance with applicable Law. Notwithstanding the foregoing, to the extent the Supply Recipient applies for but does not receive a refund of such VAT payments from the appropriate Governmental Authority, the Supply Provider shall reimburse the Supply Recipient for 50% of the amount of such VAT payments not refunded.

Section 5.9. Employees and Employee Benefit Plans.  This Section 5.9 contains the covenants and agreements of the parties with respect to (i) the status of employment of the employees employed in the Business as of the Closing Date, including Shared Employees but excluding Excluded Employees (“Employees”), upon the sale of the Business to Purchaser, and (ii) the employee benefits provided to and employee benefit plans covering such Employees and former employees of Chemtura and its Affiliates who terminated employment with Chemtura and its Affiliates while employed in the Business by a Transferred Entity or who retired from the Transferred Entity prior to the Closing Date (“Former Employees”).

(a) United States Employees.  This Section 5.9(a) applies to Employees employed in the United States Business as of the Closing Date, and Former Employees who terminated employment with Chemtura and its Affiliates while employed in the United States Business.

(i) Continuation of Employment; Assumption of Current Liabilities for Employees.  Effective as of the Closing Date, Purchaser shall, or shall cause an Affiliate to, offer employment to (A) all Dedicated Employees with respect to the United States Business and the Shared Employees with respect to the United States Business in either case if then actively at work, or on any form of leave other than employees on long-term disability leave or leave for military service.  Such Employees accepting Purchaser’s or its Affiliate’s offer, will become “Transferred U.S. Employees” as of the Effective Time.  For those Employees who would otherwise be required to be offered employment by Purchaser or an Affiliate pursuant to this Section 5.9(a)(i) but who are on long-term disability leave as of the Effective Time and described on Section 5.9(a)(i) of the Disclosure Schedules, Purchaser shall, or shall cause its Affiliate to, offer employment to each such Employee to the extent he recovers from his disability and presents himself to Purchaser or such Affiliate for active employment prior to the Closing Date.  For those Employees who would otherwise be required to be offered employment by Purchaser or an Affiliate pursuant to this Section 5.9(a)(i) but who are on leave for military service as of the Effective Time, Purchaser shall, or shall cause its Affiliate to, offer employment to each such Employee to the extent he presents himself to Purchaser or such Affiliate for active employment within the period his reemployment rights are guaranteed by applicable Law.  Each Employee described in the two preceding sentences who accepts Purchaser’s (or its Affiliate’s) offer of employment will become a Transferred U.S. Employee as of the date he returns to work with Purchaser or its Affiliate.  Terms of employment continuation for each Transferred U.S. Employee (I) shall require employment at the same work location and (II) shall, for the one year period commencing on the Closing Date, provide (a) a base wage rate, (b) an incentive compensation opportunity and (c) health (including medical, dental and vision care), life insurance, disability, flexible spending account, and retirement savings (but not defined benefit retirement) benefits that are not less favorable in the aggregate than those provided to the Transferred U.S. Employees by Chemtura and its Affiliates immediately prior to the Closing Date and (III) otherwise comply with all other applicable provisions of this Section 5.9(a).  Purchaser shall credit, or shall cause its Affiliates to credit, each Transferred U.S. Employee’s service with Chemtura and its Affiliates for eligibility, participation, benefit accrual and vesting.  Purchaser and its Affiliates shall honor any recall or re-employment rights mandated by applicable Law or by contract of any Employees or Former Employees.  On and after the Closing Date, Purchaser shall comply at its expense with all employment Laws with respect to the period of employment with Purchaser or its Affiliates of the Transferred U.S. Employees, including the Family and Medical Leave Act, the Americans with Disabilities Act and federal or state Laws on military leave.  Purchaser shall likewise honor and assume all liability for accrued wages (other than the retention bonuses listed on Section 5.9(a)(i) of the Disclosure Schedules) and current year bonus entitlement through the Closing Date for all Transferred U.S. Employees to the extent such liabilities are taken into account and reflected in the Closing Working Capital.  Nothing in this Agreement shall, or shall be construed to, limit the ability of Purchaser to terminate the employment of any Transferred U.S. Employee at any time after the Closing Date.

(ii) Severance Protection.  From and after the Closing Date, Transferred U.S. Employees shall be entitled to the benefit of such severance plan or policy, if any, as Purchaser or its Affiliates may have in effect from time to time; provided that service with Chemtura, Purchaser, and their respective Affiliates shall be taken into account in computing the amount of such benefit; provided, further, that if Purchaser or any of its Affiliates terminates the employment of any Transferred U.S. Employee on or before the first anniversary of the Closing Date (including as a result of refusal of any Transferred U.S. Employee to accept a work relocation that is greater than fifty miles from his work location as of the Closing Date), Purchaser or its Affiliate shall provide a severance benefit consisting of salary continuation and continued insurance coverage that shall be no less than the severance benefit the Transferred U.S. Employee would have received under the terms of an Employee Transferor’s severance plan(s), as applicable, in effect on the Closing Date, calculated as though the Transferred U.S. Employee worked continuously (by combining such Transferred U.S. Employee’s service for Chemtura and its Affiliates on the one hand, and Purchaser and its Affiliates on the other hand) until his termination date with Purchaser or its Affiliate.

(iii) Cooperation.  To the extent permitted by Law and subject to Purchaser entering into a business associate agreement satisfactory to Chemtura, the United States Business agrees to use commercially reasonable efforts to facilitate the transition of Transferred U.S. Employees to employment with Purchaser or its Affiliate as of the Effective Time or such later time as may be required by Section 5.9(a)(i), including without limitation providing a list to the Purchaser of the salaried and hourly persons who are designated on the records of any Employee Transferor as of the Closing Date as dedicated Employees with respect to the United States Business.

(iv) Savings Plan.  Effective as of the time the Employees become Transferred U.S. Employees, Transferred U.S. Employees shall cease to be eligible to contribute to the Chemtura 401(k) Plan (“Sellers’ Savings Plan”).  Effective as of the Closing Date, Purchaser shall establish or otherwise maintain, or shall cause its Affiliate to establish or otherwise maintain, one or more tax-qualified defined contribution savings plans (“Purchaser’s Savings Plans”) that shall (1) permit participation as promptly as practicable for the Transferred U.S. Employees who were eligible to participate in Sellers’ Savings Plan as of the day before the Closing Date; (2) credit all service that was credited under Sellers’ Savings Plan for purposes of the eligibility, vesting and match eligibility requirements of the Purchaser’s Savings Plans; (3) provide for tax-deferred contributions pursuant to Section 401(k) of the Code and (4) accept elective direct rollovers of Transferred U.S. Employees’ accounts and loans under Sellers’ Savings Plan to the extent payable in cash.  Notwithstanding the foregoing, the Purchaser’s Savings Plan shall not be required to offer participation to any Transferred U.S. Employee prior to the date he becomes a Transferred U.S. Employee.

(v) Employee Welfare Plans.

(A) Purchaser or its Affiliates shall, not later than the Closing Date, provide the Transferred U.S. Employees and their spouses, domestic partners, dependents and beneficiaries with health and life insurance, disability, severance, and other welfare benefit plans and programs as Purchaser or its Affiliates shall determine, subject to the requirements of this Section 5.9.  Subject to any specific provision of this Section 5.9 to the contrary, Sellers shall remain solely responsible for liabilities or obligations incurred with respect to each Transferred U.S. Employee or Former Employee and their spouses, dependents and beneficiaries under any of Sellers’ medical and life insurance, disability, severance and other welfare benefit plans and programs for liabilities or obligations incurred prior to the Closing Date; and Purchaser and its Affiliates shall be solely responsible for liabilities or obligations incurred with respect to each Transferred U.S. Employee and their spouses, dependents and beneficiaries under any of the Purchaser’s, or any Transferred Entity’s health (including medical, dental and vision care) and life insurance, disability, severance and other welfare benefit plans and programs for liabilities incurred on or after the Closing Date.  For purposes of this Section 5.9(a)(v), a liability or obligation shall be deemed to be incurred upon the occurrence of the event giving rise to the liability or obligation and the liability or obligation will include any covered expenses for any related claims or series of related claims giving rise to such liability or obligation; provided that in the case of medical and dental expenses, including under any flexible spending account plan, a liability and obligation shall be deemed to be incurred only as and when the service(s) in respect of such expense occurs.

(B) Any plans or programs established or maintained by Purchaser or its Affiliates to provide health (including medical, dental and vision care) and life insurance, disability, severance, vacation, cafeteria, flexible spending, dependent care and other welfare benefits for the benefit of the Transferred U.S. Employees shall, (1) credit all service credited by Chemtura and its Affiliates prior to the Closing for purposes of eligibility, participation, benefit accrual and benefit entitlement, (2) waive any pre-existing condition limitation or exclusion or any actively-at-work requirement, (3) credit all payments made for healthcare expenses during the current plan year for purposes of deductibles, co-payments and maximum out-of-pocket limits and (4) subject to Section 5.9(a) and Section 5.9(c), until the first anniversary of the Closing Date provide benefit plan designs and cost sharing features that are the same as those provided to other similarly situated employees of Purchaser or its Affiliates.

(vi) Severance and WARN Act Liability.  Purchaser agrees to pay and be responsible for (A) except as otherwise expressly provided in this Agreement, all liability, cost or expense for severance, salary continuation, special bonuses and like costs under Purchaser’s and its Subsidiaries’ (including the Transferred Entities’) severance pay plans, retention agreements, policies or arrangements and (B) any payment obligations described in Section 5.9(a)(ii) with respect to any of the Transferred U.S. Employees that arise on or after the Closing Date.  Purchaser and its Affiliates shall not at any time prior to 90 days after the Closing Date effectuate a “plant closing” or “mass layoff” as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or effectuate any similar triggering event under any other applicable Law, affecting in whole or in part any site of employment, facility, operating unit or Transferred U.S. Employee.  Purchaser agrees to provide any required notice under WARN and any other applicable Law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or any similar triggering event under any other applicable Law occurring on or after the Closing or arising as a result of the transactions contemplated hereby.

(vii) Health Care Continuation Coverage.  With respect to all health plans maintained for Transferred U.S. Employees, Purchaser agrees to provide (directly or through its Affiliates) continuation coverage required by COBRA to all Transferred U.S. Employees and their covered beneficiaries who are entitled to COBRA coverage with respect to qualifying events that occur after the Closing Date.  Purchaser agrees to pay and be responsible for all liability, cost, expense, taxes and sanctions under Section 4980B of the Code, and interest and penalties imposed upon, incurred by, or assessed against Purchaser or an Employee Transferor that arise with respect to the Transferred U.S. Employees and their covered beneficiaries after the Closing Date by reason of, or relating to, any failure by Purchaser and its Affiliates to comply with the health care continuation coverage requirements of COBRA.

(viii) Worker’s Compensation.  Purchaser shall be responsible for the administration and the financial obligation of all worker’s compensation claims with respect to the Transferred U.S. Employees arising out of or relating to occurrences on or after the Closing Date and Sellers shall be responsible for the administration and the financial obligation of all worker’s compensation claims arising out of or relating to occurrences before the Closing Date; provided that the following specific principles shall apply to the following specific claims:

(A) Modified Duty.  If, prior to the first anniversary of the Closing Date, Purchaser fails to continue to accommodate the modified or alternative work arrangements that are currently in place for a Transferred U.S. Employee (the “Modified Duty Employees”), except if such failure to accommodate is the result of a termination of such Modified Duty Employee’s employment for cause, then the Employee Transferors and Purchaser shall share the applicable worker’s compensation liability, as determined by the applicable worker’s compensation state Law, in proportion to the length of time such Modified Duty Employee was on modified duty with an Employee Transferor before the Closing Date and Purchaser after the Closing Date.  If such failure to accommodate described in the preceding sentence occurs with respect to a Modified Duty Employee following the first anniversary of the Closing Date or if a Modified Duty Employee voluntarily leaves employment at any time for any reason other than an unjustified failure by Purchaser to accommodate, then the Employee Transferors shall bear all applicable worker’s compensation liability with respect to such Modified Duty Employee and Purchaser shall not share any of such liability with the Employee Transferors.

(B) Aggravated Injury.  In the event that a Transferred U.S. Employee notifies Purchaser after the Closing Date of a worker’s compensation injury that is the result of an aggravation of an injury that occurred prior to the Closing Date, the responsibility for the administration and financial obligation of this claim (i.e., the allocation between Sellers’ worker’s compensation coverage and Purchaser’s worker’s compensation coverage) will be determined by the applicable worker’s compensation Law and is subject to the final interpretation of the appropriate court.

(ix) No Assumption of Plans.  Except for the assumption of the Labor Contracts as provided in Section 5.9(c)(i)(A), and except as set forth on Section 5.9(a)(ix) of the Disclosure Schedules (the “Transferred U.S. Benefit Plans”), neither Purchaser nor its Affiliates nor any Transferred Entity shall assume any U.S. Benefit Plan.  To the extent Chemtura deems necessary in its reasonable judgment, Sellers shall cause each Transferred Entity to (A) withdraw from or otherwise terminate its participation under each U.S. Benefit Plan (other than the Transferred U.S. Benefit Plans) or (B) if any U.S. Benefit Plan other than a Transferred U.S. Benefit Plan is maintained or sponsored solely by one or more Transferred Entities, terminate such plan, with such withdrawal or termination of participation or plan termination effective no later than the Closing Date.

(x) Paid-Time Off.  Effective with the date an Employee becomes a Transferred U.S. Employee, Purchaser shall assume liability for any earned but not taken paid-time off time (including any non-forfeitable paid-time off entitlement otherwise payable only on termination of employment) of the Transferred U.S. Employee prior to the Closing Date to the extent such liabilities are taken into account and reflected in the Closing Working Capital.  For a period of at least one year following the Closing, Purchaser shall provide Transferred U.S. Employees with an annual paid-time off entitlement that is no less favorable than the more favorable of (i) the entitlement provided by Purchaser to its similarly situated employees as of the Closing Date and (ii) the entitlement required to be provided by applicable Law.  Upon any Transferred U.S. Employee ceasing to be employed by Purchaser or an Affiliate at any time after the Closing Date, Purchaser shall, or shall cause such Affiliate to, pay in full the value of the Transferred U.S. Employee's accrued but unused annual paid-time off entitlement, and remaining carried over paid-time off entitlement, if any, to the Transferred U.S. Employee.

(xi) Flexible Spending Accounts.  Effective as of the Closing Date, Transferred U.S. Employees shall no longer be eligible to contribute to the health care flexible spending account or accounts sponsored by Sellers except as otherwise provided by and in accordance with COBRA.  Effective as of the Closing Date, the Transferred U.S. Employees shall no longer be eligible to contribute to the dependent care flexible spending accounts sponsored by the Employee Transferors (such health and dependent care accounts, “Sellers’ FSAs”).  Effective as of the Closing Date, Purchaser shall establish or otherwise maintain, or shall cause its Affiliate to establish or maintain, health care and dependent care flexible spending accounts (“Purchaser’s FSAs”) which shall (A) permit participation promptly following the Closing Date for all Transferred U.S. Employees who were eligible to participate in the Employee Transferors’ FSAs as of the day before the Closing Date and (B) with respect to health FSAs, and in accordance with Revenue Ruling 2002-32, accept for reimbursement any claims related to the calendar year in which the Closing Date occurs and eligible for reimbursement on the basis of participant elections initially made under the Employee Transferors’ FSAs for such year.

(b) Non-U.S. Employees.  This Section 5.9(b) applies only to Employees employed in the Non-United States Business as of the Closing Date, and Former Employees who terminated employment with Chemtura or its Affiliates while employed in the Non-United States Business.

(i) Employment.   Each Dedicated Employee employed by the Employee Transferors or the Transferred Entities or any Affiliate of either whose working time is dedicated to the Non-United States Business, whether hourly or salaried, and who is actively at work on the Closing Date, or who is absent on the Closing Date due to a recognized leave of absence, whether paid or unpaid, and the Shared Employees with respect to the Non-United States Business, shall be referred to as a “Non-U.S. Employee.”  Wherever legally permissible, on the Closing Date, Non-U.S. Employees shall become employees of Purchaser or continue to be employees of a Transferred Entity by operation of the applicable Laws or regulations of the jurisdiction in which such employment is located (the “National Laws”, which term shall include the EU Acquired Rights Directive, where applicable) and/or pursuant to the terms of any necessary transfer agreement relating to that jurisdiction.  Where such continuation of employment or transfer is not possible in the manner described in the previous sentence, Purchaser shall offer the Non-U.S. Employees employment in accordance with the procedures required by applicable National Laws to effectuate their employment with Purchaser or a Transferred Entity commencing on the Closing Date.  Each Non-U.S. Employee who, as of the Closing Date, is employed by, or otherwise has his employment continued with, a Transferred Entity, otherwise transfers to the employ of Purchaser or a Transferred Entity pursuant to National Laws or accepts Purchaser’s offer of employment shall be referred to as a “Transferred Non-U.S. Employee.”  No provision herein shall impair, deny or limit the right of Purchaser or any of its Affiliates to change the employment terms or to terminate the employment of any Transferred Non-U.S. Employee at any time, to the extent permissible under applicable National Laws and any applicable Labor Contract.

(ii) Compensation and Benefits; Severance Protection.  Effective as of the Closing Date, Purchaser or its Affiliates shall provide Transferred Non-U.S. Employees with terms and conditions of employment, compensation and employee benefits that are consistent with those (A) provided under the Transferred Non-U.S. Employee’s employment contract, if applicable or (B) if more favorable (or if the Transferred Non-U.S. Employee does not have a contract), required by applicable National Laws or an applicable Labor Contract.  Without limiting the generality of the foregoing, but subject to Section 5.9(b)(iii)(C) below, if applicable, from and after the Closing Date, Transferred Non-U.S. Employees shall be entitled to at least the benefit of such severance plan or policy, if any, as Purchaser or its Affiliates may have in effect from time to time; provided that service with Chemtura, Purchaser, and their respective Affiliates shall be taken into account in computing the amount of such benefit, and, provided, further, that if Purchaser or any of its Affiliates terminates the employment of any Transferred Non-U.S. Employee on or before the first anniversary of the Closing Date (including as a result of refusal of any Transferred Non-U.S. Employee to accept a work relocation that is greater than 50 miles from his work location as of the Closing Date), Purchaser or its Affiliate shall provide at least a severance benefit consisting of salary continuation and continued insurance coverage, if any, that shall be no less than the severance benefit and insurance coverage the Transferred Non-U.S. Employee would have received under the terms of an Employer Transferor’s or a Transferred Entity’s severance plan(s), as applicable, in effect on the Closing Date, calculated as though the Transferred Non-U.S. Employee worked continuously (by combining such Transferred Non-U.S. Employee’s service for Chemtura and its Affiliates on the one hand, and Purchaser and its Affiliates on the other hand) until his termination date with Purchaser or its Affiliate.

(iii) Foreign Benefit Plans.  “Sellers’ Foreign Benefit Plans” means those Foreign Benefit Plans listed on Section 3.12(b) of the Disclosure Schedules to the extent they cover the Transferred Non-U.S. Employees.

(A) Except to the extent otherwise required by Law and except for those of Sellers’ Foreign Benefit Plans set forth on Section 5.9(b)(iii)(A) of the Disclosure Schedules (the “Transferred Foreign Benefit Plans”), as of the Closing Date, each Transferred Non-U.S. Employee shall cease to be an active participant in Sellers’ Foreign Benefit Plans.

(B) As of the Closing Date, Purchaser or its Affiliates shall establish or maintain employee benefit plans, programs or arrangements outside of the United States in accordance with the terms of this Agreement and applicable National Laws that, in accordance with the obligation to provide total compensation and employee benefits as provided in Section 5.9(b)(ii), (1) provide employee benefits on the same terms and conditions as provided under the Transferred Non-U.S. Employee’s employment contract, if applicable or (2) if more favorable than the employee benefits described in clause (1) (or if the Transferred Non-U.S. Employee does not have a contract), provide employee benefits as required by applicable National Laws (collectively, “Purchaser’s Foreign Benefit Plans”).  The Transferred Foreign Benefit Plans and the Employee Transferors’ insurance contracts, all of which are listed on Section 5.9(b)(iii)(B) of the Disclosure Schedules (B), providing benefits that are maintained exclusively for the benefit of employees of a Transferred Entity who become on the Closing Date Transferred Non-U.S. Employees (inclusive of applicable assets, insurance contracts, property or funds underlying, supporting or otherwise to be used or applied to fund or pay benefits or liabilities under or with respect to such plans) will be transferred or assigned to Purchaser or its Affiliates (or, in the case of such assets, property or funds, to the applicable plan or plans so established or maintained) no later than the Closing Date.  With respect to any Sellers’ Foreign Benefit Plans that are not transferred to Purchaser as provided in the preceding sentence and to the extent not otherwise required by Law, Sellers shall cooperate to cause each Transferred Entity to (x) withdraw from or otherwise terminate its participation under such Foreign Benefit Plans or (y) if any such Sellers’ Foreign Benefit Plan is maintained or sponsored solely by one or more Transferred Entities, terminate such plan or merge such plan with another plan of an Employee Transferor such that the obligations of the Transferred Entity are assumed by an Employee Transferor, with such withdrawal or termination of participation or plan termination or merger effective no later than the Closing Date.

(C) Purchaser shall provide each Transferred Non-U.S. Employee with full credit for service with Chemtura and its Affiliates and Purchaser for purposes of eligibility to participate, and vesting and solely with respect to the Transferred Foreign Benefit Plans (inclusive of related asset, contracts, property and funds) that are transferred or assigned to Purchaser.

(D) Purchaser or its Affiliates shall establish or otherwise maintain pension, retirement and savings plans for Transferred Non-U.S. Employees (“Purchaser’s Foreign Retirement Plans”) that shall (1) permit participation as promptly as practicable on or following the Closing Date, (2) credit all service credited by Chemtura and its Affiliates as of the Closing, and credit all service with Purchaser and its Affiliates following the Closing, for purposes of the eligibility and vesting and (iii) otherwise fulfill the obligations of Purchaser as set forth in Section 5.9(b)(iii)(B).  With respect to those Transferred Non-U.S. Employees who were eligible to participate in the pension, retirement and savings plans set forth on Section 5.9(b)(iii)(D) of the Disclosure Schedules (collectively “Sellers’ Foreign Retirement Plans”) as of the Closing Date, the applicable Purchaser’s Foreign Retirement Plans shall (1) credit all service that was credited under Sellers’ Foreign Retirement Plans, along with future service with Purchaser, for purposes of the eligibility and vesting; and (2) provide a defined benefit pension benefit, net of each participating Transferred Non-U.S. Employee’s vested accrued pension benefit as of the Closing Date under Sellers’ Foreign Retirement Plans (unless liability for such benefit is transferred pursuant to Section 5.9(b)(vi) below), on the same terms and conditions, including early retirement and disability subsidies, as provided under the applicable Sellers’ Foreign Retirement Plan as of the Closing Date.

(E) Except as otherwise expressly provided herein, no provision herein shall impair Purchaser’s ability to amend or terminate any such plan at any time to the extent permissible under applicable National Laws or Labor Contracts.

(F) Notwithstanding anything in this Section 5.9(b)(iii) to the contrary, Seller shall take any necessary actions to cause any Transferred Non-U.S. Employee in Canada who is covered by the Sellers’ Foreign Benefit Plans in Canada to cease participation in such Sellers’ Foreign Benefit Plans effective as of the Closing Date.  Purchaser or its Affiliates shall, effective as of and from the Closing Date, establish or designate a replacement defined contribution registered pension plan for Transferred Non-U.S. Employees in Canada who, immediately prior to the Closing Date, participate in such Sellers’ Foreign Benefit Plans that is a registered pension plan (the “New Canadian Retirement Plan”).  The New Canadian Retirement Plan shall be identical to the defined contribution provisions of the Sellers’ Foreign Benefit Plans that is a registered pension plan and shall recognize each Transferred Non-U.S. Employee in Canada's period of service prior to the Closing Date (as recognized in the corresponding Seller’s Foreign Benefit Plan that is a registered pension plan) for purposes of eligibility to join, vesting and eligibility for benefits under the New Canadian Retirement Plan, and for purposes of any service based contribution rate for defined contribution benefits. The benefits accrued to the Closing Date by each Transferred Non-U.S. Employee in Canada under such Seller Foreign Benefit Plans shall remain the responsibility and liability of Sellers.

(iv) Termination and Severance Liabilities.  Purchaser shall be responsible for all amounts becoming payable to Non-U.S. Employees under applicable National Laws, Purchaser’s severance plans or arrangements or any employment contracts as a result of their being dismissed by (A) Sellers in connection with the transaction contemplated under this Agreement or (B) Purchaser at any time on or after the Closing Date, notwithstanding that such amounts are calculated under applicable National Laws, plans, arrangements or employment contracts by reference to periods of employment with Chemtura and its Affiliates as well as periods of employment with Purchaser and its Affiliates.  Purchaser shall indemnify and hold Sellers harmless against all liability that Sellers may suffer, incur, sustain or pay arising from any dismissal of the Non-US Employees described herein.

(v) Responsibility for Non-U.S. Employees.  Except as otherwise set forth herein, for employees who are Transferred Non-U.S. Employees as of the Closing Date, Purchaser shall assume and thereafter pay, perform and discharge when due any and all employment, compensation and employee benefit liabilities, responsibilities and obligations with respect to such Transferred Non-U.S. Employees, including any and all claims under National Laws, which liabilities, responsibilities and obligations are incurred as the result of incidents, events, acts or failures to act, occurring on or after the Closing Date.

(vi) Foreign Benefit Plan Asset Transfers.  Sellers may agree to transfer, and Purchaser may agree to accept in its sole discretion, assets from or with respect to certain of Sellers’ Foreign Benefit Plans other than Transferred Foreign Benefit Plans.  If any such plan asset transfers are agreed, Sellers and Purchaser shall mutually agree upon the terms and conditions of such transfers, subject to the provisions of each such plan and the requirements of National Laws.  In addition, Sellers and Purchaser may mutually agree to transfer the liability with respect to benefits accrued or account balances accumulated as of the applicable transfer date by Transferred Non-U.S. Employees under such Sellers’ Foreign Benefit Plans other than Transferred Foreign Benefit Plans.  Where any transfer of assets or liability is agreed to in respect of a defined benefit pension plan, Sellers’ actuaries will determine, in accordance with reasonable actuarial assumptions approved by Purchaser’s actuaries (which approval shall not be unreasonably withheld), the liabilities and assets to be allocated to each of the transferee and transferor plan or plans consistent with applicable National Laws.  Following the payment or transfer of assets, and to the extent of the liability attributable to such payment or transfer, Sellers and Sellers’ Foreign Retirement Plans will be discharged from such liability under such Sellers’ Foreign Benefit Plans.

(vii) Non-U.S. Employee Communications.  Each party to this Agreement shall comply with all obligations under applicable National Laws to provide information to the other parties for onward transmission to Non-U.S. Employees or their representatives and/or to provide such information directly to the Non-U.S. Employees or their representatives.  Each party to this Agreement shall comply with all obligations under applicable National Law to inform and/or consult trade unions, works councils or other employee representative bodies in connection with the matters contemplated by this Agreement.

(viii) Cooperation.  To the extent permitted by Law and subject to Purchaser entering into a data privacy agreement satisfactory to Chemtura, Purchaser shall give to the Employee Transferors, and Sellers shall give, or cause to be given, to Purchaser, on a timely basis, all requisite and pertinent information which the Employee Transferors and Purchaser, respectively, may require in order to comply with their respective obligations with respect to Employees.  Without limiting the generality of the forgoing, to the extent permitted by Law and subject to Purchaser entering into a data privacy agreement satisfactory to Chemtura, Sellers shall give, or cause to be given, to Purchaser, as soon as practicable following the date of this Agreement a list of Non-U.S Employees.

(ix) Employee Refusal to Transfer.  Any Non-U.S. Employee lawfully rejecting the transfer to or employment by Purchaser or its Affiliates shall remain (or, in the case of an employee of a Transferred Entity, shall be) employed by the Employee Transferors; provided that the Employee Transferors may terminate such Non-U.S. Employee immediately after Closing, subject to applicable legal constraints, if any, and shall be solely responsible for any severance payment or compensation or other benefit to or with respect to such Non-U.S. Employee.  Without prejudice to the generality of Section 5.9(b)(iv), Purchaser shall be responsible for all costs with respect to such terminations to the extent such costs arise as a result of Purchaser’s failure to comply with the obligations set forth in Section 5.9(b)(i) and (ii).

(x) Paid-Time Off.  Purchaser shall assume liability for any earned but not taken paid-time off time (including any non-forfeitable paid-time off entitlement otherwise payable only on termination of employment) of the Transferred Non-U.S. Employee prior to the Closing Date to the extent such liabilities are taken into account and reflected in the Closing Working Capital.  For a period of at least one year following the Closing, Purchaser shall provide Transferred Non-U.S. Employees with an annual paid-time off entitlement that is no less favorable than the more favorable of (i) the entitlement provided by Purchaser to its similarly situated employees as of the Closing Date and (ii) the entitlement required to be provided by applicable Law.  Upon any Transferred Non-U.S. Employee ceasing to be employed by Purchaser or an Affiliate at any time after the Closing Date, Purchaser shall, or shall cause such Affiliate to, pay in full the value of the Transferred Non-U.S. Employee's accrued but unused annual paid-time off entitlement, and remaining carried over paid-time off entitlement, if any, to the Transferred Non-U.S. Employee.

(c) Labor Contracts.

(i) Purchaser shall, or shall cause an Affiliate to, assume each of (A) those employment, retention, and expatriate agreements set forth on Section 5.9(c) of the Disclosure Schedules and (B) any national collective bargaining agreements under applicable National Law, or Works Council agreements, with respect to the Non-U.S. Business set forth on Section 5.9(c)(i) of the Disclosure Schedules (individually, a “Labor Contract” and collectively, the “Labor Contracts”), and honor and fulfill all of the Employee Transferors’ obligations under each of the Labor Contracts after the Closing Date.  Purchaser and Chemtura shall each cooperate for the purposes of, including providing the relevant representative of any group covered by a Labor Contract with required notices, bargaining with the representative, if required by the terms of the Labor Contract or any applicable Law or National Law, and taking any other necessary actions in connection with negotiating any changes in the terms of employment of the Employees covered by such Labor Contract necessary or appropriate to effectuate the transfer of employment and Liabilities for such Employees on terms and conditions consistent with this Section 5.9.  Purchaser shall be exclusively responsible for any Liability incurred in connection with any negotiated change to such Labor Contracts.

(ii) Purchaser shall, or shall cause an Affiliate to, employ each Employee whose terms of employment are covered by a Labor Contract on the all terms and conditions of employment of the applicable Labor Contract on the Closing Date, including wages, benefits, severance protection (if any), provision of pension, health and other benefit plans, vacation, leave, hours or work and other terms and conditions of employment in effect with respect to such Employee on the Closing Date, and honor and fulfill all applicable obligations under the applicable Labor Contract in respect to such Employee, except as the same may be modified consistent with applicable Law or National Law.

(iii) Effect.  This Section 5.9(c) shall supersede any contrary provisions of Section 5.9(a).

(d) Non-U.S. Employee Communications.  Each party to this Agreement shall comply with all obligations under applicable National Laws to provide information to the other parties for onward transmission to Non-U.S. Employees or their representatives and/or to provide such information directly to the Non-U.S. Employees or their representatives.

(e) Indemnification.  Purchaser shall indemnify Chemtura and its Affiliates against all Losses arising out of or in connection with (i) the employment of the Transferred U.S. Employees and the Transferred Non-U.S. Employees with Purchaser or its Affiliates; or (ii) any claim by an Employee in connection with such Employee’s employment with Purchaser or its Affiliates (whether in contract or in tort or under statute for any remedy including for breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, sex, race or disability discrimination, unlawful deductions from wages or for breach of statutory duty or of any nature).  Furthermore, Purchaser acknowledges that its, its Affiliates’, and its or their plans’ (e.g., Purchaser U.S. Pension Plan) assumption of the Liabilities specified in this Section 5.9, the transfer of the Transferred U.S. Benefit Plans and Transferred Foreign Benefit Plans and the elimination of Chemtura’s and its Affiliates’ responsibility for OPEB Benefits to the extent to be provided by Purchaser and its Affiliates pursuant to this Section 5.9 is an essential part of the consideration for the transactions contemplated by this Agreement.  Accordingly, Purchaser shall indemnify Chemtura and its Affiliates against all Losses arising out of or in connection with the failure of Purchaser, an Affiliate, or any plan of Purchaser or an Affiliate to satisfy, timely and in full, (A) all such Liabilities, (B) any Liabilities arising out of or in connection with the Transferred U.S. Benefit Plans or Transferred Foreign Benefit Plans, (C) any wind-up Liability incurred in respect of Sellers’ Foreign Retirement Plans occasioned by actions, events or conditions occurring or arising after Closing in respect of Purchaser’s Foreign Retirement Plans and (D) any Liabilities for the provision of OPEB Benefits occasioned by reason of the failure of Purchaser and its Affiliates to provide at any time after Closing OPEB Benefits to the extent and on the terms and conditions set out in this Section 5.9.  For avoidance of doubt any claims for indemnification pursuant to this Section 5.9 shall be governed by the administrative provisions set forth in Section 8.3.

(f) Temporary, Etc. Employees.  Prior to the Closing Date, Purchaser shall take reasonable steps to enter into an agreement with the provider of subcontracted employees to the Business described in Section 5.9(f) of the Disclosure Schedules to enable the transfer of such subcontracted employees from the related contract of the Employee Transferors to a contract of Purchaser as of the Closing Date.  Sellers will cooperate with Purchaser to affect this transfer.

For the avoidance of doubt and notwithstanding anything to the contrary contained herein, Purchaser shall have no obligation for, or assume any Liabilities with respect to, any Former Employees, whether with respect to the United States Business or Non-United States Business, other than (i) any such Former Employee of a Transferred Entity and (ii) in respect of any Transferred U.S. Benefit Plan and any Transferred Foreign Benefit Plan.  In addition, to the extent Purchaser or an Affiliate of Purchaser elects, in its sole discretion, not to offer employment to any Employee who would otherwise be required to be offered employment by Purchaser or an Affiliate pursuant to Section 5.9(a)(i) or Section 5.9(b)(i), and such Employee is terminated by Chemtura (or one of its Affiliates) in connection with the Closing, Purchaser shall be responsible for (x) the severance benefit (if any) payable to such terminated Employee under applicable Law and under the terms of the applicable Employee Transferor’s severance plan(s) in effect on the Closing Date and (y) all costs (including legal expenses), fine or penalties associated with any claim made by such Employee or otherwise in connection with the Employee’s termination of employment.

Section 5.10. Intercompany Accounts; Affiliate Agreements.

(a) Intercompany Accounts.  Prior to Closing, Chemtura shall cause any amounts owed to or by any Seller related to the Business or any Transferred Entity, on the one hand, from or to any other Seller or Affiliate of Sellers (other than a Transferred Entity or another part of the Business), on the other hand, to be settled; provided that this sentence shall not apply to any trade accounts payable or trade accounts receivable (solely to the extent such trade accounts payable and trade accounts receivable are taken into account and reflected in the Closing Working Capital).  Prior to Closing, Sellers may (but are not required to) cause any amounts owed to or by any Seller related to the Business or any Transferred Entity, on the one hand, from or to any other Transferred Entity, on the other hand, to be settled.

(b) Affiliate Agreements.  Chemtura shall cause all Contracts or other transactions between Sellers and their Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other hand, as set forth on Section 3.22 of the Disclosure Schedules or with respect to which there could be further or continuing Liability or obligation on the part of Purchaser or any of its Affiliates (including the Transferred Entities after the Closing), other than the Transition Services Agreement and the Supply Agreements to be entered into as of the Closing Date, to be settled or terminated prior to the Closing without any further or continuing Liability on the part of Purchaser or any of its Affiliates.

Section 5.11. Non-Competition and Non-Solicitation.

(a) For a period of three years from the Closing Date, Chemtura agrees that it will not, and will cause its Affiliates (including the Sellers) not to, directly or indirectly, own, manage, operate or engage in any business engaged in the Business as conducted as of the date hereof or as conducted immediately prior to the Closing Date (such business, a “Competing Business”); provided that engaging in a Competing Business shall be deemed to include the sale of any Business Products to any competitor of the Business.  Notwithstanding the foregoing, the restrictions set forth in this Section 5.11(a) shall not be construed as prohibiting or restricting Sellers or any of their Affiliates from (i) acquiring and holding, in the aggregate, not more than 5% of the outstanding stock of any publicly traded corporation so long as Chemtura and its Affiliates have no active participation in the business of such corporation or (ii) acquiring any Person or business that engages in a Competing Business; provided that (A) (1) the Competing Business constitutes no more than the lesser of 10% and $100,000,000 of the revenues of the Person or business to be acquired (based on total revenues expressed in U.S. dollars or calculated in U.S. dollars utilizing the relevant and then applicable current foreign currency exchange rate, of all sales of such Person or business during the last twelve-month period immediately preceding the date of acquisition of such Person or business) and (2) the revenues of such Competing Business do not increase by more than 7.5% annually or (B) if the Competing Business constitutes more than 10% or $100,000,000 at the time of such acquisition of the revenues of the Person or business to be acquired, Chemtura or its Affiliates, as the case may be, uses its commercially reasonable efforts to divest that portion of such Person or business that engages in the Competing Business within twelve months after the acquisition of such Person or business.

(b) In the event Chemtura or one of its Affiliates (as the case may be) acquires a Competing Business in accordance with subsection 5.11(a)(ii) above, and prior to the third anniversary of the Closing Date either (x) Chemtura or one of its Affiliates (as the case may be) proposes to sell such Competing Business (whether through stock sale, asset sale, merger or otherwise) or (y) Chemtura or one of its Affiliates (as the case may be) is required to divest the portion that engages in the Competing Business in accordance with subsection (ii)(B) above (whether through stock sale, asset sale, merger or otherwise), then Chemtura or its applicable Affiliates (as the case may be) shall discuss in good faith with Purchaser selling such Competing Business to Purchaser.

(c) Notwithstanding anything to the contrary in this Agreement, the prohibitions in Section 5.11(a) shall not apply (i) to the sale of fumigant products by Sellers’ Great Lakes Solutions business, including fumigant products based on methyl bromide and/or chloropicrin and the manufacture, distribution, marketing and sale of any materials for use in battery applications, or the sale of fine chemicals that may be used in the synthesis of agrochemical products by Chemtura’s customers (ii) with respect to any businesses or operations of Sellers or any of their Subsidiaries transferred to any third party after the date hereof, after the date of such transfer, (iii) with respect to any Subsidiaries of any Seller the stock of which is transferred to any third party after the date hereof, after the date of such transfer, (iv) to any Affiliate of Chemtura who becomes an Affiliate as a result of a change of control of Chemtura, (v) to any acquisition of securities by Chemtura’s pension trust or similar employee benefit plan investment vehicle, provided that any securities acquired shall be held for investment purposes only and such benefit plans comply with the ERISA requirements as to the independence of investment decisions or (vi) to any services provided by, or other activities conducted or performed by, Chemtura, the other Sellers or any of their Affiliates pursuant to the Transition Services Agreement or the Supply Agreements or pursuant to any supply agreements or site-sharing agreements entered into by Chemtura or any of its Affiliates in connection with the Amended and Restated Asset Purchase and Contribution Agreement, dated as of January 25, 2013, by and among Chemtura, SK Blue Holdings, Ltd and Addivant USA Holdings Corp.

(d) For a period of two years from the Closing Date,

(i) each Seller agrees that it will not, and will cause its Affiliates not to, directly or indirectly, target, solicit for employment or employ any Transferred U.S. Employee or Transferred Non-U.S. Employee whose annual base salary exceeds $100,000 (or the equivalent thereof) (the “Purchaser Restricted Employees”). Notwithstanding the foregoing, nothing shall prohibit Sellers or their Affiliates from targeting, soliciting for employment or employing any Purchaser Restricted Employee (A) who responds to a general solicitation or advertisement that is not specifically directed to Purchaser Restricted Employees, (B) who is referred to a Seller or any of its Affiliates by search firms, employment agencies or other similar entity, provided that such entities have not been specifically instructed by such Person to solicit Purchaser Restricted Employees, (C) who contacts a Seller or its Affiliates on his or her own initiative provided such Person was not employed by the Business during the three-month period immediately prior to the date on which such contact takes place, or (D) who is no longer employed by the Business and has not been employed by the Business during the three-month period immediately prior to the time of Seller’s or its Affiliate’s, as the case may be, first contact with such Purchaser Restricted Employee regarding future employment, and provided that such Purchaser Restricted Employee has not terminated his or her employment with the Business at the encouragement of a Seller or its Affiliates.

(ii) Purchaser agrees that it will not, and will cause its Affiliates not to, directly or indirectly, target, solicit for employment or employ any employee of Seller or an Affiliate of seller, excluding any Transferred U.S. Employee or Transferred Non-U.S. Employee, whose annual base salary exceeds $100,000 (or the equivalent thereof) (the “Seller Restricted Employees”). Notwithstanding the foregoing, nothing shall prohibit Purchaser or its Affiliates from targeting, soliciting for employment or employing any Seller Restricted Employee (A) who responds to a general solicitation or advertisement that is not specifically directed to Seller Restricted Employees, (B) who is referred to Purchaser or any of its Affiliates by search firms, employment agencies or other similar entity, provided that such entities have not been specifically instructed by such Person to solicit Seller Restricted Employees, (C) who contacts Purchaser or its Affiliates on his or her own initiative, or (D) who is no longer employed by Seller or any of its Affiliates and has not been employed by Seller or any of its Affiliates during the three-month period immediately prior to the time of Purchaser’s or its Affiliate’s, as the case may be, first contact with such Seller Restricted Employee regarding future employment, and provided that such Seller Restricted Employee has not terminated his or her employment with Seller or its Affiliate at the encouragement of Purchaser or its Affiliates.

(e) If, at the time of enforcement of the covenants contained in this Section 5.11 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Sellers have determined and hereby acknowledge that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Business made by Purchaser and hereunder. Each Seller, on behalf of itself and its Affiliates, further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale by it and the Sellers of the Business and the goodwill of the Business pursuant to this Agreement.

(f) If a Seller or an Affiliate of a Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Purchaser shall have the right to an injunction or injunctions in the manner provided in Section 9.8 hereof, which right and remedy shall be independent of the others and severally enforceable, and which is in addition to, and not in lieu of, any other rights and remedies available to Purchaser at law or in equity.

(g) In the event of any breach or violation by a Seller or any of its Affiliates of any of the Restrictive Covenants in Section 5.11(a), the expiration of such covenant shall be extended to the date that is three years after the Closing Date, plus the number of days from the date on which Seller is notified in writing of the alleged breach or violation until the earlier of (i) the date on which such breach or violation ceases and (ii) the third anniversary of the Closing Date, provided that it is determined in a final, non-appealable decision of a court of competent jurisdiction that Seller of one of its Affiliates (as applicable) has violated or breached such Restrictive Covenants.

Section 5.12. Payments Received.  Chemtura and Purchaser agree that, after the Closing Date, they shall hold and shall promptly transfer and deliver to the other party, from time to time as and when received by it and in the currency received, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash), or other property that they may receive after the Closing Date which property belongs to the other party, including any payments of accounts receivable and insurance proceeds, and shall account to the other party for all such receipts.  In the event of a dispute between the parties regarding any party’s obligations under this Section 5.11(e), the parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

Section 5.13. Sellers’ Marks.   Except as expressly set forth herein, each of Purchaser and each of its Subsidiaries and Affiliates and its and their respective directors, officers, successors, assigns, agents, or representatives shall not register or own, or attempt to register or own, and shall not directly or indirectly use, in any fashion, including in signage, corporate letterhead, business cards, internet websites, marketing material and the like, or seek to register or own, in connection with any products or services anywhere in the world in any medium, any (a) Intellectual Property that includes, is identical to, is confusingly similar to, or is a derivation of any of the trademarks, service marks, domain names, trade names, trade dress, trade styles or other indicia of origin set forth on Section 5.13 of the Disclosure Schedules (the “Sellers’ Marks”) either alone or in combinations or (b) any other Excluded Intellectual Property, nor shall any of them challenge or assist any third party in opposing the rights of Chemtura anywhere in the world in, or with respect to, any such Intellectual Property.  As promptly as practicable after the Closing, Purchaser shall take all steps necessary to (i) change the registered and business names of the Transferred Entities, (ii) re-register products under a new business name with the applicable Governmental Authority and (iii) cease all use of any of the Sellers’ Marks, provided, however, that subject to the restrictions set forth herein, Chemtura hereby extends to Purchaser effective as of the Closing Date, a personal, nonexclusive, royalty-free transition license for fifteen months after the Closing Date to continue to use the Sellers’ Marks:  (x) on existing signage, marketing materials and other materials, in each case included in the Transferred Assets as of the Closing Date, (y) in the Transferred Inventory and (z) for the Transferred Entities.  No new use of Sellers’ Marks shall be made by Purchaser, and Purchaser shall in any event transition away from all use of Sellers’ Marks as soon as is reasonably practicable, after the Closing Date.  If after the license granted pursuant to this Section 5.13 expires Purchaser still possesses signage, symbols, and marks bearing the Sellers’ Marks, Purchaser shall affix labels to such signage, symbols, and marks that cover the Sellers’ Marks, to the extent possible.  All use of Sellers’ Marks as permitted hereunder shall inure solely to the benefit of Chemtura.  Purchaser shall incur all costs associated with the re-branding of the Transferred Inventory or the Transferred Entities, including, but not limited to, costs associated with transitioning signage, symbols and marks to signage, symbols and marks not constituting Excluded Intellectual Property during the term, and after the expiration, of the license granted under this Section 5.13.

Section 5.14. Tax Matters.

(a) Tax Indemnity.  From and after the Closing, Chemtura agrees to indemnify the Purchaser Indemnified Parties against, and to pay and hold the Purchaser Indemnified Parties harmless from, all Losses arising out of (i) any Taxes of or payable by any Transferred Entity or with respect to the Business or the Transferred Assets, in each case, with respect to any Pre-Closing Tax Period (including, without limitation, any such pre-Closing Taxes arising from any breach of Section 3.7 hereof, which Taxes shall be governed exclusively by this Section 5.14), (ii) any Liability of any Transferred Entity for the Taxes of any Person that is or was a member of a Seller Tax Group (other than another Transferred Entity) pursuant to Section 1.1502-6 of the Treasury Regulations (or comparable provision under any other applicable Law) by reason of being affiliated with such Person prior to the Closing, (iii) any Taxes attributable to any failure by Chemtura or any of the Sellers to perform or comply with any covenant in this Agreement relating to Taxes, (iv) any and all (A) income, franchise or similar Taxes of Sellers or any of their Affiliates (other than the Transferred Entities) for any taxable period or (B) Taxes of Sellers not arising out of the Business (including Taxes arising out of the Excluded Liabilities or Excluded Assets) for any taxable period; and (v) any Transfer Taxes or VAT that are Chemtura’s responsibility pursuant to Sections 5.8(a) or 5.8(b); provided that Chemtura shall have no obligation to indemnify the Purchaser Indemnified Parties against, or pay or hold the Purchaser Indemnified Parties harmless from, any Losses described in this Section 5.14(a) to the extent such Losses are reflected as a liability in the Closing Adjustments Schedule. Purchaser agrees to indemnify Chemtura against, and to pay and hold Chemtura harmless from, any and all Losses arising out of (i) any Taxes of or payable by any Transferred Entity, or with respect to the Business or the Transferred Assets, in each case other than any such Taxes for which Chemtura is required to indemnify the Purchaser Indemnified Parties pursuant to the previous sentence, and (ii) Transfer Taxes or VAT that are the responsibility of Purchaser pursuant to Sections 5.8(a) or 5.8(b)).

(b) Tax Returns.  Sellers shall prepare and file, or cause to be prepared and filed all Tax Returns (i) of Sellers that include the Business or the Transferred Assets for all taxable periods (or portions thereof) ending on or prior to the Closing Date, (ii) of any Transferred Entity for any taxable period ending on or prior to the Closing Date and (iii) that are Consolidated Tax Returns.  Such Tax Returns shall be timely prepared in a manner consistent with past practice except to the extent otherwise required by applicable Tax Law and filed at Sellers’ expense (taking into account any extension of a required filing date), and all Taxes shown as due thereon will be timely paid by Sellers.  Other than in respect of a Consolidated Tax Return, (x) 30 days prior to filing any income Tax Return with respect to any Straddle Period and (y) ten days prior to the filing of a non-income Tax Return with respect to any Straddle Period, Sellers shall deliver a draft thereof to Purchaser for Purchaser’s review and comment.  Purchaser shall have ten Business Days to provide Chemtura with a statement of any disputed items with respect to such Tax Return.  If the disputed items are not resolved by Chemtura and Purchaser within five days following Purchaser’s submission of its statement of disputed items, the matter shall be submitted to the Accountant who shall be directed to, within ten days after such submission, render a decision with respect to all matters in dispute, and such decision shall be final, binding and conclusive on the parties hereto.  The fees and disbursements of such accounting firm shall be shared equally by Chemtura and Purchaser.  Purchaser shall prepare and file, or cause to be prepared and filed, all other Tax Returns that are required to be filed with respect to the Business, the Transferred Assets or the Transferred Entities.  At least (x) 30 days prior to filing any income Tax Return with respect to any Straddle Period and (y) ten days prior to the filing of a non-income Tax Return with respect to any Straddle Period, Purchaser shall deliver a draft thereof to Chemtura for Chemtura’s review and comment.  Chemtura shall have ten Business Days to provide Purchaser with a statement of any disputed items with respect to such Tax Return.  If the disputed items are not resolved by Chemtura and Purchaser within five days following Chemtura’s submission of its statement of disputed items, the matter shall be submitted to the Accountant who shall be directed to, within ten days after such submission, render a decision with respect to all matters in dispute, and such decision shall be final, binding and conclusive on the parties hereto.  The fees and disbursements of such accounting firm shall be shared equally by Chemtura and Purchaser.  Purchaser shall not file or cause or permit any Transferred Entity to file any amended Tax Return after the Closing Date with respect to any Pre-Closing Tax Period without the prior written consent of Chemtura, which consent shall not be unreasonably withheld, conditioned or delayed if such amendment is required by applicable Law.

(c) Allocation of Taxes.  For purposes of this Section 5.14, in the case of any Straddle Period, the amount of any (i) Taxes based on or measured by income or receipts of the Transferred Entities for the Pre-Closing Tax Period and (ii) all other Taxes that otherwise can be reasonably allocated to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.  The amount of any Taxes of the Transferred Entities for a Straddle Period to be attributed to the Pre-Closing Tax Period that is not susceptible to allocation based on the methodology described in the preceding sentence shall be determined by multiplying the amount of such Tax for the entire taxable period by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Any credits (including prepayments and deposits of Taxes) relating to a Straddle Period shall be taken into account as though such Straddle Period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Transferred Entities and the Sellers.

(d) Group Tax Returns.  With respect to a Transferred Entity that is a member of a Seller Tax Group for any taxable period (or portion thereof) ending on or before the Closing Date, Chemtura, other Sellers or their Affiliates (other than the Transferred Entities) (i) may, if permitted by applicable Law, use any of their losses, credits or other tax attributes to reduce the Tax liability of the Transferred Entity for taxable periods (or portions thereof) ending on or before the Closing Date and (ii) may, if permitted by applicable Law, use any losses, credits or other tax attributes of the Transferred Entity arising in a taxable period (or portion thereof) ending on or before the Closing Date to reduce their own Tax liability and shall not be required to compensate the Transferred Entity or Purchaser for any such losses, credits or other tax attributes.

(e) Refunds.  Any overpayments, refunds or credits of, Taxes attributable to Pre-Closing Tax Periods of the Transferred Entities (including in respect of a Straddle Period), and any other Taxes for which Chemtura is responsible pursuant to Section 5.14(a) to the extent not taken into account in the Closing Adjustments Schedule, plus any interest actually received with respect thereto from an applicable Taxing Authority (and including refunds or credits in respect of such Taxes arising by reason of amended Tax Returns filed after the Closing Date), shall be for the account of Chemtura.  Purchaser shall pay or cause to be paid such amount to Chemtura less reasonable out-of-pocket expenses incurred in connection with obtaining such refunds less any Taxes incurred by Purchaser or any Transferred Entity as a result of such refunds or credits (including interest thereon).  Purchaser shall, if reasonably requested by Chemtura and solely at Chemtura’s cost, use its commercially reasonable efforts to file for, or cause to be filed for, and to obtain the receipt of, any refund to which Chemtura is entitled under this Section 5.14(e).

(f) Settlement of Deficiencies and Adjustments.  If any Tax Claim shall be made by any Taxing Authority on or after the Closing Date, Purchaser shall notify Chemtura in writing of such Tax Claim within 15 Business Days after receipt of such Tax Claim.  If Purchaser does not give notice of a Tax Claim to Chemtura within such period or in detail sufficient to apprise Chemtura of the nature of the Tax Claim, Chemtura shall not be liable to Purchaser to the extent that Chemtura’s position is prejudiced as a result thereof.  Chemtura shall control all proceedings in connection with any Tax Claim (including selection of counsel) related to a Consolidated Tax Return and, without limiting the foregoing, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may either pay the Tax Claim and sue for a refund where applicable Law permits such refund suits or contest such Tax Claim in any permissible manner.  With respect to any Tax Claim (or proceeding arising therefrom) relating exclusively to a Pre-Closing Tax Period or to the portion of a Straddle Period ending on the Closing Date (other than any such claim or proceeding related to a Consolidated Tax Return), Chemtura shall control all proceedings in connection with any such Tax Claim (including selection of counsel) and, without limiting the foregoing, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may either pay the Tax Claim and sue for a refund where applicable Law permits such refund suits or contest such Tax Claim in any permissible manner; provided that Chemtura shall keep Purchaser regularly informed as to the status of such proceedings (including by providing copies of all notices received from the relevant Taxing Authority) and Purchaser shall have the right to review and comment on any correspondence from Chemtura to the relevant Taxing Authority prior to submission of such correspondence to such Taxing Authority, provided that Chemtura may not settle or compromise any Tax Claim without the consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed, if such settlement or compromise will adversely affect the Purchaser or any Transferred Entity after the Closing Date in any material respect.  With respect to any Tax Claim that relates to a Straddle Period and could give rise to Tax some but not all of which is subject to indemnification pursuant to Section 5.14(a), Purchaser and Chemtura shall jointly control and participate in any proceedings in connection with any such Tax Claim and shall keep the other party reasonably informed as to the status of such proceedings (including by providing copies of all notices received from the relevant Taxing Authority), provided that (i) Chemtura and Purchaser shall bear their own respective costs and expenses in connection with any such proceedings and (ii) neither Chemtura nor Purchaser shall settle or compromise such Tax Claim without the other’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(g) Cooperation and Exchange of Information.  Sellers and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by Taxing Authorities and records concerning the ownership and tax basis of property, which either party may possess.  Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.  Notwithstanding the foregoing, neither party shall be required to prepare any documents (except tax data packages referred to below), or determine any information not then in its possession, in response to a request under this Section 5.14(g).  Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in providing any return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries) of making employees available, upon receipt of reasonable documentation of such costs.  Each party will retain and maintain all returns, schedules and workpapers and all material records, computer software and data maintained there under, or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect of such years under this Agreement and to give the other party reasonable notice prior to transferring, destroying or discarding any such book and records or computer software and data maintained there under, and, if the other party so requests, shall allow the other party to take possession of such books and records or computer software and data maintained thereunder.  Any information obtained under this Section 5.14(g) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding.  Purchaser and the Transferred Entities shall fully and accurately complete and submit any tax data packages required by Sellers within the time periods established by the tax department of Chemtura consistent with past practices, provided that Purchaser and the Transferred Entities shall be entitled to reimbursement by the Sellers for reasonable incremental out-of-pocket costs and expenses incurred in the preparation of such data packages.  Purchaser and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(h) Termination of Prior Tax Sharing Agreements.  All tax sharing agreements, whether or not written, to which any Seller and a Transferred Entity are parties shall be terminated at or prior to the Closing.  After such time such Transferred Entity shall have no further rights or obligations thereunder, and the provisions of this Agreement shall govern the rights and obligations of Sellers, Purchaser and the Transferred Entities to make or receive payments with respect to Taxes or refunds of Taxes of the Transferred Entities.  Sellers shall execute (and shall cause the Transferred Entities to execute) any documents that may be reasonably required to evidence agreement with this Section 5.14(h).

(i) Code Section 338(g) Elections. Purchaser may at its option make any election under Code Section 338(g) with respect to the purchase of any Transferred Entity.

(j) Post-Closing Transactions.  Purchaser shall not cause or permit any Transferred Entity to engage in any transaction during the period after the Closing Date and ending on December 31, 2014 (the “Short Period”) which will cause Chemtura to realize any United States federal or state income tax, without the prior written consent of Chemtura, which consent shall not be unreasonably withheld by Chemtura, so long as Purchaser indemnifies Chemtura for any such tax as a result of such transaction.  Transactions during the Short Period that could impact Chemtura and cause Chemtura to realize United States federal or state income taxes include a distribution of earnings by a Transferred Entity to Purchaser, its Affiliates or another Transferred Entity, an election to change the classification of any Transferred Entity and/or any transaction that would reduce the amount of Chemtura’s “Section 1248 amount.”

(k) To the extent of any inconsistency between this Section 5.14 and Article VIII, this Section 5.14 shall control as to Tax matters provided that the limitations set forth in Section 8.4(a)(iv) shall apply to Chemtura’s obligations under Section 5.14(a).

Section 5.15. Bulk Sales Laws.  Chemtura and Purchaser each hereby waive compliance by Chemtura with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any state.

Section 5.16. Credit and Performance Support Obligations.  Purchaser agrees to take commercially reasonable efforts to cause Sellers and their Affiliates (other than the Transferred Entities) to be absolutely and unconditionally relieved, on or prior to the Closing Date, of all Liabilities arising out of the letters of credit, performance bonds, corporate guarantees and other similar items issued and outstanding in connection with the Business and set forth on Section 5.16 of the Disclosure Schedules (collectively, “Credit Support Obligations”). To the extent Sellers and their Affiliates are not absolutely and unconditionally relieved of all such Liabilities on or prior to the Closing Date, Purchaser agrees (a) to continue after the Closing to take commercially reasonable efforts to absolutely and unconditionally relieve Sellers and their Affiliates of all such Liabilities and (b) with respect to any Credit Support Obligation for which Purchaser has not obtained an absolute and unconditional release of Seller and its Affiliates by the Closing Date (each such Credit Support Obligation, until such time as such Credit Support Obligation is released in accordance with this Section 5.16, a “Continuing Credit Support Obligation”), to indemnify Sellers and their Affiliates for any demand or draw upon, or withdrawal from, any Continuing Credit Support Obligation or any cash or other collateral posted by Sellers or their Affiliates in connection with or in the place of any such Continuing Credit Support Obligation and for the carrying costs of any cash collateral not replaced by Purchaser, the fronting fee costs, and any other out-of-pocket third party costs and expenses resulting from each such Continuing Credit Support Obligation.

Section 5.17. Exclusivity.  From the date of this Agreement until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with Article VII hereof (the “Exclusive Period”), no Seller shall and it shall cause its Affiliates not to, directly or indirectly, through any representative or other agent, take any action to solicit, initiate, seek, entertain, encourage or accept any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any third party (other than Purchaser) regarding any Third Party Acquisition.  Each Seller agrees that any such discussions or negotiations (other than negotiations with Purchaser) in progress as of the date of this Agreement will be immediately terminated and that in no event will a Seller accept or enter into an agreement concerning any Third Party Acquisition during the Exclusive Period.

Section 5.18. Actions with Respect to Financing.

(a) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter, including by using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter (or on terms not materially less favorable, in the aggregate, to the Purchaser, taken as a whole (including with respect to the conditionality thereof), than the terms and conditions in the Debt Commitment Letter), (ii) negotiate definitive agreements with respect to the Debt Financing on terms and conditions (including, as necessary, the “flex” provisions contained in any fee letter) contemplated by the Debt Commitment Letters (any such agreements, the “Debt Financing Agreements”), (iii) ensure the accuracy of all representations and warranties of Purchaser set forth in the Debt Commitment Letter or Debt Financing Agreements, (iv) comply with all covenants and agreements of Purchaser set forth in the Debt Commitment Letter or Debt Financing Agreements, (v) satisfy on a timely basis all conditions applicable to the Debt Financing set forth in the Debt Commitment Letter or Debt Financing Agreements, and (vi)  upon satisfaction of such conditions and the other conditions set forth in Section 6.1 and Section 6.2 and (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), consummate the Debt Financing at or prior to the Closing (and in any event prior to the Termination Date).  Notwithstanding anything to the contrary contained herein, Purchaser shall have no obligation to formally seek to enforce its rights under the Debt Commitment Letter or any Debt Financing Agreement (including any obligation to file suit against the lenders thereunder).

(b) Purchaser shall promptly inform Chemtura in reasonable detail regarding all material activity and timing considerations concerning the Debt Financing, including any material adverse change with respect to the Debt Financing.  Without limiting the foregoing, Purchaser agrees to notify Chemtura promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) the Debt Commitment Letter is terminated for any reason, (ii) Purchaser becomes aware of any material breach or default by any party to the Debt Commitment Letter or any Debt Financing Agreements, (iii) a counterparty indicates in writing or orally that it will not provide, or it refuses to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth therein, (iii) Purchaser, any of its Affiliates or any other Loan Party (as defined in the Purchaser Credit Agreement) notifies the Administrative Agent and any Lender (each as defined in the Purchaser Credit Agreement) that an officer of a Loan Party has obtained knowledge of (x) the occurrence of any Default (as defined in the Purchaser Credit Agreement), or (y) any matter that has a resulted or could reasonably be expected to result in a Material Adverse Effect (as defined in the Purchaser Credit Agreement), and (iv) Purchaser receives any communication from the Administrative Agent or any Lender (each as defined in the Purchaser Credit Agreement) that relates in any respect to Purchaser’s ability to consummate the transactions contemplated by this Agreement.  Prior to the Closing, if Purchaser, any of its Affiliates or any Loan Party delivers any Compliance Certificate (as defined in the Purchaser Credit Agreement) to the Administrative Agent (as defined in the Purchaser Credit Agreement), Purchaser shall cause a true and complete copy of such Compliance Certificate to be promptly (and in any event within one Business Day following delivery to the Administrative Agent) delivered to Chemtura.  Purchaser shall not, nor shall it permit any of its Affiliates to, without the prior written consent of Sellers, take any action or enter into any transaction that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing including, without limitation, creating, incurring, assuming or guaranteeing any Indebtedness, other than pursuant to the Dollar Revolving Credit Facility (as defined in the Purchaser Credit Agreement) or the Multicurrency Revolving Credit Facility (as defined in the Purchaser Credit Agreement), in each case, in the Ordinary Course of Business.  Without the prior written consent of Sellers, Purchaser shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter if such amendment, modification, joinder, termination or waiver (A) reduces the aggregate amount of the Debt Financing to be funded on the Closing, (B) expand upon in any material respect the conditions precedent or contingencies to the funding on the Closing Date of the Debt Financing as set forth in the Financial Letters, or (C) prevent, impede or delay the consummation of the transactions contemplated by this Agreement.  Purchaser shall promptly deliver to Sellers copies of any amendment, modification, waiver, joinder, termination or replacement of the Debt Commitment Letter or the Debt Financing Agreements, provided, that the amount of fees, “market flex” provisions, pricing terms and pricing caps set forth in any fee letters delivered to Sellers may be redacted in a customary manner.

(c) Notwithstanding anything to the contrary contained herein, (i) Purchaser shall have the right to substitute other debt or equity financing for all or any portion of the Debt Financing from the same or alternative financing sources, and (ii) if any portion or all of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Purchaser shall use its reasonable best efforts to arrange to promptly obtain such Debt Financing from alternative sources, in the case of each of clauses (i) and (ii), on terms not less favorable to Purchaser (including with respect to the conditionality thereof)  and which would not have any of the effects described in clauses (A)-(D) of Section 5.18(b), in an amount sufficient, when added to the portion of the Debt Financing that is available to pay in cash all amounts required to be paid by Purchaser in connection with the transactions contemplated by this Agreement (“Alternative Financing”), and, in the case of each of clauses (i) and (ii), Purchaser shall obtain a new financing commitment letter (the “Alternative Commitment Letter”) and a new definitive agreement with respect thereto (the “Alternative Financing Agreement”).  In such event, the term “Debt Financing” as used in this Agreement (other than in this Section 5.18(c)) shall be deemed to include any Alternative Financing, the term “Debt Commitment Letter” as used in this Agreement (other than in this Section 5.18(c)) shall be deemed to include any Alternative Commitment Letter, and the term “Debt Financing Agreement” as used in this Agreement (other than in this Section 5.18(c)) shall be deemed to include any Alternative Financing Agreement.

(d) Notwithstanding anything to the contrary contained herein, no Seller Related Party (other than Purchaser) shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Seller Related Party (other than Purchaser) in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the acquisition, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto.

Section 5.19. Financing Cooperation.  Prior to the Closing, the Sellers shall use reasonable best efforts to provide to Purchaser all reasonable cooperation reasonably requested by Purchaser that is necessary in connection with the Debt Financing, including (x) using reasonable best efforts to (a) participate, at reasonable times and upon reasonable notice, in a reasonable number of meetings (including customary meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, (b) assist Purchaser and its Financing Sources in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and lender presentations relating to the Debt Financing, (c) cooperate with the marketing efforts of Purchaser and its Financing Sources for all or any portion of the Debt Financing, (d) provide and execute documents as may be reasonably requested by Purchaser or its Financing Sources, (e) execute and deliver any pledge and security documents and otherwise facilitate the pledging of collateral, and (f) provide such information about powers of attorney executed on behalf of the Transferred Entities as may be reasonably requested by Purchaser or its Financing Sources, and (y) using commercially reasonable efforts to assist in obtaining accountant's comfort letters and legal opinions reasonably requested by Purchaser and customary for financings similar to the Debt Financing; provided, however, that, (i) irrespective of the above, no obligation of the Sellers or any of their Affiliates under any certificate, document or instrument shall be effective until the Closing and none of the Sellers or any of their Affiliates shall be required to take or commit to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing, (ii) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Sellers or their Affiliates or encumber any assets of the Sellers or their Affiliates, and (iii) none of the Sellers or any of their Affiliates shall be required to issue any offering or information document. Notwithstanding anything to the contrary in this Agreement (including the Alternative Financing contemplated by Section 5.18(c)), in no event shall Sellers or any of their Affiliates be obligated to provide Purchaser with any cooperation that would not otherwise be necessary in connection with the type of Debt Financing contemplated by the Debt Commitment Letter entered into by Purchaser as of the date hereof and attached as Exhibit C.  None of the Sellers or any of their Affiliates shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (unless such payment is promptly reimbursed by Purchaser) or incur any other liability in connection with the Debt Financing or any of the foregoing prior to the Closing.  Purchaser shall indemnify and hold harmless the Sellers, their Affiliates and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 5.19) and any information utilized in connection therewith (other than historical information relating to the Sellers or their Subsidiaries provided by the Sellers in writing specifically for use in the Debt Financing offering documents). Purchaser shall, promptly upon request by the Sellers, reimburse the Sellers for all documented and reasonable out-of-pocket costs (including reasonable fees and expenses of outside counsel and other advisors) incurred by the Sellers or their Affiliates in connection with this Section 5.19.  The Sellers hereby consent to the use of their and their Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner customary for financing transactions of this type and in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Sellers or any of their Subsidiaries.

Section 5.20. Delivery of Financial Statements.

(a) As soon as available, but in any event no later than June 15, 2014, Chemtura shall deliver or cause to be delivered to Purchaser:

(i) the audited combined balance sheet of the Business as held and conducted by Chemtura and its Subsidiaries as at December 31, 2013, and the related audited combined statements of income, comprehensive income (loss), net parent investment and cash flows of the Business as held and conducted by Chemtura and its Subsidiaries for the twelve months ended December 31, 2013 (together, the “2013 Audited Financial Statements”); and

(ii) the unaudited combined pro forma statement of net assets to be sold as at December 31, 2013 (the “2013 Business Balance Sheet”).

(b) For purposes of this Agreement, (i) the representations and warranties in Section 3.5(a) shall be made mutatis mutandis with respect to the 2013 Audited Financial Statements as if the 2013 Audited Financial Statements were the Audited Financial Statements as of the date hereof, and (ii) the representations and warranties in Section 3.5(b) shall be made mutatis mutandis with respect to the 2013 Business Balance Sheet as if the 2013 Business Balance Sheet were the Business Balance Sheet as of the date hereof.

(c) No later than the Stub Financials Delivery Date, Chemtura shall provide to Purchaser an unaudited balance sheet of the Business as held and conducted by Chemtura and its Subsidiaries as of the Stub Financial Date, and the related unaudited combined statements of income, comprehensive income (loss), net parent investment and cash flows of the Business as held and conducted by Chemtura and its Subsidiaries for the period commencing January 1, 2014 and ending on the Stub Financial Date (the “Stub Period Financials”).  The “Stub Financial Date” shall mean June 30, 2014, provided however if the Closing has not occurred by November 5, 2014, then the Stub Financial Date shall mean a quarter end date that occurs no more than 135 days prior to the fourth Business Day after the Closing.  The “Stub Financials Delivery Date” shall mean the date that is ninety days following the Stub Financial Date.

Section 5.21. Retained Cash.

(a) Chemtura and Purchaser shall cooperate in good faith to prepare Schedule H-1 as promptly as practicable after the date hereof.  The Retained Cash Cap with respect to each Transferred Entity shall be the amount that is reasonably required to provide for the ordinary course liquidity needs of such Transferred Entity.

(b) In addition, as promptly as practicable after the date hereof, Purchaser shall deliver to Chemtura its reasonable good faith determination of the percentages to be set forth on Schedule H-2, and thereafter Chemtura and Purchaser shall cooperate in good faith to promptly prepare Schedule H-2.  The Retained Cash Repatriation Percentage with respect to each Transferred Entity shall be the tax rate that would reasonably be expected to apply under current Law in connection with the repatriation of cash held by such Transferred Entity to the United States, using reasonable available means of minimizing such tax rates.  Purchaser shall provide Chemtura with reasonable supporting documentation with respect to Purchaser's determinations, and Purchaser shall cooperate with Chemtura as may be reasonably requested in connection with Chemtura's review thereof.

(c) If at any time after the date that is 60 days after the date hereof the parties have not reached agreement with respect to the amounts to be set forth on Schedule H-1 or Schedule H-2, each of Chemtura and Purchaser may elect to cause the Accountant to be retained (in the manner and on the terms set forth in Section 1.7(c)) to determine such amounts prior to Closing and such determination shall be final.

Section 5.22. Brazilian Arrangements.   The parties shall (a) prior to the Closing Date, negotiate in good faith one or more agreements (i) providing for the arrangements to be entered into by them or their respective Affiliates (including, in the case of Purchaser from and after the Closing, Chemtura Industria Quimica do Brasil Ltda.) at Closing (each, a “Brazilian Closing Agreement”) and (ii) providing for the arrangements to be entered into by them or their respective Affiliates (including, in the case of Purchaser from and after the Closing, Chemtura Industria Quimica do Brasil Ltda.) after the Closing Date, in each case reflecting the terms and conditions described in Schedule I and (b) otherwise take the actions set forth in Schedule I hereto.

Section 5.23. Pre-Closing Transition Services.  During the period from the date hereof until the Closing or earlier termination of this Agreement, Chemtura shall, and shall cause the other Sellers and the Transferred Entities to, cooperate with Purchaser as may be reasonably requested by Purchaser from time to time (including Purchaser’s reasonable requests to train Purchaser’s personnel) to prepare for the orderly transfer and transition of the Business, on a standalone basis, to Purchaser at the Closing.  Without limiting the generality of the foregoing, Purchaser and Chemtura shall take the actions set forth on Schedule J hereto.   Further, Chemtura and Purchaser acknowledge and agree that Chemtura and Purchaser are continuing to discuss and finalize the schedules to the Transition Service Agreement, and that Purchaser shall have the right to make additions, deletions and other changes to the schedules to the Transition Services Agreement prior to the Closing Date to the same extent as Purchaser would be permitted to make such additions, deletions and other changes after the Closing Date in accordance with the terms of the Transition Services Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1. Conditions Precedent to Obligations of Purchaser and Chemtura.  The obligations of each party to be performed by such party at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by such party in its sole discretion:

(a) Absence of Injunction.  No injunction shall have been issued by any court of competent jurisdiction and be in effect that prohibits or enjoins in any material respect the consummation of, the transactions contemplated by this Agreement.

(b) Antitrust Law Clearances.  The waiting period (and any extension thereof) or approval required to consummate the transactions contemplated by this Agreement under the HSR Act and the other applicable Antitrust Laws set forth on Section 6.1(b) of the Disclosure Schedules shall have expired or been obtained, as the case may be.

Section 6.2. Conditions Precedent to Obligations of Purchaser.  The obligations of Purchaser to be performed by Purchaser at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by Purchaser in its sole discretion.

(a) Deliveries of Chemtura.  Purchaser shall have received all certificates, instruments, agreements and other documents to be delivered on or before the Closing Date pursuant to Section 2.3(a).

(b) Representations and Warranties.  The representations and warranties of Chemtura contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing (in each case without giving effect to any “materiality” or “Business Material Adverse Effect” qualifiers contained therein) as though such representations and warranties were made on and as of such time (except to the extent any representation or warranty specifies that it is made as of a different date, in which case such representation and warranty shall be true and correct as of such specified date), except to the extent that the failure of such representations and warranties to be true would not have, individually or in the aggregate, a Business Material Adverse Effect.

(c) Performance of Covenants.  Each covenant and agreement of Chemtura required by this Agreement to be performed by Chemtura at or prior to the Closing will have been duly performed in all material respects as of the Closing.

(d) Closing Certificate.  Chemtura shall have delivered to Purchaser a certificate executed by an authorized officer of Chemtura certifying as to compliance with the matters described in Section 6.2(b), Section 6.2(c) and Section 6.2(e).

(e) No Business Material Adverse Effect.  No Business Material Adverse Effect shall have occurred after the date of this Agreement and be continuing as of the Closing Date.

(f) Post-Signing Restructuring Transactions.  Chemtura shall have completed the Post-Signing Restructuring Transactions described in Section 1.1(c) of the Disclosure Schedules.

(g) Deviations From Draft Financial Statements.  Chemtura shall have delivered to Purchaser the 2013 Audited Financial Statements in accordance with Section 5.20 and 2013 Actual Adjusted EBITDA shall be no less than 95% of 2013 Draft Adjusted EBTIDA.

(h) Delivery of Product Registrations.  The U.S. Product Registrations Transferred Entity shall hold all of the U.S. Product Registrations.

Section 6.3. Conditions Precedent to Obligations Of Sellers.  The obligations of Sellers to be performed by Sellers at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by Chemtura in its sole discretion:

(a) Deliveries of Purchaser.  Chemtura shall have received all certificates, instruments, agreements and other documents to be delivered on or before the Closing Date pursuant to Section 2.3(b).

(b) Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing in all material respects (in each case without giving effect to any “materiality” qualifiers contained therein) as though such representations and warranties were made on and as of such time (except to the extent any representation or warranty specifies that it is made as of a different date, in which case such representation and warranty shall be true and correct as of such specified date).

(c) Performance of Covenants.  Each covenant and agreement of Purchaser required by this Agreement to be performed by it at or prior to the Closing will have been duly performed in all material respects as of the Closing.

(d) Closing Certificate.  Purchaser shall have delivered to Chemtura a certificate executed by an authorized officer of Purchaser certifying as to compliance with the matters described in Section 6.3(b) and Section 6.3(c).

(e) Post-Signing Restructuring Transactions.  The Post-Signing Restructuring Transactions shall have been consummated on or prior to the Closing.

ARTICLE VII

TERMINATION; EFFECT OF TERMINATION

Section 7.1. Termination.  Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of Purchaser and Chemtura;

(b) by Purchaser by written notice to Chemtura, if the transactions contemplated hereby are not consummated on or before November 1, 2014 (the “Termination Date”) unless such failure or incapacity to consummate the transactions contemplated hereby by the Termination Date was primarily attributable by Purchaser’s breach of any covenant or agreement contained herein;

(c) by Chemtura by written notice to Purchaser, if the transactions contemplated hereby are not consummated on or before the Termination Date unless such failure or incapacity to consummate the transactions contemplated hereby by the Termination Date was primarily attributable by Sellers’ breach of any covenant or agreement contained herein;

(d) by Purchaser by notice to Chemtura, if a breach of any representation, warranty, covenant or agreement on the part of Chemtura set forth in this Agreement shall have occurred that would cause any condition set forth in Section 6.2 not to be satisfied, and such breach is incapable of being cured by the Termination Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Purchaser is then in breach of its representations, warranties, covenants or agreements contained in this Agreement that would cause any condition set forth in Section 6.3 not to be satisfied; or

(e) by Chemtura by notice to Purchaser, if a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred that would cause any condition set forth in Section 6.3 not to be satisfied, and such breach is incapable of being cured by the Termination Date; provided that Chemtura shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Chemtura is then in breach of its representations, warranties, covenants or agreements contained in this Agreement that would cause any condition set forth in Section 6.2 not to be satisfied.

(f) by the Chemtura if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, but each of which is capable at the time of termination of being satisfied), (ii) Chemtura has notified Purchaser in writing that Chemtura is ready, willing and able to consummate the Closing, and (iii) Purchaser fails to consummate the Closing within one Business Day following the date the Closing was required to be consummated pursuant to Section 2.1.

Section 7.2. Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become null and void and of no further force and effect, and none of the parties hereto (nor their respective Subsidiaries, Affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys in fact or other representatives) nor any Financing Source shall have any liability in respect of such termination, except, with respect to the parties hereto, as provided in this Section 7.2 and, for the avoidance of doubt, Section 7.3; provided that (a) no such termination (nor any other provision of this Agreement) shall relieve any party from liability for any damages for fraud or for willful breach of any covenant hereunder, and (b) the provisions of this Section 7.2 and of Section 5.8, Section 7.1, Section 7.3, Section 9.1, Section 9.2 and Section 9.9 shall survive any termination of this Agreement.

Section 7.3. Termination Fee.  If this Agreement is terminated pursuant to Section 7.1(f), and Purchaser’s failure to consummate the Closing was solely as a result of a Debt Financing Failure, Purchaser shall be obligated to pay Chemtura, on behalf of Sellers, $49,700,000 in cash (the “Purchaser Termination Fee”).  If the Purchaser Termination Fee is payable pursuant to the preceding sentence, Purchaser shall pay to or at the direction of Chemtura the Purchaser Termination Fee by wire transfer of immediately available funds no later than five Business Days after the date of such termination (it being understood that in no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion).  If Purchaser fails to promptly pay the Purchaser Termination Fee when due, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at a rate equal to the Prime rate as published in the Wall Street Journal, Eastern Edition, plus 500 basis points.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.  If, in order to obtain such payment, Chemtura commences a suit that results in judgment for Chemtura, Purchaser shall pay Chemtura its (and Sellers’) reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.  In the event that Chemtura has the right to terminate this Agreement and receive the Purchaser Termination Fee as provided in the first sentence of this Section 7.3, the right to terminate this Agreement and receive the Purchaser Termination Fee, together with collecting any interest and other amounts due under the preceding sentence of this Section 7.3 and any amounts due under the indemnification and reimbursement obligations set forth in Section 5.19, shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Seller Related Parties against Purchaser for any and all Losses suffered or incurred by the Seller Related Parties in connection with this Agreement, and the Debt Commitment Letter (and the termination hereof and thereof), the transactions contemplated hereby and thereby (and the abandonment or termination hereof and thereof) or any matter forming the basis for such termination, and no Seller Related Party shall be entitled to bring or maintain any claim, action or proceeding against Purchaser arising out of or in connection with this Agreement, the Debt Commitment Letter, any of the transactions contemplated hereby or thereby (or the abandonment or termination hereof or thereof) or any matters forming the basis for such termination.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1. Survival of Representations, Warranties and Agreements.  The representations and warranties of the parties contained in Articles III and IV shall survive the Closing Date and, subject to the proviso to this sentence, terminate on March 31, 2016; provided that (a) the representations and warranties in (i) Sections 3.1 (Due Organization), 3.2(a) (Authority), 3.3 (Transferred Entities; Title to Equity Interests) and 3.25 (Finder’s Fees) (the foregoing, collectively, “Sellers’ Fundamental Representations”), and (ii) Sections 4.1 (Corporate Status), 4.2 (Authority), 4.4 (Finder’s Fees) and 4.8 (Capitalization) (the foregoing, collectively, “Purchaser’s Fundamental Representations”) shall survive indefinitely.  All covenants and agreements contained herein, which by their terms contemplate performance following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms; provided that (x) all covenants and agreements contained in this Agreement relating to Taxes shall survive the Closing and remain in full force and effect until thirty days following the expiration of the applicable statute of limitations for the relevant Taxes in question, (ii) Chemtura’s indemnification obligations under Sections 8.2(a)(iv) and 8.2(a)(v) shall, in each case, expire on the date that is the fifth anniversary of the Closing Date, (iii) Chemtura's indemnification obligations for the matters set forth in Section 8.2(a) of the Disclosure Schedules shall expire on the date specified in Section 8.2(a) of the Disclosure Schedules with respect to the applicable matter, and (iv) Chemtura’s indemnification obligations under Sections 8.2(a)(vii) shall expire on the date that is the tenth anniversary of the Closing Date.  The period of time a representation or warranty or covenant or agreement survives the Closing pursuant to this 8.1 shall be the “Survival Period” with respect to such representation or warranty or covenant or agreement.  In the event notice of any claim for indemnification under this Article VIII shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations or warranties or covenants or agreements that are the subject of such claim shall survive, but only to the extent of and in the amount of the claim as made prior to the expiration of the Survival Period, until such claim is finally resolved.

Section 8.2. Indemnification.  Subject to the terms, conditions and limitations set forth in this Article VIII, from and after the Closing Date:

(a) Chemtura shall, indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, members, partners, managers, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any Losses that are imposed on or incurred by the Purchaser Indemnified Parties arising out of or in connection with (i) any breach of any representation or warranty made by Chemtura in Article III, (ii) any failure to perform any covenant or agreement of Sellers set forth in this Agreement, (iii) the Excluded Liabilities (other than in respect of Taxes, which shall be governed exclusively by Section 5.14(a)), (iv) the Pre-Closing Environmental Claims, (v) the Pre-Closing Products Liabilities Claims, (vi) the matters set forth in Section 8.2(a) of the Disclosure Schedules, or (vii) the Rio Claro Environmental Liabilities.

(b) Purchaser shall indemnify and hold harmless each Seller and their Affiliates and each of their respective officers, directors, members, partners, managers, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any Losses that are imposed on or incurred by Seller Indemnified Parties arising out of (i) any breach of any representation or warranty made by Purchaser in Article IV, (ii) any failure to perform any covenant or agreement of Purchaser set forth in this Agreement, (iii) the Assumed Liabilities, or (iv) the conduct of the Business acquired by Purchaser pursuant to this Agreement, and the ownership, use and possession of the Transferred Assets, on or after the Closing Date.

Section 8.3. Indemnification Procedures.

(a) Third-Party Claims.

(i) In order for a party to be entitled to any indemnification provided for under this Article VIII (the “Indemnified Party”) in respect of a claim made against the Indemnified Party by any Person who is not a party to this Agreement (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party hereunder (the “Indemnifying Party”) in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of notice of the Third-Party Claim, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim, other than those notices and documents separately addressed to the Indemnifying Party.

(ii) The Indemnifying Party will have the right to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnifiable hereunder and to select counsel of its choice; provided, however, that the Indemnifying Party shall only be entitled to defend against, negotiate, settle or otherwise deal with any Third-Party Claim if the claim does not relate to any criminal proceeding, action, indictment, allegation or investigation brought against the Business or the Transferred Assets.  If the Indemnifying Party (i) does not within 20 Business Days of its receipt of notice of a Third-Party Claim pursuant to Section 8.3(a)(i) elect to defend against or negotiate any Third-Party Claim which relates to any Losses indemnifiable hereunder, or (ii) after assuming such control (A) does not within 180 days of its receipt of notice of a Third-Party Claim pursuant to Section 8.3(a)(i) acknowledge in writing its indemnification obligations pursuant to this Agreement with respect to such Third-Party Claim or (B), fails to diligently defend against such Third-Party Claim in good faith, then the applicable Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third-Party Claim with counsel reasonably acceptable to the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third-Party Claim, the applicable Indemnified Party may participate, at its own expense, in the defense of such Third-Party Claim, provided, however, that if an actual conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate, then the Indemnified Party may, upon written notice to the Indemnifying Party, engage separate counsel, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party to the extent the Third Party Claim is indemnifiable hereunder.

(iii) If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the Indemnified Party shall (and shall cause the applicable Indemnified Parties to) cooperate in the defense or prosecution thereof and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnified Party is defending or prosecuting such Third-Party Claim, the Indemnifying Party shall (and shall cause the applicable Indemnified Parties to) cooperate in the defense or prosecution thereof and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, no such Third-Party Claim may be settled, compromised or discharged by the Indemnifying Party without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), unless any such settlement, compromise or discharge (i) obligates the Indemnifying Party (or its Affiliates) to pay the full amount of the Liability in connection with such Third-Party Claim, (ii) imposes no injunctive or other equitable relief against any Indemnified Party and (iii) unconditionally releases all Indemnified Parties from all further liability in respect of such Third-Party Claim.  If the Indemnifying Party elects not to assume the defense of a Third-Party Claim, fails to acknowledge in writing its indemnification obligations pursuant to this Agreement with respect to such Third-Party Claim within the time period set forth in Section 8.3(a)(ii) or fails to diligently defend against such Third-Party Claim in good faith the Indemnified Parties may settle, compromise or discharge, such Third-Party Claim in its sole discretion.

(iv) Any Third-Party Claim relating to Taxes shall be governed by Section 5.14(f).

(b) Direct Claims.  In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article VIII that does not involve a Third-Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party promptly following the Indemnified Party becoming aware of the same.  The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article VIII, except to the extent that the Indemnifying Party has been actually prejudiced by such failure.

(c) Trade Accounts Payable.  In the event that Chemtura or any of its Affiliates pays, on or after the Closing Date, any account payable that constitutes an Assumed Liability or any account payable of any Transferred Entity, Chemtura or its Affiliate, as the case may be, shall be entitled to be reimbursed by Purchaser in full for such payment.  Chemtura or its Affiliate, as the case may be, may deliver notice claiming reimbursement, together reasonable supporting documentation that such payment was made, to Purchaser, and Purchaser shall, within five Business Days of receiving such notice, reimburse Chemtura or its Affiliate in full for such payment.  In the event that Purchaser or any of its Affiliates pays, on or after the Closing Date, any account payable that constitutes an Excluded Liability, Purchaser or its Affiliate, as the case may be, shall be entitled to be reimbursed by Sellers in full for such payment.  Purchaser or its Affiliate, as the case may be, may deliver notice claiming reimbursement, together reasonable supporting documentation that such payment was made, to Chemtura, and Chemtura shall, within five Business Days of receiving such notice, reimburse Purchaser or its Affiliate in full for such payment.

(d) Notification.  For the avoidance of doubt, the Indemnified Party shall notify the Indemnifying Party with respect to any claim as to which indemnification is sought hereunder even though the amount thereof plus the amount of other claims previously notified by the Indemnified Party in aggregate is less than the Threshold Amount.

Section 8.4. Indemnification Limitations.

(a) In no event shall Chemtura be liable for indemnification pursuant to Section 8.2(a)(i) (other than with respect to Sellers’ Fundamental Representations) or Section 8.2(a)(vi) unless and until the aggregate amount of all Losses with respect to Section 8.2(a)(i) (other than with respect to Sellers’ Fundamental Representations) or Section 8.2(a)(vi) that are imposed on or incurred by Purchaser exceeds 1.5% of the Aggregate Purchase Price (the “Threshold Amount”), in which case Purchaser shall be entitled to indemnification only for such Losses in excess of the Threshold Amount.  Notwithstanding the foregoing, (i) Chemtura shall not be liable for indemnification with respect to any Loss by an Indemnified Party pursuant to Section 8.2(a)(i), Section 8.2(a)(iv), Section 8.2(a)(v), or Section 8.2(a)(vi) of less than $225,000 with respect to a claim (each, a “De Minimis Loss”) and all such Losses shall be disregarded and shall not be aggregated for purposes of the Threshold Amount (it being understood and agreed that in the event that a Loss is greater than the threshold for a De Minimis Loss, no portion of such Loss shall be disregarded pursuant to this clause (i)), (ii) Chemtura shall not be required to make payments for indemnification pursuant to Section 8.2(a)(i) (other than with respect to Sellers’ Fundamental Representations) or Section 8.2(a)(vi) in an aggregate amount in excess of 10% of the Aggregate Purchase Price, (iii) Chemtura shall not be required to make payments for indemnification pursuant to Section 8.2(a)(iv) and Section 8.2(a)(v) in an aggregate amount in excess of 25% of the Aggregate Purchase Price, and (iv) in no event shall the aggregate amount of Chemtura’s liability for Losses under this Agreement exceed the Aggregate Purchase Price.  None of the limitations set forth herein shall apply in the case of fraud or intentional misrepresentations.

(b) In no event shall Purchaser be liable for indemnification pursuant to Section 8.2(b)(i) (other than with respect to Purchaser’s Fundamental Representations) unless and until the aggregate amount of all Losses with respect to Section 8.2(b)(i) (other than with respect to Purchaser’s Fundamental Representations) that are imposed on or incurred by Sellers exceeds 1.5% of the Stock Consideration (the “Purchaser Threshold Amount”) in which case Sellers shall be entitled to indemnification only for Losses in excess of the Purchaser Threshold Amount.  Notwithstanding the foregoing, (i) Purchaser shall not be liable for indemnification with respect to any De Minimis Loss by an Indemnified Party pursuant to Section 8.2(a)(i) and all such Losses shall be disregarded and shall not be aggregated for purposes of the Purchaser Threshold Amount, (ii) Purchaser shall not be required to make payments for indemnification pursuant to Section 8.2(b)(i) (other than with respect to Purchaser’s Fundamental Representations) in an aggregate amount in excess of 10% of the Aggregate Purchase Price, and (iii) in no event shall the aggregate amount of Purchaser’s liability for Losses under this Agreement exceed the Aggregate Purchase Price.  None of the limitations set forth herein shall apply in the case of fraud or intentional misrepresentations.

(c) In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) any amounts actually recovered by the Indemnified Party under indemnification agreements or arrangements with third parties or under any insurance policy with respect to such Losses (each, a “Collateral Source”), net of costs of collection and/or increased premiums, (ii) any proceeds with respect to such Losses that are transferred to Purchaser pursuant to Section 1.2(a)(xv), and (iii) any related reserves set forth in the Business Balance Sheet and which reserves have been take into account and reflected in the Closing Working Capital.  If the amount to be netted hereunder from any payment required under Article VIII is determined after payment of any amount otherwise required to be paid to an Indemnified Party under this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.  In no event shall Chemtura be obligated to indemnify any Purchaser Indemnified Party with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Purchase Price.

(d) Notwithstanding any other provision of this Agreement, in no event shall an Indemnifying Party be liable for any punitive damages or any special, incidental, indirect or consequential damages of any kind or nature, regardless of the form of action through which such damages are sought, unless such damages are recovered by a third party in a Third-Party Claim pursuant to a final, non-appealable order entered against a Purchaser Indemnified Party.  Notwithstanding the foregoing, nothing herein shall prevent Purchaser from seeking Losses based on a multiple of earnings to the extent such Losses directly affect the earnings of the Business (to the extent not consequential damages).

(e) Except with respect to fraud or intentional misrepresentation, notwithstanding anything else contained in this Agreement to the contrary, after the Closing, except as provided in Section 9.8, indemnification pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy of the parties from and after the Closing Date with respect to any and all claims arising out of or in connection with this Agreement and the transactions contemplated hereby, including in respect of any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto.

(f) All payments made pursuant to this Article VIII shall be deemed to be adjustments to the Aggregate Purchase Price for all Tax purposes.

(g) For purposes of determining whether a representation or warranty has been breached and the calculation of Losses pursuant to this Article VIII, the representations and warranties of the parties contained in this Agreement (other than (i) the representations and warranties contained in Section 3.5(c) and Section 3.6, and (ii) any representations and warranties contained in the first sentence of Section 3.12(a), the first sentence of Section 3.12(b), or Section 3.13(a)), shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the words “material” and “materially” and the phrase “Business Material Adverse Effect”).

(h) Pre-Closing Environmental Claims.

(i) Notwithstanding any provision to the contrary in this Agreement, neither Chemtura nor any Seller shall be required to indemnify or hold harmless the Purchaser Indemnified Parties for any Losses arising out of or related to any breach of any representations and warranties contained in Section 3.11 (Environmental Matters) or the indemnity contained in Section 8.2(a)(iv) or (vii) to the extent (i) such Losses arise out of any invasive investigation of environmental conditions conducted after the Closing Date by or on behalf of Purchaser or its Affiliates, including testing or sampling, undertaken at the Business Owned Real Property and Business Leased Real Property, or any communication to any third party relating to environmental matters, unless such investigation or communication is required under applicable Environmental Laws or is in response to a request by a Governmental Authority, (ii) the Purchaser Indemnified Parties or any of their representatives (A) remediate environmental conditions in excess of industrial standards or other applicable minimum standards, including risk-based standards, engineering and institutional controls or deed or other restrictions, (B) incur costs in excess of the minimum requirements of any Governmental Authority under applicable Environmental Law, (C) close or sell any asset or facility or (D) exacerbate any environmental condition existing as of the Closing Date or (iii) such Losses arise from changes in an Environmental Law occurring after the Closing Date.

(ii) Notwithstanding any provision to the contrary in this Agreement, Chemtura shall have the option to control any claim for indemnification arising under Environmental Laws asserted by the Purchaser Indemnified Parties, including the disclosure, investigation, remediation, monitoring, negotiation, performance, settlement and resolution of any such matter, provided that with respect to any such claim involving the Business Owned Real Property or the Business Leased Real Property, Chemtura shall keep Purchaser reasonably informed of any such matter.  If Chemtura opts to have Purchaser control any claim for indemnification arising under Environmental Laws asserted by the Purchaser Indemnified Parties, Purchaser shall keep Chemtura reasonably informed of any such matter.

Section 8.5. No Rights of Offset.  Purchaser waives and relinquishes any and all rights to set off or to apply any monies held or indebtedness or other obligations now or hereafter owing by Purchaser to Chemtura or any other Sellers or any of their respective Affiliates against any obligations of Chemtura or any other Sellers or any of their respective Affiliates now or hereafter existing under this Agreement or any other agreement, instrument, certificate or similar document required to be delivered pursuant to this Agreement, except to the extent the parties have agreed to an amount due or in an amount equal to damages awarded pursuant to a final, non-appealable court order.

Section 8.6. Tax Savings.  To the extent a Loss that gives rise to an indemnity payment under Section 5.14(a) or Section 8.2(a) results in a Tax benefit to the Indemnified Party that is actually realized by it in the year of the Loss or the six succeeding Tax periods, the Indemnified Party shall remit to the applicable Indemnifying Party such Tax benefit (determined on a with and without basis); provided that in no event shall the cumulative Tax benefit remitted by the Indemnified Party exceed the amount of the applicable indemnity payment and any such Tax benefit shall be deemed the last deduction taken by the Indemnified Party in the applicable Tax year.  If any such Tax benefit is subsequently disallowed or rendered superfluous (e.g., because of a carryback of losses into the taxable year in which such Tax Benefit was taken into account), the applicable Indemnifying Party shall make an appropriate reconciliation payment to the Indemnified Party.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt (if received on a Business Day or, if not received on a Business Day, on the first Business Day following such date of receipt), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

if to Chemtura or the other Sellers:

Chemtura Corporation
199 Benson Road
Middlebury, CT 06762
Attention:  General Counsel
Facsimile: (203) 573-3118

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:  Michael A. Diz
Facsimile: (212) 521-7936

if to Purchaser:
Platform Specialty Products Corporation
5200 Blue Lagoon Drive, Suite 855
Miami, FL 33126
Attn: Chief Executive Officer and General Counsel
Facsimile: (203) 575-7970

with a copy (which shall not constitute notice) to:
Greenberg Traurig, P.A.
401 East Las Olas Boulevard, Suite 2000
Fort Lauderdale, FL 33301
Attention: Bruce I. March and Donn Beloff
Facsimile: (954) 765-1477

Section 9.2. Certain Definitions; Interpretation.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“2013 Actual Adjusted EBITDA” shall mean Adjusted EBITDA derived from the combined statements of income and other financial information contained within the 2013 Audited Financial Statements and calculated in a manner consistent with the calculation of 2013 Draft Adjusted EBITDA.

“2013 Audited Financial Statements” shall have the meaning set forth in Section 5.20(a)(i).

“2013 Business Balance Sheet” shall have the meaning set forth in Section 5.20(a)(ii).

“2013 Draft Adjusted EBITDA” shall mean 2013 Draft Adjusted EBITDA as computed and set forth on Schedule D.

“Accountant” shall have the meaning set forth in Section 1.7(c).

“Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

“Aggregate Purchase Price” shall mean collectively (i) the Estimated Cash Consideration as adjusted pursuant to Section 1.8 and (ii) the Stock Consideration.

“Agreement” shall have the meaning specified in the Preamble.

“Alternative Debt Commitment Letter” shall have the meaning set forth in Section 5.18(b).

“Alternative Debt Financing” shall have the meaning set forth in Section 5.18(b).

“Alternative Debt Financing Agreement” shall have the meaning set forth in Section 5.18(b).

 “Antitrust Laws” shall mean all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.3(a)(i).

“Assumed Liabilities” shall have the meaning set forth in Section 1.4(a).

“Audited Financial Statements” shall have the meaning set forth in Section 3.5(a).

“Base Closing Working Capital” shall mean the total of all amounts listed on Schedule K after, with respect to such amounts as are denominated in a currency other than U.S. dollars, converting such amounts to U.S. dollars at the applicable foreign exchange reference rate with respect to such currency published in the Wall Street Journal on (a) for purposes of calculating the Estimated Working Capital Adjustment Amount, the date that the Estimate is delivered pursuant to Section 1.6, and (b) for purposes of Section 1.8, the Closing Date.

“Base Closing Working Capital Excess” shall have the meaning set forth in Section 1.8(a)(i).

“Brazilian Closing Agreements” shall have the meaning set forth in Section 5.22.

“Business” shall have the meaning set forth in the Recitals.

“Business Balance Sheet” shall have the meaning set forth in Section 3.5(a).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in New York, New York are required or authorized by Law to be closed.

“Business Intellectual Property” shall mean (a) the Transferred Intellectual Property and (b) all Intellectual Property owned by, or licensed to, any Transferred Entity that is not Excluded Intellectual Property.

“Business Inventory” shall mean all Transferred Inventory and any inventory owned by a Transferred Entity.

“Business Leased Real Property” shall mean all real property leased or subleased under the Transferred Real Property Leases and all leased real property of any Transferred Entity.

“Business Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has had a material adverse effect on the assets, results of operations or financial condition of the Business, taken as a whole; provided that changes or effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Business Material Adverse Effect has occurred: (a) changes in economic conditions, financial or securities markets in general, including any changes in interest or exchange rates, or the industries and markets (including with respect to commodity prices) in which the Business is operated or in which products of the Business are used or distributed, including increases in operating costs (except to the extent such change has a materially disproportionate adverse effect on the Business as compared to other companies which operate in the same industries as the Business), (b) any change in Laws, GAAP or any other generally accepted accounting principles applicable to the Business, or the enforcement or interpretation thereof, applicable to the Business (except to the extent such change has a materially disproportionate adverse effect on the Business  as compared to other companies which operate in the same industries as the Business), (c) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement, including any such change relating to the identity of, or facts and circumstances relating to, Purchaser or its Affiliates and including any actions by customers, suppliers or personnel, (d) acts of God (including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, sabotage, the engagement by the United States in hostilities, whether commenced before or after the date hereof, or the occurrence of any military attack or terrorist act upon the United States or any escalation or worsening of any of the foregoing, (e) the failure, in and of itself, to achieve any projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with Purchaser) (it being understood that this clause (e) shall not exclude the facts or circumstances giving rise to such failure to the extent such facts or circumstances would otherwise constitute a Business Material Adverse Effect) or (f)  the taking of any action required by, or the failure to act to the extent such action is specifically prohibited by, this Agreement or any Transaction Document.

“Business Owned Real Property” shall mean all Transferred Real Property and any real property owned by a Transferred Entity.

“Business Personal Property” shall mean all Transferred Personal Property and any personal property owned by a Transferred Entity.

“Business Products” shall mean all products, including all seed treatments, insecticides, miticides, fungicides, plant growth regulators and adjuvants, that are designed, manufactured, distributed or sold by the Business prior to the Closing Date, but excluding any products that are to be provided to the Business by Sellers or their Affiliates (other than the Transferred Entities) pursuant to the Transition Services Agreement or any of the Supply Agreements following the Closing.

“Business Real Property Leases” shall mean the Transferred Real Property Leases and all real property leases to which any Transferred Entity is a party.

“Calculation Principles” shall have the meaning set forth in Section 1.7(a).

“Cash” shall mean the sum of all cash, cash equivalents and liquid investments as determined under GAAP.

“CBP” shall have the meaning set forth in Section 3.19.

“Chemtura” shall have the meaning set forth in the Preamble.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Adjustments Schedule” shall have the meaning set forth in Section 1.7(a).

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Indebtedness” shall mean, without duplication, the outstanding principal portion of, accrued and unpaid interest on, and prepayment premiums, penalties or other fees payable with respect to, any Indebtedness of the Transferred Entities as of the close of business on the Closing Date, without giving effect to the Closing; provided that, for the avoidance of doubt “Closing Indebtedness” shall not include (i) the Excluded Liabilities, (ii) the arrangements set forth in items 6 through 28 in Section 3.5(d) of the Disclosure Schedules, or (iii) any Indebtedness owed by any Transferred Entity to another Transferred Entity.

“Closing Working Capital” shall mean (i) Current Assets minus (ii) Current Liabilities.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Source” shall have the meaning set forth in Section 8.4(c).

“Commitment” shall have the meaning set forth in Section 4.6.

“Competing Business” shall have the meaning set forth in Section 5.11.

“Confidential Information” shall have the meaning set forth in Section 5.5.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.2(a).

“Consolidated Tax Return” shall mean any Tax Return filed or required to be filed with respect to which any of the Transferred Entities joins with Chemtura or any of its Affiliates (other than any Transferred Entity) to file such Tax Return on a consolidated, combined, unitary or similar basis.

“Contract” shall mean any legally binding written contract, agreement, lease, license, undertaking or commitment.

“Control” (including the terms “Controlled,” “Controlled by” and “under common Control with”) shall mean, with respect to the relationship between or among two or more Persons, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee, personal representative or executor, by contract or credit arrangement or otherwise.

“Copyrights” shall mean U.S. and foreign copyrights, whether registered or unregistered, and pending applications to register the same, renewals and extensions in connection any such registrations, together with all translations thereof.

“Country-Specific Purchaser” shall have the meaning set forth in Section 1.1(b).

“Continuing Credit Support Obligation” shall have the meaning set forth in Section 5.16.

“Credit Support Obligations” shall have the meaning set forth in Section 5.16.

“Current Assets” shall mean the consolidated current assets of the Business included in the Transferred Assets or the assets of the Transferred Entities, in each case as of the close of business on the Closing Date, without giving effect to the Closing, calculated in accordance with the Calculation Principles.  Notwithstanding the foregoing, for purposes of calculating Pre-Closing Working Capital, Closing Working Capital and Final Closing Working Capital, Current Assets shall exclude all Cash.

“Current Liabilities” shall mean the combined current liabilities of the Business included in the Assumed Liabilities or the liabilities of the Transferred Entities, in each case as of the close of business on the Closing Date, without giving effect to the Closing, calculated in accordance with the Calculation Principles, provided that “Current Liabilities” shall not include Closing Indebtedness or the incentive payments to be assumed by Purchaser as described on Section 3.12(c)(iv) of the Disclosure Schedules.

“Data Call-in Costs” shall have the meaning set forth in Section 1.3(f).

“Debt Commitment Letter” shall have the meaning set forth in Section 4.6(a).

“Debt Financing” shall have the meaning set forth in Section 4.6(a).

“Debt Financing Agreements” shall have the meaning set forth in Section 5.18(a).

“Debt Financing Failure” shall mean the Debt Financing not being available other than due to a breach by Purchaser of any of its obligations hereunder or under the Debt Commitment Letter.

“Dedicated Employees” shall mean the Employees of the Business described on Schedule E under the column “Dedicated Employees”.  Prior to Closing, Chemtura and Purchaser agree to negotiate in good faith regarding the Employees in India and Brazil described on Part II of Schedule E to determine which of such Employees shall be deemed to be included on Part I of Schedule E as “Dedicated Employees” for purposes of this Agreement.  Any severance obligations payable with respect to the remaining Employees on Part II of Schedule E which are not deemed Dedicated Employees or Shared Employees as provided in the definition of “Shared Employees”, shall be shared equally among Chemtura and Purchaser.

“De Minimis Loss” shall have the meaning set forth in Section 8.4(a).

“Disclosure Schedules” shall have the meaning set forth in the Preamble of Article III.

“Disputed Calculation” shall have the meaning set forth in Section 1.7(c).

“DOJ” shall have the meaning set forth in Section 5.6(a)(ii).

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee Transferor” shall have the meaning set forth in Section 5.9(a)(i).

“Employees” shall have the meaning set forth in Section 5.9.

“Employee Transferor” means any Seller and any Affiliate of Chemtura which employs Dedicated Employees or Shared Employees as of the Closing Date.

“Encumbrances” shall mean any mortgage, lien, pledge, security interest, hypothecation, easements, encumbrance or other similar charge or restriction.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.2.

“Environmental Laws” shall mean all federal, state, local and foreign Laws in effect as of the Closing Date relating to the environment, protection of human health as it relates to contamination or the environment, or the emission, discharge, release, manufacture, processing, distribution, use, discharge, production, importation, exportation, formulation, packaging, generation, treatment, storage, disposal, transport or handling of the products or Hazardous Substances, including the Federal Insecticide, Fungicide, and Rodenticide Act solely as it relates to import and export of the products, the Registration, Evaluation, Authorisation and Restriction of Chemicals (“REACH”), Comprehensive Environmental Response Compensation and Liability Act, Resource Conservation and Recovery Act, Clean Air Act, Water Pollution Control Act, Hazardous Material Transportation Act, Occupational Health and Safety Act, and any foreign laws or regulations that are equivalent to any of the foregoing.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“Equity Interest” shall have the meaning set forth in Section 3.3.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereto.

“ERISA Affiliate” as to any person, shall mean any member of a controlled group of corporations or of a group of trades or businesses under common Control, with such person, in each case within the meaning of Section 414 of the Code.

“Estimate” shall have the meaning set forth in Section 1.6.

“Estimated Cash Consideration” shall have the meaning set forth in Section 1.5.

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 1.6.

“Estimated Retained Cash” shall have the meaning set forth in Section 1.6.

“Estimated Working Capital Adjustment Amount” shall mean the amount (positive or negative) equal to the Pre-Closing Working Capital minus Base Closing Working Capital.

“Exchange Act” shall have the meaning set forth in Section 4.7(a).

“Excluded Assets” shall have the meaning set forth in Section 1.2(c).

“Excluded Employees” shall mean the Employees of the Business described on Schedule E under the column “Excluded Employees”.

“Excluded Intellectual Property” shall mean all Intellectual Property owned by or licensed to any Seller or any Transferred Entity that (a) is not primarily used in the conduct of the Business, (b) all Intellectual Property provided pursuant to the Transition Services Agreement or the IP License Agreement, (c) any and all goodwill represented thereby and pertaining thereto, and the right to sue and recover damages for past, present and future infringement, dilution, misappropriation or other violation or conflict associated therewith, (d) any rights in any of the Sellers’ Marks, or (e) any Intellectual Property rights associated with any of the foregoing.

“Excluded Interest” shall have the meaning set forth in Section 1.3(a).

“Excluded Liabilities” shall have the meaning set forth in Section 1.4(b).

“Exclusive Period” shall have the meaning set forth in Section 5.17.

“Final Cash Consideration Adjustment” shall have the meaning set forth in Section 1.8(a).

“Final Closing Indebtedness” shall have the meaning set forth in the last paragraph of Section 1.8(a).

 “Final Closing Working Capital” shall have the meaning set forth in the last paragraph of Section 1.8(a).

“Final Closing Working Capital Excess” shall have the meaning set forth in Section 1.8(a)(iv).

“Final Retained Cash” shall have the meaning set forth in the last paragraph of Section 1.8(a).

“Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Foreign Benefit Plan” shall have the meaning set forth in Section 3.12(b).

“Foreign Benefit Plans” shall have the meaning set forth in Section 3.12(b).

“Former Employees” shall have the meaning set forth in Section 5.9.

“FTC” shall have the meaning set forth in Section 5.6(a)(ii).

“GAAP” shall mean United States generally accepted accounting principles and practices in effect from time to time.

“Governmental Authority” shall mean any foreign or United States federal, state or local governmental, regulatory or administrative agency or any court, tribunal, or judicial or arbitral body.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” shall mean any substance or material that (i) is regulated under any Environmental Law as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning and regulatory effect or (ii) contains asbestos, petroleum or polychlorinated biphenyls, or (iii) any substance, waste, emission, pollutant or contaminant that can result in liability under, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Indebtedness” shall mean, with respect to any Person, any of the following, whether or not contingent, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all reimbursement obligations of such Person under letter of credit, bank guarantees or similar facilities (other than Sellers’ letters of credit and Sellers’ guarantees), (iv) obligations of such Person under or in connection with interest rate swaps, collars, caps and similar hedging arrangements, (v) obligations of such Person secured by a lien on such Person’s assets, (vi) obligations of such Person under or in connection with off balance sheet financing arrangements or synthetic leases, (vii) obligations of such Person to pay deferred or installment purchase price of property or services other than trade payables and other ordinary course accruals whether or not represented by a note, earn-out or contingent purchase payment or otherwise, (viii) any deferred purchase price liabilities of such Person related to past acquisitions or divestitures whether or not represented by a note, earn-out or contingent purchase payment or otherwise, (ix) capital lease obligations of such Person, (x) with respect to any Transferred Entity, deferred compensation arrangements of such Transferred Entity pursuant to which any employee voluntarily deferred his or her compensation, and (xi) all Indebtedness of others referred to in clauses (i) through (ix) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person; provided that “Indebtedness” with respect to Seller or a Transferred Entity shall not include the incentive payments to be assumed by Purchaser as and to the extent described on Section 3.12(c)(iv) of the Disclosure Schedules.

“Indemnified Party” shall have the meaning set forth in Section 8.3(a)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.3(a)(i).

“Insurance Policies” shall have the meaning set forth in Section 3.18.

“Intellectual Property” shall mean all Patents, Trademarks, Copyrights, know-how, Trade Secrets, internet domain names and mask works, utility and industrial models and applications therefor.  For the avoidance of doubt, Intellectual Property shall not include any product registrations or technical or business data used to support such registrations in any way or applications for such registrations.

“Interests” shall have the meaning set forth in Section 1.3(a).

“International Asset Purchase Agreements” shall mean the short-form asset purchase agreements for the sale, transfer, assignment and delivery of the International Transferred Assets and/or the assumption of the International Assumed Liabilities, substantially in the forms attached as Exhibit D, for the jurisdictions indicated therein (subject to changes in such form as may be required by local Laws in each such jurisdiction).

“International Assumed Liabilities” shall mean all Assumed Liabilities that are Liabilities as of the Closing Date of any Seller that is a legal entity organized under the laws of a jurisdiction outside the United States.

“International Stock Purchase Agreements” shall mean the short-form stock purchase agreements for the sale, transfer, assignment and delivery of the Equity Interests of the Transferred Entities, substantially in the forms attached as Exhibit E, for the jurisdictions indicated therein (subject to changes in such form as may be required by local Laws in each such jurisdiction).

“International Transferred Assets” shall mean all Transferred Assets that are owned as of the Closing Date by any Seller that is a legal entity organized under the laws of a jurisdiction outside the United States.

“International Transferred Shares” shall mean Equity Interests in any Transferred Entity that is a legal entity organized under the laws of a jurisdiction outside the United States (other than any such Transferred Entity that is a wholly owned subsidiary of another Transferred Entity organized in the same jurisdiction).

“IP License Agreement” shall mean the intellectual property license agreement substantially in the form of Exhibit F attached hereto.

“Knowledge” shall mean, with respect to Chemtura, the actual knowledge of the individuals identified on Schedule F.

“Labor Contract” shall have the meaning set forth in Section 5.9(c).

“Law” shall mean any law, statute, ordinance, rule, code, decree, order, requirement or regulation of any Governmental Authority.

“Lenders” shall have the meaning set forth in Section 4.6(a).

“Liability” shall mean any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Losses” shall mean any losses, costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, Taxes, claims, damages and assessments.

“Material Contract” shall have the meaning set forth in Section 3.13(a).

“Material Customers” shall have the meaning set forth in Section 3.21.

“Material Suppliers” shall have the meaning set forth in Section 3.21.

“Modified Duty Employees” shall have the meaning set forth in Section 5.9(a)(viii)(A).

“Multiemployer Plan” means a plan as defined under Section 4001(a)(3) of ERISA.

“National Laws” shall have the meaning set forth in Section 5.9(b)(i).

“Non-United States Business” shall mean the Business as operated outside of the United States on the date hereof.

“Non-U.S. Employee” shall have the meaning set forth in Section 5.9(b)(i).

“Objection Dispute Prevailing Party” shall have the meaning set forth in Section 1.7(c).

“OPEB Benefits” shall mean life insurance benefits or coverage.

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice.

“Patents” shall mean U.S. and foreign patents and applications therefor and all provisional applications, divisionals, reissues, re-examinations, extensions, continuations and continuations-in-part thereof.

“Permit” shall mean any permit, franchise, authorization, license or other approval issued or granted by any Governmental Authority relating to the Business or Purchaser’s business, as applicable.

“Permitted Encumbrances” shall mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business for amounts not yet delinquent or which are being contested in good faith by appropriate legal proceedings and which are not, individually or in the aggregate, material to the Business, (b) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (c) Encumbrances for Taxes and other governmental charges that are not due and payable, or are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, and for which adequate reserves have been maintained in accordance with GAAP, (d) non-exclusive licenses (including with respect to Intellectual Property) granted in the Ordinary Course of Business, (e)  Encumbrances that will be removed on or prior to Closing, and (f) any Encumbrance set forth on Schedule G.

“Person” shall mean an individual, corporation, partnership, firm, limited liability company, association, trust, unincorporated organization, entity or group.

“Pre-Closing Environmental Claims” shall mean all Third-Party Claims arising under Environmental Laws relating to conditions existing prior to the Closing Date (other than any such claims related to matters identified on Section 3.11 of the Disclosure Schedules).

“Pre-Closing Products Liabilities Claims” shall mean all Third-Party Claims for injury to persons, animals or property resulting from the sale or distribution of the Business Products prior to the  Closing Date, including any Third-Party Claims arising out of the defective or unsafe nature of Business Products sold or distributed prior to the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Working Capital” means (a) Current Assets minus (b) Current Liabilities, in each case, calculated in accordance with the Calculation Principles and determined as of the last day of the month ended immediately prior to the Closing Date.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.

“Post-Signing Restructuring Transactions” shall have the meaning set forth in Section 1.1(c).

“Product Registrations” shall mean any registrations, licenses or similar Governmental Authority approvals required under applicable Law, including but not limited to the Federal Insecticide, Fungicide, and Rodenticide Act, for the production, marketing, importation, exportation, formulation, packaging or sale of seed treatments, insecticides, herbicides, miticides, fungicides, plant growth regulators, adjuvants or other agrochemicals contained in any product produced, marketed, imported, exported, formulated, packaged or sold by the Business.

“Product Registration Rights” means Product Registrations (including sub-registration rights granted to third parties, and sub-registration rights held under third parties’ Product Registrations) and distribution, resale or other rights to distribute or sell products (of the Business or a third party) pursuant to Product Registrations held by a third party.

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of October 31, 2013, among, inter alia, Platform Acquisition Holding Limited, MacDermid Holdings, LLC, Matrix Acquisition Corp., MacDermid, Incorporated (as successor to Matrix Acquisition Corp., the borrower), the subsidiaries of the borrower from time to time parties thereto, the lenders from time to time parties thereto and Credit Suisse AG, as administrative agent and as collateral agent

“Purchaser Common Stock” shall have the meaning set forth in Section 1.1(a).

“Purchaser Disclosure Schedules” shall have the meaning set forth in the Preamble of Article IV.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Purchaser Restricted Employees” shall have the meaning set forth in Section 5.11(d)(i).

“Purchaser SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Purchaser Termination Fee” shall have the meaning set forth in Section 7.3.

“Purchaser’s Foreign Benefit Plans” shall have the meaning set forth in Section 5.9(b)(iii)(B).

“Purchaser’s Foreign Retirement Plans” shall have the meaning set forth in Section 5.9(b)(iii)(D).

“Purchaser’s Fundamental Representations” shall have the meaning set forth in Section 8.1.

“Purchaser’s Savings Plans” shall have the meaning set forth in Section 5.9(a)(iv).

“Purchaser Threshold Amount” shall have the meaning set forth in Section 8.4(a).

“Real Property Lease Assignments” shall have the meaning set forth in Section 2.3(a)(iv).

“Registered Intellectual Property” shall mean all United States and foreign: (a) Patents, (b) registered Trademarks, and applications to register Trademarks, (c) registered Copyrights registrations, and applications to register Copyrights, (d) internet domain names and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Release” shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the environment.

“Restrictive Covenants” shall have the meaning set forth in Section 5.11(e).

“Retained Cash” shall mean an amount equal to (a) the amount of Cash held by each of the Transferred Entities as of the close of business on the Closing Date (and without giving effect to the Closing), minus (b) with respect to each Transferred Entity, (i) such amount of Cash held by the Transferred Entity as of the close of business on the Closing Date (and without giving effect to the Closing) which exceeds the Retained Cash Cap for such Transferred Entity, multiplied by (ii) the Retained Cash Repatriation Percentage applicable to such Transferred Entity.

“Retained Cash Cap” shall mean, with respect to each Transferred Entity, the amount set forth on Schedule H-1 for such Transferred Entity.

“Retained Cash Repatriation Percentage” shall mean, with respect to each Transferred Entity, the percentage set forth on Schedule H-2 for such Transferred Entity.

“Rio Claro Environmental Liabilities” shall mean all Liabilities and Losses, including investigation, remediation and defense costs, arising from or relating to (i) the environmental condition of, on under or from the Rio Claro Facility, including, without limitation conditions, facts and observations contained in the Phase I Environment Site Assessment and Limited Environmental Compliance Review report in respect of the Rio Claro Facility prepared by ERM dated January 2014. or (ii) human health and safety and exposure or alleged exposure to unsafe conditions, carcinogens, toxic materials or Hazardous Substances at the Rio Claro Facility, including, without limitation all Liabilities arising from Civil Inquiry No. 010941/2001, which is currently in course before the Labor Prosecutor Office in the City of Rio Claro, State of São Paulo or Liabilities arising under any related or similar set of facts or allegations as said Civil Inquiry even if it or they relate to a different person or class of people.

“Rio Claro Facility” shall mean the manufacturing facility of Chemtura Industria Quimica do Brasil Ltda. located in Rio Claro, Brazil.

“SEC” shall mean the United States Securities and Exchange Act.

“Securities Act” shall have the meaning set forth in Section 4.7(a).

“Seller” shall have the meaning specified in the Preamble.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.2(b).

“Seller Restricted Employees” shall have the meaning set forth in Section 5.11(d)(ii).

“Seller Tax Group” shall mean any affiliated, consolidated, combined, unitary or similar group (including any affiliated group of corporations as defined in Section 1504(a) of the Code) of which Chemtura, Sellers or any of their respective Affiliates is a member.

“Sellers” shall have the meaning specified in the Preamble.

“Sellers’ Foreign Benefit Plans” shall have the meaning set forth in Section 5.9(b)(iii).

“Sellers’ Foreign Retirement Plans” shall have the meaning set forth in Section 5.9(b)(iii)(D).

“Sellers’ FSAs” shall have the meaning set forth in Section 5.9(a)(xi).

“Sellers’ Fundamental Representations” shall have the meaning set forth in Section 8.1.

“Seller Related Parties” shall mean Sellers and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Sellers’ Marks” shall have the meaning set forth in Section 5.13.

“Sellers’ Savings Plan” shall have the meaning set forth in Section 5.9(a)(iv).

“Shared Employees” shall mean the Employees of the Business described on Schedule E under the column “Shared Employees”.  Prior to Closing, Chemtura and Purchaser agree to negotiate in good faith regarding the Employees in Brazil and India set forth on Part II of Schedule E to determine which of such Employees shall be deemed to be included on Part I of Schedule E as “Shared Employees” for purposes of this Agreement.  Any severance obligations payable with respect to the remaining Employees on Part II of Schedule E which are not deemed Shared Employees or Dedicated Employees as provided in the definition of “Dedicated Employees”, shall be shared equally among Chemtura and Purchaser.

“Short Period” shall have the meaning set forth in Section 5.14(a).

“Solvent” shall have the meaning set forth in Section 4.5.

“Software” shall mean computer software programs in any form, including source code, executable code or object code formats.

“Stock Consideration” shall have the meaning set forth in Section 1.1(a); provided that for purposes of Section 8.4, the Stock Consideration shall mean the aggregate value of the Stock Consideration based on the volume weighted average price per share of the Purchaser Common Stock on the New York Stock Exchange for the five trading days immediately prior to the Closing Date (as reported by Bloomberg LP for each such trading day, or, if not reported by Bloomberg LP, such other authoritative source mutually agreed by Chemtura and Purchaser).

“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” of a Person shall mean any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or Controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Supply Agreements” shall mean the supply agreements between Chemtura and Purchaser, or their respective Affiliates, with respect to the manufacturing facilities at Altamira, Ankerweg, Elmira, Gastonia, Latina, and Rio Claro, each of which shall be substantially in the form of Exhibit H.

“Supply Provider” shall have the meaning set forth in Section 5.8(b).

“Supply Recipient” shall have the meaning set forth in Section 5.8(b).

“Survival Period” shall have the meaning set forth in Section 8.1.

“Tax Claim” shall mean any claim for Taxes, including notice of a pending audit, made by any Taxing Authority, which, if successful, might result in an indemnity payment pursuant to Section 5.14(a).

“Tax Return” shall mean any report, return, election, statement or other document or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes, duties, levies, imposts, tariffs, fees or similar charges of any kind (together with any and all interest, penalties, fines, additional to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes, duties, levies, imports, tariffs, fees or similar charges with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, employment, unemployment, health, disability, retirement, social security, unclaimed property, payroll, customs duties, import duties, transfer, license, workers’ compensation or net worth, and taxes, duties, levies, imports, tariffs, fees or similar charges in the nature of excise, withholding, ad valorem or value added.

“Taxing Authority” shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.

“Termination Date” shall have the meaning set forth in Section 7.1(b).

“Third Party Acquisition” shall mean any acquisition (whether by purchase of stock or assets or otherwise) by any Person other than Purchaser or its Affiliates of all or any material portion of the Business outside of the ordinary course of business.

“Third-Party Claim” shall have the meaning set forth in Section 8.3(a)(i).

“Threshold Amount” shall have the meaning set forth in Section 8.4(a).

“Trademarks” shall mean U.S. and foreign trademarks, trade dress, service marks, trade names, domain names, whether registered or unregistered, and pending applications to register the same, including all renewals thereof and all goodwill associated therewith.

“Trade Secrets” shall mean all trade secrets, know-how and other confidential, technical, scientific, research and development or business information that is not generally known to, and not readily ascertainable through proper means by, the public, including formulas, designs, devices, technology, inventions, methods, process and compositions, whether or not patentable.

“Transaction Documents” shall mean, the International Asset Purchase Agreements, the International Stock Purchase Agreements, the Transition Services Agreement, the Supply Agreements, the IP License Agreement, the Assignment and Assumption Agreement, the Real Property Lease Assignments and the other documents and agreements contemplated hereby and thereby.

“Transfer Taxes” shall have the meaning set forth in Section 5.8.

“Transferred Accounts Receivable” shall have the meaning set forth in Section 1.2(a)(xii).

“Transferred Assets” shall have the meaning set forth in Section 1.2.

“Transferred Contracts” shall have the meaning set forth in Section 1.2(a)(v).

“Transferred Entities” shall have the meaning set forth in the Recitals.

“Transferred Entities Excluded Assets” shall have the meaning set forth in Section 1.2(b)(ii).

“Transferred Intellectual Property” shall have the meaning set forth in Section 1.2(a)(iv).

“Transferred Inventory” shall mean all (a) inventory, including raw materials, maintenance, repair and operations, work-in-process, goods-in-transit and finished goods, of (i) Sellers to the extent such inventory primarily relates to or is used or held for use primarily in connection with the Business (including finished goods inventory of the Business Products at Altamira, Ankerweg, Elmira, Gastonia, Latina, and Rio Claro), and (ii) the Transferred Entities, and (b) any prepaid deposits for any of the same.  For avoidance of doubt any inventory that is the subject of the Transition Services Agreement or any of the Supply Agreements (other than any finished goods inventory of the Business Products at Altamira, Ankerweg, Elmira, Gastonia, Latina, and Rio Claro) or that is transferred out of the Transferred Entities in connection with the Post-Signing Restructuring Transactions shall not be included in “Transferred Inventory” and shall be deemed an Excluded Asset hereunder.

“Transferred Personal Property” shall mean all tangible personal property, including furnishings, furniture, computer equipment, office equipment and supplies, vehicles, machinery and equipment (other than Transferred Inventory and any items disposed of after the date hereof in the Ordinary Course of Business), relating to or used or held for use in connection with the Business.

“Transferred Real Property” shall have the meaning set forth in Section 1.2(a)(vii).

“Transferred Real Property Leases” shall have the meaning set forth in Section 1.2(a)(vi).

“Transferred Foreign Benefit Plans” shall have the meaning set forth in Section 5.9(b)(iii)(A).

“Transferred Non-U.S. Employee” shall have the meaning set forth in Section 5.9(b)(i).

“Transferred U.S. Employee” shall have the meaning set forth to in Section 5.9(a)(i).

“Transferred U.S. Benefit Plans” shall have the meaning set forth in Section 5.9(a)(ix).

“Transition Services Agreement” shall mean the transition services agreement substantially in the form of Exhibit G attached hereto.

“U.S. Benefit Plan” shall have the meaning set forth in Section 3.12(a).

“U.S. Product Registrations” shall mean the Product Registrations issued by the U.S. Environmental Protection Agency (it being understood and agreed that any Product Registrations issued by any U.S. state Governmental Authority shall not be deemed to be issued by the U.S. Environmental Protection Agency) that are held by Chemtura or any of its Affiliates and used in the Business as of immediately prior to the Closing.

“United States Business” shall mean the Business as operated in the United States on the date hereof.

“VAT” shall mean any value-added or similar Tax incurred (whether pursuant to the laws of the European Union or otherwise) in connection with this Agreement, the Transaction Documents and the other transactions contemplated hereby and thereby.

“WARN” shall have the meaning set forth in Section 5.9(a)(vi).

(b) Unless the context otherwise requires, as used in this Agreement:  (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) ”or” is not exclusive; (iii) ”including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) words of one gender shall be construed to apply to each gender; (vi) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words, refer to this entire Agreement, including the Schedules hereto and not to any particular provision of this Agreement; (vii) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement; (viii) any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term set forth herein; (ix) a reference to any Person includes such Person’s successors and permitted assigns; (x) any reference to “days” means calendar days unless Business Days are expressly specified; (xi) ”party” or “parties” shall refer to parties to this Agreement; (xii) any reference to “$” is to U.S. dollars; (xiii) the date and/or time on which any event occurs shall be the date and/or time in New York City on and/or at which such event occurs.  All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any party hereto.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any document being made available by Sellers to Purchaser means that Sellers made such documents available to Purchaser prior to the date hereof.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.

Section 9.3. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, Chemtura and Purchaser shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 9.4. Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Transaction Documents, including all exhibits and schedules attached hereto and thereto and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.  Other than as set forth in Section 9.6, this Agreement does not, and is not intended to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder.

Section 9.5. Amendment; Waiver.  This Agreement may be amended only in a writing signed by all parties hereto.  Any waiver of rights hereunder must be set forth in writing.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.  Notwithstanding anything to the contrary contained herein, Sections 5.18(d), 5.19, 7.2, 7.3, 9.2, 9.5, 9.6, 9.8, 9.9 and 9.10 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in a manner that is adverse to any Financing Source without the prior written consent of such Financing Source.

Section 9.6. Binding Effect; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors.  Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of Law or otherwise without the express written consent of each of the other parties, provided that (i) prior to or after the Closing, Purchaser may assign its rights, in whole or in part, to one or more of its controlled Affiliates and (ii) at or after the Closing, Purchaser may assign this Agreement to the Lenders for collateral security purposes, provided that in the case of the foregoing clause (i) and (ii), no such assignment shall relieve Purchaser of any of its obligations hereunder,.  Notwithstanding any of the foregoing, the Financing Sources shall be express third party beneficiaries of  Sections 5.18(d), 7.2, 7.3, 9.2, 9.5, 9.6, 9.8, 9.9 and 9.10, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 9.7. Disclosure Schedules.  The Disclosure Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  Any matter disclosed pursuant to the Disclosure Schedules or the Purchaser Disclosure Schedules shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.  With respect to the Disclosure Schedules, any disclosure made on any section or subsection thereof with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty to which it relates to the extent that such relation is reasonably apparent on its face.

Section 9.8. Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and money damages would be both incalculable and an insufficient remedy for any such failure to perform or breach of this Agreement.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith. Nothing contained herein shall prevent a party from seeking damages in the event that specific performance is not available.

Section 9.9. Governing Law, etc.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

Section 9.10. Submission to Jurisdiction.  Purchaser and Sellers hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (including the Commitment Letter), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such documents may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in New York State or federal court.  Purchaser and Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE IN CONNECTION WITH THE DEBT FINANCING.

Section 9.11. Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 9.12. Counterparts.  This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Stock and Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHEMTURA CORPORATION

By:  /s/ Stephen C. Forsyth
Name: Stephen C. Forsyth
Title:   Executive Vice President and
Chief Financial Officer

PLATFORM SPECIALTY PRODUCTS
CORPORATION

By:  /s/ Frank J. Monteiro
Name: Frank J. Monteiro
Title:   Chief Financial Officer

Signature page to the Stock and Asset Purchase Agreement

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) is made as of [•], 2014, by and among Chemtura Corporation, a Delaware corporation (“Chemtura”) on behalf of itself and the entities listed on Schedule A to the Purchase Agreement (each such entity, a “Seller” and together with Chemtura, the “Sellers”), and [•], a [•] (“Purchaser”).  All capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement (as hereinafter defined).

RECITALS

WHEREAS, Sellers currently conduct the Business directly and indirectly through the entities listed on Schedule B to the Purchase Agreement; and

WHEREAS, Purchaser and Chemtura entered into a Stock and Asset Purchase Agreement, dated as of [•], 2014 (such agreement, as it may be amended from time to time, the “Purchase Agreement”), pursuant to which Purchaser, either directly or through its Subsidiaries and/or Affiliates (including Purchaser), will acquire, among other things, the Transferred Assets from Sellers.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which is hereby acknowledged, and pursuant to the terms and conditions of the Purchase Agreement, the parties agree as follows:

ARTICLE I
ASSIGNMENT AND ASSUMPTION AND CONVEYANCE

1.1 Bill of Sale.  Each Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser purchases, acquires and accepts from such Seller, all of such Seller’s right, title and interest in and to the Transferred Assets, except to the extent certain Transferred Assets of such Seller are conveyed to Purchaser or other of its Affiliates pursuant to (a) one of the agreements set forth on Schedule A hereto, or (b) any other document or agreement contemplated by or required to effect the transactions contemplated by agreements set forth on Schedule A.

1.2 Assumption of Assumed Liabilities.  Subject to the terms and conditions set forth in the Purchase Agreement, each Seller hereby assigns to Purchaser the Assumed Liabilities, and  Purchaser hereby accepts and assumes, and agrees to pay, honor, discharge and perform in full when due, all Assumed Liabilities of each Seller, except to the extent certain Assumed Liabilities of Sellers are assumed by Purchaser or one of its Affiliates pursuant to one the agreements set forth on Schedule A hereto.

1.3 Excluded Assets and Excluded Liabilities.  The Excluded Assets held by Sellers shall not be sold, assigned, transferred, conveyed or delivered to Purchaser pursuant to this Assignment and Assumption Agreement, and the Excluded Liabilities of Sellers shall not be assumed by Purchaser pursuant to this Assignment and Assumption Agreement.

1.4 Subject to the Purchase Agreement.  Nothing in this Assignment and Assumption Agreement, express or implied, shall supersede, amend, alter, rescind, waive,  modify, expand or limit  (nor shall it be deemed or construed to supersede, amend, alter, rescind, waive, modify, expand or limit) any of the rights of the parties under, and the terms or conditions of, the Purchase Agreement, in any manner whatsoever.  In the event of any conflict between the provisions of this Assignment and Assumption Agreement and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall control and prevail.  Without limiting the foregoing, the parties expressly acknowledge and agree that the sole and exclusive remedies of each party with respect to any and all claims arising out of or in connection with this Assignment and Assumption Agreement and the transactions contemplated hereby shall be limited to those remedies set forth in the Purchase Agreement.

1.5 Further Assurances.  Each party hereto will execute, acknowledge and deliver any other instruments of conveyance and transfer and take such other actions as shall be necessary or otherwise reasonably requested by any other party hereto to give effect or evidence the transactions contemplated by this Assignment and Assumption Agreement.

ARTICLE II
MISCELLANEOUS

2.1 Headings.  The headings in this Assignment and Assumption Agreement are for purposes of convenience only and shall not affect the meaning or interpretation hereof.

2.2 Successors and Assigns. This Assignment and Assumption Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

2.3 Governing Law.  This Assignment and Assumption Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

2.4 Amendment; Waivers, etc.  This Assignment and Assumption Agreement may be amended only in a writing signed by all parties hereto.  Any waiver of rights hereunder must be set forth in writing.  A waiver of any breach or failure to enforce any of the terms or conditions of this Assignment and Assumption Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Assignment and Assumption Agreement.

2.5 Counterparts.  This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

2.6 Termination.  In the event that the Purchase Agreement is terminated prior to the Closing contemplated thereby, this Assignment and Assumption Agreement shall automatically terminate and be of no further force and effect.

[Remainder of page intentionally left blank]

3

IN WITNESS WHEREOF, each party hereto has caused this Assignment and Assumption Agreement to be duly executed by its duly authorized officer as of the date first above written.

SELLER:

CHEMTURA CORPORATION, on behalf of itself and the other Sellers

By: __________________________
Name:
Title:

PURCHASER:

[•]

By: __________________________
Name:
Title:

SCHEDULE A1

_____________________
1           Note to Draft: Schedule A will include a list of the other agreements effecting the conveyance of the Transferred Assets to Purchaser, including the International Asset Purchase Agreements, International Stock Purchase Agreements and Real Property Lease Assignments, and, if applicable, any intellectual property assignments or other instruments of assignment.

EXHIBIT B
FORM OF REAL PROPERTY LEASE ASSIGNMENT

Dated 2014
(1) [LOCAL CHEMTURA SELLER] (2) [PURCHASING ENTITY] (3) "[NAME OF GUARANTOR]
Assignment
relating to leasehold premises known as [ADDRESS OF PREMISES]
Eversheds LLP Bridgewater Place Water Lane Leeds LS11 5DR	Tel 0845 497 9797 Fax 0845 498 4994 Int +44 113 243 0391 DX 12027 Leeds-27 www.eversheds.com

1

PARTICULARS

Date
Seller	[NAME OF LOCAL CHEMTURA SELLER] incorporated under the laws of [JURISDICTION] [(registered number [COMPANY NUMBER]) whose registered office is at][of] [ADDRESS].

Buyer	[PURCHASING ENTITY] incorporated under the laws of [JURISDICTION] [(registered number [COMPANY NUMBER]) whose registered office is at][of] [ADDRESS].

"Guarantor1	[NAME OF GUARANTOR] [(registered number [COMPANY NUMBER]) whose registered office is at][of] [ADDRESS].

Covenants	The tenant’s covenants and conditions to be complied with by the tenant of the Lease.

Lease
A [lease] dated [DATE] made between (1) [LANDLORD NAME] and (2) [TENANT NAME] [and (3) [GUARANTOR NAME]] together with all deeds and documents supplemental to it at the date of this Assignment including those set out in Schedule 1.

Premises	The leasehold premises known as [ADDRESS OF PREMISES] described in more detail in the Lease.

"Tenancy Documents	The leases, tenancy documents, licences and other deeds and documents briefly described in Schedule 2.2

_______________

1	If the landlord has the ability to, and is likely to, request a guarantor for the Buyer this should remain.

2
Include details of any underleases in Schedule 2 and any deeds or documents supplemental to those underleases such as rent review memoranda, licences, side letters and deeds of variation.  If there are none, delete this definition.

2

THIS ASSIGNMENT is made on the date set out in the Particulars

BETWEEN

(1)	the Seller; [and]

(2)	the Buyer[; and

(3)	the Guarantor].

OPERATIVE PROVISIONS

1.	ASSIGNMENT

1.1	The Seller assigns the Lease to the Buyer for the unexpired period of the term of the Lease.

1.2	The Lease is assigned subject to and with the benefit of the Tenancy Documents.3

1.3
"The Buyer is to use all reasonable endeavours to register title to the Lease at the Land Registry as soon as reasonably practicable after the date of this Assignment and, on completion of the registration, to confirm to the Seller that registration has been completed.4

2.	INDEMNITY COVENANT

2.1	The Buyer covenants with the Seller that the Buyer [and its successors in title to the Lease] will comply with:

2.1.1	the Covenants; and

2.1.2	the landlord’s obligations in the Tenancy Documents5

and will indemnify the Seller against all actions, claims, demands and proceedings taken or made against the Seller and all costs, damages, expenses, liabilities and losses incurred by the Seller arising from their breach.

3.	GUARANTEE6

3.1	The Guarantor as primary obligor, and not only as guarantor, guarantees to the Seller that the Buyer will comply with the Covenants.

________________

3	Delete if the Lease is assigned with vacant possession.
4	This clause is required only where it is a requirement of local laws to register the assignment of the Lease at any local Land Registry or equivalent body.
5	Delete if the Lease is assigned with vacant possession.
6	If the landlord is able to request and Guarantor, and is likely to do so, these provisions, or the equivalent in your jurisdiction, should be included.

1

3.2
As an independent obligation, the Guarantor agrees with the Seller to comply with the Covenants if the Buyer does not do so and to indemnify the Seller against all actions, claims, demands and proceedings taken or made against the Seller and all costs, damages, expenses, liabilities and losses incurred by the Seller arising from their breach.

3.3	The Guarantor agrees that the Seller may make a claim under this guarantee and indemnity without first making a claim against the Buyer.

3.4	The Guarantor is to pay all sums due to the Seller under this guarantee and indemnity without any legal or equitable set-off, counterclaim or deduction.

3.5	The obligations of the Guarantor are not to be released by:

3.5.1	any delay or neglect by the Seller in enforcing this guarantee and indemnity or any time allowed by the Seller for its performance;

3.5.2	any variation of the Covenants or the surrender of any Part of the Lease;

3.5.3	if the Buyer is a company, the Buyer being struck off the register of companies or otherwise ceasing to exist;

3.5.4	any legal limitation, immunity, disability, incapacity or other circumstances relating to the Buyer, whether or not known to the Seller; or

3.5.5	anything else which would have released the Guarantor whether by the variation of the obligations guaranteed or by the conduct of the parties.

3.6
The Guarantor is not to claim any rights of subrogation in respect of the obligations guaranteed by the Guarantor and is not entitled to participate in any security held by the Seller in respect of those obligations unless and until those obligations have been performed or discharged in full.

3.7	The Guarantor is not to claim in competition with the Seller in the insolvency of the Buyer and is not to take any security, indemnity or guarantee from that person in respect of those obligations.

3.8
If any payment made to the Seller is set aside or avoided under the laws relating to insolvency, the Seller may claim under this guarantee and indemnity in respect of that payment and any settlement, release or discharge of the obligations guaranteed by the Guarantor is to take effect subject to this condition.

2

3.9	If there is more than one Guarantor, the obligations which they undertake can be enforced against them all jointly or against each individually.

4.	EXECUTION

The Seller and the Buyer [and the Guarantor] have executed this Assignment as a deed and it is delivered on the date set out in the Particulars.

3

SCHEDULE 1

Lease documents

Date	Document	Parties
[DATE]	[DOCUMENT]	[PARTIES]

4

SCHEDULE 2

Tenancy Documents

1.	[Premises]7

Date	Document	Parties
[DATE]	[DOCUMENT]	[PARTIES]

_____________

7	Use sub-headings where there are leases of part of the Premises.

5

Signed as a deed by                                    )
[LOCAL CHEMTURA SELLER]             )
acting by one director                                )
in the presence of:                                      )

Signature of [individual director]

Witness Signature:

Witness Name:

Witness Address:

Signed as a deed by                               )
[PURCHASING ENTITY]                     )
acting by one director                           )
in the presence of:                                 )

Signature of [individual director]

Witness Signature:

Witness Name:

Witness Address

6

EXHIBIT C

EXECUTION VERSION
BARCLAYS
745 Seventh Avenue
New York, New York 10019

PERSONAL AND CONFIDENTIAL

April 16, 2014

Platform Specialty Products Corporation

Address: c/o MacDermid Holdings, LLC
245 Freight Street
Waterbury, Connecticut 06702

Attention: General Counsel

Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Bank PLC (“Barclays”) (the “Commitment Party,” “we” or “us”), that Platform Specialty Products Corporation (“PSP” or “you”) either directly or through its wholly-owned subsidiary MacDermid, Incorporated (the “Borrower”) or one of its other subsidiaries intends to acquire (the “Acquisition”) the “Chemtura AgroSolutions” business (including certain subsidiaries of Chemtura Corporation) (collectively, the “Acquired Business”) from Chemtura Corporation and certain of its subsidiaries (collectively, the “Seller”), pursuant to a stock and asset purchase agreement (the “Acquisition Agreement”) and to consummate certain transactions described therein (as described in Exhibit A, Exhibit B and as otherwise contemplated by this Commitment Letter and the Fee Letter (each as defined below), the “Transactions”), in each case on the terms and subject to the conditions set forth in this Commitment Letter and Exhibits A, B and C (collectively, the “Commitment Letter”).

You have also advised us that the total cost of the Acquisition (and related fees, commissions and expenses (collectively, “Transaction Costs”)) after consummation of the Acquisition will be financed from borrowings by the Borrower of (i) $600 million of incremental first lien term loans (the “First Lien Facility”) incurred under and in accordance with Section 2.14 of the amended and restated credit agreement dated as of June 7, 2013 (as amended, restated and/or otherwise modified on October 31 2013 and from time to time, the “Existing Credit Agreement”) and as entered into among, inter alia, the Borrower, the lenders from time to time party thereto, Barclays Bank PLC, as administrative agent and collateral agent, sole lead arranger and sole bookrunner and Credit Suisse Securities (USA) LLC, as syndication agent, and having the terms set forth in Exhibit A, and (ii) $120 million of second lien term loans (the “Second Lien Facility” and, together with the First Lien Facility, the “Facilities”) having the terms set forth in Exhibit B.

Commitment Letter

1

April 16, 2014
Platform Specialty Products Corporation

1.	Commitments and Agency Roles

You hereby appoint Barclays to act, and Barclays hereby agrees to act, as sole and exclusive administrative agent and collateral agent (collectively in such capacities, the “Administrative Agent”) for each of the Facilities. You hereby appoint Barclays to act, and Barclays hereby agrees to act, as sole lead arranger and sole bookrunner (in such capacities, the “Arranger”) for each of the Facilities. The Arranger and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles. In such capacities we may, in our discretion and as reasonably acceptable to you, appoint additional agents and co-agents in connection with the Facilities. Barclays is pleased to hereby provide to you its commitment (the “Commitment”) to provide 100% of each of the First Lien Facility and the Second Lien Facility, in each case upon the terms and subject to the conditions set forth in this Commitment Letter and the Fee Letter.

Our fees for services related to the Facilities are set forth in a separate fee letter (the “Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth in Exhibits A and B and in the Fee Letter as and when payable in accordance with the terms hereof and thereof. You agree that no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter) in connection with the Facilities unless you and we shall so agree; provided that on or before the close of business on the date that is 10 Business Days from the date of this Commitment Letter you may appoint up to one additional arranger that is reasonably satisfactory to us and such additional arranger may be awarded the title of joint lead arranger and joint book runner, so long as (i) Barclays shall have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities and, with respect to the Facilities, Barclays shall hold the leading role and responsibilities conventionally associated with such “left” placement, (ii) such additional arranger (or its lending affiliate) shall provide a commitment with respect to the Facilities commensurate with its economics with respect thereto in a form reasonably satisfactory to Barclays and (iii) Barclays shall be entitled to a pro rata percentage of, but not less than 50% of the commitments and related economics in respect of the Facilities.

2.	Conditions Precedent

Our commitments hereunder and our agreements to perform the services described herein are subject to the following conditions: (i)  since December 31, 2012, there has not been a Business Material Adverse Effect (as defined below). “Business Material Adverse Effect” means any change or effect that, individually or in the aggregate, has had a material adverse effect on the assets, results of operations or financial condition of the Business, taken as a whole; provided that changes or effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Business Material Adverse Effect has occurred: (a) changes in economic conditions, financial or securities markets in general, including any changes in interest or exchange rates, or the industries and markets (including with respect to commodity prices) in which the Business is operated or in which products of the Business are used or distributed, including increases in operating costs (except to the extent such change has a materially disproportionate adverse effect on the Business as compared to other companies which operate in the same industries as the Business), (b) any change in Laws, GAAP or any other generally accepted accounting principles applicable to the Business, or the enforcement or interpretation thereof, applicable to the Business (except to the extent such change has a materially disproportionate adverse effect on the Business  as compared to other companies which operate in the same industries as the Business), (c) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement, including any such change relating to the identity of, or facts and circumstances relating to, Purchaser or its Affiliates and including any actions by customers, suppliers or personnel, (d) acts of God (including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, sabotage, the engagement by the United States in hostilities, whether commenced before or after the date hereof, or the occurrence of any military attack or terrorist act upon the United States or any escalation or worsening of any of the foregoing, (e) the failure, in and of itself, to achieve any projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with Purchaser) (it being understood that this clause (e) shall not exclude the facts or circumstances giving rise to such failure to the extent such facts or circumstances would otherwise constitute a Business Material Adverse Effect) or (f)  the taking of any action required by, or the failure to act to the extent such action is specifically prohibited by, this Agreement or any Transaction Document. Capitalized terms used in this clause (i) but not defined herein are used with the meaning assigned to them in the Acquisition Agreement and (ii) the conditions precedent set forth in Exhibit C. The conditions to closing and initial funding of our commitments hereunder on the Closing Date are limited to only those conditions set forth or referred to in this paragraph.

Commitment Letter

2

April 16, 2014
Platform Specialty Products Corporation

3.	Syndication

The Arranger shall commence syndication of the Facilities to prospective Lenders (as such term is defined in each of Exhibit A and B) promptly upon the execution of this Commitment Letter and, in connection with its syndication of the Facilities, the Arranger will select the Lenders after consultation with you provided that we agree not to syndicate the commitment under the Facilities or any portion thereof to certain banks, financial institutions and other institutional, investors and funds that have been specified in writing to the Commitment Party by you at any time prior to the date of delivery hereof (or, if after such date but prior to the commencement of general syndication, that are reasonably acceptable to the Commitment Party). The Arranger will lead the syndication, including determining the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arranger pursuant to the terms of this Commitment Letter and the Fee Letter, and will in consultation with you determine the final commitment allocations and notify you of such determinations. You agree to use all commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from the existing lending and investment banking relationships of you, the Borrower, the Acquired Business and your and their respective subsidiaries. To ensure an orderly and successful syndication of the Facilities, you agree that, until the date (the “Syndication Termination Date”) which is the earliest of (a) the termination by the Arranger of syndication of the Facilities, (b) 60 days following the Closing Date and (c) the “successful syndication” of the Facilities (as defined in the Fee Letter), you will not, and agree to use commercially reasonable efforts to ensure that the Acquired Business will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or any debt security of you, the Acquired Business or the Borrower or any of your or their respective subsidiaries, including any renewal or refinancing of any existing debt facility or debt security (including the Existing Credit Agreement) in each case without the prior written consent of the Arranger (other than the Facilities, indebtedness permitted pursuant to the Acquisition Agreement, and purchase money indebtedness and capitalized lease obligations incurred in the ordinary course of business).

You agree to, and agree to use commercially reasonable efforts to cause the Acquired Business to, cooperate with, and provide information reasonably required by, the Arranger in connection with all syndication efforts, including: (i) as soon as practicable after the date of this Commitment Letter, assist in the preparation of a customary information memorandum and other customary presentation materials (collectively, “Facilities Marketing Materials”) reasonably acceptable in form and content to the Arranger for use in bank meetings and other communications with prospective Lenders in connection with the syndication of the Facilities regarding the business, operations, financial projections and prospects of you, the Borrower and the Acquired Business and your and their respective subsidiaries, including without limitation the delivery of all information relating to the Transactions prepared by or on behalf of you, the Borrower or the Acquired Business that the Arranger deems reasonably necessary to complete the syndication of the Facilities; (ii) using commercially reasonable efforts to obtain from Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), prior to the launch of the general syndication, a corporate family rating from Moody’s, a corporate credit rating from S&P and a credit rating for each of the Facilities from each of Moody’s and S&P; (iii) arranging for direct communications at reasonable times and places, using reasonable methods (including telecommunications), with prospective Lenders, excluding Disqualified Lenders, in connection with the syndication of the Facilities (including without limitation direct contact between appropriate senior management, representatives and advisors of you and the Borrower (and using commercially reasonable efforts to cause direct contact with appropriate senior management, representatives and advisors of the Acquired Business) and participation of such persons in such meetings); and (iv) hosting (including any preparations with respect thereto) with the Arranger at places and times reasonably requested by the Arranger one or more conference calls with prospective Lenders and, in connection with such conference calls, consulting with the Arranger with respect to the presentations to be made and making available appropriate senior management, representatives and advisors of you and the Borrower to rehearse such presentations prior to such conference calls, as reasonably requested by the Arranger. You agree that the Arranger has the right to place advertisements in financial and other newspapers and journals at their own expense describing their services to you; provided that the Arranger will submit a copy of any such advertisement to you for your prior written approval, which approval will not be unreasonably withheld or delayed. You further agree that any references to the Arranger or any of its affiliates made by you or your affiliates in advertisements or other marketing materials used in connection with the Transactions are subject to the prior written approval of the Arranger, which approval shall not be unreasonably withheld or delayed.

Commitment Letter

3

April 16, 2014
Platform Specialty Products Corporation

You will be solely responsible for the contents of the Facilities Marketing Materials and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof. You and the Borrower agree that such information regarding the Facilities and information provided by you and the Borrower or your or its representatives to the Arranger in connection with the Facilities (including, without limitation, draft and execution versions of the Loan Documents, information packages, presentations and publicly filed financial statements) may be disseminated to prospective Lenders and other persons through one or more Intranet sites (including an IntraLinks or Syndtrak workspace) created for purposes of syndicating the Facilities or otherwise in accordance with the Arranger’s standard syndication practices (including hard copy and via electronic transmissions) which shall contain standard confidentiality undertakings.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At the Arranger’s request, you agree to prepare an additional version of the Facilities Marketing Materials that does not contain material non-public information concerning you, the Borrower, the Acquired Business or your or their respective subsidiaries or affiliates or your or their respective securities for purposes of foreign and United States federal and state securities laws (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders: (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arranger for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Facilities. Before distribution of any Facility Marketing Materials in connection with the syndication of the Facilities (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective and existing Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein. In addition, at the Arranger’s request, you will identify Public Information Materials by marking the same as “PUBLIC” and you agree that unless specifically labeled “PRIVATE — CONTAINS NON-PUBLIC INFORMATION,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Facilities, whether through an Internet site (including without limitation an IntraLinks or SyndTrak workspace), electronically, in presentations, at meetings or otherwise will contain MNPI.

Commitment Letter

4

April 16, 2014
Platform Specialty Products Corporation

4.	Information

You represent and covenant that (i) all information (other than projections and other forward-looking information and information of a general economic or industry nature) that has been or will be provided to the Arranger, the Commitment Party, the prospective Lenders or any of our or their respective affiliates directly or indirectly by you or the Borrower or, to the best of your knowledge, on behalf of the Acquired Business, in connection with the Transactions is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the projections and other forward-looking information that have been or will be made available directly or indirectly to the Arranger, the Commitment Party, the prospective Lenders or any of our or their respective affiliates by or on behalf of you or the Borrower and, to the best of your knowledge, the Acquired Business, have been and will be prepared in good faith based upon assumptions believed by management of the preparer thereof to be reasonable when made and when initially made available to the Arranger, the Commitment Party, the prospective Lenders and our or their respective affiliates and on the Closing Date, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects in light of the circumstances in which statements are made. You understand that in providing our services pursuant to this Commitment Letter we may use, rely on and assume the accuracy and completeness of all of the financial, accounting, tax and other information and projections discussed with or reviewed by us for such purposes, without independent verification thereof, and we do not assume responsibility for the accuracy or completeness thereof.

5.	Indemnification

To induce us to enter into this Commitment Letter and the Fee Letter and to provide the services described herein and proceed with the documentation of the Facilities, you hereby agree to indemnify upon demand and hold harmless the Administrative Agent and the Arranger and each other agent or co-agent (if any) designated by the Arranger with respect to the Facilities and Barclays in any other capacity to which it may be appointed by you in connection with the Transactions, the Commitment Party and our and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses (including all reasonable and documented fees and disbursements of any law firm or other external counsel, but limited to (i) one counsel to the Indemnified Persons taken as a whole, (ii) in the case of any actual or reasonably perceived conflict of interest, additional counsel to the affected Indemnified Persons or group of Indemnified Persons, limited to one such additional counsel for each affected Indemnified Persons or group of Indemnified Persons so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules, and (iii) if necessary, one local counsel in each relevant jurisdiction and special counsel for each relevant specialty) which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Acquisition, this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities, including any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether direct, indirect, or consequential (whether or not we or any other Indemnified Person is a party to, or you or the Borrower or any affiliate thereof initiated or is a party to, any action, suit, proceeding or claim out of which any such expenses arise); provided that you will not have to indemnify any Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or the material breach by such Indemnified Person of its obligations under this Commitment Letter, the Fee Letter or the Facilities (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment) or arises from any dispute between or among any Indemnified Parties (other than any dispute against an Agent or Arranger) and not involving any act or omission by the Borrower or any of its affiliates. Notwithstanding any other provision of this Commitment Letter, except to the extent any such damages result from the willful misconduct, bad faith or gross negligence of such Indemnified Person as determined by a court of competent jurisdiction in a final and non-appealable judgment, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems.

Commitment Letter

5

April 16, 2014
Platform Specialty Products Corporation

Your indemnity and reimbursement obligations under this Section 5 will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons.

Neither you, we nor any other Indemnified Person will be responsible or liable to you, us or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities; provided that the foregoing shall not otherwise affect your indemnity obligations as set forth in this Section 5.

6.	Assignments

This Commitment Letter may not be assigned by us or you without the prior written consent of the Commitment Party (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights or remedies in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person); provided that Barclays may assign its commitments and agreements hereunder, in whole or in part, to (X) any of its affiliates, (Y) additional arrangers or (Z) any Lender (including without limitation as provided in Section 3 above) so long as such assignment in the case of clause (Z) does not relieve us of our obligation to provide 100% of the Facilities on the Closing Date to the extent the conditions thereto have been satisfied. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

7.	USA PATRIOT Act Notification

Barclays hereby notifies you, the Borrower, the Acquired Business, the Guarantors and your and their respective affiliates that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies you, the Borrower, the Acquired Business, the Guarantors and your and their respective affiliates, including the name and address of each such Person and other information that will allow Barclays and each Lender to identify you, the Borrower, the Acquired Business, the Guarantors and your and their respective affiliates in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for Barclays and each prospective Lender.

Commitment Letter

6

April 16, 2014
Platform Specialty Products Corporation

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter and any written or oral communications provided by the Commitment Party, the Arranger or any of their affiliates in connection with the Transactions are exclusively for the information of you, the Borrower and your and its subsidiaries as well as their other employees involved in the contemplated Transaction, and may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Party (or, if not practical to provide prior notice, providing notice to the Commitment Party as soon as practical) and with appropriate redactions as requested by the Commitment Party to the extent permitted under applicable law, pursuant to applicable law, regulation or rules of any applicable stock exchange or compulsory legal process, in the reasonable discretion of the you and the Borrower (upon the advice of counsel), including, without limitation, a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter and such communications to your and the Borrower’s officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter, the Fee Letter and such communications confidential and such persons agree to hold the same in confidence, (ii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein) to the Acquired Business (including its direct and indirect parent companies, as applicable) and its officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter and the information contained herein confidential and such persons agree to hold the same in confidence; provided that, to the extent redacted in a manner reasonably acceptable to Barclays, the Fee Letter may be made available to the Acquired Business and its officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter and the information contained herein confidential and such persons agree to hold the same in confidence, and (iii) this Commitment Letter or the information contained herein to rating agencies.

You acknowledge that Barclays and its affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions (including long or short positions) in securities, loans or indebtedness, or options thereon, of you, the Borrower, the Acquired Business and other companies that may be the subject of the Transactions. Barclays and its affiliates may have economic interests that are different from or conflict with those of you or the Borrower regarding the transactions contemplated hereby, and you acknowledge and agree that Barclays will not have any obligation to disclose such interests and transactions to you or the Borrower by virtue of any fiduciary, advisory or agency relationship. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against Barclays for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Barclays will not have any liability (whether direct or indirect) to you or the Borrower in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your or its behalf, including your or its equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions are in your best interests. You agree that we will act under this Commitment Letter as an independent contractor. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the Borrower, the Acquired Business (provided that such persons agree to hold the same in confidence, to the extent Barclays is required to hold the same in confidence hereunder) and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder.

Commitment Letter

7

April 16, 2014
Platform Specialty Products Corporation

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

In addition, please note that Barclays Capital Inc. has been retained by PSP as financial advisor (in such capacity, the “Financial Advisor”) to PSP in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Please note that Barclays and its affiliates do not provide tax, accounting or legal advice.

9.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York, located in the Borough of Manhattan, or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

Commitment Letter

8

April 16, 2014
Platform Specialty Products Corporation

This Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon.

The provisions of Sections 3, 5 and 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Facilities are made available; provided Section 3 shall survive only until the Syndication Termination Date. Except as provided in the preceding sentence, none of the agreements hereunder will survive the termination of this Commitment Letter.

10.	Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the earlier to occur of (i) the consummation of the Acquisition, (ii) the Termination Date (under and as defined in the Acquisition Agreement), (iii) November 1, 2014, and (iv) written notice by you to terminate this Commitment Letter.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof. Those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties.  No person has been authorized by Barclays to make any oral or written statements that are inconsistent with this Commitment Letter.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Barclays the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on April 16, 2014, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

[The remainder of this page is intentionally left blank.]

Commitment Letter

9

We look forward to working with you on this assignment.

Very truly yours,

BARCLAYS BANK PLC

By:  __________________________
Name:
Title:

Commitment Letter Signature Page

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

PLATFORM SPECIALTY PRODUCTS CORPORATION

By: ______________________________
Name:
Title:

Commitment Letter Signature Page

Exhibit A

Summary of Terms and Conditions of the First Lien Facility

This Summary of Terms and Conditions outlines certain terms and conditions of the First Lien Facility.

Borrower:	MacDermid, Incorporated and each other Borrower (as defined in the Existing Credit Agreement) permitted to incur the First Lien Facility under the Existing Credit Agreement.

Guarantors:
Platform Specialty Products Corporation (“PSP”) and those subsidiaries of PSP acting as guarantors under the Existing Credit Agreement, including the Acquired Business to the extent required to be guarantors under the Existing Credit Agreement (the “Guarantors”), will jointly and severally guarantee the obligations of the Borrower under the First Lien Facility.

Collateral:
The same collateral securing the secured obligations under the in the Existing Credit Agreement, including with respect to the Acquired Business (it being understood and agreed that, with respect to the Acquired Business, to the extent any security interest in any collateral is or cannot be perfected on the Closing Date (other than (a) the pledge and perfection of the security interest in the certificated equity interests of each subsidiary of the Borrower and the Guarantors required to be pledged under the Existing Credit Agreement (it being understood and agreed that such pledges shall be limited to any pledges required to be delivered under the Existing Credit Agreement and related loan documents) and (b) other assets pursuant to which a lien may be perfected by filing of a financing statement under the Uniform Commercial Code) after use of commercially reasonable efforts to do so, then the perfection of a security interest in such collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower (and in no event later than 90 days following the Closing Date or any earlier date required by the Existing Credit Agreement).

Sole Bookrunner and Sole
Lead Arranger:
Barclays Bank PLC (“Barclays”) will act as sole bookrunner and sole lead arranger (in such capacities, the “Arranger”) for the First Lien Facility and will perform the duties customarily associated with such roles.

Administrative Agent:
Barclays will act as sole and exclusive administrative agent and collateral agent (collectively in such capacities, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such roles.

Commitment Letter Exhibit A-1

Lenders:	Banks, financial institutions and institutional lenders selected by the Arranger (each, a “Lender” and together the “Lenders”) (excluding Disqualified Lenders).

Facility:
A first lien incremental term loan facility in an aggregate principal amount equal to $600 million (the “First Lien Facility”) incurred, at the option of the Arranger, either by way of an increase to the principal amount of the existing term loan facility under the Existing Credit Agreement or by the establishment of a new tranche of term loans, in each case, under and in accordance with Section 2.14 of the Existing Credit Agreement.

Purpose/Use of Proceeds:	The proceeds of the First Lien Facility will be used by the Borrower to fund, in part, the Acquisition (including paying all Transaction Costs).

Closing Date:	The date on which the borrowings under the First Lien Facility are made and the Acquisition is consummated in accordance with the Commitment Letter (the “Closing Date”).

Availability:	The First Lien Facility shall be made in a single drawing on the Closing Date. Repayments and prepayments of the First Lien Facility may not be reborrowed.

Maturity:	June 7, 2020 (the maturity date of the term loans currently outstanding under the Existing Credit Agreement).

Interest Rate:	The interest rates under the First Lien Facility will be as follows:

At the option of the Borrower, Eurocurrency Rate plus 3.00% or Base Rate plus 2.00% with a step-down of 25 basis points on or after September 30, 2014 so long as the First Lien Net Leverage Ratio is less than 3.25 to 1.00 and the Total Net Leverage Ratio is less than 5.75 to 1.00, as more further detailed in the Existing Credit Agreement.

The Borrower may elect interest periods of one, two, three or six months (or nine or twelve months if available to all applicable Lenders) for Eurocurrency Rate borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of Base Rate loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

Base Rate is the highest of (i) Barclays’ Prime Rate, (ii) the Federal Funds Effective Rate plus ½ of 1.0% and (iii) one-month Eurocurrency Rate plus 1.0%.

Eurocurrency Rate will at all times include statutory reserves and shall be deemed to be not less than 1.00 % per annum.

Commitment Letter Exhibit A-2

Issue Price
99.0% (or better if agreed by the Arranger)  payable to the applicable Lenders; provided that the discount to par reflected in the issuance price of First Lien Facility may, at the election of the Arranger, be taken in the form of an upfront fee paid on the Closing Date.

For the avoidance of doubt, calculations of fees, and interest with respect to the First Lien Facility, shall be calculated based on the full stated principal amount of the First Lien Facility.

Amortization:	Substantially as set forth in the Existing Credit Agreement with respect to the existing term loans thereunder.

Default Interest:	Substantially as set forth in the Existing Credit Agreement.

Yield Protection and Taxes:	Substantially as set forth in the Existing Credit Agreement.

Voluntary Prepayments:	Substantially as set forth in the Existing Credit Agreement and ratably with the existing term loans under the Existing Credit Agreement.

In the event that all or any portion of the First Lien Facility is voluntarily prepaid as part of a Repricing Transaction (as defined below) (including pursuant to the yank-a-bank provision of the Existing Credit Agreement) within 6 months of the Closing Date, such prepayments shall be made at 101% of the principal amount so prepaid. As used herein, “Repricing Transaction” means the prepayment or refinancing of all or a portion of the First Lien Facility with the incurrence by the Borrower or any Guarantor of any senior bank loan financing having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith not payable to Lenders generally) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of such loans under the First Lien Facility, including, without limitation, as may be effected through any amendment to the Existing Credit Agreement relating to the interest rate for, or weighted average yield of, the First Lien Facility (including any mandatory assignment in connection therewith).

Mandatory Prepayments:	Substantially as set forth in the Existing Credit Agreement and ratably with the existing term loans under the Existing Credit Agreement.

Representations and
Warranties:	Substantially as set forth in the Existing Credit Agreement.

Covenants:	Substantially as set forth in the Existing Credit Agreement.

Financial Covenants:	None.

Events of Default:	Substantially as set forth in the Existing Credit Agreement.

Commitment Letter Exhibit A-3

Conditions Precedent to
Borrowing:
The several obligation of each Lender to make, or cause an affiliate to make the First Lien Facility will be subject only to the conditions set forth or referred to in Section 2 of the Commitment Letter and Exhibit C to the Commitment Letter.

Assignments and
Participations:	Substantially as set forth in the Existing Credit Agreement.

Amendments and
Required Lenders:	Substantially as set forth in the Existing Credit Agreement.

Indemnity and Expenses:	Substantially as set forth in the Existing Credit Agreement.

Governing Law and
Jurisdiction:	New York (as set forth in the Existing Credit Agreement).

Counsel to the Arranger
and the Administrative Agent:	Latham & Watkins LLP.

The foregoing is intended to summarize certain terms and conditions of the First Lien Facility. It is not intended to be a definitive list of all of the requirements of the Borrower and the Guarantors in connection with the First Lien Facility other than the conditions precedent to the funding of the First Lien Facility.

Commitment Letter Exhibit A-4

Exhibit B

Summary of Terms and Conditions of the Second Lien Facility

This Summary of Terms and Conditions outlines certain terms and conditions of the Second Lien Facility.

Borrower:	Same as in First Lien Facility.

Guarantors:	Each Guarantor under the First Lien Facility will jointly and severally guarantee the obligations of the Borrower under the Second Lien Facility.

Collateral:	Substantially as set forth in the First Lien Facility on a second priority basis.

The Second Lien Facility obligations will be second in priority to the liens securing the First Lien Facility and, the related guarantees. The liens securing the Second Lien Facility obligations will be subject to limitations relating to enforcement rights and other matters as shall be set forth in the Intercreditor.

Sole Bookrunner and Sole
Lead Arranger:
Barclays Bank PLC (“Barclays”) will act as bookrunner and lead arranger (in such capacities, the “Arranger”) for the Second Lien Facility and will perform the duties customarily associated with such roles.

Administrative Agent:
Barclays will act as sole and exclusive administrative agent and collateral agent (collectively in such capacities, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.

Lenders:	Banks, financial institutions and institutional lenders selected by the Arranger (each, a “Lender” and together the “Lenders”) (excluding Disqualified Lenders).

Facility:	A second lien term loan facility in an aggregate principal amount equal to $120 million (the “Second Lien Facility”).

Maturity:	The Second Lien Facility will mature on December 7, 2020.

Purpose/Use of Proceeds:	The proceeds of the Second Lien Facility will be used by the Borrower to fund, in part, the Acquisition (including paying all Transaction Costs).

Closing Date:	As set forth in Exhibit A.

Availability:	The Second Lien Facility shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Second Lien Facility may not be reborrowed.

Commitment Letter Exhibit B-1

Interest Rate:	The interest rates under the Second Lien Term Facility will be as follows:

At the option of the Borrower, Eurocurrency Rate plus 6.75% or Base Rate plus 5.75%.

The Borrower may elect interest periods of one, two, three or six months (or nine or twelve months if available to all applicable Lenders) for Adjusted Eurocurrency Rate borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of Base Rate loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

Base Rate is the highest of (i) Barclays’ Prime Rate, (ii) the Federal Funds Effective Rate plus ½ of 1.0% and (iii) one-month Adjusted Eurocurrency Rate plus 1.0%.

Adjusted Eurocurrency Rate will at all times include statutory reserves and shall be deemed to be not less than 1.00% per annum.

Issue Price
98.5% (or better if agreed by the Arranger) payable to the applicable Lenders; provided that the discount to par reflected in the issuance price of Second Lien Facility may, at the election of the Arranger, be taken in the form of an upfront fee paid on the Closing Date.

For the avoidance of doubt, calculations of fees, and interest with respect to the Second Lien Facility, shall be calculated based on the full stated principal amount of the Second Lien Facility.

Amortization:	None.

Default Interest:	Substantially as set forth in the First Lien Facility.

Yield Protection and Taxes:	Substantially as set forth in the First Lien Facility.

Voluntary Prepayments:
Provided that such prepayment is permitted under the First Lien Facility, Second Lien Facility may be prepaid, in whole or in part, without premium or penalty, other than the Prepayment Premium (as defined below).

Prepayment Premium:
Any prepayment or repayment (whether mandatory or optional) (other than mandatory prepayments pursuant to the Excess Cash Flow sweep or with the proceeds of an asset sale) of the Second Lien Facility (and including any repayment pursuant to the exercise of a yank-a-bank), in each case on or prior to the second anniversary of the Closing Date shall be accompanied by a prepayment premium equal to: (i) if such prepayment or repayment occurs on or prior to the first anniversary of the Closing Date, 2.0% of the principal amount of such prepayment or repayment, as the case may be, (ii) if such prepayment or repayment occurs after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, 1.0% of the principal amount of such prepayment or repayment, as the case may be, and (iii) if such prepayment or repayment occurs after the second anniversary of the Closing Date, 0% of the principal amount of such prepayment or repayment, as the case may be.

Commitment Letter Exhibit B-2

Mandatory Prepayments:	Substantially as set forth in the First Lien Facility, save to the extent permitted under the First Lien Facility.

Representations and
Warranties:	Substantially as set forth in the First Lien Facility.

Covenants:	Substantially as set forth in the First Lien Facility with a cushion to be provided to certain baskets to be agreed.

Financial Covenants:	None.

Events of Default:	Substantially as set forth in the First Lien Facility with a cushion to be provided to certain baskets to be agreed.

Conditions Precedent to
Borrowing:
The several obligation of each Lender to make, or cause an affiliate to make the Second Lien Facility will be subject only to the conditions set forth or referred to in Section 2 of the Commitment Letter and Exhibit C to the Commitment Letter.

Assignments and
Participations:	Substantially as set forth in the First Lien Facility.

Amendments and
Required Lenders:	Substantially as set forth in the First Lien Facility.

Indemnity and Expenses:	Substantially as set forth in the First Lien Facility.

Governing Law and
Jurisdiction:	New York (as set forth in the First Lien Facility).

Counsel to the Arranger
and the Administrative Agent:	Latham & Watkins LLP.

The foregoing is intended to summarize certain terms and conditions of the Second Lien Facility. It is not intended to be a definitive list of all of the requirements of the Borrower and the Guarantors in connection with the Second Lien Facility other than the conditions precedent to funding of the Second Lien Facility.

Commitment Letter Exhibit B-3

Exhibit C

Conditions Precedent to the First Lien Facility and the Second Lien Facility

The following shall have occurred prior to or concurrently with the initial extensions of credit under the  First Lien Facility and the Second Lien Facility (the “Facilities”).

1.
Concurrent Transactions: The proceeds from the borrowings made pursuant to the Facilities on the Closing Date will be sufficient to consummate the Acquisition, refinance all existing debt of the Acquired Business (other than existing debt permitted to survive pursuant to the terms of the Acquisition Agreement) and pay the Transaction Costs. The terms of the Acquisition Agreement (including all exhibits, schedules, annexes and other attachments thereto) and all related material documents (including transitional services agreements) shall be reasonably satisfactory to the Arranger; (it being understood that the bid draft of the Acquisition Agreement dated as of April 16, 2014 and received by counsel to the Lead Arranger at 5:01 p.m. Pacific Standard Time on April 16, 2014 is in form and substance satisfactory to the Lead Arranger). The Acquisition shall have been consummated or will be consummated concurrently with the initial funding under the Facilities in accordance with the Acquisition Agreement; provided that no amendment, modification or waiver of any term thereof or any condition to your or the Borrower’s obligation to consummate the Acquisition thereunder (other than any such amendment, modification or waiver that is not materially adverse to any interest of the Lenders) shall be made or granted, as the case may be, without the prior written consent of the Arranger (it being understood that any change in the price (including any price decrease) of the Acquisition of 10% or greater will be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of the Arranger, and any such reduction of price shall be applied to the Facilities on a pro rata basis).

2.	Fee Letters. You, the Borrower and the Guarantors shall make the payments of any fees and expenses required to be made in the Fee Letter.

3.
Representations. (a) With respect to representations relating to the Acquired Business, the representations made by or with respect to the Acquired Business in the Acquisition Agreement that are material to the interests of the Lenders and which the breach thereof will excuse PSP and Borrower (or any of their affiliates) from their obligations to consummate the Acquisition shall be true and correct as of the Closing Date (the “Acquired Business Representations”); and (b) with respect to representations relating to you, the Borrower and its and your subsidiaries, the Specified Representations (as defined below) shall be true and correct as of the Closing Date, it being understood and agreed that the only representations the accuracy of which will be a condition precedent to the availability of the Facilities on the Closing Date will be the Acquired Business Representations and the Specified Representations. For purposes hereof, “Specified Representations” means the representations and warranties referred to or incorporated by reference in Exhibits A and B relating to corporate existence and good standing, requisite power and authority to enter into the Loan Documents, due authorization, execution, delivery and enforceability of the Loan Documents (including the Existing Credit Agreement and the Fee Letter); no conflicts of the Loan Documents with the organizational documents, any material debt agreement or material applicable law; environmental compliance; insurance; taxes; no litigation to enjoin the funding of the Facilities; no default; accuracy and completeness of historical financial statements; Investment Company Act; FCPA; OFAC; margin stock; solvency of you and the Borrower and your respective subsidiaries on a consolidated and pro forma basis for the Acquisition and the financing thereof; senior indebtedness; and Patriot Act.

Commitment Letter Exhibit C-1

4.
Definitive Documents; Customary Closing Conditions. (i) the definitive loan documents relating to the Facilities, guarantees and any other related definitive documents (collectively, the “Loan Documents”) shall have been prepared by Barclays’ counsel based upon and substantially consistent with the terms set forth in this Commitment Letter and otherwise consistent with documentation for financings of this kind, with such changes thereto as may be mutually agreed, and shall have been executed and delivered by you, the Borrower and each of its and your subsidiaries party thereto and any Lender party thereto; (ii) the Arranger shall have received customary forms or legal opinions, evidence of authority, officer’s certificates, corporate organizational and governing documents, good standing certificates, a solvency certificate from the chief financial officer of you and the Borrower in form and substance reasonably satisfactory to the Administrative Agent, resolutions and other customary closing certificates as are customary for transactions of this type and reasonably satisfactory to the Arranger; and (iii) all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral (as defined in Exhibits A and B) shall have been executed and delivered and, if applicable, be in proper form for filing subject to the limitations described in Exhibit A hereto under the heading “Collateral”.

5.
Patriot Act. Each Lender shall have received at least 5 business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by such Lender at least 10 business days prior to the Closing Date.

6.
Marketing Period. The Arranger shall have been afforded a period of at least 15 consecutive Business Days from the delivery to the Arranger of the Facilities Marketing Materials to syndicate the Facilities.

7.
Financial Statements. The Arranger shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for the 2011, 2012 and 2013 fiscal years (b) unaudited consolidated statements of income of the Acquired Business in a form substantially similar to the “Hyperion P&L” statements contained in the online data room (items 3.2.29.1 and 3.2.29.2) for each month subsequent to the most recent audit delivered pursuant to (a) above, and ended 45 days or more prior to the Closing Date and (c) a pro forma consolidated statement of income for the Borrower as of and for the twelve month period ending on the last day of the most recently completed fiscal period for which financial statements have been delivered pursuant to clause (a) or (b) above, so long as such recently complete fiscal period is a calendar quarter end, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period, which shall be on a combined and/or consolidated basis consistent with the historic financial statements used in such pro forma financial statements.

8.
Indebtedness. After giving effect to the Transactions, PSP and its subsidiaries (including the Acquired Business) shall have outstanding no indebtedness other than (a) the loans and other extensions of credit under the Existing Credit Agreement and the First Lien Facility, (b) the Second Lien Facility and (c) any other indebtedness permitted pursuant to the Existing Credit Agreement, the Acquisition Agreement or the Loan Documents.

Commitment Letter Exhibit C-2

EXHIBIT D
FORM OF INTERNATIONAL ASSET PURCHASE AGREEMENT

Dated 2014
(1) [LOCAL CHEMTURA SELLER(S)] (2) [LOCAL PURCHASING ENTITY]
International Asset Purchase Agreement for [JURISDICTION]
For the sale and purchase of the International Transferred Assets of [LOCAL CHEMTURA SELLER(S)]
Eversheds LLP One Wood Street London EC2V 7WS	Tel 0845 497 9797 Fax 0845 497 4919 Int +44 20 7919 4500 DX 154280 Cheapside 8 www.eversheds.com

CONTENTS

Clause		Page
1	DEFINITIONS AND INTERPRETATION	4
2	SALE AND PURCHASE	5
3	PURCHASE PRICE	5
4	CLOSING	6
5	FURTHER ASSURANCE	6
6	GENERAL	7
7	COUNTERPARTS	8
8	GOVERNING LAW AND JURISDICTION	8
Schedules
1	[The Local Seller Transferred Assets]	9
2	[The Local Seller Assumed Liabilities]	10

2

THIS AGREEMENT is made on ___ 2014

BETWEEN

(1)	[LOCAL CHEMTURA SELLER(S)] incorporated under the laws of [JURISDICTION] with registered number [COMPANY NUMBER] whose registered office is at [ADDRESS] (the “Local Seller”); and

(2)	[LOCAL PURCHASER(S)] incorporated under the laws of [JURISDICTION] with registered number [COMPANY NUMBER] whose registered office is at [ADDRESS] (the “Purchaser”).

BACKGROUND

(A)	The Local Seller is an Affiliate of Chemtura Corporation, a Delaware corporation (“Chemtura”) and the Purchaser is an Affiliate of [●], a [●] (“[●]”).

(B)
Chemtura and [●] have concurrently herewith consummated the purchase by [●] of the International Transferred Assets, International Assumed Liabilities and International Transferred Shares pursuant to the terms and conditions of the SAPA.

(C)
The Local Seller is the legal and beneficial owner of the International Transferred Assets as set out in the SAPA in relation to the relevant jurisdiction(s) in which it operates (the “Local Seller Transferred Assets”), including those International Transferred Assets listed in Schedule 1 hereto.

(D)	Pursuant to the SAPA, [●] has agreed:

i)
to purchase, acquire and accept, or procure the purchase, acquisition or acceptance by a Country-Specific Purchaser of, inter alia, all of the Local Seller’s right, title and interest in and to the Local Seller Transferred Assets free and clear of all Encumbrances (other than Permitted Encumbrances); and

ii)
to assume and agree to pay, honour, discharge and perform in full when due, or procure the assumption and payment, honouring, discharge and performance in full by a Country-Specific Purchaser of, the International Assumed Liabilities of the Local Seller (the “Local Seller Assumed Liabilities”), including those International Assumed Liabilities listed in Schedule 2 hereto, and the Local Seller has agreed to sell, assign, transfer, convey and deliver the same on the terms set out in this Agreement and the SAPA.

(E)
Each of the Local Seller and the Purchaser agree that all representations, warranties, (affirmative and negative) covenants, as well as all terms of the SAPA are and shall be incorporated into, and deemed to constitute part of, this Agreement.

3

(F)
Save for the obligations to deliver certain documents and instruments at Closing as expressly set out in clause 4.2, this Agreement is not intended to create any additional obligations, liabilities or rights of the Purchaser or the Local Seller (or any of their respective Affiliates), other than those obligations, liabilities and/or rights expressly provided for pursuant to the SAPA. To the extent there is any conflict between the terms of this Agreement and the terms of the SAPA, the terms of the SAPA shall prevail.

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement capitalised terms and expressions defined in the SAPA shall have the same meanings herein unless otherwise defined herein.

1.2	The following words and expressions will have the following meanings in this Agreement unless the context otherwise requires:

“Chemtura”	has the meaning given to it in paragraph (A) of the background to this Agreement

“Company”	[INSERT NAME OF LOCAL CHEMTURA TRANSFERRED ENTITY]

“Closing”
the closing of the sale, transfer, assignment, conveyance and delivery of the Local Seller Transferred Assets and the assumption and payment, honouring, discharge and performance in full of the Local Seller Assumed Liabilities in accordance with clause 4

“Local Seller Assumed Liabilities”	has the meaning given to it in paragraph (D) of the background to this Agreement

“Local Seller Transferred Assets”	has the meaning given to it in paragraph (C) of the background to this Agreement

“Purchase Price”
the purchase price for the sale, assignment, transfer, conveyance and delivery of the Local Seller Transferred Assets (as allocated to the Local Seller Transferred Assets in accordance with Section 2.4 of the SAPA) and the assumption and payment, honouring, discharge and performance in full of the Local Seller Assumed Liabilities as set out in clause 3

4

“SAPA”	the Stock and Asset Purchase Agreement between Chemtura Corporation and [PURCHASER] dated [DATE]

1.3
save for references to Sections of, and Schedules to, the SAPA, references to the background section, clauses and the Schedules are to the background section and clauses of and the schedule to this Agreement;

1.4	the Schedules form part of this Agreement and will have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement will include the Schedules;

1.5	the background section and all headings are for ease of reference only and will not affect the construction or interpretation of this Agreement; and

1.6	the interpretation and construction provisions of Section 9.2(b) of the SAPA shall apply to this Agreement, to the extent appropriate.

2.	SALE AND PURCHASE

2.1	Subject to the provisions of the SAPA (including, without limitation, Section 1.3 of the SAPA), at Closing:

2.1.1
the Local Seller will sell, assign, transfer, convey and deliver to Purchaser, or procure the sale, assignment, transfer, conveyance and delivery of, to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Local Seller all of the Local Seller’s right, title and interest in and to the Local Seller Transferred Assets free and clear of Encumbrances (other than Permitted Encumbrances); and

2.1.2	the Purchaser shall:

2.1.2.1	pay the Purchase Price in accordance with clause 3 below; and

2.1.2.2
assume and pay, honour, discharge and perform in full when due the Local Seller Assumed Liabilities, or cause all the Local Seller Assumed Liabilities to be paid, honoured, discharged and performed in full when due, without recourse to the Local Seller or the Local Seller’s respective Affiliates (other than the Company).

3.	PURCHASE PRICE

The Purchase Price for the sale, transfer, assignment, conveyance and delivery of the Local Seller Transferred Assets, as allocated thereto in accordance with Section 2.4 of, and Schedule C to, the SAPA, is [AMOUNT], subject to adjustment under Sections 1.5 and 1.8 of the SAPA, which shall be paid in accordance with the SAPA.

5

4.	CLOSING

4.1	Closing will take place on the Closing Date at the offices of [INSERT COMPANY NAME AND ADDRESS].

4.2	At Closing, the Local Seller will deliver or cause to be delivered to the Purchaser the instruments and documents set forth on Schedule 4.2 hereto.1

4.3	At Closing, the Purchaser will[:]

4.3.1
[pay, or procure the payment of, the Purchase Price to the Local Seller or Chemtura or another of its Affiliates in immediately available funds by wire transfer on the Closing Date to a bank account which has been notified in writing by the Local Seller to the Purchaser not less than two Business Days prior to the Closing Date; and]

4.3.2
deliver a copy of the minutes of a meeting of the board of directors of the Purchaser authorising, inter alia, the execution by the Purchaser of this Agreement and appointing a signatory or signatories to execute this Agreement and any other documents necessary or desirable in connection with the performance of its obligations under this Agreement and the SAPA (if any) on behalf of the Purchaser.

4.4
Each of the Local Seller and the Purchaser acknowledge and agree that the payment of the Purchase Price to the Local Seller or Chemtura or another of its Affiliates in accordance with clause 4.3.1 shall constitute the full and complete payment of the Purchase Price in respect of the Local Seller Transferred Assets, the assumption of the Local Seller Assumed Liabilities and the discharge of the Purchaser’s obligations in respect thereof.

5.	FURTHER ACTION

The Local Seller and the Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions (within their respective control) necessary or appropriate to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, from time to time after the Closing Date, and for no further consideration, the Local Seller and the Purchaser shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be necessary to appropriately consummate the transactions contemplated hereby, including (a) transferring back to any Local Seller (or Affiliate of any Local Seller) designated by Chemtura any asset or Liability which was not contemplated by the SAPA and/or this Agreement to be transferred to Purchaser at the Closing but was so transferred at the Closing and (b) transferring to Purchaser any asset or Liability contemplated by the SAPA and/or this Agreement to be transferred to Purchaser and which was not so transferred at the Closing.

_____________

1	Local completion deliverables and execution formalities in each jurisdiction to be confirmed.

6

6.	GENERAL

6.1
This Agreement, the SAPA and the other Transaction Documents, including all Schedules attached hereto and thereto and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

6.2
This Agreement may be amended only in a writing signed by all parties hereto.  Any waiver of rights hereunder must be set forth in writing.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

6.3
This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors.  Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of Law or otherwise without the express written consent of each of the other parties.

6.4	[The parties do not intend that any term of this Agreement will be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person other than the parties.2]

6.5
Save for the obligations to deliver certain documents and instruments at Closing as expressly set out in clause 4.2, this Agreement is not intended to create any additional obligations, liabilities or rights of the Purchaser or the Local Seller (or any of their respective Affiliates), other than those obligations, liabilities and/or rights expressly provided for pursuant to the SAPA. To the extent there is any conflict between the terms of this Agreement and the terms of the SAPA, the terms of the SAPA shall prevail. Nothing in this Agreement shall be deemed to modify, vary or amend any provision of the SAPA unless expressly stated.  Without limiting the foregoing, the parties expressly acknowledge and agree that the sole and exclusive remedies of each party with respect to any and all claims arising out of or in connection with this Agreement and the transactions contemplated hereby shall be limited to those remedies set forth in the SAPA.

____________
2	To be amended per jurisdiction to ensure that third parties are precluded from enforcing/claiming under this local transfer agreement in accordance with local requirements.

7

7.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which will constitute an original, but which will together constitute one agreement.

8.	GOVERNING LAW AND JURISDICTION

8.1	This Agreement and any non-contractual obligations arising out of or in connection with it will be governed by the law of [INSERT JURISDICTION].

8.2
Each party agrees that the courts of [INSERT JURISDICTION] have exclusive jurisdiction to determine any dispute arising out of or in connection with this Agreement (including in relation to any non-contractual obligations).

[This document is executed as a deed and delivered on the date stated at the beginning of this document.] [LOCAL EXECUTION FORMALITIES TO BE INSERTED]

8

[SCHEDULE 1]

[The Local Seller Transferred Assets]

[Insert details of the Local Seller Transferred Assets]

9

[SCHEDULE 2]

[The Local Seller Assumed Liabilities]

[Insert details of the Local Seller Assumed Liabilities]

10

[SCHEDULE 4.2]

[Local Closing Deliverables]

[Insert documents and instruments to be delivered at Closing per local requirements]

 [LOCAL EXECUTION FORMALITIES TO BE INSERTED]

Signed as a deed by                                                                )
[LOCAL CHEMTURA SELLER(S)]                                    )
acting by one director                                                             )
in the presence of:                                                                   )

 Signature of director

Witness’ Signature:

Witness’ Name:

Witness’ Address:

Signed as a deed by                                                                )
[LOCAL PURCHASING ENTITY]                                      )
acting by one director                                                            )
in the presence of:                                                                  )

 Signature of director

Witness’ Signature:

Witness’ Name:

Witness’ Address:

11

EXHIBIT E

FORM OF INTERNATIONAL STOCK PURCHASE AGREEMENT

Dated 2014
(1) [LOCAL CHEMTURA SELLER(S)] (2) [LOCAL PURCHASING ENTITY]
International Stock Purchase Agreement for [JURISDICTION]
For the sale and purchase of the [entire issued] [share capital] [stock] of [LOCAL CHEMTURA TRANSFERRED ENTITY NAME]

CONTENTS

Clause Page

Clause	Page
1	DEFINITIONS AND INTERPRETATION	4
2	SALE AND PURCHASE	5
3	CLOSING	5
4	FURTHER ASSURANCE	6
5	GENERAL	7
6	COUNTERPARTS	8
7	GOVERNING LAW AND JURISDICTION	8
Schedules
1	Details of the Company	9

2

THIS AGREEMENT is made on                                                                                                                                    2014

BETWEEN

(1)	[LOCAL CHEMTURA SELLER(S)] incorporated under the laws of [JURISDICTION] with registered number [COMPANY NUMBER] whose registered office is at [ADDRESS] (the “Local Seller”); and

(2)	[LOCAL PURCHASER(S)] incorporated under the laws of [JURISDICTION] with registered number [COMPANY NUMBER] whose registered office is at [ADDRESS] (the “Purchaser”).

BACKGROUND

(A)	The Local Seller is an Affiliate of Chemtura Corporation, a Delaware corporation (“Chemtura”) and the Purchaser is an Affiliate of [●], a [●] (“[●]”).

(B)
Chemtura and [●] have concurrently herewith consummated the purchase by [●] of the International Transferred Assets, International Assumed Liabilities and International Transferred Shares pursuant to the terms and conditions of the SAPA.

(C)
The Local Seller is the legal and beneficial owner of [NUMBER] of [CLASS] of [shares] [stock] of [AMOUNT] each (the “Company Transferred Shares”), being the entire issued [share capital] [stock in the capital] of the Company.

(D)
Pursuant to the SAPA, [●] has agreed to purchase, acquire and accept, or procure the purchase, acquisition or acceptance by a Country-Specific Purchaser of, the Equity Interests of the Transferred Entities, including the Company Transferred Shares and the Local Seller has agreed to sell, transfer and convey and the Purchaser has agreed to purchase, acquire and accept the Company Transferred Shares on the terms set out in this Agreement and the SAPA.

(E)
Each of the Local Seller and the Purchaser agree that all representations, warranties, (affirmative and negative) covenants, as well as all terms of the SAPA are and shall be incorporated into, and deemed to constitute part of, this Agreement.

(F)
Save for the obligations to deliver certain documents and instruments at Closing as expressly set out in clause 3.2, this Agreement is not intended to create any additional obligations, liabilities or rights of the Purchaser or the Local Seller (or any of their respective Affiliates), other than those obligations, liabilities and/or rights expressly provided for pursuant to the SAPA.  To the extent there is any conflict between the terms of this Agreement and the terms of the SAPA, the terms of the SAPA shall prevail.

3

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement capitalised terms and expressions defined in the SAPA shall have the same meanings herein unless otherwise defined herein.

1.2	The following words and expressions will have the following meanings in this Agreement unless the context otherwise requires:

“Chemtura”	has the meaning given to it in paragraph (A) of the background to this Agreement

“Closing”	the closing of the sale, transfer, conveyance and delivery of the Company Transferred Shares in accordance with clause 3

“Company”	has the meaning given to it in paragraph (C) of the background to this Agreement (and further details of which are set out in Schedule 1)

“Company Transferred Shares”	has the meaning given to it in paragraph (C) of the background to this Agreement

“Purchase Price”
the purchase price for the sale, transfer and conveyance of the Company Transferred Shares as set out in clause 2.3, as allocated to the Company Transferred Shares in accordance with Section 2.4 of the SAPA

“SAPA”	the Stock and Asset Purchase Agreement between Chemtura Corporation and [PURCHASER] dated [DATE]

1.3
save for references to Sections of, and Schedules to, the SAPA, references to the background section, clauses and the Schedule are to the background section and clauses of and the schedule to this Agreement;

1.4	the Schedule forms part of this Agreement and will have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement will include the Schedule;

1.5	the background section and all headings are for ease of reference only and will not affect the construction or interpretation of this Agreement; and

1.6	the interpretation and construction provisions of Section 9.2(b) of the SAPA shall apply to this Agreement, as applicable.

4

2.	SALE AND PURCHASE

2.1
At Closing, the Local Seller will, subject to the provisions of the SAPA, sell, transfer and convey, and the Purchaser will purchase, acquire and accept from the Local Seller the Company Transferred Shares.  The Company Transferred Shares will be sold free and clear of Encumbrances (other than Permitted Encumbrances) and with all right, title and interest in and to them at or after the date of this Agreement.

2.2
[The Local Seller hereby waives any rights of pre-emption or other right or option conferred on it under the [articles of association] of the Company or otherwise in respect of any of the Company Transferred Shares.]

2.3
The purchase price for the Company Transferred Shares, as allocated thereto in accordance with Section 2.4 of, and Schedule C to, the SAPA, is [AMOUNT], subject to adjustment under Sections 1.5 and 1.8 of the SAPA, which shall be paid in accordance with the SAPA.

3.	CLOSING

3.1	Closing will take place on the Closing Date at the offices of [INSERT COMPANY NAME AND ADDRESS].

3.2	At Closing, the Local Seller will deliver or cause to be delivered to the Purchaser the instruments and documents set forth on Schedule 3.2 hereto.1

3.3	At Closing, the Purchaser will[:]

3.3.1
[pay, or procure the payment of, the Purchase Price to the Local Seller or Chemtura or another of its Affiliates in immediately available funds by wire transfer on the Closing Date to a bank account which has been notified in writing by the Local Seller to the Purchaser not less than two Business Days prior to the Closing Date; and]

3.3.2
deliver a copy of the minutes of a meeting of the board of directors of the Purchaser authorising, inter alia, the execution by the Purchaser of this Agreement and appointing a signatory or signatories to execute this Agreement and any other documents necessary or desirable in connection with the performance of its obligations under this Agreement and the SAPA (if any) on behalf of the Purchaser.

4.	FURTHER ACTION

The Local Seller and the Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions (within their respective control) necessary or appropriate to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, from time to time after the Closing Date, and for no further consideration, the Local Seller and the Purchaser shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be necessary to appropriately consummate the transactions contemplated hereby, including (a) transferring back to any Local Seller (or Affiliate of any Local Seller) designated by Chemtura any asset or Liability which was not contemplated by the SAPA and/or this Agreement to be transferred to Purchaser at the Closing but was so transferred at the Closing and (b) transferring to Purchaser any asset or Liability contemplated by the SAPA and/or this Agreement to be transferred to Purchaser and which was not so transferred at the Closing.

____________
1	Local completion deliverables and execution formalities in each jurisdiction to be confirmed.

5

5.	GENERAL

5.1
This Agreement, the SAPA and the other Transaction Documents, including all Schedules attached hereto and thereto and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

5.1
This Agreement may be amended only in a writing signed by all parties hereto.  Any waiver of rights hereunder must be set forth in writing.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

5.2
This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors.  Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of Law or otherwise without the express written consent of each of the other parties.

5.3	[The parties do not intend that any term of this Agreement will be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person other than the parties.2]

5.4
Save for the obligations to deliver certain documents and instruments at Closing as expressly set out in clause 3.2, this Agreement is not intended to create any additional obligations, liabilities or rights of the Purchaser or the Local Seller (or any of their respective Affiliates), other than those obligations, liabilities and/or rights expressly provided for pursuant to the SAPA. To the extent there is any conflict between the terms of this Agreement and the terms of the SAPA, the terms of the SAPA shall prevail. Nothing in this Agreement shall be deemed to modify, vary or amend any provision of the SAPA unless expressly stated. Without limiting the foregoing, the parties expressly acknowledge and agree that the sole and exclusive remedies of each party with respect to any and all claims arising out of or in connection with this Agreement and the transactions contemplated hereby shall be limited to those remedies set forth in the SAPA.

____________
2	To be amended per jurisdiction to ensure that third parties are precluded from enforcing/claiming under this local transfer agreement in accordance with local requirements.

6

6.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which will constitute an original, but which will together constitute one agreement.

7.	GOVERNING LAW AND JURISDICTION

7.1	This Agreement and any non-contractual obligations arising out of or in connection with it will be governed by the law of [INSERT JURISDICTION].

7.2
Each party agrees that the courts of [INSERT JURISDICTION] have exclusive jurisdiction to determine any dispute arising out of or in connection with this Agreement (including in relation to any non-contractual obligations).

[This document is executed as a deed and delivered on the date stated at the beginning of this document.] [LOCAL EXECUTION FORMALITIES TO BE INSERTED]

7

SCHEDULE 1

Details of the Company

[DELETE/INSERT ANY PROVISIONS WHICH ARE NOT APPLICABLE OR WHICH ARE REQUIRED IN ADDITION]

Name of Company	:	[NAME]

Company Number	:	[REGISTERED NUMBER]

Registered Office	:	[REGISTERED ADDRESS]

Place of Incorporation	:	[PLACE OF INCORPORATION]

Incorporation Date	:	[DATE OF INCORPORATION]

Previous Names	:	[PREVIOUS NAMES]

Directors	:	[DIRECTORS’ FULL NAMES]

Secretary	:	[SECRETARY’S FULL NAME]

Accounting Reference Date	:	[ACCOUNTING REFERENCE DATE]

[Authorised Stock Capital]	:	[[AMOUNT] divided into [NUMBER] [CLASS] stock of [NOMINAL VALUE] each]

Issued Stock Capital	:	[NOMINAL AMOUNT] divided into [NUMBER] [CLASS] stock of [NOMINAL VALUE] each

Mortgages/Charges over Stock or Company’s Assets	:	[MORTGAGES/CHARGES OVER STOCK OR COMPANY’S ASSETS]

Status	:	[DORMANT][TRADING]

Auditors	:	[NAME OF AUDITORS]

8

[SCHEDULE 3.2]

[Local Closing Deliverables]

[Insert documents and instruments to be delivered at Closing per local requirements]

9

[LOCAL EXECUTION FORMALITIES TO BE INSERTED]

Signed as a deed by                                                                )
[LOCAL CHEMTURA SELLER(S)]                                    )
acting by one director                                                             )
in the presence of:                                                                   )

 Signature of director

Witness’ Signature:

Witness’ Name:

Witness’ Address:

Signed as a deed by                                                                )
[LOCAL PURCHASING ENTITY]                                      )
acting by one director                                                            )
in the presence of:                                                                  )

 Signature of director

Witness’ Signature:

Witness’ Name:

Witness’ Address:

10

EXHIBIT F

FORM OF IP LICENSE AGREEMENT

INTELLECTUAL PROPERTY

CROSS LICENSE AGREEMENT

between

CHEMTURA CORPORATION

and

[PURCHASER]

dated as of [●], 2014

This document is intended solely to facilitate discussions among the parties. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN CHEMTURA AND THE RECIPIENT HEREOF AND, IF APPLICABLE, ITS AFFILIATES, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

Page

Article 1
Definitions
Section 1.01	Definitions and Interpretation.	2

Article 2
Grant Of Licenses
Section 2.01	From Chemtura to Purchaser.	5
Section 2.02	From Purchaser to Chemtura.	6
Section 2.03	Cooperation with Technology Transfer.	6
Section 2.04	Sublicense Rights And Affiliates.	6
Section 2.05	Improvements.	7
Section 2.06	No Other Licenses.	8

Article 3
Representations and Warranties;
Disclaimers; Limitation of Liability

Section 3.01	Representations and Warranties of Chemtura.	8
Section 3.02	Representations and Warranties of Purchaser.	8
Section 3.03	Disclaimers; Limitation of Liability.	8
Section 3.04	Acknowledgement.	9

Article 4
Confidentiality
Section 4.01	Confidentiality.	9

Article 5
Term and Termination
Section 5.01	Term.	10
Section 5.02	Termination by Either Party for Material Breach.	10
Section 5.03	Survival.	10

Article 6
Miscellaneous
Section 6.01	Prosecution And Maintenance.	11
Section 6.02	No Challenge.	11

i

ii

CROSS LICENSE AGREEMENT

This CROSS LICENSE AGREEMENT (together with the Exhibits attached hereto, this “Agreement”) is entered into as of [●], 2014 between Chemtura Corporation, a Delaware Corporation (“Chemtura”), and [●], a [●] (“Purchaser”) (each, a “Party”).

RECITALS

WHEREAS, Chemtura and Purchaser have entered enter into a Stock and Asset Purchase Agreement, dated as of [●], 2014 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Purchase Agreement”), pursuant to which Purchaser will purchase certain assets used in the conduct of the Business (as defined in the Purchase Agreement) and assume certain liabilities relating to the Business, on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, under the terms of the Purchase Agreement and as of the Closing Date, Chemtura will transfer to Purchaser certain Transferred Intellectual Property (as defined and identified in the Purchase Agreement) that primarily relates to or is used primarily in connection with the Business;

WHEREAS, under the terms of the Purchase Agreement and as of the Closing Date, Chemtura will retain Excluded Intellectual Property (as defined and identified in the Purchase Agreement) that does not primarily relate to or is not used primarily in connection with the Business or is otherwise excluded from transfer to Purchaser under the Purchase Agreement;

WHEREAS, as of the Closing Date, Chemtura and Purchaser will enter a Product Supply Agreement pursuant to which, among other things, Chemtura will supply certain products to Purchaser and Purchaser will supply certain other products to Chemtura, in each case, upon the terms and conditions set forth therein (the “Product Supply Agreement”);

WHEREAS, Chemtura recognizes that as of and after the Closing Date Purchaser desires to make use of certain items of Excluded Intellectual Property to fulfill Purchaser’s obligations under the Product Supply Agreement and to conduct the Business such that Chemtura desires to license to Purchaser, and Purchaser desires to license such items of Excluded Intellectual Property;

WHEREAS, Purchaser recognizes that as of and after the Closing Date Chemtura desires to make use of certain items of Transferred Intellectual Property to fulfill Chemtura’s obligations under the Product Supply Agreement and to conduct the Chemtura Retained Business such that Purchaser desires to license to Chemtura, and Chemtura desires to license such items of Transferred Intellectual Property; and

WHEREAS, the Purchase Agreement requires the execution and delivery of this Agreement by the Parties at the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and permitted assigns, hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01 Definitions and Interpretation.  (a) Any capitalized term that is used herein but not defined herein shall have the meaning assigned to such term in the Purchase Agreement.

(b) As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Chemtura Field” means any and all activities within the scope of operating the Chemtura Retained Business.

“Chemtura IP” means any and all Intellectual Property owned by Chemtura or any of its Affiliates at or any time after the Closing and any other Intellectual Property (other than Trademarks) that are Licensable by Chemtura or any of its Affiliates at or any time after the Closing.

 “Chemtura Licensable IP” means any and all Intellectual Property (other than Trademarks) owned by Chemtura or any of its Affiliates immediately after the Closing and any other Intellectual Property (other than Trademarks) that are Licensable by Chemtura or any of its Affiliates immediately after the Closing, in each case that (i) either are (a) used by or necessary for the operation of the Business or (b) necessary for the manufacture, importation, use, offer for sale, and other exploitation of the Purchaser Licensed Products, and (ii) are not Transferred Assets.  Chemtura Licensable IP shall include any Chemtura Improvements conceived, made, reduced to practice, invented or developed by or on behalf of Chemtura or any of its Affiliates to the extent such Chemtura Improvements are necessary for the manufacture of the Purchaser Licensed Products and Licensable by Chemtura or any of its Affiliates.

“Chemtura Licensed Products” means the products manufactured by or on behalf of Chemtura in the Chemtura Field, which, but for the Chemtura License granted by Purchaser to Chemtura hereunder, would constitute an infringement or misappropriation of any of the Purchaser Licensable IP.

“Chemtura Retained Business” means the manufacturing, importing, using, offering for sale and otherwise exploiting goods in, and providing services in connection with all business conducted by Chemtura that does not constitute the Business and is outside the Business.

2

“Chemtura Supplied Products” means products manufactured by or on behalf of Chemtura for delivery to Purchaser or at Purchaser’s direction in fulfillment of Chemtura’s obligations under the Product Supply Agreement.

“Confidential Information” means any non-public proprietary or other confidential information disclosed by a Party (“Disclosing Party”) to the other Party (“Receiving Party”), including all information licensed hereunder without the need for any further notice or marking, but excluding any information that the Receiving Party demonstrates: (i) it independently develops without reference to the disclosed information; (ii) the Receiving Party independently receives on a non-confidential and authorized basis from a source other than the Disclosing Party; (iii) becomes public knowledge through no fault of the Receiving Party; (iv) is in the public domain at the time the Receiving Party receives the disclosed information; or (v) the Receiving Party already knows at the time the Receiving Party receives the disclosed information; provided, however, that in the case of Purchaser’s Confidential Information, the exclusion under clause (v) will not apply with respect to such Confidential Information that is included in the Transferred Assets.

“Exclusive Field” means (i) in the case of Purchaser as the Licensed Party, the Purchaser Field and (ii) in the case of Chemtura as the Licensed Party, the Chemtura Field.

“Licensable” means, with respect to any Intellectual Property, that a Person has the power and authority to grant a non-exclusive license (or sublicense, as the case may be), on the terms and conditions of this Agreement, to such Intellectual Property without any of the following: (i) the consent of any third party (unless such consent can be obtained without providing any additional consideration to such third party), (ii) impairing such Person’s existing rights in respect of such Intellectual Property Right (it being understood that the grant of a non-exclusive license, in and of itself, shall not be construed as an impairment of any of such Person’s rights), (iii) imposing any additional obligations on such Person under any preexisting agreement relating to such Intellectual Property, and/or (iv) the payment of royalties or other consideration on or after the Closing Date by such Person to any third party under any preexisting agreement relating to such Intellectual Property.  In no event shall any Intellectual Property be Licensable if any of the conditions in clauses (i)-(iv) above apply.

“License” means (i) in the case of the Purchaser as the Licensed Party, the Purchaser Product License and Purchaser Supply License (together, the “Purchaser License”) and (ii) in the case of Chemtura as the Licensed Party, the Chemtura Product License and Chemtura Supply License (together, the “Chemtura License”).

3

“Licensed IP” means (i) in the case of the Purchaser as the Licensed Party, the Chemtura Licensable IP and Chemtura IP and (ii) in the case of Chemtura as the Licensed Party, the Purchaser Licensable IP and Purchaser IP.

“Licensed Party” means a Party in its capacity as licensee under the applicable licenses set forth in Article 2.

“Licensed Products” means (i) in the case of the Purchaser as the Licensed Party, the Purchaser Licensed Products and (ii) in the case of Chemtura as the Licensed Party, the Chemtura Licensed Products.

“Non-Exclusive Field” means any and all activities outside the scope of the Exclusive Field.

“Purchaser Field” means any and all activities within the scope of operating the Business.

“Purchaser IP” means any and all Intellectual Property owned by Purchaser or any of its Affiliates at any time after the Closing and any other Intellectual Property (other than Patents and Trademarks) that are Licensable by Purchaser or any of its Affiliates at any time after the Closing.

“Purchaser Licensable IP” means any and all Intellectual Property (other than Patents and Trademarks) included in the Transferred Assets that are Licensable by Purchaser or any of its Affiliates (i) immediately after the Closing and (ii) that are necessary for the manufacture, importation, use, offer for sale, and other exploitation of the Chemtura Licensed Products.  Purchaser Licensable IP shall include any Purchaser Improvements conceived, made, reduced to practice, invented or developed by or on behalf of Purchaser or any of its Affiliates to the extent such Purchaser Improvements are necessary for the manufacture, importation, use, offer for sale, and other exploitation of the Chemtura Licensed Products and Licensable by Purchaser or any of its Affiliates.

“Purchaser Licensed Products” mean the products manufactured by or on behalf of Purchaser in the Purchaser Field, which, but for the Purchaser License granted by Chemtura to Purchaser hereunder, would constitute an infringement or misappropriation of any of the Chemtura Licensable IP.

“Purchaser Supplied Products” means products manufactured by or on behalf of Purchaser for delivery to Chemtura or at Chemtura’s direction in fulfillment of Purchaser’s obligations under the Product Supply Agreement.

(c) Each of the following terms is defined in the Section set forth opposite such term:

4

Term	Section
Agreement	Preamble
Chemtura	Preamble
Chemtura Improvements	2.05(a)
Chemtura License	1.01(b)
Chemtura Product License	2.02(a)
Disclosing Party	1.01(b)
Party	Preamble
Product Supply Agreement	Recitals
Purchase Agreement	Recitals
Purchaser Improvements	2.05(a)
Purchaser License	1.01(b)
Purchaser Product License	2.01(a)
Purchaser Supply License	2.01(b)
Purchaser	Preamble
Receiving Party	1.01(b)

ARTICLE 2
Grant Of Licenses

Section 2.01 From Chemtura to Purchaser.

(a) Chemtura, on behalf of itself and its Affiliates and their respective licensors, hereby grants to Purchaser a non-exclusive perpetual (except as set forth in Article 5, irrevocable (except as set forth in Article 5), worldwide, non-transferable (except as set forth in Section 6.03), non-sublicensable (except as set forth in Section 2.04), royalty-free, fully paid-up license to (i) use, make, have made, sell, offer to sell, import, and otherwise commercialize Purchaser Licensed Products under the Chemtura Licensable IP and (ii) use, reproduce, distribute, perform, display, update, adapt and create derivative works that are subject to copyrights within the Chemtura Licensable IP, in each case solely within the Purchaser Field (the “Purchaser Product License”).  The Purchaser shall use the Chemtura Licensable IP licensed under this Section 2.01(a) only in accordance with the terms and conditions of this Agreement.

(b) Chemtura, on behalf of itself and its Affiliates and their respective licensors, hereby grants to Purchaser a non-exclusive, worldwide, non-transferable, non-sublicensable, royalty-free, fully paid-up license to (i) use, make, have made, sell, offer to sell, and import Purchaser Supplied Products under the Chemtura IP and (ii) use, reproduce, distribute, perform, display, update, adapt and create derivative works that are subject to copyrights within the Chemtura IP for purposes of fulfilling Purchaser’s obligations to Chemtura with regard to Purchaser Supplied Products (the “Purchaser Supply License”).  The Purchaser shall use the Chemtura IP licensed under this Section 2.01(b) only in accordance with the terms and conditions of this Agreement.

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(c) The rights granted to Purchaser under the Purchaser Supply License under Section 2.01(b) shall terminate upon the expiration or termination of Purchaser’s obligations to Chemtura under the Product Supply Agreement with regard to Purchaser Supplied Products.

Section 2.02 From Purchaser to Chemtura.

(a) Purchaser, on behalf of itself and its Affiliates and their respective licensors, hereby grants to Chemtura a non-exclusive, perpetual (except as set forth in Article 5), irrevocable (except as set forth in Article 5), worldwide, non-transferable (except as set forth in Section 6.03), non-sublicensable (except as set forth in Section 2.04), royalty-free, fully paid-up license to (i) use, make, sell, offer to sell, import, and otherwise commercialize the Chemtura Products under the Purchaser Licensable IP and (ii) use, reproduce, distribute, perform, display, update, adapt and create derivative works that are subject to copyrights within the Purchaser Licensable IP, in each case solely within the Chemtura Field (the “Chemtura Product License”).  Chemtura shall use the Purchaser Licensable IP licensed under this Section 2.02(a) only in accordance with the terms and conditions of this Agreement.

(b) Purchaser, on behalf of itself and its Affiliates and their respective licensors, hereby grants to Chemtura a non-exclusive, worldwide, non-transferable, non-sublicensable, royalty-free, fully paid-up license to (i) use, make, have made, sell, offer to sell, and import Chemtura Supplied Products under the Purchaser IP and (ii) use, reproduce, distribute, perform, display, update, adapt and create derivative works that are subject to copyrights within the Purchaser IP for purposes of fulfilling Chemtura’s obligations to Purchaser with regard to Chemtura Supplied Products (the “Chemtura Supply License”).  Chemtura shall use the Purchaser IP licensed under this Section 2.02(b) only in accordance with the terms and conditions of this Agreement.

(c) The rights granted to Chemtura under the Chemtura Supply License under Section 2.02(b) shall terminate upon the expiration or termination of Chemtura’s obligations to Purchaser under the Product Supply Agreement with regard to Chemtura Supplied Products.

Section 2.03 Cooperation with Technology Transfer.  As promptly as practicable, and in any event no later than forty-five (45) days following a Licensed Party’s written request, which such Licensed Party may make from time to time, the Licensing Party shall, and shall cause its Affiliates to, provide the Licensed Party with copies in a form maintained by the Licensing Party or its Affiliates of any works subject to or protected by any Licensed IP.

Section 2.04 Sublicense Rights And Affiliates.  (a) Each License includes the right of a Licensed Party to grant sublicenses of any Licensed IP to (i) any of its Affiliates or (ii) otherwise have all or part of the Licensed Products made by a third party contractor anywhere in the world for the use, sale, offer for sale, and importation by such Licensed Party.  Notwithstanding anything in this Agreement to the contrary, no License includes the right to sublicense any Licensed IP licensed from the other Party in any manner independent from use in connection with a Licensed Product (i.e., no License includes the right to grant any Person a naked license under any Licensed IP).

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(a) To the extent permitted under applicable Law, each Licensed Party shall cause each of its sublicensees to abide by and agree in writing to abide by the terms and conditions of this Agreement applicable to such Licensed Party (regardless of whether such sublicensees are expressly covered by such terms and conditions), shall enforce such terms and conditions and the provisions of any such sublicenses against its sublicensees, and shall remain responsible and liable to the Party granting the License for the performance of any of its sublicensees’ obligations and for all acts or omissions of its sublicensees as if they were acts or omissions of the Licensed Party under this Agreement.  In the case of the use restrictions of Sections 2.01 and 2.02, the written agreement between the Licensed Party and the sublicensee will name the Party granting the License as an express intended third-party beneficiary with a right to directly enforce such provisions to the extent permitted under applicable Law.

(b) If any sublicensee takes any action or omits to take any action that would be deemed to be a breach of this Agreement if such action or omission were or were not taken by the Licensed Party, then the Licensed Party, upon becoming aware of such action or omission: (i) shall immediately notify in writing the Party granting the License thereof; (ii) upon written notice to the Licensed Party from the Party granting the License, shall immediately address the action or omission with sublicensee and consider terminating the relevant sublicense to the extent it is permitted to do so under applicable Law; and (iii) shall be deemed to be in breach of this Agreement as if such action or omission were or were not taken by the Licensed Party to the extent the Licensed Party is permitted under applicable Law to prohibit such acts or omissions.

Section 2.05 Improvements.

(a) As between Chemtura and Purchaser, (x) Chemtura shall exclusively own all improvements of any Chemtura Licensable IP conceived, made, reduced to practice, invented or developed by or on behalf of Chemtura or any of its Affiliates (“Chemtura Improvements”) and any and all such Chemtura Improvements shall, if and to the extent they are within clause (i) of the definition of Chemtura Licensable IP, be automatically licensed to Purchaser under the Purchaser License and (y) Purchaser shall exclusively own all improvements of any Purchaser Licensable IP conceived, made, reduced to practice, invented or developed by or on behalf of Purchaser or any of its Affiliates (“Purchaser Improvements”) and any and all such Purchaser Improvements shall, if and to the extent they are within clause (ii) of the definition of Purchaser Licensable IP, be automatically licensed to Chemtura under the Chemtura License.

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Section 2.06 No Other Licenses.  Except as expressly provided in this Agreement, no licenses are granted to either Party or its Affiliates under this Agreement.

ARTICLE 3
Representations and Warranties;
Disclaimers; Limitation of Liability

Section 3.01 Representations and Warranties of Chemtura.  The execution, delivery and performance by Chemtura of this Agreement are within Chemtura’s corporate powers and have been duly authorized by all necessary corporate action on the part of Chemtura.  This Agreement constitutes a valid and binding agreement of Chemtura enforceable against Chemtura in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.02 Representations and Warranties of Purchaser.  The execution, delivery and performance by Purchaser of this Agreement are within Purchaser’s corporate powers and have been duly authorized by all necessary corporate action on the part of Purchaser.  This Agreement constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03 Disclaimers; Limitation of Liability.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN SECTIONS 3.01 AND 3.02 OF THIS AGREEMENT AND EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, THE LICENSES GRANTED HEREIN ARE MADE ON AN “AS IS” BASIS, AND EACH PARTY HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION, THOSE REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT.  EXCEPT FOR LIABILITY ARISING UNDER ARTICLE 4, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND THAT ARISE UNDER THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (IT BEING UNDERSTOOD THAT, IN THE EVENT THAT THE LICENSED PARTY EXERCISES RIGHTS IN AND/OR TO THE LICENSED IP WHICH ARE OUTSIDE THE SCOPE OF THE LICENSE TO IT, NOTHING HEREIN SHALL BE CONSTRUED AS LIMITING, RESTRICTING OR OTHERWISE PREJUDICING THE RIGHTS OF THE PARTY GRANTING THE LICENSE UNDER APPLICABLE LAW TO SEEK AND RECOVER ANY REMEDY (INCLUDING ANY AMOUNT OF DAMAGES) AGAINST OR OTHERWISE FROM THE LICENSED PARTY IN AN ACTION AGAINST THE LICENSED PARTY FOR INFRINGEMENT, MISAPPROPRIATION OR OTHER VIOLATION OF THE RIGHTS OF THE PARTY GRANTING SUCH LICENSE IN AND/OR TO SUCH LICENSED IP).

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Section 3.04 Acknowledgement.  Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Agreement is intended to limit, restrict or otherwise prejudice any of the representations, warranties or other remedies available to the Parties or their Affiliates under the Purchase Agreement or any of the other Transaction Documents.

ARTICLE 4
Confidentiality

Section 4.01 Confidentiality. (a) The Receiving Party shall keep confidential the Disclosing Party’s Confidential Information, and shall not use any of the Disclosing Party’s Confidential Information for any purpose other than the exercise of the Receiving Party’s rights, or as otherwise permitted, hereunder.  The Receiving Party shall preserve the confidentiality of the Disclosing Party’s Confidential Information as it would customarily preserve the confidentiality of its own similar type of confidential information and shall not disclose the Disclosing Party’s Confidential Information to any third party without the prior written consent of the Disclosing Party, except as expressly permitted hereunder.  The Receiving Party will treat Confidential Information of Disclosing Party, and protect it from unauthorized use, access, or disclosure in the same manner as Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.  The Receiving Party may disclose the permitted Confidential Information to (i) any of its employees, contractors, suppliers, agents and sublicensees who need it in connection with this Agreement and are bound in writing by restrictions regarding disclosure and use of the Confidential Information comparable to and no less restrictive than those set forth herein or (ii) the extent it is in response to a valid order of a court or other Governmental Authority or to otherwise comply with applicable Law; provided that, in the case of clause (ii), the Receiving Party shall first give notice to the Disclosing Party and reasonably cooperate with the Disclosing Party to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes for which the order was issued or is otherwise required by applicable Law.

(b) Purchaser shall not use any proprietary, non-public technical or business information obtained from Chemtura relating to any Purchaser Licensed Products for any purpose whatsoever (including, without limitation, the production, sale, offering for sale, or distribution of such products) other than within the scope of the Purchaser Field.

(c) Chemtura shall not use any proprietary, non-public technical or business information obtained from Purchaser relating to any Chemtura Licensed Products for any purpose whatsoever (including, without limitation, the production, sale, offering for sale, or distribution of such products) other than within the scope of the Chemtura Field.

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(d) The terms and conditions of this Agreement shall be deemed Confidential Information for the purposes of this Agreement; provided that each Party may disclose the terms and conditions of this Agreement: (i) in confidence, to its accountants, banks and present and prospective financing sources and their advisors; (ii) in connection with the enforcement of this Agreement or rights under this Agreement; (iii) in confidence, in connection with an actual or proposed merger, acquisition or similar transaction involving such Party; (iv) in confidence, to its Affiliates; (v) in confidence, to its third-party contractors who have a need to know, solely in connection with their provision of services to such Party; (vi) as required by applicable securities laws or the rules of any stock exchange on which securities of such Party are traded or any other applicable Law; provided that prior to making any such disclosure, such Party shall provide written notice to the other Party regarding the nature and extent of the disclosure to enable the other Party to seek to obtain confidential treatment, to the extent available, for such Confidential Information; or (vii) as mutually agreed upon by the Parties in writing.

ARTICLE 5
Term and Termination

Section 5.01 Term.  This Agreement shall come into force on the Closing Date and, subject only to the earlier termination pursuant to Section 5.02, shall continue in full force and effect in perpetuity.

Section 5.02 Termination by Either Party for Material Breach.  Notwithstanding anything in this Agreement to the contrary, Purchaser may, by written notice to Chemtura, immediately terminate the Chemtura Product License or the Chemtura Supply License if Chemtura is in material breach of this Agreement (it being understood that if such breach is capable of being cured, Chemtura shall have the right to cure such breach within thirty (30) days of receiving written notice thereof).  Notwithstanding anything in this Agreement to the contrary, Chemtura may, by written notice to the Purchaser, immediately terminate the Purchaser Product License or the Purchaser Supply License if the Purchaser is in material breach of this Agreement (it being understood that if such breach is capable of being cured, Purchaser shall have the right to cure such breach within thirty (30) days of receiving written notice thereof).

Section 5.03 Survival.  Notwithstanding anything in this Agreement to the contrary, Section 3.03, Article 4, Section 5.03 and Article 6 shall survive any termination of this Agreement.

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ARTICLE 6
Miscellaneous

Section 6.01 Prosecution And Maintenance.  Each Party shall, at its own expense, control and be solely responsible for the prosecution and maintenance of (i) in the case of Chemtura, the Chemtura Licensable IP and (ii) in the case of Purchaser, the Purchaser Licensable IP, and nothing in this Agreement shall imply an obligation on either Party to apply for, prosecute or maintain any such Intellectual Property.

Section 6.02 No Challenge.  Neither Party (or such Party’s successors) shall challenge, or assist any third party in challenging (including in connection with any interference or opposition proceeding), the validity or enforceability of (i) in the case of Chemtura, the Purchaser Licensable IP and Purchaser IP and (ii) in the case of Purchaser, the Chemtura Licensable IP and Chemtura IP.

Section 6.03 Assignment.  Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, in whole or in part, whether voluntarily or by operation of applicable Law, without the prior written consent of the other Party; provided that either Party may, without the consent of the other Party, assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates.  Notwithstanding anything in this Agreement to the contrary, neither Party may assign any of its rights or obligations under this Agreement unless and until the assignee of such rights and obligations assumes in writing all obligations of such Party under the Product Supply Agreement. Any successor, transferee or assignee of a Party must agree in writing to be bound by the terms and conditions of this Agreement and no assignment or transfer of this Agreement by a Party shall relieve such Party of any of its obligations or liabilities to the other Party under this Agreement that are owing at the time of such assignment or transfer.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  Any attempted assignment in contravention of this Section 6.03 shall be void ab initio.

Section 6.04 No Agency; Independent Contractor Status.  Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.  The Parties hereto acknowledge and agree that the parties are independent contractors in the performance of each and every part of this Agreement and nothing herein shall be construed to be inconsistent with this status.

Section 6.05 Entire Agreement.  This Agreement and the Purchase Agreeement, including all exhibits hereto and thereto, constitute the entire agreement and supersede any and all other prior agreements and undertakings, both oral and written, between the parties hereto with respect to the subject matter hereof.

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Section 6.06 Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt (if received on a Business Day or, if not received on a Business Day, on the first Business Day following such date of receipt), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) if to Chemtura to:

Chemtura Corporation
199 Benson Road
Middlebury, CT 06762
Attention: General Counsel
Facsimile No.: (203) 573-3118

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:   Kevin A. Rinker
     Michael A. Diz
Facsimile No.: (212) 909-6526
email:  madiz@debevoise.com

(b) if to Purchaser to:

[•]

with a copy (which shall not constitute notice) to:

[•]

Section 6.07 Governing Law.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of law rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

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Section 6.08 Jurisdiction.  Purchaser and Chemtura hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such documents may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or federal court.  Purchaser and Chemtura hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.06, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 6.09 Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.10 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 6.11 Severability.  If any term or  other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maxinum extent possible.

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Section 6.12 Amendments and Waivers.  This Agreement may be amended only in a writing signed by the Parties.  Any waiver of rights hereunder must be set forth in writing.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.13 Counterparts; Effectiveness; Third-Party Beneficiaries.  This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and neither Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 6.14 Construction and Interpretation.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHEMTURA CORPORATION

By: _______________________
Name:
Title:

[PURCHASER]

By: _______________________
Name:
Title:

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EXHIBIT G

FORM OF TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT

between

CHEMTURA CORPORATION

and

[PURCHASER]

dated as of [●], 2014

This document is intended solely to facilitate discussions among the parties. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN CHEMTURA AND THE RECIPIENT HEREOF AND, IF APPLICABLE, ITS AFFILIATES, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

Page

Article 1
Definitions
Section 1.01.	Definitions and Interpretation.	1

Article 2
Purchase and Sale of Services
Section 2.01.	Purchase and Sale of Services.	3
Section 2.02.	Third Party Licenses and Consents.	4
Section 2.03.	Third Party Providers.	4
Section 2.04.	Cooperation.	5

Article 3
Service Costs; Other Charges
Section 3.01.	Service Costs Generally.	5
Section 3.02.	Taxes.	5
Section 3.03.	Invoicing and Settlement.	6

Article 4
The Services
Section 4.01.	Standards of Service.	6
Section 4.02.	Changes to Services.	7
Section 4.03.	Management of Services by Chemtura.	7
Section 4.04.	Liaisons.	7

Article 5
Disclaimer, Liability and Indemnification
Section 5.01.	EXCLUSION OF WARRANTIES.	8
Section 5.02.	Limitation of Liability.	8
Section 5.03.	Indemnification of Chemtura by Purchaser.	9
Section 5.04.	Indemnification of Purchaser by Chemtura.	9
Section 5.05.	Indemnification as Exclusive Remedy.	10

Article 6
Term and Termination
Section 6.01.	Term.	10
Section 6.02.	Termination.	10
Section 6.03.	Effect of Termination.	10

i

ii

Exhibit A	Services
Exhibit B	Liaisons
Exhibit C	Excluded Services

iii

TRANSITION SERVICES AGREEMENT1

This TRANSITION SERVICES AGREEMENT (together with the Exhibits attached hereto, this “Agreement”) is entered into as of [●], 2014 between Chemtura Corporation, a Delaware Corporation (“Chemtura”), and [●], a [●] (“Purchaser”).

RECITALS

WHEREAS, Chemtura and Purchaser have entered enter into a Stock and Asset Purchase Agreement, dated as of [●], 2014 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Purchase Agreement”), pursuant to which Purchaser will purchase certain assets used in the conduct of the Business (as defined in the Purchase Agreement) and assume certain liabilities relating to the Business, on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, the Purchase Agreement contemplates that the parties hereto will, at the Closing Date, enter into this Agreement for the provision of certain services to Purchaser for a period of time following the Closing Date while Purchaser transitions the Business to being independent of Chemtura;

WHEREAS, Chemtura has agreed to perform such services for Purchaser following the Closing Date on the terms and subject to the conditions set forth herein; and

WHEREAS, Purchaser acknowledges that Chemtura is not in the business of providing such services to third parties; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and permitted assigns, hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01. Definitions and Interpretation.  (a) Any capitalized term that is used herein but not defined herein shall have the meaning assigned to such term in the Purchase Agreement.

(b) As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Chemtura Systems” means any computer software program or routine or part thereof owned, licensed or provided by Chemtura, its Affiliates or its suppliers on Chemtura’s or any of its Affiliates’ behalf, each as modified, maintained or enhanced from time to time by Chemtura, Purchaser, any of their respective Affiliates or any third party.

____________
1 Note to Draft: Agreement to be revised or cloned in order to provide for certain reverse transition services from Purchaser to Chemtura, which are expected to relate to transitional use of real estate.

“Chemtura’s Cost”  means, with respect to Chemtura’s provision of any Service:

(i)	in the case of a Service or portion thereof provided by Chemtura to the Business through the use of a Third Party Provider, the cost to Chemtura of such Service;

(ii)
subject to Section 3.01(b), in the case of any Non-IT Service provided by Chemtura to the Business, the cost to Chemtura of providing such Non-IT Service, which shall be determined, if applicable, on the same basis and using an equivalent methodology as used by Chemtura to allocate costs to the Business for the year ended December 31, 2013 or, if not applicable, by mutual agreement of the parties; provided that, with respect to each Non-IT Service Category, the aggregate cost of the Non-IT Services in such Non-IT Service Category shall not exceed the costs allocated to the Business with respect to such Non-IT Service Category for the year ended December 31, 2013; and

(iii)
subject to Section 3.01(b), in the case of any IT Service provided by Chemtura to the Business, the cost to Chemtura of providing such IT Service, which shall be determined, if applicable, on the same basis and using an equivalent methodology as used by Chemtura to allocate costs to the Business for the year ended December 31, 2013 or, if not applicable, by mutual agreement of the parties; provided that, with respect to the IT Service Category, the aggregate cost of the IT Services shall not exceed the costs allocated to the Business with respect to the IT Service Category for the year ended December 31, 2013; provided, further, that notwithstanding anything to the contrary in this clause (iii), and without limiting Section 3.01(b), to the extent that the actual cost to Chemtura of providing any IT Service exceeds (if applicable) the allocated cost to the Business with respect to such IT Service for the year ended December 31, 2013, Chemtura’s Cost with respect to such IT Service shall reflect such actual cost, up to 120% of the applicable allocated cost.

For the avoidance of doubt, the costs described in clause (i), on the one hand, and clauses (ii) and (iii), on the other hand, are not intended to be duplicative with respect to any Service; to the extent the historical allocation of costs described in clause (ii) or (iii) includes the costs of any Service that was provided by Chemtura to the Business but is subsequently provided by a Third Party Provider, such allocation shall be reduced to the extent of the allocated cost to Chemtura of providing such Service.

2

“Insolvency Event” means with respect to either party, as applicable, (i) the making by such party of any assignment for the benefit of creditors of all or substantially all of its assets or the admission by such party in writing of its inability to pay all or substantially all of its debts as they become due; (ii) the adjudication of such party as bankrupt or insolvent or the filing by such party of a petition or application to any tribunal for the appointment of a trustee or receiver for such party or any substantial part of the assets of such party; or (iii) the commencement of any voluntary or involuntary bankruptcy proceedings (and, with respect to involuntary bankruptcy proceedings, the failure of such proceedings to be discharged within 60 days), reorganization proceedings or similar proceeding with respect to such party or the entry of an order appointing a trustee or receiver or approving a petition in any such proceeding.

“IT Service” means any Service within the IT Service Category.

“IT Service Category” means the category of Services described under the heading “IT” in Exhibit A.

“Non-IT Service” means any Service within any Non-IT Service Category.

“Non-IT Service Category” means each category of Services set forth on Exhibit A other than the IT Service Category.2

“Purchaser Systems” means any computer software program or routine or part thereof owned, licensed or provided by Purchaser, its Affiliates or its suppliers on Purchaser’s or any of its Affiliates’ behalf, each as modified, maintained or enhanced from time to time by Purchaser, Chemtura, any of their respective Affiliates or any third party.

“Service Costs” means, with respect to any Service, the amount set forth under “Cost” opposite such Service on Exhibit A (which shall in each case represent Chemtura’s Cost of providing such Service).

“Systems” means the Chemtura Systems or the Purchaser Systems, individually, or the Chemtura Systems and the Purchaser Systems, collectively, as the context may indicate or require.

(c) Each of the following terms is defined in the Section set forth opposite such term:

____________
2 Note to Draft: The Services in the schedule will be grouped consistent with 2013 allocations.

3

Term	Section
Actions	5.03
Agreement	Preamble
Baseline Period	4.01
Chemtura	Preamble
Chemtura Party	5.02
Chemtura Policies	4.03
Confidential Information	7.01
Existing Third Party Provider	Section 2.01(b)
force majeure	11.03
Invoice Date	3.03
Liaison	4.04
Losses	5.03
New Third Party Provider	Section 2.01(b)
Omitted Services Payment Date	Section 2.01(c) 3.03(b)
Personal Information	7.02
Purchase Agreement	Recitals
Purchaser	Preamble
Purchaser Party	5.04
Representatives	7.01
Sales Taxes	Section 3.02
Services	2.01
Service Term Term	Section 2.01 6.01
Third Party Provider	Section 2.01(b)
Work Product	8.01(c)

(d) The rules of interpretation set forth in Section 1.02 of the Purchase Agreement shall apply to this Agreement and are hereby incorporated into this Agreement, in each case, mutatis mutandis.

ARTICLE 2
Purchase and Sale of Services

Section 2.01. Purchase and Sale of Services.  (a) On the terms and subject to the conditions of this Agreement and in consideration of the charges described in Section 3.01 below, Chemtura agrees to provide, or cause to be provided, to Purchaser (or its Affiliates), and Purchaser agrees to purchase from Chemtura, the transition services set forth on Exhibit A (the services listed on the schedules thereto and any additional services provided pursuant to Section 2.01(c), the “Services”). Subject to Article 6, Chemtura shall provide, or cause to provided, each Service for the term of this Agreement or, if different, the period specified for such Service on Exhibit A (each such period, a “Service Term”).

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(b) It is understood that (i) unless otherwise specified in Exhibit A, the Services to be provided to Purchaser under this Agreement shall only be provided for the purpose of (A) conducting the Business in substantially the same manner as conducted prior to the Closing Date or (B) transitioning and integrating the Business following the Closing Date, (ii) in the case of any Service that was provided to the Business by an Affiliate or third party service provider prior to the Closing Date (each third party service provider, an “Existing Third Party Provider”), Chemtura may satisfy its obligation to provide or procure Services hereunder by causing such Affiliate or Third Party Provider to provide or procure such Services, and (iii) in the case of any other Service not described in clause  (ii), Chemtura may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Affiliates or third party service providers (each, a “New Third Party Provider” and together with the Existing Third Party Providers, the “Third Party Providers”) to provide or procure such Services subject to complying, if applicable, with the following sentence.  If Chemtura wishes to engage any New Third Party Provider to provide any Service, Chemtura shall notify Purchaser in writing of its intent and provide Purchaser with the opportunity to terminate such Service, provided that if Purchaser does not notify Chemtura of its intent to terminate such Service within 15 days of receipt of Chemtura’s notice, Chemtura may engage such New Third Party Provider.  Schedule 2.01(b) attached hereto sets forth, for informational purposes only, a list of the Existing Third Party Providers that provide material Services as of the date hereof.  Chemtura may, in its sole discretion, change from time to time the Affiliates or Third Party Providers that provide or procure such Services, provided that Chemtura shall remain responsible for the performance of such Services by all such Affiliates and Third Party Providers; provided, however, if (x) Chemtura elects to use a Third Party Provider for all or substantially all of its and its Affiliates’ requirements and/or needs and (y) Chemtura is able to assign, and has assigned, to Purchaser, Chemtura’s rights and remedies against such Third Party Provider, such that Purchaser may pursue such rights and remedies directly, Chemtura shall have no liability to Purchaser in connection with a failure to perform by such Third Party Provider that is not caused by the action or inaction of Chemtura.

(c) The parties acknowledge that they may not have identified all of the services that were provided by Seller or any of its Affiliates to the Business at any time during the twelve-month period prior to the date hereof and that are necessary for the continued operation of the Business (such services that were not identified, “Omitted Services”).  If Purchaser desires to have Chemtura provide any Omitted Service, it shall notify Chemtura in writing within 60 days following the Closing Date, and Chemtura shall provide such Omitted Service pursuant to this Agreement as soon as practicable; provided that Chemtura shall not be required to provide any Omitted Service of the type set forth on Exhibit C.  The amount charged to Purchaser for the performance of any such Omitted Service shall be equal to Chemtura’s Cost of providing such service.  If Chemtura provides, or causes to be provided, any Omitted Services hereunder, Exhibit A shall be deemed amended to include such Omitted Services.

Section 2.02. Third Party Licenses and Consents.  Chemtura and Purchaser shall use commercially reasonable efforts to obtain, and to keep and maintain in effect, all governmental or third party licenses and consents required for the provision of any Service by Chemtura in accordance with the terms of this Agreement; provided that if Chemtura is unable to obtain any such license or consent, Chemtura shall promptly notify Purchaser in writing and shall, and shall cause its Affiliates to, use commercially reasonable efforts to implement an appropriate alternative arrangement that is reasonably acceptable to Purchaser.  The costs relating to obtaining and maintaining any such licenses or consents, and to implementing any alternative arrangements, shall be passed through to and paid by Purchaser to the extent that such costs constitute Chemtura’s Costs.

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Section 2.03. Third Party Providers.  In the event that Chemtura receives written notice from any Third Party Provider that such Third Party Provider intends to terminate a service pursuant to which Chemtura provides a Service to Purchaser, and if such Service was provided to the Business by a Third Party Provider prior to the Closing Date, then Chemtura shall use commercially reasonable efforts to (i) secure the continued provision of that Service from such Third Party Provider or an alternative service provider or (ii) negotiate with Purchaser to determine a reasonable and mutually agreeable alternative means of delivering the Service, or a mutually and reasonably agreeable substitute service, to Purchaser.

Section 2.04. Cooperation.  Chemtura and Purchaser agree to use good faith efforts to cooperate in providing for an orderly transition of Services, including Services terminated pursuant to Section 6.02, to Purchaser or a successor service provider designated by Purchaser.

ARTICLE 3
Service Costs; Other Charges

Section 3.01. Service Costs Generally.  (a) Purchaser shall pay Chemtura the Service Costs for the applicable Service.3

(b) If at any time, or from time to time, after the date hereof there is a material increase or decrease in Chemtura’s Cost of providing a given Service (whether such Service is performed by a Third Party Provider or by Chemtura and/or any of its Affiliates, and including any increase or decrease in Chemtura’s cost relating to the actions contemplated by Section 2.03), Chemtura shall provide Purchaser with written notice thereof (which, in the case of any increase, shall not be less than 30 days prior to the date on which the increase shall be deemed to take effect), and Purchaser and Chemtura hereby agree to increase or decrease, as applicable, the Service Cost with respect to such Service to account for such change.

Section 3.02. Taxes.  (a) To the extent not otherwise included in the applicable Service Cost, any federal, state, local or foreign sales, use, value added, goods and services, or other similar Taxes (but not including any Taxes based upon or calculated by reference to income, receipts or capital or withholding Taxes) sustained, incurred, or levied with respect to the sale, performance, provision or delivery of Services (“Sales Taxes”) shall be payable by Purchaser to Chemtura in accordance with Section 3.03.  To the extent Sales Taxes are not included in the Service Cost, the relevant Sales Taxes will be separately stated on the relevant invoice to Purchaser.  Such Sales Taxes shall be incremental to other payments or charges identified in this Agreement.

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3 Note to Draft: To be discussed in light of the proposed term of the Services. Chemtura believes that there should be a fee escalator in the event that the term of the Services extends beyond 6 months following the Closing Date.

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(b) Purchaser shall be entitled to deduct and withhold, or cause to be deducted and withheld, from all amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any other provision of federal, provincial, state, local or foreign Tax law.  In the event of any such deduction or withholding, Purchaser shall increase the amount otherwise payable pursuant to this Agreement as necessary so that after such deduction or withholding has been made, Chemtura or any other applicable recipient receives an amount equal to the amount it would have received had no such deduction or withholding been made.

Section 3.03. Invoicing and Settlement.  (a) Unless any Exhibit hereto indicates otherwise or the parties agree in writing to a different arrangement, Chemtura shall, by the fifteenth date of each calendar month during the Term, send to Purchaser an invoice listing the charges for Services hereunder for the following month (the date of delivery of such invoice, the “Invoice Date”).  The invoice shall specify in reasonable detail the basis for the charges.  All invoices shall be sent to Purchaser’s address set forth in Section 11.05(b).  In the event that any Service is terminated, or the applicable Service Term expires, during a calendar month pursuant to Section 6.02, Purchaser shall pay only a pro-rated portion of the relevant charges for the period in such calendar month during which the Services are to be provided.  In the event that any increase or decrease in any Service Cost was not reflected in the applicable invoice for the month in which such increase or decrease takes effect, an appropriate adjustment shall be made in the subsequent invoice.

(b) Purchaser agrees to pay on or before the first day of the following month (each, a “Payment Date”), by wire transfer of immediately available funds, payable to the order of Chemtura to such account(s) designated by Chemtura, all amounts invoiced by Chemtura pursuant to Section 3.03(a) (other than any amounts as to which Purchaser has a good faith dispute). If Purchaser disputes in good faith any amount payable pursuant to this Section 3, Purchaser and Chemtura shall promptly attempt to resolve such dispute in accordance with Section 4.04(b).

ARTICLE 4
The Services

Section 4.01. Standards of Service.  (a) Unless any Exhibit hereto indicates otherwise or the parties agree in writing to a different arrangement, the level or volume of any specific Service required to be provided to Purchaser hereunder shall be at a level or volume consistent in all material respects with the level or volume, as the case may be, of such specific Service as utilized by the Business during the twelve-month period prior to the date hereof (the “Baseline Period”).

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(b) Chemtura covenants and agrees that the manner in which, and the degree of care with which, Chemtura provides or procures Services hereunder shall be substantially consistent with the manner in which, and the degree of care with which, Chemtura provided or procured such Services for the Business during the Baseline Period (with appropriate modifications to the manner in which the Services are provided to reflect that the Business is no longer owned by Chemtura).

(c) If Chemtura fails to exercise the degree of care required by Section 4.01(b) in the performance of any Service then, without limiting any other rights or remedies available to Purchaser, upon receiving the written request of Purchaser, Chemtura shall promptly correct the error or re-perform or perform the Service, as reasonably requested by Purchaser.

(d) Chemtura shall have no obligation to provide any Services hereunder in respect of any business, assets or properties not forming part of the Business as of the date hereof.

Section 4.02. Changes to Services.  It is understood and agreed that Chemtura may from time to time modify or change the nature of any Service or the manner in which, or level of quality or degree of care with which, any Service is provided to Purchaser, in each case (i) to the extent Chemtura is making a similar modification or change in the performance of such services for Chemtura and its Affiliates or (ii) to comply with Chemtura’s written business, operational and technical environment, standards, policies and procedures as in effect as of the date hereof (the “Chemtura Policies”), provided that the foregoing clause (ii) shall not relieve Chemtura of its obligations with respect to the provision of any Services or limit Purchaser’s use of or access to the Services hereunder.  Chemtura shall furnish to Purchaser not less than 15 days prior written notice with respect to any such modifications or changes, unless notice of such length would be impracticable given the circumstances, in which case Chemtura shall provide as much notice as reasonably practicable under the circumstances (which written notice, in any event, must be delivered in accordance with Section 11.05 not less than five Business Days prior to such modifications or changes).  Any increase in Chemtura’s Costs as a result of any such modification or change shall not result in any change in the Service Costs until notice has been provided in accordance with Section 3.01(b); provided that, subject to compliance with Section 3.01(b), the associated increase in the Service Costs shall be retroactively applied to the full period of time commencing from the date of the increase in Chemtura’s Costs.

Section 4.03. Management of Services by Chemtura.  Except as may otherwise be expressly provided in this Agreement, the management of and control over the provision of the Services by Chemtura shall reside solely with Chemtura, and notwithstanding anything to the contrary herunder, Chemtura shall be permitted to choose the personnel, methodology, systems, applications and Third Party Providers utilized in the provision of such Services; provided that Chemtura shall remain responsible for the performance of the Services in accordance with this Agreement.  The provision, use of and access to the Services shall be subject to (i) Applicable Law and (ii) the terms of this Agreement.

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Section 4.04. Liaisons.  (a) Each party shall designate one representative to act as such party’s primary contact person in connection with the Services (each, a “Liaison”).  The Liaisons will oversee the implementation and ongoing operation of this Agreement and shall attempt in good faith to resolve disputes between the parties.  The parties have designated their respective initial Liaisons and provided contact information therefor on Exhibit B.  The parties shall ensure that their respective Liaisons shall meet in person or telephonically at such times as are reasonably requested by Chemtura or Purchaser to review and discuss the status of, and any issues arising in connection with, the Services or this Agreement.  Each party may re-designate its Liaison(s) from time to time; provided that it shall notify the other party in writing of the name and contact information for the newly designated Liaison(s) in accordance with Section 11.05.

(b) If the Liaisons are unable to make a decision, resolve a dispute or agree upon any necessary action, the unresolved matter shall be referred to a senior officer having the power and authority to resolve the dispute of each of Chemtura and Purchaser notified to the other party for such purpose from time to time, who shall attempt in good faith within a period of 14 days to conclusively resolve any such matter.  If such senior officers of the parties are unable to resolve the dispute within 30 days from the date such dispute was submitted for consideration or such longer period as the parties may agree, either party may pursue its remedies under Section 11.07.

Section 4.05. Financial Statements.  (a) In addition to the other Services set forth herein, if the Closing has occurred on or prior to October 1, 2013, Chemtura will provide assistance with preparing the unaudited combined statements of income and related consolidating trial balances (income statement accounts only) and related supporting information of the Business, including all information necessary to prepare unaudited statements of operations for the period from June 30, 2014 through the Closing Date.  The period from January 1, 2014 through June 30, 2014 shall be governed in accordance with Section 5.20 of the Purchase Agreement.

(b) If the Closing has occurred any time after October 1 but before November 5, 2014, Chemtura shall additionally provide to Purchaser a consolidating trial balance and related supporting schedules of the Business, including all information necessary to prepare an unaudited balance sheet of the Business as held and conducted by Chemtura and its Subsidiaries as of September 30, 2014, and the related unaudited combined statements of income, comprehensive income (loss), net parent investment and cash flows of the Business as held and conducted by Chemtura and its Subsidiaries as of and for the three months ended September 30, 2014, by no later than December 29, 2014. Third party expenses incurred in the preparation will be split by the parties.

(c) If the Closing has occurred after November 5, 2014, financial statement delivery shall be governed in accordance with Section 5.20 of the Purchase Agreement.

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ARTICLE 5
Disclaimer, Liability and Indemnification

Section 5.01. EXCLUSION OF WARRANTIES.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SERVICES TO BE PROVIDED BY (OR ON BEHALF OF) CHEMTURA UNDER THIS AGREEMENT ARE FURNISHED ON AN “AS IS” AND “WHERE IS” BASIS.  CHEMTURA EXPRESSLY EXCLUDES, AND DISCLAIMS, ANY IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, TITLE, OR NON-INFRINGEMENT.

Section 5.02. Limitation of Liability.  (a) Purchaser agrees that, except for the indemnity obligation set forth in Section 5.04, none of Chemtura, its Affiliates or any of its or their respective directors, officers, agents, consultants, representatives and/or employees (each, a “Chemtura Party”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to Purchaser or its Affiliates or any other Person for or in connection with the Services rendered or to be rendered by or on behalf of any Chemtura Party pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of a Chemtura Party in connection with any such Services or the transactions contemplated hereby, except to the extent any damages have resulted from such Chemtura Party’s gross negligence or willful misconduct in connection with any such Services, actions or inactions.

(b) No Chemtura Party or Purchaser Party (as defined below) shall be liable for any special, indirect, incidental, consequential, punitive, exemplary or similar damages of any kind whatsoever in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform Chemtura’s or Purchaser’s obligations under this Agreement, as applicable, except to the extent (x) such damages are Losses (as defined below) payable to third parties under Section 5.03 or 5.04 with respect to a claim for which a party is indemnified by the other party under Section 5.03 or 5.04 or (y) such special, indirect, incidental or consequential damages are a reasonably foreseeable result of the event that gave rise thereto or the Losses for which indemnification is sought.

(c) The limitations on liability contained in this Section 5.02 apply without limitation (i) to claims arising from the provision of the Services or any failure or delay in connection therewith, and (ii)  regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise.

(d) In addition to the foregoing, each party hereto agrees that it shall use commercially reasonable efforts to mitigate any Loss for which such party seeks indemnification under this Agreement commencing at the time that such party becomes aware of the Loss for which indemnification is sought, it being understood that the costs of such mitigation shall constitute Losses hereunder.

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Section 5.03. Indemnification of Chemtura by Purchaser.  Purchaser agrees to indemnify and hold harmless each Chemtura Party from and against any damages, and to reimburse each Chemtura Party for all costs, damages, liabilities and fees and expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending any Action (as defined below) and the costs of mitigation) (collectively, “Losses”) incurred by such Chemtura Party in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Chemtura Party is a party (collectively, “Actions”), arising out of the performance of the Services based upon a claim by, or liability to, a third party that relates to the Services provided hereunder to the extent caused by the breach of any provision of this Agreement by the Purchaser and/or the gross negligence or willful misconduct of the Purchaser or its Affiliates in connection with the performance or nonperformance of the Purchaser’s obligations hereunder.

Section 5.04. Indemnification of Purchaser by Chemtura.   Chemtura agrees to indemnify and hold harmless the Purchaser, each of its Affiliates and its and their respective directors, officers, agents, consultants, representatives and/or employees (each, a “Purchaser Party”) from and against any Losses to the extent caused by: (i) the breach of any provision of this Agreement by Chemtura; (ii) the gross negligence or willful misconduct of the Chemtura or its Affiliates; and/or (iii) the infringement by Chemtura of the Intellectual Property rights of a third party in connection with the provision of services hereunder; provided that Chemtura’s maximum liability under this Section 5.04 for all Losses shall not exceed an amount equal to the aggregate fees received by Chemtura pursuant to this Agreement for the Service or Services that gave rise to such liability, unless in the case of clauses (ii) or (iii), Purchaser first notifies Chemtura of the claimed Losses in writing and 30 days have elapsed since the receipt by Chemtura of such notice and the actions giving rise to such Losses remain uncured.

Section 5.05. Indemnification as Exclusive Remedy.  Except for the termination rights provided under Section 6.02(b) and 6.02(c), the indemnification provisions of this Article 5 shall be the exclusive remedy for money damages for breach of this Agreement and any matters relating to this Agreement.

ARTICLE 6
Term and Termination

Section 6.01. Term.  Except as otherwise provided in Section 11.03, or as otherwise agreed in writing by the parties, the term (the “Term”) of this Agreement shall commence as of the Closing Date and shall terminate in its entirety on upon the termination of the last service period set forth in Exhibit A; provided that the provisions of Article 3, 5, 6 and 11 and Section 7.01 and 8.01 shall survive any such termination indefinitely.

Section 6.02. Termination.  (a) Except as otherwise provided on Exhibit A, Purchaser may from time to time terminate one or more of the Services (or any portion thereof) prior to the expiration of the applicable Service Term, upon giving at least 30 days’ prior written notice to Chemtura.  Notwithstanding the foregoing, if Purchaser terminates any portion of a Service, the Service Cost with respect to such Service shall not decrease except to the extent that Chemtura’s Cost of providing such Service actually decreases as a result of such termination.

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(b) Chemtura may terminate any Service or any part thereof it provides or procures at any time if (i) Purchaser shall have failed to perform any of its material obligations under this Agreement relating to any such Service, (ii) Chemtura has notified Purchaser in writing of such failure and (iii) such failure (A) shall have continued uncured for a period of 30 days after receipt by Purchaser of written notice of such failure or (B) is incapable of remedy.

(c) Purchaser may terminate any Service it receives as provided in Exhibit A or at any time if (i) Chemtura shall have failed to perform any of its material obligations under this Agreement relating to any such Service, (ii) Purchaser has notified Chemtura in writing of such failure and (iii) such failure (A) shall have continued for a period of 30 days after receipt by Chemtura of written notice of such failure or (B) is incapable of remedy.

(d) Either party may terminate this Agreement at any time with immediate effect upon serving written notice upon the other party if the other party suffers an Insolvency Event.

Section 6.03. Effect of Termination.  (a) Other than as required by Applicable Law or Section 6.03(c) or (d), upon termination of any Service pursuant to Section 6.02, Chemtura shall have no further obligation to provide the terminated Service and Purchaser shall have no obligation to pay any fees relating to such Services; provided that, notwithstanding such termination, Purchaser shall remain liable to Chemtura (x) for Service Costs, Sales Taxes and other fees owed and payable hereunder in respect of Services provided prior to the effective date of the termination, and (y) in the case of Section 6.02(a), (b) or (d), unless otherwise mutually agreed by the parties in writing, as to any particular Service, any actual, documented out-of-pocket costs, fees or expenses payable by Chemtura and/or its Affiliates to any Third Party Provider as a result of any early termination of a contract with such Third Party Provider pursuant to or on the basis of which such Service is provided, or any reduction of such Services, where any such contract does not permit a reduction in the services under such contract, in each case to the extent that such costs, fees or expenses (i) are incurred in whole or in part by Chemtura because of the termination or reduction of the applicable Service and (ii) cannot be reasonably avoided by Chemtura and/or its Affiliates.

(b) Termination of this Agreement as provided for herein shall not prejudice or affect any rights or remedies which shall have accrued to either party, a Purchaser Party or a Chemtura Party.

(c) Upon termination of any applicable Service with respect to which Chemtura or its Affiliates holds equipment, books, records or files, including current or archived copies of computer files (other than books, records or files that are subject to Section 6.03(d)), owned by Purchaser or its Affiliates and used by such Chemtura or its Affiliates in connection with the provision of the applicable Services, (i) Chemtura or its Affiliates shall return all of such equipment, books, records or files as soon as reasonably practicable and (ii) any books, records or files that are subject to Section 6.03(d) may be deleted or returned to Purchaser (at Chemtura’s option) as soon as reasonably practicable; provided that, if Chemtura determines to delete any books, records or files to satisfy its obligations under Section 6.03(c)(ii), Chemtura shall promptly provide to Purchaser, on Purchaser’s request, a certificate executed by an executive officer of Chemtura that certifies such deletion.

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(d) Subject to Section 6.03(c)(ii), upon the termination of a Service which involves the compilation of data on the Chemtura Systems, Chemtura shall cause its Affiliates to, as soon as reasonably practicable, deliver to Purchaser, in an electronic format mutually acceptable to the parties, those portions of all data files maintained by Chemtura or its Affiliates containing information which is the property of Purchaser or its Affiliates, together with printed file descriptions sufficient to identify such data files and their contents and structure.  Purchaser shall bear the costs and expenses associated with the provision and delivery of such material.

ARTICLE 7
Confidential Information and Privacy Matters

Section 7.01. Confidential Information.  The parties hereby covenant and agree to keep confidential all Confidential Information relating to the other party or any of such other party’s Affiliates.  Without limiting the generality of the foregoing, each party shall cause its employees, representatives, advisors and agents (their “Representatives”) to exercise the same level of care with respect to Confidential Information relating to the other party or any of its Affiliates as it would with respect to proprietary information, materials and processes relating to itself or any of its Affiliates.  “Confidential Information” shall mean all information, materials and processes relating to a party or any Affiliate of such party obtained by the other party or any Affiliate of such other party at any time (whether prior to or after the date hereof) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) arising out of the rendering or receipt of Services hereunder (or preparations for the same or for the termination thereof) and shall include, but not be limited to, economic and business information or data, business plans, computer software and information relating to employees, vendors, customers, products, financial performance and projections, processes, strategies and systems, but shall not include (i) information which is or becomes generally available to the public other than by release in violation of the provisions of this Section 7.01, (ii) information which is or becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement or its Representatives, provided the party in question or its Representatives reasonably believes that such source is not or was not at the time of disclosure bound by a legal or contractual obligation to the other party or one of its Affiliates to hold such information confidential and (iii) information acquired or developed independently by a party or its Representatives without use or reference to otherwise Confidential Information of the other party.  Except with the prior written consent of the other party, each party shall, and shall cause its respective Representatives to, use the other party’s Confidential Information only in connection with the performance of its obligations hereunder and each party shall, and shall cause its respective Representatives to, use commercially reasonable efforts to restrict access to the other party’s Confidential Information to those Representatives, of such party requiring access for the purpose of providing or receiving Services hereunder.  Notwithstanding any provision of this Section 7.01 to the contrary, a party and its Representatives may disclose such portion of the Confidential Information relating to the other party to the extent, but only to the extent, that such disclosure is required under Applicable Law or the rules of a Governmental Authority; provided that if not prohibited under Applicable Law and practicable, the disclosing party shall first notify the other party hereto of such requirement and allow such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure.  The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 7.01 and that the non-breaching party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach of this Section 7.01.  Each party shall be responsible for breaches of this paragraph by its Representatives.  Except as expressly set forth in this Agreement, each party acknowledges that it will not acquire any right, title or interest in or to any Confidential Information of the other party by reason of this Agreement or the provision or receipt of Services pursuant to this Agreement.

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Section 7.02. Privacy Matters.  To the extent that the provision of Services requires Chemtura to collect, use or disclose, on behalf of Purchaser, information relating to individuals who are or can be identified from such information alone or in conjunction with other information (“Personal Information”), Chemtura shall maintain security procedures and practices to prevent the unauthorized collection, use and disclosure of such Personal Information that are substantially the same as those used by Chemtura prior to the Closing Date in the ordinary course of business, and Chemtura shall collect, use or disclose such Personal Information only in accordance with Applicable Law.  Chemtura shall treat Personal Information collected, used or disclosed solely on behalf of Purchaser in connection with this Agreement as the Confidential Information of Purchaser, provided that Chemtura may disclose such Personal Information to third parties as necessary to provide Services in accordance with this Agreement.

ARTICLE 8
Ownership

Section 8.01. Ownership of Assets.  (a) Except as set forth in Section 8.01(c), the Chemtura Systems and any and all modifications thereto (including enhancements thereof and improvements thereto) are and shall remain the sole exclusive property of Chemtura or its Affiliates and/or their suppliers as applicable (except with respect to any licensed-in programs that are not the exclusive property of Chemtura or its Affiliates).

(b) Except as set forth in Section 8.01(c), the Purchaser Systems and any and all modifications thereto (including enhancements thereof and  improvements thereto) are and shall remain the sole exclusive property of Purchaser or its Affiliates and/or their suppliers as applicable (except with respect to any licensed-in programs that are not the exclusive property of Purchaser or its Affiliates).

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(c) All work product that is created or developed by Chemtura as part of the Services (including all Intellectual Property rights therein) that primarily relate to the Services provided hereunder (the “Work Product”) shall be owned by and shall be the exclusive property of Chemtura.

Section 8.02. Licenses.  (a) Purchaser hereby grants to Chemtura for the duration of the Term a royalty-free, non-exclusive, irrevocable and nontransferable, license, without the right to sublicense (except to Chemtura’s Affiliates or third parties, if any, who may be providing Services), to use the Intellectual Property owned by Purchaser in connection with Chemtura’s performance of its obligations hereunder.  All right, title and interest in and to the Intellectual Property owned by Purchaser not expressly granted herein are reserved by Purchaser.

(b) Chemtura hereby grants to Purchaser for the duration of the Term a royalty-free, non-exclusive, irrevocable and nontransferable (except as set forth in Section 11.12) license, without the right to sublicense (except to Purchaser’s Affiliates), to use all Intellectual Property owned by Chemtura and provided to Purchaser by Chemtura as part of the Services provided hereunder. All right, title and interest in and to the Intellectual Property owned by Chemtura not expressly granted herein are reserved by Chemtura.

(c) The parties hereto agree that nothing in this Agreement shall be construed to limit Purchaser’s rights to use Chemtura’s work product in accordance with the IP License Agreement, as if such work product were “Chemtura Licensable IP” for purposes thereof.

(d) Without any additional consideration, Chemtura or Purchaser, as applicable, shall execute and deliver all such further legal instruments and perform all such further acts and deeds as may, in each case, be or become necessary to carry out the terms of this Article 8.

ARTICLE 9
Additional Agreements

Section 9.01. Security.  Each party, its Affiliates and their respective employees, authorized agents and subcontractors shall only use or access such other party’s Systems, premises or data to the extent such Person is authorized by the other party or to the extent reasonably required to do so to provide or receive the Services and the other actions contemplated by this Agreement.  Each party, its Affiliates and their employees, authorized agents and subcontractors shall comply with the other party’s policies and procedures in all material respects (as made available to such party in writing and as updated from time to time in the ordinary course of business) in relation to the use and access of the other party’s Systems, provided that such policies and procedures do not conflict with the terms of this Agreement; provided, further, that to the extent such policies and procedures of Purchaser make the provision of a given Service impracticable as determined by the parties after good faith discussion, Chemtura shall cooperate with Purchaser in good faith in arrangements reasonably acceptable to both parties so as to allow for the provision of the applicable Service and the compliance with such policies and procedures of Purchaser.  Each party, its Affiliates and their respective employees, authorized agents and subcontractors shall not disable, damage or erase or disrupt or impair the normal operation of the other party’s Systems.

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Section 9.02. Access to Information.  Subject to Applicable Law, each party shall, and shall cause its Affiliates to, with respect to any Service during the term of such Service, upon reasonable advance notice, afford the other party and its Representatives (which, for the avoidance of doubt, includes such party’s auditors and legal advisors) reasonable access, during normal business hours, to the employees, properties, books and records and other documents that are reasonably requested in connection with the provision or receipt of such Service hereunder.

Section 9.03. Compliance with Applicable Law.  Each party shall at all times comply with all Applicable Law to which such party and its Affiliates (to the extent such Affiliates are engaged in the receipt or provision of Services) is subject in connection with the receipt or provision of Services hereunder, as applicable.

Section 9.04. Labor Matters.  All labor matters relating to employees of Chemtura and its Affiliates (including, without limitation, employees involved in the provision of Services to Purchaser or any of its Affiliates) shall be within the exclusive control of Chemtura, and Purchaser shall not take any action affecting such matters.  Nothing in this Agreement is intended to transfer the employment of employees engaged in the provision of any Service from one party to the other.  All employees and representatives of a party and any of its Affiliates will be deemed for all compensation, employee benefits, tax and social security contribution purposes to be employees or representatives of such party or its Affiliates (or their subcontractors) and not employees or representatives of the other party or any of its Affiliates (or their subcontractors).  In providing the Services, such employees and representatives of Chemtura and its Affiliates (or their subcontractors) will be under the direction, control and supervision of Chemtura or its Affiliates (or their subcontractors) and not of Purchaser or its Affiliates.

Section 9.05. Record Retention.  Each party shall take reasonable steps to preserve and maintain complete and accurate accounts, books, and records of and supporting documentation relating to the Services provided hereunder, which records shall be retained by such party and/or its Affiliates for the period of time specified in such party’s record retention policies and procedures (which are governed by Applicable Law).

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Section 9.06. Authority of Chemtura and Purchaser. Neither Chemtura nor Purchaser shall be permitted to bind the other party, or any of its Affiliates, or enter into any agreements (oral or written), contracts, leases, licenses or other documents including checks, notes, bills of exchange or any other documents or to access any funds from any bank accounts of the other party, or any of its Affiliates, on behalf of the other party, or any of its Affiliates, except with the express prior written consent of the other party which consent may be given from time to time as the need arises and for such limited purposes as expressed therein.

ARTICLE 10
Representations and Warranties

Section 10.01. Representations and Warranties of Chemtura.  Chemtura represents and warrants to Purchaser as of the date hereof that:

(a) The execution, delivery and performance by Chemtura of this Agreement are within Chemtura’s corporate powers and have been duly authorized by all necessary corporate action on the part of Chemtura.  This Agreement constitutes a valid and binding agreement of Chemtura enforceable against Chemtura in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The execution, delivery and performance by Chemtura of this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing that has already been taken or made or as to which the failure to make or obtain would not reasonably be expected to materially impede or delay the performance by Chemtura of its obligations hereunder.

(c) The execution, delivery and performance by Chemtura of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws of Chemtura, (ii) violate any Applicable Law or infringe or misappropriate the Intellectual Property rights of any third party or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation under any provision of any agreement or other instrument binding upon Chemtura, with such exceptions, in the case of clauses (ii) and (iii), as would not reasonably be expected to materially impede or delay the performance by Chemtura of its obligations hereunder.

Section 10.02. Representations and Warranties of Purchaser.  Purchaser represents and warrants to Chemtura as of the date hereof that:

(a) The execution, delivery and performance by Purchaser of this Agreement are within Purchaser’s corporate or other applicable powers and have been duly authorized by all necessary corporate or other applicable action on the part of Purchaser.  This Agreement constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The execution, delivery and performance by Purchaser of this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing that has already been taken or made or as to which the failure to make or obtain would not reasonably be expected to materially impede or delay the performance by Purchaser of its obligations hereunder.

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(c) The execution, delivery and performance by Purchaser of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws or other equivalent organizational documents of Purchaser, (ii) violate any Applicable Law or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation under any provision of any agreement or other instrument binding upon Purchaser, with such exceptions, in the case of each of clauses (ii) and (iii), as would not reasonably be expected to materially impede or delay the performance by Purchaser of its obligations hereunder.

ARTICLE 11
Miscellaneous

Section 11.01. No Agency; Independent Contractor Status.  Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.  The parties hereto acknowledge and agree that Chemtura is an independent contractor in the performance of each and every part of this Agreement and nothing herein shall be construed to be inconsistent with this status.  Subject to the terms and conditions of this Agreement, Chemtura shall have the authority to select the means, methods and manner by which any Service is performed.

Section 11.02. Subcontractors.  Chemtura may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided that, (i) Chemtura shall use the same degree of care in selecting any subcontractors as it would if such subcontractor was being retained to provide similar services to Chemtura, (ii) Chemtura shall in all cases remain responsible for ensuring that obligations with respect to the standards of services set forth in this Agreement are satisfied with respect to any Service provided by a subcontractor hired or engaged by Chemtura and (iii) Chemtura shall remain responsible for the performance of such subcontractors.

Section 11.03. Force Majeure.  (a) For purposes of this Section 11.03, “force majeure” means acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, threat, declaration, continuation, escalation or acts of war (declared or undeclared) or acts of terrorism, failure or shortage of energy sources, raw materials or components, strike, walkout, lockout or other labor trouble or shortage experienced by any unaffiliated suppliers or carriers, and acts, omissions or delays in acting by any Governmental Authority or the other party.

(b) Without limiting the generality of Section 5.02(a), neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure; provided that (i) such party shall have used commercially reasonable efforts to minimize to the extent practicable the effect of force majeure on its obligations hereunder and (ii) nothing in this Section 11.03 shall be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected party, are contrary to its interests.  It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected party.  The party affected by the force majeure event shall notify the other party of that fact as soon as practicable.

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Section 11.04. Entire Agreement.  This Agreement and the Purchase Agreement, including all exhibits hereto and thereto, constitute the entire agreement and supersede any and all other prior agreements and undertakings, both oral and written, between the parties hereto with respect to the subject matter hereof.

Section 11.05. Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt (if received on a Business Day or, if not received on a Business Day, on the first Business Day following such date of receipt), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) if to Chemtura to:

Chemtura Corporation
199 Benson Road
Middlebury, CT 06762
Attention: General Counsel
Facsimile No.: (203) 573-3118

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Michael A. Diz
Facsimile No.: (212) 521-7936
email:  madiz@debevoise.com

(b) if to Purchaser to:

Platform Specialty Products Corporation
5200 Blue Lagoon Drive, Suite 855
Miami, FL 33126
Attn: Chief Executive Officer and General Counsel
Facsimile: (203) 575-7970

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with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.
401 East Las Olas Boulevard, Suite 2000
Fort Lauderdale, FL 33301
Attention: Bruce I. March and Donn Beloff
Facsimile: (954) 765-1477

Section 11.06. Governing Law.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of law rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

Section 11.07. Jurisdiction.  Subject to Section 4.04, Purchaser and Chemtura hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such documents may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or federal court.  Subject to Section 4.04, Purchaser and Chemtura hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.05, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 11.08. Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms . It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.09. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

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Section 11.10. Severability.  If any term or  other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 11.11. Amendments and Waivers.   This Agreement may be amended only in a writing signed by all parties hereto.  Any waiver of rights hereunder must be set forth in writing.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement. Except as set forth in Section 5.05, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.12. Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors.  Notwithstanding the foregoing, this Agreement shall not be assigned by either party hereto by operation of law or otherwise without the express written consent of each of the other party.

Section 11.13. Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).   Except as set forth in Section 5.04 and 5.05, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

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Section 11.14. Construction and Interpretation.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHEMTURA CORPORATION
By:
Name:
Title:

[PURCHASER]
By:
Name:
Title:

Exhibit B

Liaisons

Purchaser:

Chemtura:

Ex B-1

Exhibit C

Excluded Services

1.
Any material entry of financial data into an SAP system, unless otherwise provided for on Exhibit A or unless Purchaser provides Chemtura with a release of claims and indemnity on terms acceptable to Chemtura.

2.	Any information or services that (A) constitutes legal advice or (B) unless otherwise provided for on Exhibit A, constitutes any other professional consulting service.

Ex C-1

EXHIBIT H

FORM OF SUPPLY AGREEMENT
(1) [Seller details] (2) [Buyer details] (3) [Seller Guarantor details] (4) [Buyer Guarantor details]
Supply Agreement relating to [insert name of site]

1	DEFINITIONS AND INTERPRETATION	6
2	LANGUAGE	11
3	DEDICATED ASSETS AND OTHER MATTERS	11
4	PRODUCT SUPPLY	11
4.1	Products, Forecasting and Minimum Orders	11
4.2	Product Orders, Shipments, Risk and Title	11
4.3	Product Acceptance	13
4.4	Product Stewardship and Related Chemical Regulatory Compliance	15
4.5	Raw Materials Sourcing	17
5	PAYMENTS, COSTS AND EXPENSES	17
6	WARRANTIES, DISCLAIMERS, LIMITATION OF LIABILITY	17
6.1	Warranties of Seller	17
6.2	Warranties of Buyer	19
6.3	Disclaimer	19
6.4	Limitation of Liability	20
6.5	Indemnification	20
6.6	Acknowledgement	21
7	CONFIDENTIALITY	21
7.1	Confidentiality	21
8	TERM AND TERMINATION	24
8.1	Term	24
8.2	Termination of Either Party for Material Breach	24
8.3	Termination of Either Party for withdrawal of a Product	25
9	Consequences of Termination	25
10	MISCELLANEOUS	25
10.1	Assignment	25
10.2	Notices	26
10.3	Amendments and Waivers	27
10.4	Expenses	27
10.5	Governing Law	27
10.6	Arbitration	28
10.7	Counterparts; Effectiveness, Third Party Beneficiaries	29
10.8	Entire Agreement	30
10.9	Severability	30
10.10	Force Majeure	31
10.11	Compliance with Applicable Law	32
10.12	Insurance	33
Schedules		38
1	Terms Schedule	38
2	Dedicated Assets, Governance Board, Access to Facilities and Change Management	47

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3	Payments, Costs and Expenses	53
4	Consequences of Termination	81
5	OTCC Standards	84
6	MOC Process	85

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SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made on _________________ 2014

AMONG

(1)	The Seller detailed in paragraph 2.1 of Schedule 1 (the “Seller”);

(2)	The Buyer detailed in paragraph 2.2 of Schedule 1 (the “Buyer”);

(each of the Seller and the Buyer referred to herein as a “Party” and collectively, the “Parties”);

(3)	The Seller Guarantor detailed in paragraph 2.3 of Schedule 1 (the “Seller Guarantor”); and

(4)	The Buyer Guarantor detailed in paragraph 2.4 of Schedule 1 (the “Buyer Guarantor”).

BACKGROUND

(A)
This Agreement is entered pursuant to the terms of a certain Stock and Asset Purchase Agreement, dated as of ___ April 2014, entered by and between Chemtura Corporation, a U.S. (State of Delaware) corporation having its principal place of business at 1818 Market Street, Philadelphia, Pennsylvania (“Chemtura”) and _____________________________, a ___________________ having its principal place of business at _______________________________ (“_______________”) (“Purchase Agreement”).

(B)	The Seller wishes to supply Products to the Buyer on an exclusive basis and the Buyer wishes to purchase Products from the Seller on the terms and conditions of this Agreement.

(C)	The Seller Guarantor has agreed to the terms of the guarantee in Part 1 of Schedule 7 and the Buyer Guarantor has agreed to the terms of the guarantee in Part 2 of Schedule 7.

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AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

In this Agreement:

1.1	the following words and expressions have the following meanings unless the context otherwise requires:

“Affiliates”
in respect of a Party, any person that Controls, is Controlled by or is under common Control with that Party from time to time and for this purpose “Control” means, in relation to a person, the power (whether direct or indirect) to direct or cause the direction of its affairs, whether by means of holding shares, possessing voting power, exercising contractual powers or otherwise and “Controls” and “Controlled” will be construed accordingly

“Applicable Law”
any:
(i) statute, statutory instrument, order, directive, treaty, decree or law (including  any common law, judgment, demand, order or decision of any court, regulator or tribunal);
(ii) legally binding rule, policy or guidance issued by any governmental, statutory or regulatory body; and/or
(iii) legally binding industry code of conduct or guideline
which relates or applies to this Agreement, the activities contemplated hereunder, and/or the Products, and/or the protection of human health or the environment

“Business Days”	any day excluding a Saturday, Sunday or any day on which banks in New York, New York are required or authorized by Applicable Law to be closed

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“Confidential Information”
any non-public proprietary or other confidential information disclosed by a Party (“Disclosing Party”) to the other Party (“Receiving Party”) without the need for any further notice or marking, but excluding any information that:
(i) the Receiving Party independently develops without reference to the disclosed information;

(ii) the Receiving Party independently receives on a non-confidential and authorized basis from a source other than the Disclosing Party and there being no duty of confidentiality attaching to its disclosure by such source to the Receiving Party;

(iii) becomes public knowledge through no fault of the Receiving Party; or

(iv) is in the public domain at the time the Receiving Party receives the disclosed information

“Decommissioning”
means the removal from service, emptying, cleaning, and de-energizing of the Dedicated Assets and Piping so that such equipment is placed in a safe condition in compliance with Applicable Law.  Tasks may include washing and rinsing, disposal of waste contained in the Dedicated Asset and Piping (including rinsates), blinding, air-gapping, removal of asbestos from the Dedicated Asset and Piping (subject to the cost allocation and other provisions described in Schedule 4, paragraph 1.4.5), and generally making the Dedicated Asset safe for both personnel entry and shipping of the Dedicated Assets over regulated roadways in compliance with Applicable Law.  Decommissioning includes cleaning the exterior of such Dedicated Assets.  Decommissioning includes cleaning the surface of the structures and foundations supporting such Dedicated Assets, including removal and disposal of any asbestos material covering structural members, to the extent such surfaces need to be cleaned due to the removal of the Dedicated Asset and in order to maintain compliance with Applicable Law.  Decommissioning shall not include investigating or cleaning air, soil, groundwater, or the remediation of any part of the Seller Facility, including the area in which the Dedicated Assets are located and/or any area or equipment outside of the confines of the Dedicated Assets

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“Dedicated Assets”	the meaning given to it in Schedule 2

“Delivery Dates”	the dates determined in accordance with paragraph 10.1 of Schedule 1

“Delivery Point”	the delivery point set out at paragraph 10.2 of Schedule 1

“Effective Date”	the date of this Agreement

“FIFRA”	the United States Federal Insecticide, Fungicide, and Rodenticide Act, as amended (or equivalent statute for Seller Facilities not located in the U.S.)

“Forecasts”	the forecasts set out at paragraph 8.1 of Schedule 1

“Hazardous Substances”
any substance or material that (i) is regulated under any Applicable Law as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning and regulatory effect or (ii) contains asbestos, petroleum or polychlorinated biphenyls, or any substance, waste, emission, pollutant, or contaminant regulated under, or that can result in liability under, any Applicable Law

“Logistics Requirements”	the minimum order quantities and minimum lead times set forth in paragraphs 7.1 and 8.2 of Schedule 1

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“Losses”	all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, taxes, claims, damages and assessments

“OTCC Standards”	Seller’s On Time Customer Confirmation standards provided at Schedule 5

“Piping”	supply piping and utilities connected to the Dedicated Assets, within the confines of the enclosure/building which houses the Dedicated Assets

“Product”	the product(s) listed in paragraph 4 of Schedule 1

“Product Specifications”	with respect to each Product, the specifications set forth in Appendix 2 of Schedule 1, as they may be modified by the Buyer in accordance with the terms of this Agreement

“Seller Facility”	the Seller facility listed at Schedule 1

“Term”	the term set out at paragraph 6 of Schedule 1, unless terminated earlier pursuant to the terms of this Agreement

“Transaction Documents”	the Purchase Agreement and all ancillary transactional documents thereto

1.2
any words following the words "include", "includes", "including", "in particular" or any similar words or expressions will be construed without limitation and accordingly will not limit the meaning of the words preceding them;

1.3
unless specified otherwise, references to the background section, clauses and Schedules and Appendices are to the background section, clauses of and schedules and appendices to this Agreement and references to paragraphs are to paragraphs of the relevant Schedules and Appendices;

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1.4
the Schedules and Appendices form part of this Agreement and will have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement will include the Schedules and Appendices;

1.5	any capitalized terms used in any Schedule and Appendix but not otherwise defined therein, shall have the meaning as defined in this Agreement;

1.6	the background section and all headings are for ease of reference only and will not affect the construction or interpretation of this Agreement;

1.7	references to the singular include the plural and vice versa and references to any gender include every gender;

1.8
references to a "person" include any individual, body corporate, association, partnership, firm, trust, organisation, joint venture, government, local or municipal authority, governmental or supra-governmental agency or department, state or agency of state or any other entity (in each case whether or not having separate legal personality) and include the successors and permitted assigns of that person;

1.9	references to “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

1.10	the words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

1.11	references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

1.12	references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; and

1.13
references to any statute or statutory provision will include any subordinate legislation made under it and will be construed as references to such statute, statutory provision and/or subordinate legislation as modified, amended, extended, consolidated, re-enacted and/or replaced and in force from time to time, but excluding any such modification, amendment, consolidation, re-enactment or replacement which takes effect after the Effective Date which would materially increase the obligations or materially reduce the rights of a Party under this Agreement.

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2.	LANGUAGE

2.1
The original language of this Agreement is English. If this Agreement is translated into any language other than English, the English language version of this Agreement will prevail to the extent of any conflict.

2.2	Any notice or other communication given or required to be given under or in connection with this Agreement will be in English.

3.	DEDICATED ASSETS AND OTHER MATTERS

3.1	The Parties agree to comply with the terms of Schedule 2 relating to Dedicated Assets and the other matters set out therein.

4.	PRODUCT SUPPLY

4.1	Products, Forecasting and Minimum Orders

4.1.1
During the Term, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell exclusively to the Buyer, the Products, in each case, upon the terms and subject to the conditions set forth in this Agreement.

4.1.2	The Parties shall comply with the forecasting and lead time provisions set out at paragraph 8.1 and 8.2 of Schedule 1.

4.1.3	The Parties shall comply with the minimum order quantities set out at paragraph 7.1 of Schedule 1.

4.2	Product Orders, Shipments, Risk and Title

4.2.1
The Buyer shall submit to the Seller via a method of ordering agreed upon by the Parties (such agreement not to be unreasonably withheld or delayed), for each Product conforming to the applicable Logistics Requirements (each, a "Product Order").  The Product Order shall identify the Product being ordered, the quantity of Product, and the requested Delivery Date.  For the avoidance of doubt, the Seller hereby reserves the right to reject any Product Order which fails to conform to the applicable Logistics Requirements and Product Specifications and the terms and conditions of this Agreement.

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Within three (3) Business Days of receipt of a Purchase Order, the Seller shall use best efforts to either (i) confirm and accept the terms of the Purchase Order or (ii) advise the Buyer of any required changes, clarifications or its inability or unwillingness to accept it, which shall constitute a rejection of such Purchase Order unless any items requiring change or clarification are resolved to the satisfaction of both Parties.  Orders shall not be binding until they have been accepted.

4.2.2	Notwithstanding the foregoing, the Buyer may make changes to Products and Product Specifications and may introduce new Products, in its discretion, provided that:

4.2.2.1	direct, one-time costs associated with such changes or introduction are for the account of the Buyer;

4.2.2.2
the costs set out at Schedule 3 will be equitably adjusted to reflect material changes to these costs resulting from any such changes to existing Products or Product Specifications, or the introduction of new Products by the Buyer;

4.2.2.3
any changes to Products or Product Specifications, introduction of new Products, or changes to logistics requirements will require Seller's written approval (which shall not be unreasonably withheld or delayed) to the extent such new or changed Product or Product Specification may reasonably be expected to give rise to increased Seller costs or to any material operational, safety, environmental or other compliance risks for the Seller or otherwise materially impair the Seller's ability to comply with Applicable Law; and

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4.2.2.4	any changes to Products or Product Specifications or introduction of new Products shall comply with and be subject to the MOC Process in Schedule 6.

4.2.3
The Buyer will submit Product Orders for, and shipments will be delivered or made available at the applicable Delivery Point on the applicable Delivery Date.  The Buyer shall coordinate all logistics related to Product shipment, including the selection of any transportation carrier.

4.2.4	Except as otherwise mutually agreed to by the Parties in writing, all Product shipments will be made in the Seller’s package containers as referred to in Appendix 1 to Schedule 1.

4.2.5	Risk of loss in all Products shall pass from the Seller to the Buyer on delivery at the Delivery Point upon completion of proper loading on the transportation carrier.

4.2.6	Title shall pass from the Seller to the Buyer on delivery at the Delivery Point upon completion of proper loading on the transportation carrier.

4.3	Product Acceptance

4.3.1
The Buyer's receipt, at the Delivery Point set out in paragraph 10.2 of Schedule 1 of any Product will be an unqualified acceptance of such Product unless the Seller receives written notice of rejection in whole or in part within one hundred eighty (180) days after the Buyer's receipt. Claims for shortages of less than one per cent (1%) of the gross weight of bulk shipments will not be allowed.  The Seller's weights taken at the shipping point will govern, unless proven to be in error.

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4.3.2
For the avoidance of doubt, the Buyer may not reject Product that conforms to applicable Product Specifications nor may the Buyer refuse to take delivery of, or return, conforming Product, for credit or refund.

4.3.3
Without limiting the generality of the other provisions of this Agreement, the Seller shall perform its obligations under this Agreement in accordance with the OTCC Standards at a minimum and use its commercially reasonable efforts to exceed the OTCC Standards.

4.3.4
Except as otherwise expressly set forth in this Agreement, the Seller's sole liability and the Buyer's sole monetary remedy for any claim arising with respect to Product delivered under this Agreement which does not conform to its Product Specification (“non-conforming”) will be as follows at the Buyer’s option:

4.3.4.1	timely replacement of such non-conforming Product or refund of the costs incurred by the Buyer in purchasing such non-conforming Product;

4.3.4.2
reimbursement of reasonable out-of-pocket costs incurred by the Buyer for removal, storage, transportation and disposal of such non-conforming Product (unless such non-conforming Product is returned to the Seller at the Seller's request and expense); and

4.3.4.3	reimbursement of reasonable out-of-pocket costs incurred by the Buyer to rework non-conforming Product.

The provisions of this Clause 4.3 shall not relieve the Seller of liability in respect of claims against the Buyer from third parties for injuries to persons or property caused by non-conforming Product supplied by the Seller.

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4.4	Product Stewardship and Related Chemical Regulatory Compliance

4.4.1
Each Party shall use its reasonable efforts to abide by sound Safety, Health and Environment (SH&E) principles contained in the Responsible Care® Program (located at http://responsiblecare.americanchemistry.com/), as published and periodically updated by the American Chemistry Council (or an equivalent and relevant industry standard agreed to by the Parties in writing), and to comply with all Applicable Laws.  In doing so, each Party agrees to the following measures:

4.4.1.1
as the manufacturer of the Products, the Seller shall be responsible for exercising effective product stewardship over the Products with regard to its customers, including the Buyer, and other product users, its employees, contractors, distributors, vendors, etc.  The Seller agrees that such responsibility shall include, specifically as to the Buyer, the following obligations:

(a)	the Seller shall operate the Seller Facility in accordance with generally accepted practices of the chemical industry;

(b)
to the extent known to the Seller, the Seller shall notify, and provide all relevant information to, the Buyer on a timely basis consistent with Applicable Law regarding hazard data reclassification and any change in composition, packaging or manufacturing that might materially impact the composition of any Product supplied hereunder including its accompanying impurities;

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(c)	the Seller shall not ship any chemical substance or product not specifically included by name in this Agreement unless otherwise agreed to in writing by the Buyer;

(d)
the Seller shall include on the Material Safety Data Sheet (“MSDS”) and Safety Data Sheets (“SDS”) for any Product supplied hereunder all information required by Applicable Law and any additional information that the Seller deems appropriate.

4.4.1.2
as the purchaser of the Products, the Buyer shall be responsible for exercising effective product stewardship over the Products with regard to its customers and other product users, its employees, contractors, distributors, vendors, etc.  The Buyer agrees that such responsibility shall include the following:

(a)
the Buyer shall, to the extent the Buyer has received documents and information from Seller, including any MSDS or SDS and product information bulletins, containing the Seller's safety and health information concerning all Products deliverable hereunder, review such information and use commercially reasonable efforts to:

(i)	comply with all applicable recommendations and warnings;

(ii)	use all Products only in a manner consistent with all information included in such documents; and

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(iii)	incorporate such information into its personnel safety programs;

(b)	the Buyer shall, to the extent required by Applicable Law, provide its own MSDS and SDS with respect to any Products that it intends to resell as finished goods.

4.5	Raw Materials Sourcing

4.5.1
The Parties shall reasonably cooperate toward achieving cost savings for their mutual benefit in respect of raw materials sourcing.  For the avoidance of doubt, the Seller is responsible for raw materials sourcing.

5.	PAYMENTS, COSTS AND EXPENSES

5.1	The Parties shall comply with the terms of Schedule 3 relating to payments, costs and expenses.

6.	WARRANTIES, DISCLAIMERS, LIMITATION OF LIABILITY

6.1	Warranties of Seller

Seller warrants that:

6.1.1	the Products will (i) be manufactured in accordance with the Seller’s quality assurance programs and (ii) conform to the Product Specifications;

6.1.2	the manufacture of the Products will comply with the registrations applicable to the Products upon delivery;

6.1.3	the execution, delivery and performance by Seller of this Agreement are within the Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Seller;

6.1.4
this Agreement constitutes a valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity);

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6.1.5
the Seller has the necessary skill and experience of an operator of a chemical manufacturing facility to operate and maintain the Seller Facility and equipment to be used to perform its obligations pursuant to this Agreement in good and serviceable condition in compliance with all Applicable Laws;

6.1.6
the Seller will use best efforts not to spill, leak, pump, emit, empty, discharge, inject, allow to escape, leach, dump, or dispose of Hazardous Substances at, on, under or from the Seller Facility in connection with manufacturing the Products in accordance with this Agreement, other than in de minimis amounts in compliance with law and which would not be the basis of liability to the Buyer;

6.1.7	the Seller shall comply with the terms of the non-competition and non-solicitation included in Section 5.11 of the Purchase Agreement; and

6.1.8	in connection with its operation of the Seller Facility under this Agreement, the Seller will:

6.1.8.1
maintain in force for the Term all licenses, permissions, authorizations, consents and permits required to manufacture, sell, supply and deliver (ex works, loaded at Seller’s risk with title to the Products and risk of loss transferring to the Buyer only upon properly loading such Products on the transportation carrier) the Products in accordance with the terms of this Agreement;

6.1.8.2	save where affected by a Force Majeure Event (as defined in clause 10.10) and save for maintenance not cease operations of the Seller Facility during the Term of this Agreement; and

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6.1.8.3	comply in all material respects with all Applicable Laws (including without limitation applicable environmental and health and safety laws and regulations).

6.2	Warranties of Buyer

The Buyer warrants that:

6.2.1	the execution, delivery and performance by the Buyer of this Agreement are within the Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Buyer;

6.2.2
this Agreement constitutes a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity); and

6.2.3
in connection with its access to the Seller Facility under this Agreement, the Buyer will comply in all material respects with all Applicable Laws (including without limitation applicable environmental and health and safety laws and regulations); and

6.2.4	the Buyer shall comply with the terms of non-solicitation included in Section 5.11 of the Purchase Agreement.

6.3	Disclaimer

EXCEPT AS SET EXPRESSLY FORTH IN CLAUSE 6.1 OR CLAUSE 6.5 THE SELLER NEITHER MAKES NOR INTENDS, NOR DOES IT AUTHORIZE ANY AGENT OR REPRESENTATIVE TO MAKE, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE SELLER HEREBY EXPRESSLY EXCLUDES ALL IMPLIED WARRANTIES WITH RESPECT TO THE PRODUCTS, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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6.4	Limitation of Liability

6.4.1
EXCEPT AS SET FORTH IN CLAUSE 6.4.2, 6.4.3, and 6.4.4 and 6.5, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR THE FOLLOWING, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND EVEN IF ADVISED OF THE LIKELIHOOD OF SUCH DAMAGES:

6.4.1.1	INDIRECT, CONSEQUENTIAL OR SPECIAL LOSS OR PUNITIVE DAMAGES (INCLUDING PENALTIES, TAXES OR FILING FEES).

6.4.2
NOTHING IN THIS AGREEMENT WILL OPERATE TO EXCLUDE OR RESTRICT ONE PARTY'S LIABILITY (IF ANY) TO THE OTHER FOR ANY MATTER FOR WHICH IT IS NOT PERMITTED BY LAW TO EXCLUDE OR LIMIT, OR TO ATTEMPT TO EXCLUDE OR LIMIT.

6.4.3
THE EXCLUSIONS AND LIMITATIONS SET FORTH IN CLAUSE 6.4.1 SHALL NOT APPLY IN RESPECT OF FAILURE TO SUPPLY (EXCEPT IN THE CASE OF A FORCE MAJEURE EVENT) ON THE PART OF THE SELLER. NOR TO THE INDEMNITY IN CLAUSE 6.5.

6.4.4
THE EXCLUSIONS AND LIMITATIONS SET FORTH IN CLAUSE 6.4.1 AND CLAUSE 6.4.2. SHALL NOT APPLY IN RESPECT OF FINES IMPOSED ON BUYER BY A GOVERNMENTAL AUTHORITY TO THE EXTENT CAUSED AS A DIRECT RESULT OF A BREACH OF APPLICABLE LAW ON THE PART OF SELLER.

6.5	Indemnification

6.5.1
The Seller shall, indemnify and hold harmless the Buyer and its Affiliates and each of their respective officers, directors, members, partners, managers, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any Losses that are imposed on or incurred by the Buyer Indemnified Parties arising out of or in connection with (i) the Seller’s operations at the Seller Facility; or (ii) the environmental conditions of the Seller Facility. [The indemnity provided in 6.5.1(ii) will not apply to the Rio Claro Supply Agreement to the extent that the environmental conditions that are the subject of an indemnity claim existed at the Seller Facility on the Effective Date.]

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6.5.2
If a Buyer Indemnified Party shall have a claim for an indemnity against Seller under clause 6.5.1 of this Agreement the procedures, but excluding any thresholds, deductibles or other limitations on liability, set forth in [section 8.3] of the Purchase Agreement shall apply with respect to such claim.

6.6	Acknowledgement

Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Agreement is intended to limit, restrict or otherwise prejudice any of the representations, warranties or other remedies available to the Parties or their Affiliates under the Purchase Agreement or any of the other Transaction Documents.

7.	CONFIDENTIALITY

7.1	Confidentiality

7.1.1
The Receiving Party shall keep confidential the Disclosing Party’s Confidential Information, and shall not use any of the Disclosing Party’s Confidential Information for any purpose other than the exercise of the Receiving Party’s rights, or as otherwise permitted, hereunder.  The Receiving Party shall preserve the confidentiality of the Disclosing Party’s Confidential Information using the same standard of care as it would customarily use to preserve the confidentiality of its own similar type of confidential information, but in any event, no less than a reasonable standard of care, and shall not disclose the Disclosing Party’s Confidential Information to any third party without the prior written consent of the Disclosing Party, except as expressly permitted hereunder.  The Receiving Party may disclose the Confidential Information to:

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7.1.1.1
any of its employees, contractors, suppliers, agents who need it in connection with this Agreement and are bound in writing by restrictions regarding disclosure and use of the Confidential Information comparable to and no less restrictive than those set forth herein;

7.1.1.2
the extent it is in response to a valid order of a court or other Governmental Authority or to otherwise comply with Applicable Law provided that, in the case of this Clause 7.1.1.2, the Receiving Party shall first (unless to do so is prohibited under Applicable Law) give notice to the Disclosing Party and reasonably cooperate with the Disclosing Party to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes for which the order was issued or is otherwise required by Applicable Law.

7.1.2
The Seller acknowledges that the intellectual property comprising the Product formulations, Product specifications, and Product-specific quality control, used by the Seller in the manufacturing of Products hereunder, have been purchased by and belong exclusively to the Buyer, and shall be treated hereunder as the Buyer’s Confidential Information.

7.1.3	The terms and conditions of this Agreement shall be deemed Confidential Information for the purposes of this Agreement provided that each Party may disclose the terms and conditions of this Agreement:

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7.1.3.1	in confidence, to its accountants, banks and present and prospective financing sources and their advisors;

7.1.3.2	in connection with the enforcement of this Agreement or rights under this Agreement;

7.1.3.3	in confidence, in connection with an actual or proposed merger, acquisition or similar transaction involving such Party;

7.1.3.4	in confidence, to any of its Affiliates;

7.1.3.5	in confidence, to its third party contractors who have a need to know, solely in connection with their provision of services to such Party;

7.1.3.6
as required by applicable securities laws or the rules of any stock exchange on which securities of such Party are traded or any other Applicable Law provided that prior to making any such disclosure, such Party shall (unless to do so is prohibited under Applicable Law) provide written notice to the other Party regarding the nature and extent of the disclosure to enable the other Party to seek to obtain confidential treatment, to the extent available, for such Confidential Information; or

7.1.3.7	as mutually agreed upon by the Parties in writing.

8.	TERM AND TERMINATION

8.1	Term

This Agreement shall commence on the Effective Date and shall continue in full force and effect for the Term unless terminated earlier in accordance with the terms of this Agreement.

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8.2	Termination of Either Party for Material Breach

Notwithstanding anything in this Agreement to the contrary:

8.2.1
The Buyer may terminate this Agreement upon thirty (30) days’ prior written notice in the event of any material breach of this Agreement by Seller that goes uncured for a period of ninety (90) days after notice of such material breach, or within such longer period as is reasonably required to effect such remedy or cure, unless it is a breach of the Seller’s non-competition obligations included in Clause 6.1.7, in which case no cure period shall be permitted (it being understood that such notice shall set forth the details of the applicable material breach with reasonable particularity); provided that the Buyer shall reasonably cooperate with the Seller to effect a prompt and orderly transition with respect to any such termination; and

8.2.2	The Seller may terminate this Agreement on upon thirty (30) days’ prior written notice in the event:

8.2.2.1
of the Buyer failing to make any payment (that is not the subject of a bona fide dispute) due hereunder in accordance with the terms and conditions of this Agreement, that goes uncured for a period of thirty (30) days after written notice thereof;

8.2.2.2
of any material breach of this Agreement by the Buyer that goes uncured for a period of ninety (90) days after notice of such material breach, or within such longer period as is reasonably required to effect such remedy or cure (it being understood that such notice shall set forth the details of the applicable material breach or payment failure with reasonable particularity).

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8.3	Termination of Either Party for withdrawal of a Product

Either Party may terminate the supply of a Product under this Agreement immediately if the US Environmental Protection Agency or an equivalent foreign regulatory body should withdraw, suspend or cancel such Product.

8.4	Termination Upon Either Party’s Insolvency

Either Party may terminate this Agreement in the event the other Party becomes insolvent or a receiver is appointed for its business or properties, or if any petition is filed by or against it under any provisions of any bankruptcy, insolvency or similar Applicable Laws (and, in the case of any such petition filed against it, the petition is not dismissed within sixty (60) days after filing).

9.	Consequences of Termination

9.1	On termination or expiry of this Agreement the provisions of Schedule 4 shall apply.

10.	MISCELLANEOUS

10.1	Assignment

Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, in whole or in part, whether voluntarily or by operation of Applicable Law, without the prior written consent of the other Party.  Notwithstanding the foregoing:

10.1.1	Either Party may, without the consent of the other Party, assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates;

10.1.2
The Buyer may, without the consent of the Seller, assign this Agreement in whole or in part to an Affiliate that is not a competitor of the Seller provided that the Buyer shall irrevocably and unconditionally guarantee to the Seller, and indemnify the Seller in respect of, the prompt and full discharge by such Affiliate of all of the Buyer’s obligations and liabilities under this Agreement (it being understood that if such Affiliate defaults in the due and punctual performance of any such obligations, the Buyer shall forthwith perform or cause to be performed such obligations).  The guarantee and indemnity of the Buyer shall be in writing in a form agreed to by the Seller prior to any such assignment, and such agreement by the Seller shall not be unreasonably withheld or delayed;

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10.1.3
Any successor, transferee or assignee of a Party must, prior to any succession, transfer or assignment, agree in writing, in a form agreed to by the other Party (such agreement not to be unreasonably withheld or delayed), to be bound by the terms and conditions of this Agreement.  No assignment or transfer of this Agreement by a Party shall relieve such Party of any of its obligations or liabilities to the other Party under this Agreement that are owing at the time of such assignment or transfer;

10.1.4	The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; and

10.1.5	Any attempted assignment in contravention of this clause 10.1 shall be void ab initio.

10.2	Notices

All notices, requests and other communications hereunder shall be in writing (including facsimile transmission) and shall be given:

if to the Buyer or the Buyer Guarantor, to the addresses specified in Appendix 3 of Schedule 1 with a copy sent to the address specified for such in Appendix 3 of Schedule 1;

if to the Seller or the Seller Guarantor, to the addresses specified in Appendix 3 of Schedule 1 with a copy sent to the address specified in Appendix 3 of Schedule 1,

or in either case to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party.

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All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

10.3	Amendments and Waivers

10.3.1
Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

10.3.2
No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3.3	The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

10.4	Expenses

Except as otherwise provided herein, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement shall be paid by the Party incurring such cost or expense.

10.5	Governing Law

This Agreement shall be governed by and construed in accordance with the law set out at paragraph 11 of Schedule 1.  The Parties acknowledge and agree that the United Nations Convention for the International Sale of Goods will not apply to this Agreement.

10.6	Arbitration

10.6.1
The Parties agree that arbitration shall be the exclusive means of resolving any dispute or claim between the Parties arising out of, relating to, or connected with this Agreement, or the operations carried out under this Agreement, including any dispute concerning the existence, validity, enforcement, interpretation, performance, breach, or termination of this Agreement, and neither Party may commence any action in any court except to enforce the obligation to arbitrate or to enforce any arbitration award.

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10.6.2
Any arbitration required by this Agreement shall be initiated under and governed by the commercial arbitration rules of the American Arbitration Association (the “AAA”) and any such arbitration shall be held in New York, New York.  Within twenty (20) days after the commencement of any such arbitration, each Party shall select one (1) arbitrator.  The two (2) arbitrators selected shall, in turn, select a third arbitrator.  If the arbitrators selected by the Parties cannot agree on a third arbitrator, the third arbitrator shall be selected as provided by AAA rules.

10.6.3
The arbitrators shall have the sole authority to permit the Parties to conduct discovery.  The written decision of the arbitrators with respect to any dispute or controversy shall be final, binding and non-appealable, and the Parties shall be deemed to have consented to judgment upon the arbitration award being entered in any of the courts set forth below.

10.6.4
The arbitrators shall be empowered to award such remedies (including equitable remedies) as they shall consider appropriate based upon their findings of fact and conclusions of law and such other factors as they consider relevant.

10.6.5
The Parties agree that the existence, conduct and content of any arbitration shall be kept confidential and neither Party shall disclose to any third party any information about such arbitration, except as may be required by Applicable Law or any Governmental Authority, including in any court proceedings to enforce the obligation to arbitrate or any arbitration award (it being understood that in such case, the Parties shall reasonably cooperate to obtain a protective order or other measure preserving the confidential treatment of such information and require that such information be used only for the purposes required by Applicable Law or such Governmental Authority).

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10.6.6
The Parties agree that any suit, action or proceeding seeking to enforce the obligation to arbitrate or to enforce any arbitration award shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City and each of the Parties hereby irrevocably waives any and all right to trial by jury in any such legal proceeding.

10.6.7
Notwithstanding the foregoing agreement to arbitrate, in the event of any dispute, breach or threatened breach of the provisions of the Agreement, either Party shall be permitted to seek preliminary relief from the court to avoid injury or prejudice, to protect its rights, maintain status quo or obtain possession to avoid material risk of damages to or loss of property.

10.7	Counterparts; Effectiveness, Third Party Beneficiaries

10.7.1
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

10.7.2
No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the Parties and their respective successors and permitted assigns.

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10.8	Entire Agreement

10.8.1	This Agreement and the other Transaction Documents constitute the entire agreement between the Parties and supersede any prior agreement or arrangement in respect of their subject matter and:

10.8.1.1
neither Party has entered into this Agreement in reliance upon, and it will have no remedy in respect of, any misrepresentation, representation or statement (whether made by the other Party or any other person)  which is not expressly set out in this Agreement;

10.8.1.2
the only remedies available for any misrepresentation or breach of any representation or statement which was made prior to entry into this Agreement and which is expressly set out in this Agreement will be for breach of contract; and

10.8.1.3	this Agreement shall apply to the exclusion of the terms of any purchase order, order acknowledgment, delivery note, invoice or other sale document issued by or on behalf of either Party.

10.9	Severability

If any clause, term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

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10.10	Force Majeure

10.10.1
Notwithstanding anything herein to the contrary, a Party’s failure to perform (except for the obligation to make any payment when due) will not be considered a breach of this Agreement to the extent such non-performance is caused by inability to obtain supplies, acts of God, extreme adverse weather conditions, war, fire, explosion, flood, strike (beyond the reasonable control of such Party), sabotage and natural disasters (a “Force Majeure Event”) provided that:

10.10.1.1	the non-performing Party is without fault and the default or delay could not have been prevented by reasonable precautions, and

10.10.1.2
the non-performing Party shall be excused from further performance for as long as such circumstances prevail and such Party continues to use its commercially reasonable efforts to recommence performance.

10.10.2
The Party whose performance is prevented or impeded by a Force Majeure Event (the “Claiming Party”) shall promptly notify the other Party as soon as reasonably possible, but no later than seven (7) days after the occurrence of the Force Majeure Event stating the details regarding the nature and effects of the Force Majeure Event and the full particulars in connection with, and the expected duration of, the event.

10.10.3
The Claiming Party shall keep the other Party reasonably informed regarding the steps that it is taking to overcome the effects of the Force Majeure Event and its current estimate as to when it will be able to resume performance of its obligations.

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10.10.4
The Claiming Party shall, as soon as possible after the commencement of the Force Majeure Event, diligently proceed to do all things reasonably practicable at its own cost to expeditiously remedy and mitigate the Force Majeure Event causing the failure and to minimize the interruption of performance of its affected obligations.

10.10.5
At the request of the other Party, the Claiming Party shall use reasonable best efforts to procure, access to the areas of the Facility affected by the Force Majeure Event (save where there are reasonable concerns as to safety), and to its records relating to that Force Majeure Event, for a reasonable number of representatives of the other Party, at that other Party’s sole risk and expense, in order that those representatives may verify the impact of that Force Majeure Event on the Claiming Party’s performance and the likely duration of its effects.

10.10.6	For the avoidance of doubt, the following events and circumstances shall not constitute a Force Majeure Event:

10.10.6.1	changes in market conditions, or

10.10.6.2	financial hardship or the inability of a Party to make a profit or receive a satisfactory rate of return from the sale of the Products.

10.11	Compliance with Applicable Law

10.11.1
Each Party shall comply with all Applicable Law in its manufacturing, use and distribution of Products, including all applicable export and/or import laws. The Seller shall use its reasonable best efforts to cooperate with the Buyer in this regard and to keep, maintain and provide any information reasonably requested by the the Buyer in connection with compliance hereunder.

[The following two clauses apply with respect to Gastonia only, as result of contract manufacturing provisions required under FIFRA to allow Gastonia to manufacture registered product for the Buyer:

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10.11.2
Prior to transfer/registration of the Product registrations in the United States, the Buyer shall assume the administrative role of registrant under FIFRA and perform all the Seller’s administrative obligations as registrant including but not limited to production reporting, adverse effects reporting, and recordkeeping, provided that the Seller shall cooperate with the Buyer in this regard and keep, maintain and provide any information required by FIFRA or reasonably requested by the Buyer in connection with compliance hereunder

10.11.3
Upon transfer of the Product registrations in the United States under this Agreement the Buyer shall be solely responsible for all obligations of a registrant under FIFRA including but not limited to production reporting, adverse effects reporting, and recordkeeping; provided that the Seller shall use its reasonable best efforts to cooperate with the Buyer in this regard and to keep, maintain and provide any information required by FIFRA or reasonably requested by the Buyer in connection with compliance hereunder.

10.12	Insurance

10.12.1
Each Party shall procure and maintain insurance during the Term of this Agreement and for a period of three (3) years following any termination or expiration of this Agreement in the types and amounts specified below.  Upon written request, each Party shall provide the other party with a Certificate of Insurance confirming the insurance maintained in accordance with this agreement.  Each party also agrees to give the other Party at least thirty (30) days’ advance notice of any material changes in, cancellation of or non-renewal of the required coverage.

10.12.1.1
Commercial General Liability/Product Liability Insurance (including contractual liability, products liability and completed operations) with a bodily injury, death and property damage combined single limit of at least US$5,000,000 (or equivalent thereof) per occurrence and US$5,000,000 (or equivalent thereof) annual aggregate; and

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10.12.1.2
Automobile liability insurance for personal injury, including bodily injury and death, and property damage covering all owned, leased, non-owned and hired vehicles used in performance of this Agreement, with a minimum limit of US$2,000,000 (or equivalent thereof) combined single limit including no-fault insurance where applicable; and

10.12.1.3	statutory workers’ compensation insurance and employers’ liability insurance with limits of US$1,000,000 / US$1,000,000 / US$1,000,000 (or equivalent thereof).

10.12.2
Each Party shall be named as an additional insured on the other Party’s insurance policies required hereunder, except workers compensation.  Each Party shall require such Party’s insurer to waive all rights of subrogation against the other Party for all claims applicable to such Party’s property used in performance of its obligations hereunder.  Insurance policies shall not contain cross claim, cross suit, or other such exclusion clauses which would preclude or otherwise limit coverage of additional insureds.

10.12.3
Either Party’s failure to comply with any of the insurance requirements in this Agreement, including failure to secure endorsements on policies as may be necessary, shall not limit or relieve such Party from any of its obligations under this Agreement.

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SIGNED BY or on behalf of the Parties and the Seller Guarantor and the the Buyer Guarantor on the date stated at the beginning of this Agreement

Signed by                                                              )
[NAME OF DIRECTOR/OFFICER]                 )
for and on behalf of                                             )
[NAME OF SELLER]                                          )

Signature of director/officer

Signed by                                                              )
[NAME OF DIRECTOR/OFFICER]                 )
for and on behalf of                                             )
[NAME OF BUYER]                                            )

Signature of director/officer

Signed by                                                              )
[NAME OF DIRECTOR/OFFICER]                 )
for and on behalf of                                             )
[NAME OF SELLER GUARANTOR]              )

Signature of director/officer

Signed by                                                              )
[NAME OF DIRECTOR/OFFICER]                 )
for and on behalf of                                             )
[NAME OF BUYER GUARANTOR]                )

Signature of director/officer

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